                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                 BE INCROPORATED
--------------------------------------------------------------------------------
                (Name Of Registrant As Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:

________________________________________________________________________________

2.   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

4.   Proposed maximum aggregate value of transaction:

________________________________________________________________________________

5.   Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.   Amount Previously Paid:

________________________________________________________________________________

7.   Form, Schedule or Registration Statement No.:

________________________________________________________________________________

8.   Filing Party:

________________________________________________________________________________

9.   Date Filed:

________________________________________________________________________________

[LOGO] Be
                                BE INCORPORATED
                              800 El Camino Real
                                   Suite 400
                             Menlo Park, CA 94025

Dear Be Stockholder:

   You are cordially invited to attend a special meeting of stockholders of Be Incorporated to be held November 12, 2001 at 10:00 a.m. local time at Holbrook Palmer Park -- The Pavilion, 150 Watkins Avenue, Atherton, CA 94027. At the special meeting, Be is seeking your approval of the sale of substantially all of its intellectual property and other technology assets to Palm, Inc. (through a Palm subsidiary corporation), as described in the Asset Purchase Agreement (Annex A to the proxy statement/prospectus), and the dissolution of Be through the adoption of the plan of dissolution (Annex B to the proxy statement/prospectus). Under the asset purchase agreement, Be will receive Palm common stock valued at $11,000,000, with the exact number of shares to be determined based on the opening price of Palm common stock on the closing date of the transaction. Be intends to sell for cash the Palm shares promptly following the closing, and accordingly, the shares will not be distributed to the stockholders of Be. Be is an "underwriter" within the meaning of Section 2(11) of the Securities Act in connection with its resale of Palm common stock. Following the sale of the shares, Be intends to pay all of its outstanding liabilities and obligations in accordance with applicable law and the plan of dissolution. Although there is no guarantee that any assets will remain after the satisfaction of all claims and obligations, any remaining assets would be available for distribution to Be stockholders. Be believes that the proceeds stockholders could receive over time is up to $0.10 per share, however, Be is unable at this time to predict the precise nature, amount and timing of any distributions.

   The board of directors of Be has undertaken extensive activities since early 2000 to evaluate and to pursue financing alternatives for the company to allow for its continuation and the creation of value for our stockholders, but no adequate source of capital was available on terms beneficial to Be stockholders. We hired Lehman Brothers Inc. to assist us in conducting an extensive search for parties interested in a merger or acquisition transaction. Except for the asset purchase agreement that has been entered into with Palm, none of the numerous discussions we held with third parties resulted in any acceptable offers or the execution of any definitive agreements.

   Your board of directors has also considered our anticipated prospects assuming completion of the asset sale. After due consideration of all other alternatives available to Be, including the cessation of Be's business and the initiation of bankruptcy proceedings, the board of directors concluded the completion of the asset sale and implementation of the plan of dissolution of Be was the only alternative reasonably likely to enable us to satisfy our outstanding obligations and to maximize the return of value to our stockholders.

   Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and returning it in the accompanying postage-paid envelope or by voting by phone or over the Internet as described in the instructions accompanying the enclosed proxy card. Both the asset sale and the dissolution of Be require the approval of the holders of a majority of the outstanding common stock of Be. Please note that your failure to vote on these matters will have the same effect as a vote AGAINST approval of the asset sale and the dissolution. The other directors and I urge you to vote FOR each of the proposals, which we have approved after careful consideration. Your vote is extremely important, and your early response will be greatly appreciated.

                                          Sincerely,

                                          /s/ Jean-Louis Gassee
                                          Jean-Louis Gassee
                                          President and Chief Executive Officer

Menlo Park, California
October 5, 2001


 For a discussion of significant matters that should be considered before voting at the special meeting of Be stockholders, see "RISK FACTORS" beginning on page 19.

 Be's common stock is listed on the Nasdaq National Market under the symbol "BEOS." Palm's common stock is listed on the Nasdaq National Market under the symbol "PALM."

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Palm common stock issuable to Be as part of the asset sale or determined whether the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

 The proxy statement/prospectus is dated October 5, 2001 and is first being mailed to stockholders of Be on or about October 10, 2001.

                            ADDITIONAL INFORMATION

    The proxy statement/prospectus incorporates important business and financial information about Palm that is not included in or delivered with the proxy statement/prospectus. This information is available without charge to Be stockholders upon written or oral request. Be stockholders should make such requests to:

                                  Palm, Inc.
                          5470 Great America Parkway
                         Santa Clara, California 95052
                         Attention: Investor Relations
                                (408) 878-9000

    To obtain timely delivery of requested documents before the special meeting, you must request them no later than November 5, 2001, which is five business days before the date of the special meeting. Please also see "Where You Can Find More Information" in the proxy statement/prospectus to obtain further information and learn about other ways that you can get this information.

[LOGO] Be
                                BE INCORPORATED
                              800 El Camino Real
                                   Suite 400
                             Menlo Park, CA 94025

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held On November 12, 2001

TO THE STOCKHOLDERS OF BE INCORPORATED:

   NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Be Incorporated, a Delaware corporation, will be held on Monday, November 12, 2001 at 10:00 a.m. local time at Holbrook Palmer Park -- The Pavilion, 150 Watkins Avenue, Atherton, CA 94027 for the following purposes:

1. To consider and vote upon the sale of substantially all of Be's intellectual property and other technology assets, including those related to the BeOS and BeIA operating systems, to ECA Subsidiary Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Palm, Inc., a Delaware corporation, pursuant to the Asset Purchase Agreement, dated as of August 16, 2001, as amended and restated as of September 10, 2001, by and among Be, ECA Subsidiary Acquisition Corporation and Palm, in the form of Annex A attached to the proxy statement/prospectus.

2. To consider and vote upon the dissolution of Be and adoption of the plan of dissolution of Be, in the form of Annex B attached to the proxy statement/prospectus.

3. To transact such other business as may properly come before the special meeting or any adjournment thereof, including any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing items, or before any postponements or adjournments thereof.

   The foregoing items of business are more completely described in the proxy statement/prospectus accompanying this Notice. The board of directors of Be recommends that you vote in favor of each of Proposals 1 and 2 above. Under the terms of the asset purchase agreement, Be, ECA Subsidiary Acquisition Corporation and Palm are obligated to complete the transactions contemplated by the asset purchase agreement only if the stockholders of Be, by the affirmative vote of a majority of the outstanding shares of common stock as of the record date, approve each of Proposals 1 and 2 above. In addition, the plan of dissolution will only be implemented if the asset purchase agreement is approved by the stockholders of Be. Accordingly, failure to approve the dissolution of Be in accordance with the plan of dissolution may have the effect of preventing the completion of the asset sale, and failure to approve the asset sale will have the effect of preventing the completion of the dissolution of Be pursuant to the dissolution. If either the asset sale or the dissolution is not approved, it is likely that Be will file for, or will be forced to resort to, bankruptcy protection.

   The board of directors of Be has fixed the close of business on October 4, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

                                          By Order of the Be Board of Directors

                                          /s/ Dan S. Johnston
                                          Daniel S. Johnston
                                          Secretary

Menlo Park, California
October 5, 2001

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE SPECIAL MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
  QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND DISSOLUTION OF BE.......   1

  SUMMARY OF THE PROXY STATEMENT/PROSPECTUS..............................   6

  PALM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...................  13

  BE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.....................  14

  COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA....................  16

  COMPARATIVE PER SHARE MARKET PRICE DATA................................  17

  RISK FACTORS...........................................................  19

  FORWARD-LOOKING INFORMATION............................................  40

  LEGAL PROCEEDINGS......................................................  40

  THE SPECIAL MEETING OF BE STOCKHOLDERS.................................  42

  THE ASSET SALE AND DISSOLUTION OF BE...................................  45

  PRINCIPAL PROVISIONS OF THE ASSET PURCHASE AGREEMENT...................  57

  PRINCIPAL PROVISIONS OF THE PLAN OF DISSOLUTION........................  65

  RELATED AGREEMENTS.....................................................  72

  SELLING STOCKHOLDER....................................................  73

  PLAN OF DISTRIBUTION OF THE SHARES TO BE RESOLD BY BE..................  74

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BE...  75

  BUSINESS OF BE.........................................................  76

  CONDENSED FINANCIAL INFORMATION OF BE..................................  80

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS OF BE..................................................  83

  LEGAL OPINION..........................................................  92

  EXPERTS................................................................  92

  WHERE YOU CAN FIND MORE INFORMATION....................................  93

  CONSOLIDATED FINANCIAL STATEMENTS OF BE................................ F-1

  Annexes:
     Annex A--Asset Purchase Agreement
     Annex B--Plan of Dissolution
     Annex C--Funding Agreement
     Annex D--Form of Stockholder Support Agreement
     Annex E--Form of Non-Competition Agreement

       QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND DISSOLUTION OF BE

Q: WHAT WILL BE VOTED ON AT THE SPECIAL MEETING? (SEE PAGE 42)

A: You are being asked to approve the sale of substantially all of Be's intellectual property rights and other technology assets to a subsidiary of Palm as described in the Asset Purchase Agreement dated as of August 16, 2001, as amended and restated as of September 10, 2001, among Be, Palm and the Palm subsidiary, in the form attached as Annex A. You are also being asked to approve the dissolution of Be and adopt the plan of dissolution, in the form attached as Annex B.

Q: WHY IS BE PROPOSING TO ENTER INTO THE ASSET SALE? (SEE PAGE 50)

A: After due consideration of all other alternatives reasonably available to Be, the Be board of directors concluded that the completion of the asset sale and the implementation of the plan of dissolution of Be was the only alternative reasonably likely to enable Be to satisfy Be's outstanding obligations and to maximize any distributions to its stockholders.

Q: WHAT WILL BE RECEIVE FOR THE ASSETS BEING SOLD TO PALM'S SUBSIDIARY? (SEE
   PAGES 45 AND 57)

A: Pursuant to the asset purchase agreement, a subsidiary of Palm will purchase substantially all of Be's intellectual property and other technology assets, including those related to the BeOS and BeIA operating systems. In return for these assets, Be will receive an aggregate number of shares of Palm common stock equal in value to $11,000,000, as measured by the opening price of Palm common stock as quoted on the Nasdaq National Market on the closing date of the transaction, subject to adjustment under certain circumstances.

Q: WILL I RECEIVE ANY SHARES OF PALM STOCK? (SEE PAGE 56)

A: No. If the asset sale and the dissolution are approved, and the transactions contemplated by the asset purchase agreement are completed, Be intends to sell the Palm shares received in the transaction for cash promptly following the closing, and accordingly, the shares will not be distributed to the stockholders of Be. Following the sale of the shares, Be intends to pay, or provide for the payment of, all of its outstanding liabilities and obligations in accordance with applicable law and the plan of dissolution. Any remaining cash proceeds would be available for distribution to Be stockholders.

Q: WHAT HAPPENS IF THE ASSET SALE IS NOT COMPLETED? (SEE PAGE 50)

A: If the asset sale is not completed, it is likely that Be will file for or be forced to resort to bankruptcy protection. In this event, it is extremely unlikely that Be will be able to satisfy all of its liabilities and obligations, and there would therefore be no assets available for distribution to Be's stockholders.

Q: WHEN WILL THE ASSET SALE BE COMPLETED? (SEE PAGE 58)

A: The parties hope to complete the asset sale promptly after the special meeting of Be stockholders. The parties are working toward completing the transaction as quickly as possible. In addition to approval of the asset sale and the dissolution by Be's stockholders, the Palm common stock issuable to Be in connection with the closing of the transaction must be registered, and each of Palm and Be must satisfy or waive, to the extent possible, all of the closing conditions contained in the asset purchase agreement.

Q: WHAT DOES THE PLAN OF DISSOLUTION ENTAIL? (SEE PAGE 65)

A: The plan of dissolution provides for the orderly liquidation of Be's remaining assets following the closing of the asset sale, the winding-up of Be's business and operations and the dissolution of Be. In connection with the foregoing, Be will pay, or provide for the payment of, all of its liabilities and obligations. If there are any remaining assets after the payment, or the provision for the payment, of all of its liabilities and obligations, Be will distribute any remaining assets to its stockholders in one or more distributions.

   Pursuant to the terms of the asset purchase agreement, Be will be retaining certain rights, assets and liabilities in connection with the transaction, including its cash and cash equivalents, receivables, certain contractual liabilities under in-licensing agreements, and rights to assert and bring certain claims and causes of action, including under antitrust laws. Be is in the process of investigating the merits and potential value of pursuing the retained claims and causes of action. Be has not yet brought any such claim or cause of action. Under the terms of the plan of dissolution, if, notwithstanding the approval of the dissolution and the adoption of the plan of dissolution by the stockholders of Be, the board of directors of Be determines that it would be in the best interests of Be's stockholders or creditors for Be not to dissolve, including in order to permit Be to pursue (or more easily pursue) any retained claims or causes of action, the dissolution of Be may be abandoned or delayed until a future date to be determined by Be's board of directors. Regardless of whether Be dissolves, Be will not continue to exist as an operating entity.

Q: WILL ANY DISTRIBUTIONS BE MADE TO BE'S STOCKHOLDERS? (SEE PAGES 56 AND 65)

A: Although the Be board of directors believes that the completion of the asset sale and the subsequent dissolution of Be was the alternative available to Be that was most reasonably likely to enable Be to satisfy Be's outstanding obligations and to maximize any distributions to its stockholders, at this time Be cannot determine the precise amount of any such distributions. Be expects that, upon receiving the consideration for the sale of the Palm shares following the closing of the asset sale, it will have sufficient cash to pay all of its known current and determinable liabilities and obligations, which would allow for a distribution to Be's stockholders. However, the amount of unknown or contingent liabilities cannot be quantified and could decrease or eliminate any remaining assets available for distribution to stockholders. Be believes that the proceeds stockholders could receive over time is up to $3.8 million in the aggregate (or $0.10 per share); however, Be is unable at this time to predict the precise nature, amount and timing of any distributions. If there are assets remaining following the completion of the winding-up of Be, stockholders of Be will receive a portion of those assets in one or more distributions, which will be equal to each stockholder's pro rata share, based on the number of Be shares owned at such time, of such assets.

Q: WHEN WILL ANY DISTRIBUTIONS BE MADE TO BE'S STOCKHOLDERS? (SEE PAGE 74)

A: At this time, Be cannot set a timetable for any distributions, and it is not certain whether any distributions will be made to its stockholders. The timetable will depend on the timing of the completion of the asset sale, the sale of Be's remaining assets, whether the plan of dissolution is implemented by Be's board of directors, and Be's ability to pay, or provide for the payment of, its liabilities and obligations. If Be is subject to any contingent liabilities, including any claims by Palm under the asset purchase agreement, this could require it to establish a reserve that could delay any distribution to Be's stockholders until the claims are resolved.

Q: WHEN WILL THE WINDING-UP OF BE'S BUSINESS BE COMPLETED? (SEE PAGE 65)

A: The winding-up of Be's business will be completed after Be has paid for, or provided for the payment of, all of its liabilities and obligations, and distributed any remaining assets to its stockholders. However, pursuant to the terms of the asset purchase agreement, Be will be retaining certain rights, assets and liabilities in connection with the transaction, including rights to assert and bring certain claims and causes of action, including under antitrust laws. Under the plan of dissolution, if, notwithstanding the approval of the dissolution and the adoption of the plan of dissolution by the stockholders of Be, the board of directors of Be determines that it would be in the best interests of the stockholders or creditors of Be for Be not to dissolve, in order to permit Be to pursue (or more easily pursue) any retained claims or causes of action, the dissolution of Be, and the filing by Be of its certificate of dissolution with the Delaware Secretary of State, may be abandoned or delayed until a future date to be determined by the board of directors.

Q: WHAT HAPPENS IF BE'S STOCKHOLDERS APPROVE THE ASSET SALE OR THE DISSOLUTION
   OF BE, BUT NOT BOTH? (SEE PAGE 45)

A: If Be's stockholders approve the asset sale but not the dissolution, Palm will not be obligated to complete the transactions contemplated by the asset purchase agreement. In such event, absent a waiver of such condition by Palm, the asset sale will not be completed, and it is likely that Be will file for or be forced to resort to bankruptcy protection. If Be's stockholders approve the dissolution but not the asset sale, the transactions contemplated by the asset purchase agreement will not be completed under any circumstances and Be will not implement the plan of dissolution. In that event, it is likely that Be will file for or be forced to resort to bankruptcy protection. If the transactions contemplated by the asset purchase agreement do not close for any reason, it is extremely unlikely that Be will be able to pay, or provide for the payment of, all of its liabilities and obligations, and there would therefore be no assets available for distribution to Be's stockholders.

Q: WHAT DO I NEED TO DO NOW? (SEE PAGE 42)

A: You should read this proxy statement/prospectus carefully in its entirety, including its annexes, to consider how the matters discussed will affect you. You should mail your signed proxy card in the enclosed return envelope or otherwise vote in a manner described in this proxy statement/prospectus as soon as possible so that your shares will be represented at the special meeting of Be stockholders.

Q: CAN I SUBMIT MY PROXY BY TELEPHONE, BY FAX OR OVER THE INTERNET? (SEE PAGE
   43)

A: If you are a stockholder of record, you may grant a proxy to vote your shares by means of the Internet via the following Web site: http://www.votefast.com. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-250-9081 and following the recorded instructions. Any stockholder may also vote by fax by marking, signing and dating their proxy card and faxing it to 1-412-299-9191.

   Beneficial holders who hold shares in street name may also submit their proxies by telephone, by fax or over the Internet. If you are a beneficial holder, you should refer to the proxy card included with your proxy materials for instructions about how to vote. If you vote by telephone, by fax or over the Internet, you do not need to complete and mail your proxy card.

Q: WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD OR VOTE BY PHONE OR OVER THE
   INTERNET?

A: The failure to return your proxy card or vote by phone or over the Internet will have the same effect as voting AGAINST approval of the asset sale and the dissolution.

Q: WHAT HAPPENS IF I RETURN A SIGNED PROXY CARD BUT DO NOT INDICATE HOW TO VOTE
   MY PROXY? (SEE PAGE 42)

A: If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted FOR approval of the asset sale and the dissolution.

Q: MAY I VOTE IN PERSON? (SEE PAGE 42)

A: Yes. Rather than signing and returning your proxy card or voting by phone or over the Internet, you may attend the special meeting and vote your shares in person.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR VOTED BY
   FAX, PHONE OR OVER THE INTERNET? (SEE PAGE 44)

A: Yes. You may change your vote at any time before your proxy card or fax, phone or Internet vote is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy or similarly do so by fax, phone or over the Internet. Second, you can complete, date and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedure provided by your broker. The failure to provide such voting instructions to your broker will have the same effect as voting AGAINST approval of the asset sale and the dissolution.

Q: SHOULD I SEND IN MY BE STOCK CERTIFICATES?

A: No. Please do not mail in your Be stock certificates. If the asset sale and the dissolution are approved, Be will provide instructions regarding surrendering your stock certificates if and when the dissolution of Be has been completed.

Q: WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE
   AND THE DISSOLUTION TO BE'S STOCKHOLDERS? (SEE PAGE 53)

A: The asset sale will have no direct U.S. federal income tax consequences to Be's stockholders, since the assets are being sold by Be and not by Be's stockholders. However, the asset sale and any value realizable by Be in pursuit of any retained claims and causes of action will have tax consequences to Be and the possible dissolution of Be and distribution of assets to Be's stockholders will have tax consequences to Be and Be's stockholders. The fair market value of any assets distributed to a stockholder in the dissolution (including any assets transferred to a liquidating trust), less such stockholder's cost basis in its shares, will be taxable as capital gains (or loss), assuming that such stockholder held the shares as a capital asset. The gain (or loss) will be taxable as long-term capital gain (or loss) if the shares were held for more than one year. Tax consequences to stockholders may differ depending on their circumstances. You are urged to consult your own tax advisor to determine your particular tax consequences resulting from the asset sale and the dissolution.

Q: CAN I STILL SELL MY SHARES OF BE COMMON STOCK?

A: Yes. Be's common stock is currently traded on the Nasdaq National Market.
   However, Be expects it will be unable to satisfy the requirements for continued listing of its common stock on the Nasdaq National Market and that after the closing of the asset sale Nasdaq will likely take action to delist Be's common stock from the Nasdaq National Market at that time. If and when that happens, trading would thereafter be conducted on the over-the-counter market in the so-called "pink sheets" or on the "electronic bulletin board" of the National Association of Securities Dealers, Inc. In this event, the ability to buy and sell shares of Be common stock may be materially impaired, which may have an adverse effect on the price and liquidity of Be's common stock. After the dissolution is completed, there will be no further trading in Be's common stock.

Q: HOW WILL THE DISSOLUTION OF BE AFFECT MY STATUS AS A STOCKHOLDER?

A: Your rights as a stockholder of Be will terminate upon the dissolution of Be. Be will not dissolve until its assets, if any, that remain after payment or provision for payment of Be's liabilities and obligations are either distributed to its stockholders or transferred to a liquidating trust, and Be files a certificate of dissolution that is accepted by the Secretary of State of the State of Delaware or files with the Secretary of State of the State of Delaware a court order declaring Be dissolved. Be may establish a liquidating trust for the purpose of liquidating any remaining assets of Be, paying or providing for the payment of Be's remaining liabilities and obligations, and making distributions to Be's stockholders. If a liquidating trust is established, you will receive beneficial interests in the assets transferred to the liquidating trust in proportion to the number of Be's shares owned by you at such time.

Q: AM I ENTITLED TO APPRAISAL RIGHTS? (SEE PAGE 55)

A: No. Be's stockholders are not entitled to appraisal rights, either in connection with the asset sale or the dissolution of Be.

Q: IS PALM STOCKHOLDER APPROVAL REQUIRED?

A: No. Palm stockholder approval is not required in connection with the asset sale or the dissolution.

Q: WHO CAN HELP ANSWER MY ADDITIONAL QUESTIONS? (SEE PAGE 94)

A: Be stockholders who would like additional copies, without charge, of this proxy statement/prospectus or have additional questions about the transaction, including the procedures for voting Be's shares, should contact:

      Corporate Secretary
      Be Incorporated
      800 El Camino Real, Suite 400
      Menlo Park, CA 94025
      Telephone: (650) 462-4100

   Be stockholders should also contact the following proxy solicitor with any additional questions relating to the solicitation of stockholder proxies:

      N.S. Taylor & Associates, Inc.
      P.O. Box 358
      Dover-Foxcroft, ME 04426
      Toll free number: (866) 470-4300

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus and the documents referred to in this proxy statement/prospectus for a more complete description of the matters on which you are being asked to vote. The form of the asset purchase agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the asset purchase agreement as it is the legal document that governs the asset sale on which you are being asked to vote. Also attached as Annexes B through E are the plan of dissolution and additional agreements relating to the transactions contemplated by the asset purchase agreement. You are encouraged to read those agreements as well. This summary is qualified in its entirety by the asset purchase agreement and the more detailed information appearing elsewhere in this document or that is incorporated by reference. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary. Unless otherwise indicated, references to Palm include Palm and its subsidiaries, including ECA Subsidiary Acquisition Corporation.

The Companies

Be Incorporated
800 El Camino Real, Suite 400
Menlo Park, California 94025
(650) 462-4100

   Founded in 1990, Be Incorporated is a software company creating software solutions that enable rich media and Web experiences on personal computers and Internet appliances. Be's products included BeOS, its desktop operating system, and BeIA, its software solution intended for Internet appliances, such as personal digital assistants, Web pads, Web terminals, set-top boxes, Web cellular phones and electronic books. Be went public on July 20, 1999. Its stock is traded on the Nasdaq National Market under the symbol "BEOS."

Palm, Inc.
5470 Great America Parkway
Santa Clara, California 95052
(408) 878-9000

   Palm, Inc. is a pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers, according to International Data Corporation. Based on the Palm OS platform, Palm's handheld solutions allow people to carry and access their most critical information with them wherever they go. Palm handhelds address the needs of individuals, enterprises and educational institutions through thousands of application solutions. The Palm Economy is a growing global community of industry-leading licensees, world-class OEM customers, and more than 170,000 developers and solution providers that have registered to develop solutions based on the Palm OS platform. Palm held its initial public offering of common stock on March 2, 2000. Its common stock is traded on the Nasdaq National Market under the symbol "PALM."

ECA Subsidiary Acquisition Corporation
5470 Great America Parkway
Santa Clara, California 95052
(408) 878-9000

   ECA Subsidiary Acquisition Corporation is an indirect wholly owned subsidiary of Palm that was formed by Palm for the sole purpose of participating in the asset sale transaction with Be. As a direct party to the asset purchase agreement, Palm is effectively responsible for all of the obligations of ECA Subsidiary Acquisition Corporation thereunder.

Asset Sale and Related Transactions (Pages 45 and 56)

   Under the terms of the asset purchase agreement, Be will sell substantially all of its intellectual property and other technology assets, including those related to its BeOS and BeIA operating systems, to Palm and will receive an aggregate number of shares of Palm common stock equal in value to $11,000,000, as measured by the opening price of Palm common stock as quoted on the Nasdaq National Market on the closing date of the transaction, subject to adjustment under certain circumstances. In addition, Palm will make employment offers to 50 Be engineers. Be intends to sell for cash the Palm shares received in the transaction promptly following the closing, and accordingly, such shares will not be distributed to the stockholders of Be.

Dissolution of Be (Page 65)

   The Be board of directors has approved the dissolution of Be pursuant to the plan of dissolution attached to this proxy statement/prospectus as Annex B. If the dissolution of Be and the adoption of the plan of dissolution are approved by the stockholders, the Be board of directors, without further action by the stockholders (except those actions as may be required by law or as the Be board of directors may deem appropriate), may elect at any time to dissolve Be after payment of, or provision for the payment of, all liabilities and obligations of Be. Any remaining assets would be available for distribution to Be stockholders. In the event that the stockholders of Be fail to approve both the asset sale and the dissolution pursuant to the plan of dissolution, Palm and Be would each have the option to terminate the asset purchase agreement.

Palm's Reasons for the Purchase of Assets from Be (Page 52)

   Palm's board of directors determined that the purchase of the assets from Be is consistent with and in furtherance of the long-term business strategy of Palm and fair to, and in the best interests of, Palm and its stockholders, and has unanimously approved the asset purchase agreement.

   In reaching its determination, the Palm board of directors considered the following positive factors:

   . the opportunity to add a substantial majority of Be's engineers, who have worked together as a team for a significant period of time and have proven skills and abilities in developing operating system technology, to Palm's Platform Solutions Group's engineering team, which Palm believes to be critical to Palm's ability to fully exploit the intellectual property and other assets to be acquired in the asset sale;

   . the potential benefits of the operating system technology components included in the asset purchase that could be integrated into the current and future versions of the Palm OS and other Palm platform products to enhance Palm's Internet, communications and multimedia offerings relative to that of competitive offerings;

   . the potential to provide Palm's Platform Solutions Group the ability to enhance future versions of the Palm OS by converting the current operating system into a more modular and flexible operating system, which Palm believes will become increasingly important to serve market needs in the future; and

   . the terms and conditions of the asset purchase agreement.

   See "Asset Sale and Dissolution of Be--Palm's Reasons for the Purchase of Assets from Be" for a list of the material negative factors the Palm board considered. The foregoing positive and negative factors together comprise the Palm board's material considerations in entering into the asset sale.

Be's Reasons for the Asset Sale and Plan of Dissolution (Page 50)

   The Be board of directors has unanimously determined that the terms of the asset purchase agreement are fair to and in the best interests of Be and its stockholders and creditors, and has unanimously approved the asset purchase agreement and plan of dissolution. In reaching its determination, the Be board of directors considered the following positive factors:

   . the present and anticipated business environment of the Internet appliance and digital media application market, which has failed to develop as rapidly as had been anticipated and which is expected to continue to develop at an anemic rate, given the unenthusiastic response by consumers to early Internet appliances;

   . the conclusion of the Be board of directors that Be would not be able to continue to operate effectively in light of the significant losses that it was incurring and expected to continue to incur under its present business model, nor would it be able to raise the capital necessary in a timely manner to permit it to succeed in the Internet appliance and digital media application market in light of Be's increasingly precarious cash flow position;

   . the terms and conditions of the asset purchase agreement, the value and liquidity of the shares of Palm common stock to be received at closing, and the financial ability of Palm to fund a portion of Be's operations pursuant to the funding agreement described below and to issue the stock consideration payable to Be at the closing of the asset sale, all of which led Be's directors to conclude that it was reasonably likely that the asset sale would be completed, that Be would be able to liquidate the stock consideration promptly following the closing, and that as a result Be would most likely be able to pay, or provide for the payment of, the liabilities owed to its creditors and be in a position to maximize the return of value to its stockholders;

   . the results of efforts made by Be management and Lehman Brothers, both together and separately, to solicit indications of interest from third parties regarding a potential purchase of or investment in Be, which resulted in no serious indications of interest except from Palm;

   . an assessment that the likely net proceeds from the asset sale remaining after the payment, or provision for payment, of all of the liabilities and obligations owing to Be's creditors would be insufficient to permit Be to continue in any viable operating business;

   . the attractiveness of potentially being able to be in a position to make a cash distribution to Be's stockholders from the net proceeds of the sale of the Palm shares received in the asset sale, compared to the board of directors' assessment of Be's expected future financial condition, earnings, business opportunities and competitive position, which the board felt would be unlikely to permit such distributions; and

   . the fact that the plan of dissolution permits the board of directors of Be, if it determines that it would be in the best interests of Be's stockholders or creditors for Be not to dissolve, including in order to permit Be to pursue (or more easily pursue) any retained claims or causes of action, to abandon or delay the dissolution of Be until a future date to be determined by the board of directors.

   Although the Be board of directors did retain Lehman Brothers to assist in the exploration of various strategic alternatives, including the sale of Be, it did not ask Lehman Brothers to deliver a "fairness opinion" confirming that the consideration to be issued by Palm is fair from a financial point of view to the Be stockholders. Be management and Lehman Brothers, both together and separately, contacted thirty-five companies, of which only Palm decided to pursue a strategic or financial transaction with Be. The Be board of directors concluded that with the assistance of Lehman Brothers, they had thoroughly examined Be's alternatives, and had determined that the only alternative reasonably likely to enable Be to satisfy its obligations and to maximize any potential distributions to Be stockholders was the asset sale transaction with Palm. The Be board of directors reached such a conclusion independently and determined that, under the circumstances, the asset sale and subsequent dissolution was in the best interests of the Be stockholders. The Be board of directors also determined that the costs of obtaining a "fairness opinion" from Lehman Brothers or any other third party would be disproportionately higher than any corresponding benefits that would be realized by obtaining such an opinion.

   See "The Asset Sale and Dissolution of Be--Be's Reasons for the Asset Sale and Dissolution of Be and Recommendation of the Be Board of Directors" for a list of the material negative factors the Be board of directors considered. The foregoing positive and negative factors together comprise the board's material considerations in entering into the asset sale.

Recommendations to Be Stockholders (Page 51)

   The Be board of directors has determined that the sale of certain of Be's assets pursuant to the asset purchase agreement and the plan of dissolution are in the best interests of the stockholders and creditors of Be. The Be board of directors has approved the asset sale and the dissolution of Be, and recommends that the stockholders of Be vote in favor of the asset sale and the dissolution of Be.

The Special Meeting of Be Stockholders (Page 42)

   Time, Date and Place. A special meeting of Be stockholders will be held on Monday, November 12, 2001 at 10:00 a.m. local time at Holbrook Palmer Park -- The Pavilion, 150 Watkins Avenue, Atherton, California 94027.

   Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Be common stock at the close of business on October 4, 2001, the record date for the special meeting. You will have one vote at the special meeting for each share of Be common stock you owned at the close of business on the record date. As of the record date, there are 36,792,563 outstanding shares of Be common stock entitled to be voted at the special meeting.

   Be Required Vote. The approval of both the asset sale and the dissolution of Be pursuant to the plan of dissolution requires the affirmative vote of a majority of the shares of Be common stock outstanding at the close of business on the record date.

   Share Ownership of Management. As of the record date, the directors and executive officers of Be and their affiliates owned approximately 14% of the shares entitled to vote at the special meeting. All of the directors and executive officers of Be that own Be stock have agreed to vote their shares in favor of approval of the asset sale and the dissolution of Be.

Interests of Some Officers and Key Employees of Be in the Asset Sale and Dissolution (Page 52)

   Several officers and key employees of Be have personal interests in the asset sale and the dissolution of Be that are different from, or in addition to, the interests of most Be stockholders. As part of its employee recruiting and retention plan, Be has a policy of entering into change of control agreements with employees considered to be critical to effectuating a transaction such as the asset sale. Be is a party to change of control agreements with each of the following senior executive officers and key employees: P.C. Berndt, John Fursdon, Jean-Louis Gassee, Dan Johnston, Albert Lombardo, Guillaume Perrotin, Lamar Potts, Pierre Raynaud-Richard, Steve Sakoman and Lee Williams. Following a change of control, which includes the closing of certain types of transactions such as the asset sale, each of such agreements provides for a lump sum severance payment equal to twelve-months' base salary and continued group health insurance benefits for the executive and any eligible dependents under COBRA for a period of up to twelve months.

   In order to ensure the dedication and continued efforts of Be's employees through the critical transition period up to the closing of the asset sale, the Be board of directors approved grants of shares of common stock of Be in the form of stock bonuses to employees, including some executive officers, still employed with Be at the closing of the asset sale or who may be terminated by Be without cause after July 30, 2001. In addition to these stock bonuses, the board of directors of Be approved an aggregate of $867,000 in incentive cash bonuses to certain designated employees, including certain executive officers, for continuing to provide services to Be through the transition period and thereafter, and to assist Be in fulfilling a condition to the closing of the asset sale requiring that specified employees of Be, and a specified percentage of Be's remaining employee workforce, remain employees of Be and have accepted employment with Palm as of the closing.

   Pursuant to the asset purchase agreement, it is contemplated that certain officers of Be, including Steve Sakoman, Pierre Raynaud-Richard and Lee Williams, will become employees of Palm following the closing of the asset sale. In addition, Jean-Louis Gassee, the Chairman of Be, has accepted an offer to serve as an advisor to the Platform Solutions Group committee of Palm's board of directors effective upon the closing of the asset sale. Pursuant to this arrangement, it is contemplated that Palm will grant Jean-Louis Gassee an option to purchase 20,000 shares of Palm's common stock which will have an exercise price equal to the fair market value on the closing date of the asset sale and will vest monthly over the six months following the closing of the asset sale (subject to his continued service).

Conditions to the Asset Sale (Page 58)

   The obligations of each of Palm and Be to complete the asset sale are subject to the satisfaction of specified conditions set forth in the asset purchase agreement, including the approval of the asset sale and the dissolution of Be by Be stockholders holding a majority of the outstanding shares of Be common stock. In addition, Palm is not obligated to close the asset sale unless at least seven out of eight "key employees" of Be as set forth in the asset purchase agreement, including two specified key employees, and at least 33 out of 42 other "designated employees" of Be as set forth in the asset purchase agreement, shall have entered into "at-will" employment arrangements with Palm.

Termination of the Asset Purchase Agreement (Page 62)

   Each of Palm and Be is entitled to terminate the asset purchase agreement under specified conditions, including, among others: mutual written consent of the parties; if the asset sale has not been completed by December 31, 2001; if a court issues a final and nonappealable order that prohibits the asset sale; if the Be stockholders do not approve the asset sale; or if a triggering event occurs, such as the failure of the board of directors of Be to recommend approval of the asset sale to Be stockholders or the approval or endorsement by the board of directors of Be of an alternative acquisition proposal.

Limitation on Considering Other Acquisition Proposals (Page 61)

   Be has agreed not to consider a business combination or other similar transaction with another party while the asset sale is pending unless the other party has made an unsolicited, bona fide written offer to the Be board of directors to purchase a majority of the outstanding shares of Be common stock or all or substantially all of the assets of Be on terms that the Be board of directors determines to be more favorable to its stockholders than the terms of the asset sale.

Funding Agreement (Page 72)

   Contemporaneously with the execution and delivery of the asset purchase agreement, Palm and Be entered into a funding agreement whereby Palm agreed to pay weekly fees to Be to compensate Be for employment expenses associated with the continued development and enhancement of the BeOS and BeIA operating systems and related technology until the earlier of the completion of the asset sale or termination of the asset purchase agreement. Pursuant to the funding agreement, Palm agreed to pay Be an amount equal to $2,500 multiplied by the number of designated employees employed by Be at the start of the applicable weekly period. The form of the funding agreement is attached to this proxy statement/prospectus as Annex C, and you are urged to read it in its entirety. Be is not required to submit the funding agreement to its stockholders for their approval under Delaware law. Under no circumstances will Be be required to repay to Palm any of the amounts received by Be under the funding agreement.

Stockholder Support Agreements (Page 72)

   All of the directors and executive officers of Be entered into stockholder support agreements with Palm contemporaneously with the execution and delivery of the asset purchase agreement. Pursuant to the agreements, each director and executive officer agreed to vote, and granted Palm an irrevocable proxy to vote, all shares of Be common stock beneficially owned by them as of the record date in favor of the approval of the asset sale and the dissolution pursuant to the plan of dissolution and against any actions that would interfere with the asset sale or dissolution. As of the record date, these individuals collectively beneficially owned 4,961,070 shares of Be common stock, which represented approximately 14% of the outstanding shares of Be common stock. The form of stockholder support agreement is attached to this proxy statement/prospectus as Annex D, and you are urged to read it in its entirety.

Non-Competition Agreements (Page 73)

   Contemporaneously with the execution and delivery of the asset purchase agreement, certain key employees of Be entered into non-competition agreements with Palm whereby the key employee agreed, subject to the closing of the asset sale and for a period of two years thereafter, not to compete with Palm in any business activity competitive with Palm's operating system platform business without the prior written consent of Palm. The non-competition agreements also provide that the key employee may not solicit, encourage or take any other action which is intended to induce or encourage, or could reasonably be expected to have the effect of inducing or encouraging, any employee of Palm or any of its subsidiaries to terminate his or her employment with Palm. The form of non-competition agreement is attached to this proxy statement/prospectus as Annex E, and you are urged to read it in its entirety.

Expenses (Page 63)

   The asset purchase agreement provides that regardless of whether the asset sale is completed, all expenses incurred by the parties shall be borne by the party incurring such expenses.

Material U.S. Federal Income Tax Consequences (Page 53)

   The asset sale and dissolution are taxable events to Be. While Be cannot determine at this time its tax liability attributable to the asset sale and dissolution, Be expects that it may incur some tax liability as a result of such events. The receipt by Be stockholders of any liquidating distributions that might be made by Be in connection with its dissolution would cause each stockholder to recognize a gain or loss for federal income tax purposes. Such gain or loss will be taxable as a capital gain or loss assuming that the Be stockholder held his, her or its Be shares as a capital asset.

   Tax matters can be complicated, and the tax consequences of the transactions discussed in this proxy statement/prospectus to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the asset sale and dissolution of Be to you.

Accounting Treatment (Page 64)

   The asset sale will be accounted for by Palm using the purchase method of accounting. The purchase price will be allocated to the identifiable assets acquired and will be recorded on Palm's books at their respective fair values as determined on the closing date. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to Palm's operations in the quarter in which the asset sale is completed and the purchase accounting and valuation amounts are finalized. The remaining purchase price will be recorded as goodwill.

Absence of Appraisal Rights (Page 55)

   Be stockholders do not have appraisal rights in connection with the asset sale or the dissolution of Be.

Regulatory Matters Relating to the Asset Sale and the Dissolution (Page 53)

   Be is not aware of any regulatory or governmental requirements that must be complied with or approvals that must be obtained in connection with the asset sale or the dissolution other than the requirements of the Delaware General Corporation Law governing the dissolution of Delaware corporations.

Selling Stockholder; Plan of Distribution (Pages 56 and 74)

   This document also relates to the offer and resale by Be of all of the shares of Palm common stock issued to it in the asset sale. It is anticipated that the sale or distribution of all of the resale shares offered hereby will be effected promptly after the closing of the asset sale by Be directly or indirectly to or through brokers or dealers on the Nasdaq National Market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

             PALM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The tables below present summary selected historical consolidated financial data of Palm. The information set forth below should be read in conjunction with Palm's annual report on Form 10-K for the fiscal year that ended on June 1, 2001, incorporated herein by reference and together with the section thereof entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," in addition to other annual reports, quarterly reports and other information on file with the Securities and Exchange Commission.

   The selected consolidated statements of operations for the three years in the period ended June 1, 2001 and the selected condensed consolidated balance sheet data as of June 1, 2001 and June 2, 2000 have been derived from Palm's audited consolidated financial statements, incorporated by reference into this proxy statement/prospectus, which have been audited by Deloitte & Touche LLP, independent auditors, whose report is also incorporated by reference into this proxy statement/prospectus. The selected consolidated statement of operations data for the years ended May 31, 1998 and May 25, 1997 and the selected condensed consolidated balance sheet data as of May 28, 1999 and May 31, 1998 have been derived from Palm's audited financial statements not included or incorporated by reference into this proxy statement/prospectus. The selected condensed consolidated balance sheet data as of May 25, 1997 has been derived from Palm's unaudited consolidated financial data not included or incorporated by reference into this proxy statement/prospectus. Certain reclassifications have been made to prior periods to conform to the current period presentation. Such reclassifications had no effect on net income (loss) or net income (loss) per share. The historical financial information may not be indicative of Palm's future performance.

                                                                  Years Ended
                                               -------------------------------------------------
                                               May 25,   May 31,  May 28,   June 2,    June 1,
                                                1997      1998     1999      2000       2001
                                               --------  -------- -------- ---------- ----------
                                                     (in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues...................................... $114,157  $272,137 $563,525 $1,057,597 $1,559,312
Gross profit..................................   36,472   114,388  247,909    444,514    226,338
Net income (loss).............................   (7,862)    4,171   29,628     45,910   (356,476)
Net income (loss) per share:
   Basic...................................... $  (0.01) $   0.01 $   0.06 $     0.09 $    (0.63)
   Diluted.................................... $  (0.01) $   0.01 $   0.06 $     0.09 $    (0.63)
Shares used in computing net income (loss) per
  share:
   Basic......................................  532,000   532,000  532,000    539,739    566,132
   Diluted....................................  532,000   532,000  532,000    539,851    566,132

                                                As of     As of    As of     As of      As of
                                               May 25,   May 31,  May 28,   June 2,    June 1,
                                                1997      1998     1999      2000       2001
                                               --------  -------- -------- ---------- ----------
                                                                 (in thousands)
Condensed Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $     --  $     -- $    478 $1,062,128 $  513,769
Working capital...............................   26,963    53,354   12,682  1,012,476    350,668
Total assets..................................   45,984   115,359  152,247  1,282,676  1,297,251
Payable to 3Com Corporation...................    4,412    15,617   40,509     18,374         --
Total stockholders' equity....................   31,245    65,675   34,018  1,029,188    734,152

              BE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following summary selected historical consolidated financial data for Be should be read in conjunction with Be's financial statements included in this proxy statement/prospectus and together with the section herein entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," in addition to other annual reports, quarterly reports and other information of Be on file with the Securities and Exchange Commission.

   The consolidated financial data for the three fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998, and the consolidated balance sheet data as of December 31, 2000 and December 31, 1999, have been derived from Be's audited consolidated financial statements, included in this proxy statement/prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is also included in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 1997 and December 31, 1996, and the consolidated balance sheet data as of December 31, 1998, December 31, 1997 and December 31, 1996, are derived from Be's audited financial statements not included or incorporated by reference into this proxy statement/prospectus. The consolidated statement of operations data for the six months ended June 30, 2001 and June 30, 2000, and the consolidated balance sheet data as of June 30, 2001, are derived from Be's unaudited financial statements included in this prospectus/proxy statement and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The historical results presented below are not necessarily indicative of future results.

   The consolidated statement of operations data below and consolidated balance sheet and other data below reflects Be's operations, including the following:

      (1) The cost of revenues for the year ended December 31, 1998 includes a $1.2 million expense attributable to the write-off of capitalized costs relating to the acquisition of technology no longer useful to the development of BeOS.

      (2) Operating expenses include the amortization of deferred compensation which was recorded by Be and which represents the difference between the deemed fair value of Be's common stock, as determined for accounting purposes and the exercise price of options at the date of grant. For the purposes of the financial statements, this expense was disclosed as being applicable to each line item.

Be Incorporated

                                                                                                         Six Months Ended
                                                                   Year Ended December 31,                   June 30,
                                                       -----------------------------------------------  -----------------
                                                        1996      1997      1998      1999      2000      2000     2001
                                                       -------  --------  --------  --------  --------  --------  -------
                                                                      (in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues.......................................... $    --  $     86  $  1,199  $  2,656  $    480  $    396  $   815
Cost of revenues(1)...................................      --        84     2,161     1,436     1,097       554      571
                                                       -------  --------  --------  --------  --------  --------  -------
Gross profit (loss)...................................      --         2      (962)    1,220      (617)     (158)     244
Operating expenses(2):
  Research and development............................   3,629     5,170     8,133    10,429     9,139     4,500    4,807
  Sales and marketing.................................   2,971     4,452     5,617    10,966     7,812     4,400    2,074
  General and administrative..........................   1,397     1,393     2,729     5,120     4,740     2,724    2,596
  Restructuring charge................................      --        --        --        --        --        --      450
                                                       -------  --------  --------  --------  --------  --------  -------
   Total operating expenses...........................   7,997    11,015    16,479    26,515    21,691    11,624    9,927
                                                       -------  --------  --------  --------  --------  --------  -------
Loss from operations..................................  (7,997)  (11,013)  (17,441)  (25,295)  (22,308)  (11,782)  (9,683)
Other income, net.....................................     220       580       580       789     1,156       663      230
                                                       -------  --------  --------  --------  --------  --------  -------
Net loss.............................................. $(7,777) $(10,433) $(16,861) $(24,506) $(21,152) $(11,119) $(9,453)
                                                       =======  ========  ========  ========  ========  ========  =======
Net loss attributable to common stockholders.......... $(7,902) $(10,448) $(18,423) $(24,798) $(21,152) $(11,119) $(9,453)
                                                       =======  ========  ========  ========  ========  ========  =======
Net loss per common share--basic and diluted.......... $(10.85) $  (4.87) $  (5.80) $  (1.41) $  (0.60) $  (0.32) $ (0.26)
                                                       =======  ========  ========  ========  ========  ========  =======
Shares used in per common share calculation--basic and
 diluted..............................................     728     2,145     3,178    17,589    35,533    35,247   36,330
                                                       =======  ========  ========  ========  ========  ========  =======

                                                                    As of December 31,               As of
                                                       -------------------------------------------- June 30,
                                                        1996      1997      1998     1999    2000     2001
                                                       -------  --------  --------  ------- ------- --------
                                                                          (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments..... $ 6,670  $    899  $ 11,648  $29,129 $14,057  $4,902
Working capital (deficit).............................   6,222    (3,206)    9,702   26,740  12,205   3,935
Total assets..........................................   7,385     1,303    13,634   32,310  16,071   6,558
Long-term liabilities.................................      --        --       779      597     320     238
Mandatory redeemable convertible preferred stock......  14,037    14,052    38,005       --      --      --
Total stockholders' equity (deficit).................. $(7,570) $(16,978) $(27,900) $28,427 $13,324  $4,721

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

   The following table sets forth the historical net loss and the book value per share of Palm and Be common stock, and the combined per share data for Palm on an unaudited pro forma basis after giving effect to the proposed asset sale using the purchase method of accounting. The following data should be read in connection with the separate historical consolidated financial statements of Palm and Be, which are incorporated by reference into or included in this proxy statement/prospectus.

   The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.

                                                              Year Ended
                                                             June 1, 2001
                                                             -------------
      Historical Palm:
      Net loss per share:
         Basic..............................................    $(0.63)
         Diluted............................................     (0.63)
      Book value per share at the end of the period(1)......      1.29

                                                             Twelve Months
                                                                 Ended
                                                             June 30, 2001
                                                             -------------
      Historical Be(3):
      Net loss per share:
         Basic..............................................    $(0.54)
         Diluted............................................     (0.54)
      Book value per share at the end of the period(1)......      0.13

                                                              Year Ended
                                                             June 1, 2001
                                                             -------------
      Palm Pro Forma Combined(4):
      Pro forma combined net loss per share:
         Basic..............................................    $(0.64)
         Diluted............................................     (0.64)
      Pro forma book value per Palm share at the end of the
        period(2)...........................................      1.27

--------
(1) Historical book value per share is computed by dividing total stockholders' equity by the number of shares of Palm or Be common stock outstanding at the end of the period.

(2) Pro forma combined book value per share is computed by dividing pro forma total stockholders' equity by the pro forma number of shares of Palm common stock outstanding at the end of the period assuming the proposed asset sale had occurred on that date.

(3) The Be historical data has been derived from the historical financial statements of Be; however, the period presented was selected to conform more closely with Palm's fiscal year end rather than the historical presentation of Be's year end of December 31.

(4) The pro forma combined per share information is computed by dividing the pro forma net loss by Palm's weighted average common and equivalent shares outstanding plus the number of shares of Palm common stock equal to the quotient determined by dividing $11,000,000 by the opening price of Palm's common stock as quoted on the Nasdaq National Market on October 3, 2001 of $1.46.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

Be's Market Price Data

   Be's common stock is listed on the Nasdaq National Market under the symbol "BEOS." Public trading of the common stock commenced on July 20, 1999. This table sets forth, for the periods indicated, the high and low closing sales prices for Be's common stock as reported on the Nasdaq National Market. Be's fiscal year ends on December 31 of each year.

                                                         Be Common Stock
                                                         ---------------
                                                          High     Low
                                                         ------  ------
       Fiscal Year Ended December 31, 1999
       Third quarter.................................... $ 8.66  $ 6.00
       Fourth quarter................................... $37.56  $ 3.81

       Fiscal Year Ended December 31, 2000
       First quarter.................................... $27.19  $12.88
       Second quarter................................... $16.63  $ 3.75
       Third quarter.................................... $ 6.00  $ 3.91
       Fourth quarter................................... $ 4.00  $ 0.66

       Fiscal Year Ending December 31, 2001
       First quarter.................................... $ 2.22  $ 0.88
       Second quarter................................... $ 1.44  $ 0.45
       Third quarter.................................... $ 0.12  $ 0.62
       Fourth quarter (through October 3, 2001)......... $ 0.17  $ 0.20

Palm's Market Price Data

   Palm's common stock is listed on the Nasdaq National Market under the symbol "PALM." Public trading of the common stock commenced on March 2, 2000. This table sets forth, for the periods indicated, the high and low closing sales prices for Palm's common stock as reported on the Nasdaq National Market. Palm's fiscal year ends on the Friday nearest to May 31 of each year.

                                                        Palm Common Stock
                                                        -----------------
                                                          High     Low
                                                         ------   ------
      Fiscal Year Ended June 2, 2000
      Fourth quarter................................... $95.06   $20.81

      Fiscal Year Ended June 1, 2001
      First quarter.................................... $45.00   $25.44
      Second quarter................................... $66.94   $34.50
      Third quarter.................................... $56.63   $17.38
      Fourth quarter................................... $22.06   $ 5.05
      Fiscal Year Ending May 31, 2002
      First quarter.................................... $ 6.26   $ 3.58
      Second quarter (through October 3, 2001)......... $ 3.56   $ 1.46

Recent Closing Prices

   The following table sets forth the closing per share sales prices of Be common stock and Palm common stock, as reported on the Nasdaq National Market, on August 15, 2001, the last full trading day before the public announcement of the proposed asset sale, and on October 3, 2001, the most recent practicable trading day prior to the printing of this proxy statement/prospectus:

                                           Be Common Stock Palm Common Stock
                                           --------------- -----------------
   August 15, 2001........................      $0.46            $4.20
   October 3, 2001........................      $0.17            $1.54

   Following the closing of the asset sale transaction, Palm common stock will continue to be listed on the Nasdaq National Market; however, since Be intends to sell for cash the Palm shares received in the transaction promptly following the closing, the listing status of Palm shares following such sale is not currently anticipated to have any effect on Be. Since Be's common stock no longer meets all of the requirements for listing on the Nasdaq National Market, Be's common stock will likely be delisted from the Nasdaq National Market following the closing of the asset sale. After delisting, the ability to buy and sell shares of Be common stock may be materially impaired, which would likely have an adverse effect on the price and liquidity of Be common stock.

   Other than the $150 million cash dividend paid by Palm to 3Com Corporation, Palm's former parent company, out of the proceeds from Palm's initial public offering, neither Palm nor Be has ever declared or paid cash dividends on its common stock. The policy of Palm is to retain earnings for use in its businesses. While Be intends to make one or more distributions to its stockholders out of the net proceeds from the Palm shares received in the asset sale, Be cannot predict at this time the amount of any such distributions, if any.

                                 RISK FACTORS

   When you decide whether to vote for approval of the asset sale and the dissolution, you should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement/prospectus.

Risks Relating to the Asset Sale

Whether or not the asset sale is completed, Be may not be able to pay, or provide for the payment of, all of its liabilities and obligations. If the sale is not completed, it is likely that Be will file for or be forced into bankruptcy by its creditors and no assets may be available for distribution to Be stockholders.

   If the asset sale is not completed, Be believes that it is likely that it will file for or be forced to resort to bankruptcy protection. In this event, it is extremely unlikely that Be would be able to pay, or provide for the payment of, all of its liabilities and obligations, and, therefore, there would be no assets available for distribution to Be's stockholders. Even if the parties complete the asset sale, the proceeds provided by the sale of the Palm stock received at the closing, together with Be's other assets, may not be sufficient to pay, or provide for the payment of, all of Be's known and unknown liabilities and obligations. If the proceeds from the asset sale together with Be's other assets were insufficient to pay or provide for the payment of Be's liabilities and other obligations, it is likely that Be could be required to file for or be forced to resort to bankruptcy protection. Further, if there are insufficient proceeds from the asset sale to pay or otherwise provide for the liabilities and obligations of Be, there will be no assets available for distribution to Be's stockholders.

Even if Be's stockholders approve the asset sale, the asset sale may not be completed and it is likely that Be could be required to file for or be forced to resort to bankruptcy protection.

   The completion of the asset sale is subject to numerous conditions. Even if stockholders of Be holding a majority of the outstanding shares of Be common stock vote to approve the asset sale and the dissolution, Be cannot guarantee that the asset sale will be completed. If it is not completed, Be would likely not be able to sell its assets to another buyer on terms as favorable as those provided in the asset purchase agreement, or at all, which would mean that it is likely that Be could be required to file for or be forced to resort to bankruptcy protection.

Failure to hire and retain key employees could diminish the benefits of the asset sale to Palm and could prevent consummation of the asset sale.

   It is a condition to closing the asset sale that seven out of eight employees of Be designated as "key employees" and 33 out of 42 other designated employees of Be enter into "at will" employment arrangements with Palm as of the closing date of the asset sale. Therefore, failure by Palm to effectively recruit these employees could prevent consummation of the asset sale. Furthermore, the successful integration of the Be assets into Palm's current business operations will depend in part on the hiring and retention of personnel critical to the business and operations of Palm and the Be operating systems business. The Be employees to be hired by Palm in connection with the asset sale have technical and engineering expertise that is in high demand and short supply. Palm may be unable to retain technical and engineering personnel that are critical to the successful integration of the Be assets, which may result in loss of key information, expertise or know-how and unanticipated additional recruiting and training costs and otherwise diminishing anticipated benefits of the asset sale for Palm and its stockholders.

The proceeds from the sale of the Palm common stock received in the asset sale are uncertain.

   If the transactions contemplated by the asset purchase agreement are completed, Be intends to sell the Palm shares received in the transaction for cash promptly following the closing. Although the Palm shares issued to Be will have a value of $11,000,000 (subject to adjustment under certain circumstances), based on the opening price of Palm common stock as quoted on the Nasdaq National Market on the closing date of the transaction, the actual proceeds realized by Be from the sale of the shares is likely to be less than $11,000,000 after payment of commissions and expenses. Furthermore, Be may not be able to promptly resell the shares as a result of market conditions, securities laws restrictions or other factors. Accordingly, Be will bear market risk with respect to a decline in the trading price of Palm's stock between closing and the time Be is able to sell the shares. See "Be's Use of Proceeds from the Sale of Palm Common Stock" for a summary of Be's estimated known obligations that must be paid before any distributions may be made to Be stockholders.

Failure to complete the asset sale could cause Be's stock price to decline.

   If the asset sale is not completed, Be's stock price may decline due to any or all of the following potential consequences:

   . Be may not be able to dispose of its assets for values equaling or exceeding those currently estimated by Be; in particular, the assets that are the subject of the asset sale will likely be substantially diminished in value;

   . Be may file for or be forced into bankruptcy;

   . Be's costs related to the asset sale, such as legal, accounting and financial advisor fees, must be paid even if the asset sale is not completed; and

   . Be may have difficulty retaining its key remaining personnel.

   In addition, if the asset sale is not completed, Be's stock price may decline to the extent that the current market price of Be common stock reflects a market assumption that the asset sale will be completed.

Following the completion of the asset sale, Be may no longer have access to certain intellectual property assets or the human resources, including the services of certain key employees, necessary to fulfill its obligations under existing agreements with third parties.

   Upon the completion of the asset sale, Be will have sold its rights, title and interest in substantially all of its intellectual property and other technology assets, including those related to the BeOS and BeIA operating systems, to Palm. Because of this, Be may no longer be able to comply with its existing contractual obligations or commitments under certain license agreements, distribution agreements and service contracts with third parties that are not to be transferred to Palm in the asset sale. In addition, under the terms of the asset purchase agreement, at least 33 designated employees and seven key employees shall have entered into "at-will" employment arrangements with Palm at the closing of the transaction. As a result of this, after the closing of the asset sale, Be will have no more than seven employees. The loss of the services of any of Be's executive officers or other key employees, and the loss of a significant portion of Be's current workforce to Palm could prevent Be from effectively continuing its operations and fulfilling its contractual obligations with third parties under existing agreements before the dissolution of Be.

If Palm is not successful in integrating the Be operating system business, Palm's operations may be affected.

   Palm's ability to realize some of the anticipated benefits of the asset sale will depend in part on Palm's ability to integrate the assets purchased from Be into Palm's current operations in a timely and efficient manner. This integration may be difficult and unpredictable because Palm's current products are highly complex and have been developed independently from those of Be. Successful integration requires coordination of different development and engineering teams. If Palm cannot successfully integrate the Be assets with its operations, Palm may not realize some of the expected benefits of the asset sale.

Risks Relating to the Dissolution of Be

Be cannot determine at this time whether any distributions will be made to its stockholders or the amount of any such distributions to its stockholders, because there are a variety of factors, some of which are outside of Be's control, that could affect the ability of Be to make distributions to its stockholders.

   Be cannot determine at this time the amount of or whether there will be any distributions to its stockholders because that determination depends on a variety of factors, including, but not limited to, the likelihood of closing the asset sale, the net proceeds from the sale of the Palm shares received in the asset sale, the value of Be's other assets, the amount of Be's unknown debts and liabilities to be paid in the future, the resolution of pending litigation and other contingent liabilities, general business and economic conditions and other matters. The amount of proceeds from the asset sale and the amount to be distributed to Be stockholders, if any, are subject to various significant uncertainties, many of which are beyond Be's control. See "Principal Provisions of the Plan of Dissolution -- Liquidating Distributions; Nature; Amount; Timing." Examples of uncertainties that could reduce the value of or eliminate distributions to Be stockholders include the following:

   . Changes in the anticipated net proceeds from the sale of the Palm shares received in the asset sale, the amount of Be's liabilities and obligations and the estimate of the costs and expenses of the asset sale and Be's dissolution, including any resulting tax liabilities.

   . If liabilities of Be that are unknown or contingent later arise or become fixed in amount and must be satisfied or reserved for as part of the dissolution.

   . Delays in completing the asset sale or the dissolution of Be that could result in additional expenses and result in reductions in distributions to Be stockholders.

   . A decline in the value of Palm common stock between the time Be receives the shares of Palm stock as consideration for the asset sale and the time Be is reasonably able to dispose of such shares.

   For the foregoing reasons, there can be no assurance that there will be any distributions to Be stockholders, or as to the amount of such distributions, even if the asset sale is completed.

Be's board of directors may abandon or delay implementation of the plan of dissolution even if it is approved by Be's stockholders.

   Be's board of directors has adopted a plan of dissolution for the dissolution and winding-up of Be following the completion of the asset sale. Even if the plan of dissolution is approved and adopted by Be's stockholders, Be's board of directors has reserved the right, in its discretion, to abandon or delay implementation of the plan of dissolution for various reasons, including in order to permit Be to pursue (or more easily pursue) any retained claims or causes of action.

Be's stockholders may be liable to creditors of Be for an amount up to the amount received from Be if Be's reserves for payments to creditors are inadequate.

   If the plan of dissolution is approved by Be's stockholders, and the board of directors of Be determines to proceed with the dissolution of Be, a certificate of dissolution will be filed with the State of Delaware dissolving Be. Pursuant to the Delaware General Corporation Law, or Delaware law, Be will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct for the purpose of prosecuting and defending suits against it and enabling Be to close its business, to dispose of its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. Under applicable Delaware law, in the event Be fails to create an adequate contingency reserve for payment of its expenses and liabilities during this three-year period, each Be stockholder could be held liable for payment to Be's creditors of such stockholder's pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of any stockholder would be limited to the amounts previously received by such stockholder from Be (and from any liquidating trust or trusts). Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from Be under the plan of dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder's repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by Be will be adequate to cover any expenses and liabilities. However, Be intends to exercise caution in making distributions to stockholders in order to minimize this type of risk. See "Principal Provisions of the Plan of Dissolution -- Contingent Liabilities; Contingency Reserve; Liquidating Trust."

If Be fails to retain the services of current key personnel, the plan of dissolution may not succeed.

   The success of the plan of dissolution depends in large part upon Be's ability to retain the services of certain of its current personnel who will not become employed by Palm at the closing, or to attract qualified replacements for them. The retention of qualified personnel is particularly difficult under Be's current circumstances. For this reason and others discussed below, Be has entered into incentive arrangements with certain executive officers and employees. See "The Asset Sale and Dissolution of Be -- Interests of Some Be Officers and Directors in the Asset Sale and Dissolution of Be."

Be expects its stock to be delisted from the Nasdaq National Market in the near future.

   Be expects it will be unable to satisfy the requirements for continued listing of its common stock on the Nasdaq National Market following the closing of the asset sale. Rules of the Nasdaq National Market require that companies listed on the Nasdaq National Market continue to have an operating business. If Be completes its plans to conclude business activities it will no longer have an operating business. In addition, as Be distributes cash to its stockholders, certain other listing criteria may not be met. If Nasdaq delists Be's common stock from the Nasdaq National Market, the ability of stockholders to buy and sell shares will be materially impaired, and the trading price of Be common stock may be materially impaired.

Be's board members may have a potential conflict of interest in recommending approval of the asset sale and the plan of dissolution.

   Members of the Be board of directors may be deemed to have a potential conflict of interest in recommending approval of the asset sale and the plan of dissolution. See "The Asset Sale and Dissolution of Be -- Interests of Some Be Officers and Directors in the Asset Sale and Dissolution of Be."

If Be's board of directors abandons or delays implementation of the plan of dissolution after the completion of the asset sale, Be may be the potential target of a reverse acquisition.

   If Be's board of directors decides to delay implementation of the plan of dissolution following completion of the asset sale, Be will continue to exist as a public shell company. Public companies that exist as non-operating shell entities have from time to time been the target of reverse acquisitions by private companies seeking to bypass the costly and time-intensive registration process to become publicly traded companies. If Be becomes the target of a successful reverse acquisition, the new board of directors of Be could potentially decide to either delay or completely abandon the dissolution, and Be stockholders may not receive any proceeds that would have otherwise been distributed in connection with the dissolution.

Risks Relating to Palm

   Investors in Palm's common stock should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement/prospectus in evaluating Palm and its business before purchasing shares of Palm's common stock. Stockholders of Be will not receive shares of Palm's common stock in connection with either the asset sale or the dissolution. In addition, if Be were to be unsuccessful in liquidating for cash the Palm shares to be received by it in the asset sale promptly following the closing of the asset sale, it (and indirectly the stockholders of Be) would, pending the completion of such liquidation, become subject to the risks inherent in owning common stock of Palm. These risks include, without limitation, the following risks. These risks could also potentially affect Palm's ability to complete the asset sale transaction.

Company-Specific Trends and Risks:

Risks Related to Palm's Business

If Palm fails to develop and introduce new products and services timely and successfully, Palm will not be able to compete effectively and Palm's ability to generate revenues will suffer.

   Palm operates in a highly competitive, quickly changing environment, and Palm's future success depends on its ability to develop and introduce new products and services that its customers and end users choose to buy. If Palm is unsuccessful at developing and introducing new products and services that are appealing to end users with acceptable prices and terms, Palm's business and operating results would be negatively impacted because Palm would not be able to compete effectively and its ability to generate revenues would suffer.

   The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. If Palm fails to anticipate its end users' needs and technological trends accurately or are otherwise unable to complete the development of products and services in a timely fashion, Palm will be unable to introduce new products and services into the market to successfully compete. For example, in the fourth quarter of fiscal year 2001, Palm introduced its m500 and m505 handheld device products that feature a Secure Digital expansion slot. The production release for these products was delayed and production volumes ramped later than Palm had originally expected, which negatively impacted Palm's fourth quarter revenues and operating results. Palm cannot assure you that it will be able to introduce other products on a timely or cost-effective basis or that customer demand for the m500 series or other products will meet Palm's expectations. In addition, Microsoft has announced that it will release later in calendar year 2001 Windows XP, a new version of its operating system for desktop and laptop computers, and Apple has recently released a new version of its Mac OS desktop and laptop operating system. Demand for Palm's products could be adversely affected if Palm does not timely release new versions of its products that interoperate with these new operating systems, and additional development and technical support resources could be required to fix any incompatibilities which arise, which could adversely affect Palm's results of operations.

   Because the sales and marketing life cycle of Palm's handheld solutions is generally 12 to 18 months or less, Palm must:

   . continue to develop updates to the Palm platform, new handheld devices and new wireless services, or Palm's existing products and services will quickly become obsolete;

   . manage the timing of new product introductions so that Palm minimizes the impact of customers delaying purchases of existing products in anticipation of new product releases;

   . manage the timing of new product introductions to meet seasonal market demands;

   . manage the levels of inventories to minimize inventory write-offs; and

   . adjust the prices of Palm's products and services over the course of their life cycles in order to increase or maintain customer demand for these products and services.

If Palm does not correctly anticipate demand for its products, Palm could have costly excess production or inventories or Palm may not be able to secure sufficient quantities or cost-effective production of its handheld devices.

   The demand for Palm's products depends on many factors and is difficult to forecast, in part due to the market for Palm's products being relatively new, variations in economic conditions and relatively short product life cycles. As Palm introduces and supports additional handheld device products and as competition in the market for Palm's products intensifies, Palm expects that it will become more difficult to forecast demand. Significant unanticipated fluctuations in demand could adversely impact Palm's financial results and cause the following problems in Palm's operations:

   . If forecasted demand does not develop, Palm could have excess production resulting in higher inventories of finished products and components, which would use cash and could lead to write-offs of some or all of the excess inventories, increased returns and price promotion actions each of which could result in lower revenue or lower gross margins. In addition, Palm may also incur certain costs, such as fees for excess manufacturing capacity and cancellation of orders and charges associated with excess and obsolete materials and goods in Palm's inventory, which could result in lower margins and increased cash usage. For example, in Palm's fourth quarter of fiscal year 2001, Palm's sales were lower than Palm had previously forecasted. Because demand was lower than the manufacturing quantities to which Palm had previously committed, Palm's inventory balances and inventory commitments were higher than Palm's forecasted future sales for certain products. In the fourth quarter of fiscal year 2001, Palm took a charge of $268.9 million for excess inventory and related costs. Palm also implemented pricing actions in order to assist its channel customers in selling their Palm product inventory. These pricing actions lowered Palm's revenue and gross margins.

   . If Palm does not correctly anticipate declines in demand, its future results of operations, liquidity and capital resources may be impacted. For instance, in the fourth quarter of fiscal year 2001, Palm experienced a sudden and unanticipated significant decrease in demand for its products. As a result, Palm incurred a charge to cost of revenues of $268.9 in the fourth quarter of fiscal year 2001 related to excess inventory and related costs, including $124.7 for non-cancelable component commitments which will impact cash flow in fiscal year 2002. In addition, due to this decrease in demand for its products,Palm experienced reduced revenues, an operating loss and negative cash flow from operations in the first quarter of fiscal year 2002. Palm initiated cost reduction actions in the fourth quarter of fiscal year 2001. These actions reduced Palm's cost structure for fiscal year 2002. However, if the decrease in demand continues or worsens, Palm will continue to experience decreased revenues and will experience operating losses and negative cash flow from operations until such time as Palm is able to realize the benefit of additional reductions in its operating cost structure or until demand recovers.

   . If demand increases beyond what Palm forecasts, Palm may have to increase production at its third party manufacturers. Palm depends on its suppliers to provide additional volumes of components and those suppliers might not be able to increase production rapidly enough to meet unexpected demand or may choose to allocate capacity to other customers. Even if Palm is able to procure enough components, Palm's third party manufacturers might not be able to produce enough of Palm's devices to meet the market demand for Palm's products. The inability of either Palm's manufacturers or Palm's suppliers to increase production rapidly enough could cause Palm to fail to meet customer demand. For example, in the first three quarters of fiscal year 2001, Palm experienced shortages of some key components, which resulted in an inability to meet customer demand for some of Palm's products.

   . Rapid increases or decreases in production levels could result in higher costs for manufacturing, supply of components and other expenses. These higher costs could lower Palm's profits. Furthermore, if production is increased rapidly, manufacturing yields could decline, which may also lower Palm's profits.

Palm's quarterly operating results are subject to fluctuations and seasonality, and if Palm fails to meet the expectations of securities analysts or investors, Palm's share price may decrease significantly.

   Palm's operating results are difficult to predict. Palm's future quarterly operating results may fluctuate significantly and may not meet Palm's expectations or those of securities analysts or investors. If this occurs, the price of Palm's stock would likely decline. Factors that may cause fluctuations in Palm's operating results include the following:

   . Seasonality. Historically, Palm's revenues have usually been weaker in the first and third quarters of each fiscal year and have, from time to time, been lower than the preceding quarter. This seasonality is due to Palm's devices being highly consumer-oriented, and consumer buying being traditionally lower in these quarters. In addition, Palm attempts to time its new product releases to coincide with relatively higher consumer spending in the second and fourth fiscal quarters, which contributes to these seasonal variations.

   . Fluctuations in Operating Expenses. Palm has embarked on a cost reduction and restructuring program which it expects will lower overall expenses. The cost reduction and restructuring program includes actions taken or announced in the fourth quarter of fiscal year 2001 to reduce Palm's workforce of both employees and contractors, actions taken to consolidate or reduce facilities, and cancellation of certain projects. Palm is also evaluating and taking other actions to reduce costs. To the extent that Palm is not able to achieve the planned expense reductions, Palm's operating results and ability to operate the business could be adversely impacted. It is possible that additional changes in the economy, in competition, or in Palm's business may necessitate additional restructuring activities and expenses in the future that may affect Palm's operating results and Palm's business could be adversely impacted.

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

   . Economic Conditions. Demand for Palm's products and services by consumers, individual business users as well as by enterprise customers is effected by economic conditions. For example, in the fourth quarter of fiscal year 2001, Palm's business was impacted globally by an economic slowdown. In the current economic environment, demand is difficult to predict and revenue could fluctuate significantly from Palm's forecasts. The terrorist attacks in the United States that occurred in September 2001 add further uncertainty to worldwide economic forecasts, including both end-user and enterprise demand.

   . Revenue Mix and Pricing. Palm's profit margins differ among the handheld device, Palm platform licensing and wireless services parts of Palm's business. In addition, the product mix and sales prices of Palm's device products affect profit margins in any particular quarter. The product mix and sales prices of Palm's device products in a particular quarter depend in part on the timing of new product introductions and the relative demand for different products in Palm's product offerings. For example, in the fourth quarter of fiscal year 2001, Palm offered price protection to its resellers in connection with Palm's reduction in the price of certain products, such as the Palm Vx and the Palm VIIx devices, as well as other pricing and promotion programs, which resulted in lower gross margins. Palm cannot anticipate with certainty when it will need to take actions such as these and its profit margins will fluctuate from quarter to quarter depending on the timing of such pricing and promotion actions. In addition, as Palm's business evolves and the mix of revenues from devices, licenses and services varies from quarter to quarter, Palm's operating results will likely fluctuate.

   . New Product Introductions and Transitions. As Palm introduces new products and services, the timing of these introductions will affect Palm's quarterly operating results. Palm may have difficulty predicting the timing of new product and service introductions and the user acceptance of these new products and services. If products and services are introduced earlier or later than anticipated, or if user acceptance is unexpectedly high or low, Palm's quarterly operating results may fluctuate unexpectedly. For example, Palm believes its sales were negatively impacted by the delay of the volume availability of the m500 and m505 devices because potential purchasers postponed buying certain other products in anticipation of this availability. In addition, Palm cannot predict the timing of new product and service introductions from Palm's competitors or the level of market acceptance they will achieve. As a result, if a competitor introduces a product, users may delay purchasing Palm's products while they wait for the release of Palm's competitor's product or purchase Palm's competitor's product instead of Palm's, which would cause Palm's quarterly operating results to fluctuate unexpectedly.

   . Quarterly Linearity of Revenues. In each of the four quarters of fiscal year 2001, Palm shipped a significant and increasing percentage of Palm's quarterly revenues in the latter weeks of the third month of each quarter due primarily to issues related to component availability and manufacturing ramps. Shipping a high percentage of Palm's quarterly revenues near the end of the quarter subjects Palm to risks such as unexpected disruptions in component availability, manufacturing, order management, information systems and shipping. If a significant disruption occurs, Palm's results of operations or financial condition could be adversely affected. In addition, shipping a significant portion of the quarterly revenues near the end of the quarter could also cause Palm's channel customers to delay placing new orders until later in the following quarter when they have reduced their inventory levels. This makes projecting quarterly results difficult.

   . Use of Purchase Orders with Customers. Palm relies on one-time purchase orders rather than long-term purchase contracts with its customers. Because Palm cannot predict with certainty incoming purchase orders, decreases in orders or failure to fulfill orders may cause Palm's operating results to fluctuate.

   . Product Introductions by Palm's Licensees. Palm derives licensing revenue from the sale of products by Palm's licensees. Because Palm cannot predict with certainty the timing of new product introductions by Palm's licensees or the level of market acceptance such products will achieve, it is difficult to predict the level of licensing revenue in a particular quarter. If one of Palm's licensees fails to introduce a new product on its anticipated schedule or at all, Palm's quarterly operating results could suffer. In addition, increased demand for Palm's licensees' products could negatively impact sales of Palm's handheld devices, which could adversely impact Palm's operating results.

Palm relies on third party manufacturers and distributors to manufacture and distribute Palm's handheld devices, and Palm's reputation and results of operations could be adversely affected by Palm's inability to control their operations.

   Palm outsources all of its manufacturing to Flextronics and Manufacturers' Services Limited ("MSL"). Palm depends on these third party manufacturers to produce sufficient volume of Palm's products in a timely fashion and at satisfactory quality levels. In addition, Palm relies on its third party manufacturers to place orders with suppliers for the components they need to manufacture Palm's products. If Palm's third party manufacturers fail to produce quality products on time and in sufficient quantities, Palm's reputation and results of operations would suffer. If they fail to place timely and sufficient orders with suppliers, Palm's results of operations would suffer. For example, in the second quarter of fiscal year 2001, one of Palm's third party manufacturers failed to order certain components on a timely basis, which resulted in delayed shipments and contributed to unfavorable linearity of shipments in the quarter, and may have limited Palm's ability to further increase revenues from the prior quarters.

   Palm depends on Flextronics to manufacture most of Palm's device products at its facilities in Mexico and Hungary, and the rest of Palm's device products are manufactured by MSL at its Utah facility. The cost, quality and availability of third party manufacturing operations are essential to the successful production and sale of Palm's handheld devices. Palm's reliance on third parties exposes Palm to the following risks:

   . unexpected increases in manufacturing costs;

   . less ability to rapidly adjust build plans in response to changing demand forecasts;

   . interruptions in shipments if one of Palm's manufacturers is unable to complete production;

   . less ability to control quality of finished device products;

   . less ability to control delivery schedules;

   . unpredictability of manufacturing yield;

   . potential lack of adequate capacity; and

   . potential inability to control component availability and purchase commitments.

   Palm does not have a manufacturing agreement with Flextronics, upon whom Palm relies to manufacture Palm's device products. Palm presently orders its products on a purchase order basis from Flextronics. The absence of a manufacturing agreement means that, with little or no notice, Flextronics could refuse to continue to manufacture all or some of the units of Palm's devices that Palm requires or change the terms under which it manufactures Palm's device products. If Flextronics were to stop manufacturing Palm's devices, Palm may be unable to replace the lost manufacturing capacity on a timely basis and Palm's results of operations could be harmed. In addition, if Flextronics were to change the terms under which they manufacture for Palm, Palm's manufacturing costs could increase and Palm's profitability could suffer.

   In March 2001, Palm transitioned its U.S. product distribution from MSL in Utah to Flextronics in Tennessee. This results in the physical separation of U.S. manufacturing and distribution, which will require additional lead-time for movement of product between manufacturing and final shipment to customers. If the infrastructure and processes set up by Flextronics are insufficient to meet Palm's needs or if lead-time for shipment between manufacturing and distribution facilities is excessive, Palm may not be able to achieve required shipment volumes which may negatively impact Palm's results of operations.

   Disruptions in air transportation as a result of the terrorist attacks in the United States in September 2001 and further enhanced security measures in response to the attacks may cause some increase in Palm's costs for both receipt of inventory and shipment of products to its customers. If these types of disruptions continue or increase, Palm's results of operations could be adversely impacted.

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

Palm depends on its suppliers, some of which are the sole source for certain components and elements of Palm's technology, and Palm's production would be seriously harmed if these suppliers are not able to meet Palm's demand on a cost effective basis and alternative sources are not available.

   Palm's products contain components, including liquid crystal displays, touch panels, memory chips and microprocessors, that are procured from a variety of suppliers. The cost, quality and availability of components are essential to the successful production and sale of Palm's device products. During the first three quarters of fiscal year 2001, Palm experienced shortages of some key components, including liquid crystal displays and related components, flash memory chips and dynamic random access memory ("DRAM") chips.

   Some components, such as displays and related driver chips, power supply integrated circuits, digital signal processors, microprocessors, crystals and several radio frequency and discrete components, come from sole source suppliers. Alternative sources are not currently available for all of these sole source components. If suppliers are unable or unwilling to meet Palm's demand for sole source components and if Palm is unable to obtain an alternative source or if the price for an alternative source is prohibitive, Palm's ability to maintain timely and cost-effective production of Palm's handheld computing device products would be seriously harmed.

   Palm enters into agreements for the development and licensing of third party technology to be incorporated into some of Palm's products. Palm's ability to release and sell these products could be seriously harmed if the third party technology is not delivered to Palm in a timely manner or contains errors or defects which are not discovered and fixed prior to release of the products and Palm is unable to obtain alternative technology to use in Palm's products. Palm's inability to obtain alternative technology could result in damage to Palm's reputation as well as lost revenues and diverted development resources.

Palm uses third parties to provide significant operational and administrative services, and Palm's ability to satisfy its customers and operate its business will suffer if the level of services does not meet Palm's requirements.

   Palm uses third parties to provide services such as customer service, data center operations and desktop computer support, and facilities services. Should any of these third parties fail to deliver an adequate level of service, Palm's business could suffer.

Palm does not know if the Palm platform licensing and wireless services parts of Palm's business will be able to generate significant revenues in the future, and Palm will continue to rely on its handheld device products as the primary source of its revenues for the foreseeable future.

   Most of Palm's revenues depend on the commercial success of Palm's handheld devices, which comprise the primary product line that Palm currently offers. Expansion of the Palm platform licensing and wireless services parts of Palm's business have generated a small percentage of Palm's revenues. If revenues from Palm's device business fail to meet expectations, Palm's other business activities will likely not be able to compensate for this shortfall. For the first quarter of fiscal year 2002, revenues from sales of devices and accessories constituted approximately 92% of Palm's revenues.

A significant portion of Palm's revenues currently comes from a small number of customers, and any decrease in revenues from these customers could harm Palm's results of operations.

   A significant portion of Palm's revenues comes from only a small number of customers. For example, in the first quarter of fiscal year 2002, Ingram Micro represented approximately 10.6% and Tech Data represented approximately 8.7% of Palm's revenues. Palm expects that a significant portion of its revenues will continue to depend on sales of its handheld devices to a small number of customers. Any downturn in the business from these customers could seriously harm Palm's revenues and results of operations.

Palm relies on distributors, retailers, and resellers to sell Palm's products, and disruptions to these channels would adversely affect Palm's ability to generate revenues from the sale of Palm's handheld devices.

   Palm's distributors, retailers and resellers sell products offered by Palm's competitors. If Palm's competitors offer Palm's distributors, retailers and resellers more favorable terms or have more products available to meet their needs, those distributors, retailers and resellers may de-emphasize or decline to carry Palm's products or carry Palm's competitors' products instead. In the future, Palm may not be able to retain or attract a sufficient number of qualified distributors, retailers and resellers. Further, distributors, retailers and resellers may not recommend, or continue to recommend, Palm's products. If Palm is unable to maintain successful relationships with distributors, retailers and resellers or to expand Palm's distribution channels, Palm's business will suffer.

   When Palm reduces the prices of its products to its distributors, retailers and resellers, Palm may have to compensate them for the difference between the higher price they paid to buy their inventory and the new lower prices. In addition, like other manufacturers, Palm is exposed to the risk of product returns from distributors, retailers and resellers, either through their exercise of contractual return rights or as a result of Palm's strategic interest in assisting them in balancing inventories.

   Because Palm sells its products primarily to distributors, retailers, and resellers, Palm is subject to many risks, including risks related to their inventory levels and support for Palm's products. From the fourth quarter of fiscal year 2000 through the second quarter of fiscal year 2001, Palm was generally unable to fully meet the demand for certain of Palm's products from Palm's distributors, retailers, and resellers. If Palm is unable to supply its distributors, retailers and resellers with sufficient levels of inventory to meet customer demand, Palm's sales could be negatively impacted.

   Many of Palm's distributors, retailers and resellers are being impacted by the current economic environment. The economic downturn could cause Palm's distributors, retailers or resellers to modify their business practices, such as payment terms or inventory levels, which could in turn negatively impact Palm's balance sheet or results of operations.

   Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end-user customers, and there is also competition among Internet-based resellers. Palm also sells its products directly to end-user customers from its Palm.com web site. These varied sales channels could cause conflict among Palm's channels of distribution, which could seriously harm Palm's revenues and results of operations.

If Palm is unable to compete effectively with existing or new competitors, Palm's resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share.

   Palm competes in the handheld device, operating system software and wireless services markets. The markets for these products and services are highly competitive and Palm expects competition to increase in the future. Some of Palm's competitors or potential competitors have significantly greater financial, technical and marketing resources than Palm does. These competitors may be able to respond more rapidly than Palm to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than Palm does. For example, several of these competitors sell or license server, desktop and/or laptop computing products in addition to handheld computing products and may choose to market and sell or license their handheld products at a discounted price or give them away for free with their other products. These competitors also may have longer and closer relationships with the senior management of enterprise customers who decide what products and technologies will be deployed in their enterprises. Consequently, these competitors could have a better competitive position than Palm does, which could result in potential enterprise customers deciding not to choose Palm's products and services, which would adversely impact Palm's business, financial condition and results of operations.

   . Palm's handheld computing device products compete with a variety of smart handheld devices, including keyboard based devices, sub-notebook computers, smart phones and two-way pagers. Palm's principal competitors include Casio, Compaq, Hewlett-Packard, Psion, Research in Motion Limited ("RIM"), and AOL Time Warner (which resells RIM devices), Sharp and Palm platform licensees such as HandEra (formerly TRG), Handspring, Kyocera, Samsung and Sony. In addition, companies such as Matsushita, NEC and Toshiba as well as several smaller companies in Asia and Europe have announced handheld devices they intend to sell.

   . The Palm platform competes primarily with operating systems such as Microsoft's Windows CE for sub-PC computers, Microsoft's Pocket PC, Symbian's EPOC for wireless devices, proprietary operating systems from companies such as Sharp Electronics, and more recently operating systems based on Linux. Licensees of the Palm platform are under no obligation to introduce new products based on Palm's operating system, and may elect not to use the Palm platform and instead use an alternative operating system, in which case Palm may not be able to increase Palm's revenues from licensing the Palm platform or expand the proliferation of the Palm economy. For example, Palm and Nokia have jointly decided to discontinue the development of a previously planned project.

   . Palm's wireless services compete with a variety of alternative technologies and services, such as those based on different industry standards for wireless access, information appliances that provide wireless connectivity and other traditional and developing methods. Competitors to Palm's wireless services include Go America, OmniSky, RIM and potentially other device manufacturers such as Sony who offer Internet services. Palm's wireless access business also competes indirectly with other providers of wireless access, ranging from dedicated Internet service providers, such as AOL Time Warner and Earthlink, to local phone companies and telecommunications carriers. Wireless email that can synchronize with corporate mail servers is an important offering to many enterprise customers. RIM currently has such an email offering, and while Palm is developing such an offering, Palm cannot be certain that its development efforts in this area will be successful or that any product offering Palm did develop would compete favorably in the market.

   Palm expects its competitors to continue to improve the performance of their current products and services and to introduce new products, services and technologies. For example, Microsoft recently introduced a new version of its Pocket PC operating system. Palm believes that Microsoft is investing aggressively to assist its licensees in marketing handheld computers based on Microsoft's handheld operating systems. Moreover, Microsoft has announced its
 .Net and Hailstorm Internet initiatives. If the products and services proposed in these initiatives and similar initiatives announced by other companies are successful in the market, the demand for products based on Palm's technologies could decrease. Software layer technologies such as Java and Microsoft's .Net Compact Framework might reduce Palm's ability to attract software developers and differentiate Palm's products. Successful new product introductions or enhancements by Palm's competitors, or increased market acceptance of competing products, such as the Pocket PC and RIM devices or devices offered by Palm's licensees, such as Handspring and Sony, could reduce the sales and market acceptance of Palm's products and services, cause intense price competition or make Palm's products obsolete. To be competitive, Palm must continue to invest significant resources in research and development, sales and marketing and customer support. Palm cannot be sure that it will have sufficient resources to make these investments or that it will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Palm's failure to compete successfully against current or future competitors could seriously harm Palm's business, financial condition and results of operations.

If Palm fails to effectively respond to competition from products introduced by licensees of the Palm platform or if Palm's licensees fail to sell products based on the Palm platform, Palm's results of operations may suffer.

   The near term success of Palm's business depends on both the sale of handheld device products and the licensing of the Palm platform. However, licensees of the Palm platform offer products that compete directly or indirectly with Palm's handheld computing devices. For example, licensees such as Handspring and Sony use the Palm platform in products that can compete with Palm's handheld devices. In addition, the Palm platform has been licensed by other manufacturers such as Kyocera and Samsung for use in devices such as mobile phones or other similar products that can compete indirectly with Palm's handheld devices. If revenues from Palm's handheld devices suffer because of competition from licensees of the Palm platform, Palm's results of operations would suffer and Palm's ability to implement Palm's business model would be seriously challenged. In addition, Palm's licensees may not be successful in selling products based on the Palm platform or may seek reductions in the royalties payable to Palm, which could harm Palm's business and results of operations.

Demand for Palm's products is partially dependent upon support from third party software and hardware developers.

   Decisions by customers to purchase Palm's handheld device products, as opposed to competitive product offerings, are sometimes based on the availability of third party software, hardware, accessories and other expansion capabilities. In the future, Palm believes that in addition to its efforts to develop products which provide expansion capabilities to handheld devices, the level of support from third party developers will become increasingly important. For example, Palm, as well as Palm's licensees HandEra, Handspring and Sony, all have products that feature a hardware expansion slot. Devices offered by other competitors also have hardware expansion slots. Because many of these third party developers are small companies, their operations and financial condition could be adversely affected by negative general economic conditions. Palm's operating results could suffer if third party developers cease to develop for Palm's products or focus their efforts on developing software or hardware for products offered by Palm's competitors, especially if Palm is unable to offer attractive software, hardware, accessories and expansion capabilities.

If the Secure Digital Association does not ratify the Secure Digital input/output ("SDIO") specifications in a timely manner or if the SDIO standards ratified by the Secure Digital Association are not favorable to third party expansion solution developers, the deployment of third party expansion solutions might be delayed or affected, which could negatively impact sales of Palm's products that include Secure Digital expansion slots, such as the m500 and m505 devices.

   The Secure Digital ("SD") standards are governed by the Secure Digital Association. The Secure Digital Association is currently reviewing the SDIO specifications. If the specifications are not ratified by the Secure Digital Association in a timely manner or if the specifications that are ratified are not favorable to third party expansion solution developers, development or deployment of SD expansion solutions for Palm's products could be negatively affected. Furthermore, some device manufacturers may incorporate SD into their products in a manner that is not fully compliant with the SD Association standards, which may result in potential compatibility problems among devices offered by different manufacturers. This possible impact on the development or deployment of SD expansion solutions or on the timing of such development or deployment of SD expansion solutions and their functionality could negatively impact Palm's sales of Palm's products that include SD expansion card slots, such as the m500 and m505 devices, which could harm Palm's business and results of operations.

The Palm platform and Palm's handheld devices may contain errors or defects, which could result in the rejection of Palm's products and damage to Palm's reputation, as well as lost revenues, diverted development resources and increased service costs and warranty claims.

   The Palm platform and Palm's devices are complex and must meet stringent user requirements. Palm must develop Palm's software and hardware products quickly to keep pace with the rapidly changing handheld device market. Products and services as sophisticated as Palm's are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Palm has in the past experienced delays in releasing some models and versions of Palm's products until problems were corrected. For example, in the fourth quarter of fiscal year 2001, the initial shipment of Palm's m500 series of handhelds was delayed due to start-up design and manufacturing issues which Palm needed to resolve in order to meet Palm's quality standards. Palm's products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of Palm's products, damage to Palm's reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims. Any of these results could harm Palm's business. For instance Palm has, in the past experienced increased support costs related to a faulty memory component used in a limited number of Palm's handheld devices, which required Palm to develop a software patch to address the problem. There have been reports of computer viruses and security gaps impacting handheld device operating systems. These viruses and security gaps and publicity about them may adversely impact sales of Palm's products. In particular, if anti-virus protection and solutions for security gaps which users deem to be adequate are not developed to combat these viruses and security gaps, this could harm Palm's business.

Palm depends on third party software as part of its Palm platform, and Palm's ability to release next generation versions of its Palm platform would be seriously harmed if this third party software is not available in a timely fashion, which could result in the decreased demand for Palm's products and damage to Palm's reputation as well as lost revenues and diverted development resources.

   Palm licenses third party software for use in the Palm platform. In addition to third party licensed software, Palm also enters into joint development agreements with certain licensees of the Palm platform whereby a licensee will develop a specific feature for the Palm OS, which Palm will then own and may later incorporate into new releases of the Palm platform. Palm expects that Palm will continue to license third party software and to enter into joint development arrangements. If a third party developer or a joint developer fails to develop software in a timely fashion or at all, Palm may not be able to deliver certain features in Palm's products as expected or Palm could be required to expend unexpected development costs to develop the software itself or to use cash to obtain it from another third party. As a result, Palm's product introductions could be delayed or Palm's offering of features could be reduced, which could affect Palm's operating results. Furthermore, the third party developer or joint developer may improperly use or disclose the software, which could adversely affect Palm's competitive position. In addition, because Palm licenses some of Palm's development tools from third parties, Palm's business would suffer if Palm could no longer obtain those tools from those third parties.

If Palm fails to adequately evolve its systems and processes in a changing business environment, Palm's ability to manage Palm's business and results of operations may be negatively impacted.

   Palm's ability to successfully offer Palm's products and implement Palm's business plan in a rapidly evolving market requires an effective planning and management process. Palm expects that Palm will need to continue to improve Palm's financial and managerial controls, reporting systems and procedures. Palm has recently implemented new transaction processing, customer relationship management and data warehouse systems. This was a significant change to the previous systems, and Palm intends to continue to enhance and refine these new systems and processes, in areas such as product development and supply chain. If Palm fails to evolve its systems and processes, Palm's ability to manage Palm's business and results of operations may be negatively impacted. Some of Palm's systems use the Internet to communicate information. Interruptions in Internet availability and functionality could adversely impact the operation of these systems and consequently Palm's results of operations.

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

The market for the delivery of wireless services through handheld devices is new and rapidly evolving, and Palm's ability to generate revenues from handheld devices, Palm platform licensing or wireless services could suffer if this market does not develop or Palm fails to address this market effectively.

   Palm must continue to adapt Palm's wireless services strategy to compete in the rapidly evolving wireless services market. Palm currently offers a subscription-based wireless access service that enables users of the Palm VII family of handheld devices to access web-clipped content on the Internet. In addition, Palm offers its MyPalm portal, which enables users to sync with a datebook on the web and provides other services to the handheld user. Competitors have introduced or developed, or are in the process of introducing or developing, competing wireless services accessible through a variety of handheld devices and other information appliances. Palm cannot assure you that there will be demand for the wireless services provided by Palm or that individuals will widely adopt Palm's handheld devices as a means of accessing wireless services. Accordingly, it is extremely difficult to predict which products and services will be successful in this market or the future size and growth of this market. In addition, given the limited history and rapidly evolving nature of this market, Palm cannot predict the price that wireless subscribers will be willing to pay for these products and services. If acceptance of Palm's wireless services and solutions is less than anticipated, Palm's results from operations could be impacted.

Palm may not be able to deliver or expand wireless access if Palm's wireless carrier raises its rates, discontinues doing business with Palm or does not deliver acceptable service or if Palm fails to provide Palm's services on additional carrier networks, including networks in international markets.

   The future success of Palm's wireless services business substantially depends on the capacity, affordability, reliability and security of wireless networks. Only a small number of wireless providers offer the network services Palm requires. Palm currently relies on Cingular Wireless (formerly BellSouth Wireless Data) to provide all of its Palm VII and Palm VIIx handheld wireless network services pursuant to an agreement. Palm's agreement with Cingular Wireless permits each party to terminate the agreement on an annual basis. If Cingular Wireless failed to provide Palm with service at rates acceptable to Palm or at all, Palm may not be able to provide wireless access to Palm's users. If Cingular Wireless delivers unacceptable service, the quality of Palm's wireless services would suffer and Palm would likely lose users who are dissatisfied with Palm's service. For example, Palm is aware that Cingular Wireless, like other wireless carriers, has experienced service outages from time to time in their wireless data network. In addition, the Palm VII series of products are configured around the frequency standard used by Cingular Wireless. If Palm needed to switch to another wireless carrier, Palm would have to redesign significant portions of Palm's software and hardware to permit transmission on a different frequency. Users of Palm VII series products existing before the redesign would not be able to access the service provided by the new wireless carrier. If Palm was required to redesign these elements, Palm's business could be adversely affected.

   Palm's wireless services strategy depends on Palm's ability to develop new wireless access devices that operate on additional wireless networks other than Cingular Wireless in the U.S. Palm may be unsuccessful at building favorable relationships with additional U.S. and international carriers, and Palm may not be successful at developing new devices that operate on other wireless networks.

   In addition, because many international wireless carriers use different standards and transmit data on different frequencies than Cingular Wireless, Palm is likely to incur incremental expenses related to the redesign of certain portions of Palm's software and hardware. Palm's products may be subject to a lengthy certification process with each wireless carrier with whom Palm seeks to enter into a relationship. These certification requirements could delay the offering of wireless products and services into international markets. Consequently, Palm's ability to expand its wireless services business, and therefore its results of operations, could suffer.

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

Palm's reputation and ability to generate revenues will be harmed if demand for Palm's Internet services exceeds Palm's telecommunications and network capacity.

   Palm may from time to time experience increases in Palm's Internet services usage which exceed Palm's available telecommunications capacity and the capacity of Palm's third party network servers. As a result, users may be unable to register or log on to Palm's service, may experience a general slow-down in their Internet access or may be disconnected from their sessions. Excessive user demand could also result in system failures of Palm's third party network servers' networks. Inaccessibility, interruptions or other limitations on the ability to access Palm's service due to excessive user demand, or any failure of Palm's third party network servers to handle user traffic, could have an adverse effect on Palm's reputation and Palm's revenues.

If the security of Palm's websites is compromised, Palm's reputation could suffer and customers may not be willing to use Palm's services, which could cause Palm's revenues to decline.

   A significant barrier to widespread use of electronic commerce sites and network services sites, such as the Palm.com site, is concern for the security of confidential information transmitted over public networks. Despite Palm's efforts to protect the integrity of the Palm.com site, a party may be able to circumvent Palm's security measures and could misappropriate proprietary information or cause interruptions in Palm's operations and damage Palm's reputation. Any such action could negatively affect Palm's customers' willingness to engage in online commerce with Palm or purchase wireless services from Palm, which could harm Palm's revenues and results of operations. In addition, Palm may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.

Palm may not be able to maintain and expand Palm's business if Palm is not able to hire, retain, integrate and motivate sufficient qualified personnel.

   Palm's future success depends to a significant extent on the continued contribution of Palm's key executive, technical, sales, marketing, supply chain and administrative personnel. It also depends on Palm's ability to expand, integrate and retain Palm's management team. The loss of services of key employees could adversely affect Palm's business, operating results or financial condition. In addition, recruiting and retaining skilled personnel, including software and hardware engineers, is highly competitive, particularly in the San Francisco Bay Area where Palm is headquartered. Further, Palm's common stock price has been, and may continue to be, extremely volatile. When Palm's common stock price is less than the exercise price of stock options granted to employees, turnover may increase, which could harm Palm's results of operations or financial condition. If Palm fails to retain, hire and integrate qualified employees and contractors, Palm will not be able to maintain and expand Palm's business. In addition, Palm must carefully balance the growth of Palm's employee base with Palm's anticipated revenue base. If Palm's revenue growth or attrition levels vary significantly, Palm's results of operations or financial condition could be adversely affected.

   In recent quarters, Palm initiated reductions in Palm's workforce of both employees and contractors. These reductions have resulted in reallocations of employee duties which could result in employee and contractor uncertainty. Reductions in Palm's workforce could make it difficult to motivate and retain the remaining employees and contractors, which would affect Palm's ability to deliver Palm's products in a timely fashion and otherwise negatively affect Palm's business.

Third parties have claimed and may claim in the future Palm is infringing their intellectual property, and Palm could suffer significant litigation, licensing or indemnification expenses or be prevented from selling products if these claims are successful.

   In the course of Palm's business, Palm frequently receives claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. Palm evaluates the validity and applicability of these intellectual property rights, and determine in each case whether Palm must

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negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in Palm's products. Third parties may claim that Palm or Palm's customers or Palm platform licensees are infringing or contributing to the infringement of their intellectual property rights, and Palm may be found to infringe or contribute to the infringement of those intellectual property rights and require a license to use those rights. Palm may be unaware of intellectual property rights of others that may cover some of Palm's technology, products and services.

   Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert Palm's management and key personnel from Palm's business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require Palm to enter into costly royalty or license agreements or indemnify Palm's customers or Palm platform licensees. However, Palm may not be able to obtain royalty or license agreements on terms acceptable to Palm, or at all. Palm also may be subject to significant damages or injunctions against development and sale of Palm's products.

   Palm often relies on licenses of intellectual property for use in Palm's business. Palm cannot assure you that these licenses will be available in the future on favorable terms or at all.

   On April 28, 1997, Xerox Corporation filed suit against U.S. Robotics Corporation and U.S. Robotics Access Corp. in the United States District Court for the Western District of New York. The case came to be captioned: Xerox Corporation v. U.S. Robotics Corporation, U.S. Robotics Access Corp., Palm Computing, Inc. and 3Com Corporation, Civil Action No. 97-CV-6182T. The complaint alleged willful infringement of U.S. Patent No. 5,596,656, entitled "Unistrokes for Computerized Interpretation of Handwriting." The complaint sought unspecified damages and to permanently enjoin the defendants from infringing the patent in the future. In an Order entered on June 6, 2000, the U.S. District Court granted the defendants' motion for summary judgment of non-infringement and dismissed the case in its entirety. Xerox appealed the dismissal to the U.S. Court of Appeals for the Federal Circuit as Appeal No. 00-1464. On October 5, 2001, the Court of Appeals issued a decision, affirming the lower court's decision in part, but also reversing the lower court's entry of summary judgment. The Court of Appeals also remanded the case for further proceedings consistent with its opinion.

   On February 28, 2000, E-Pass Technologies, Inc. filed suit against "3Com, Inc." in the United States District Court for the Southern District of New York and later filed on March 6, 2000 an amended complaint against Palm and 3Com. The case is now captioned E-Pass Technologies, Inc. v. 3Com Corporation, a/k/a 3Com, Inc. and Palm, Inc. (Civil Action No. 00 CIV 1523). The amended complaint alleges willful infringement of U.S. Patent No. 5,276,311, entitled "Method and Device for Simplifying the Use of Credit Cards, or the Like." The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patent in the future. The case was transferred to the U.S. District Court for the Northern District of California. The parties have engaged in discovery. The U.S. District Court has scheduled a Markman hearing for October 26, 2001 to determine the meaning of certain terms used in the claims of the patent in suit. No trial date has been set.

   On March 14, 2001, NCR Corporation filed suit against Palm and Handspring, Inc. in the United States District Court for the District of Delaware. The case is captioned, NCR Corporation v. Palm, Inc. and Handspring, Inc. (Civil Action No. 01-169). The complaint alleges infringement of U.S. Patent Nos. 4,634,845 and 4,689,478, entitled, respectively, "Portable Personal Terminal for Use in a System for Handling Transactions" and "System for Handling Transactions Including a Portable Personal Terminal." The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. The parties have engaged in discovery. The Court has tentatively scheduled trial to begin on July 29, 2002.

   In connection with Palm's separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm agreed to indemnify and hold 3Com harmless for any damages or losses which might arise out of the Xerox and E-Pass litigation.

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If third parties infringe Palm's intellectual property, Palm may expend significant resources enforcing Palm's rights or suffer competitive injury.

   Palm's success depends in large part on Palm's proprietary technology. Palm relies on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect Palm's proprietary rights. If Palm fails to protect or to enforce Palm's intellectual property rights successfully, Palm's competitive position could suffer, which could harm Palm's operating results.

   Palm's pending patent and trademark registration applications may not be allowed or competitors may challenge the validity or scope of these patent applications or trademark registrations. In addition, Palm's patents may not provide Palm a significant competitive advantage.

   Palm may be required to spend significant resources to monitor and police Palm's intellectual property rights. Palm may not be able to detect infringement and may lose competitive position in the market before Palm does so. In addition, competitors may design around Palm's technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

   On July 22, 1999, Palm filed a copyright infringement action against Olivetti Office USA, Inc. and CompanionLink Software, Inc. in the United States District Court for the Northern District of California alleging that Olivetti's "Royal daVinci" handheld device and the daVinci OS Software Development Kit (distributed by CompanionLink) contained source code copied from the Palm OS operating system. Palm obtained a preliminary injunction against further distribution, sale, import or export of any product containing source code or object code copied or derived from the Palm OS operating system. The injunction is to remain in effect pending the outcome of the lawsuit. Palm also initiated a copyright infringement action in Hong Kong on July 21, 1999, against EchoLink Design, Ltd., the company responsible for developing the operating system software contained in the Olivetti daVinci devices that are the subject of the action against Olivetti in the Northern District of California. The High Court of the Hong Kong Special Administrative Region issued an order the same day restraining EchoLink from further copying, distribution, sale, import or export of Palm OS operating system source code or EchoLink's "NEXUS OS" source code, which Palm maintains infringes Palm's copyrights. Kessel Electronics (H.K.), Limited, which supplied Olivetti with the daVinci devices, was subsequently added to the Hong Kong action. Kessel consented to an injunction against reproducing, copying, importing, exporting, distributing, or making available to the public any software contained in certain files of the Palm OS source code or object code. By letter dated October 7, 1999, 3Com notified certain third party retailers about the preliminary injunction order issued against Olivetti and CompanionLink. On October 5, 2000, Olivetti filed an action against Palm and 3Com in the Superior Court of California, Santa Clara County, for unfair competition, intentional interference with potential economic advantage, libel and trade libel, based upon certain statements that were allegedly made, or that 3Com allegedly omitted to make, in the October 7, 1999 letter. In addition, Olivetti has filed the identical action, as counterclaims and third-party claims against Palm and 3Com, in the United States District Court for the Northern District of California. Palm and 3Com filed a motion to strike Olivetti's state court complaint under California's anti-SLAPP statute. On April 3, 2001, the Superior Court granted Palm's and 3Com's motion. Olivetti has appealed from the order granting the motion to strike. Olivetti's identical claims against Palm (and 3Com) have been stayed in the federal action pending Olivetti's appeal of the state court ruling dismissing Olivetti's claims.

   In connection with Palm's separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm agreed to indemnify and hold 3Com harmless for any damages or losses which might arise out of the Olivetti litigation.

   In the past, there have been thefts of computer equipment from Palm and Palm's employees. This computer equipment has contained proprietary information. Palm has formulated a security plan to reduce the risk of any future thefts and has cooperated with state and federal law enforcement officials in an investigation of past

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incidents. Palm may not be successful in preventing future thefts, or in preventing those responsible for past thefts from using Palm's technology to produce competing products. The unauthorized use of Palm technology by competitors could have a material adverse effect on Palm's ability to sell Palm's products in some markets.

Palm's future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

   Since Palm sells its products worldwide, Palm's business is subject to risks associated with doing business internationally. Palm anticipates that revenues from international operations will represent an increasing portion of Palm's total revenues over time. In addition, several of the facilities where Palm's devices are manufactured and distributed are located outside the United States. Accordingly, Palm's future results could be harmed by a variety of factors, including:

   . changes in foreign currency exchange rates;

   . changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

   . trade protection measures and import or export licensing requirements;

   . potentially negative consequences from changes in tax laws;

   . difficulty in managing widespread sales and manufacturing operations;

   . difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs; and

   . less effective protection of intellectual property.

   Although substantially all of Palm's revenues are denominated in U.S. dollars, Palm is subject to changes in demand for Palm's products resulting from exchange rate fluctuations that make Palm's products relatively more or less expensive in international markets. If exchange rate fluctuations occur, Palm's business could be harmed by decreases in demand for Palm's products or reductions in gross margins.

Palm may pursue strategic acquisitions and investments which could have an adverse impact on Palm's business if unsuccessful.

   Within the last eighteen months, Palm has acquired peanutpress.com, Inc., WeSync.com, Inc., AnyDay.com, Inc., and Actual Software Corporation and has entered into the asset purchase agreement with Be. Palm evaluates other acquisition opportunities that could provide Palm with additional product or services offerings or additional industry expertise. Acquisitions could result in difficulties assimilating acquired operations and products, and result in the diversion of capital and management's attention away from other business issues and opportunities. Integration of acquired companies may result in problems related to integration of technology and management teams. Palm may not successfully integrate operations, personnel or products that Palm has acquired or may acquire in the future. If Palm fails to successfully integrate acquisitions, Palm's business could be materially harmed. In addition, Palm's acquisitions may not be successful in achieving Palm's desired strategic objectives, which would also cause Palm's business to suffer. For example, in the fourth quarter of fiscal year 2001, Palm had to record a charge of approximately $47.7 million in connection with the impairment of certain intangibles as a result of Palm's reduced expectations for revenue and cashflows from Palm's web calendaring associated with Palm's acquisition of AnyDay. These transactions may result in the diversion of capital and management's attention away from other business issues and opportunities.

   In addition, Palm has made strategic venture investments in other companies which provide products and services which are complementary to Palm's products and services. If these investments are unsuccessful, this could have an adverse impact on Palm's results of operations and financial position.

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

Palm's ability to pursue mergers and acquisitions may be limited.

   3Com has obtained a ruling from the Internal Revenue Service that the distribution of 3Com's shares of Palm common stock to 3Com's stockholders will not be taxable. This ruling could be revoked if either 3Com or Palm, through July 27, 2002, engaged in certain transactions that would constitute a change of more than 50% of the equity interest in either company and that transaction was deemed to be related to Palm's separation from 3Com in 2000. Consequently, Palm's ability to engage in mergers and acquisitions could be limited. If either 3Com or Palm takes any action that causes the ruling to be revoked, there would be material adverse consequences, potentially including making the distribution taxable, and causing the company that was responsible for the revocation to indemnify the other company for any resulting damages.

Palm intends to form an internal subsidiary to contain its business relating to the Palm platform and Palm's licensing strategy, which will utilize Palm's time and money and could distract personnel from other business issues.

   In the first quarter of fiscal year 2002, Palm announced its intention to form an internal subsidiary to contain Palm's business relating to the Palm platform by the end of calendar year 2001. Palm expects that it will need to change Palm's business practices, financial and managerial controls, reporting systems and procedures to implement the formation and operation of this subsidiary. The planning and implementation of this subsidiary could result in the diversion of capital and Palm's attention away from other business issues or opportunities, which could adversely affect Palm's business. If Palm does not successfully implement this subsidiary, Palm's licensing strategy, the Palm platform share and Palm's competitiveness in the handheld solutions space could be negatively impacted, which could adversely affect Palm's business, financial position or results of operations.

Palm's flexibility to operate its business may be constrained by the requirements of its credit facility.

   In June 2001, Palm obtained a two-year asset-backed, borrowing-base credit facility from a group of financial institutions for up to a maximum of $150 million with the actual amount available determined by eligible accounts receivable and inventory as well as a real estate line of credit. This credit facility requires Palm to obtain the prior consent of the lenders before Palm engages in actions specified in the borrowing agreement such as incurring certain indebtedness, making certain investments or distributions, making certain acquisitions, making certain capital expenditures or causing a change in control of Palm. If Palm is unable to obtain its lenders' consent, Palm will be unable to take certain actions and its business may suffer. In addition, the credit facility confers additional rights on Palm's lenders in the event of a default which could cause Palm to suffer adverse financial and business consequences. To date, Palm has not drawn on this credit facility.

Business interruptions could adversely affect Palm's business.

   Palm's operations and those of Palm's suppliers and customers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars and other events beyond Palm's control. Palm's facilities and those of Palm's suppliers and customers in the State of California may be subject to electrical blackouts as a consequence of a shortage of available electrical power. Such electrical blackouts could disrupt the operations of Palm's affected facilities and those of Palm's suppliers and customers. In addition, the business interruption insurance Palm carries may not be sufficient to compensate Palm fully for losses or damages that may occur as a result of such events. Any such losses or damages incurred by Palm could have a material adverse effect on Palm's business.

Impairment of Land Acquired Upon Termination of Lease Agreement

   In the fourth quarter of fiscal year 2001, Palm incurred an impairment charge of $59 million related to the land obtained upon the termination of a lease agreement.

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

   In the second quarter of fiscal year 2001, Palm entered into a seven-year master lease agreement relating to Palm's future headquarters facility to be constructed in San Jose, California. At the initiation of the agreement, the lessor acquired the land for the future headquarters. Under the terms of the lease agreement, Palm was required to place on deposit investment securities as collateral over the term of the lease agreement.

   As the result of the uncertain economic environment and changes to its business, in the fourth quarter of fiscal year 2001, Palm decided not to go forward with the lease commitment or construction of the future headquarters facility. Pursuant to the terms of the master lease agreement, upon termination of the lease arrangement Palm was required to exercise its option to purchase the land for the full initial purchase price using the restricted investment securities held as collateral for the lease. In addition, Palm decided to put the land up for sale and not to hold the land for future use.

   Recognizing that there had been a precipitous decline in the market value of land in the Silicon Valley area due to the downturn in the economy, Palm engaged a third party appraiser, Carneghi-Bautovich & Partners, Inc., to provide an appraisal to estimate the "as is" market value of the land located in San Jose, California as of Palm's acquisition date of May 31, 2001. The recorded impairment charge is the difference in the value of the land at that date and the value of the land at the initiation of the lease agreement.
  Risks Related to Palm's Separation from 3Com

Palm's historical financial information may not be representative of Palm's future results.

   Through February 25, 2000, Palm's consolidated financial statements were carved out from the consolidated financial statements of 3Com using the historical results of operations and historical bases of the assets and liabilities of the 3Com handheld computing business that Palm comprised. Accordingly, the historical financial information does not necessarily reflect what Palm's financial position, results of operations and cash flows would have been had Palm been a separate, stand-alone entity during the periods presented. Through February 2000, 3Com did not account for Palm and Palm was not operated as a separate, stand-alone entity for the periods presented. From March 2000 through August 2001, Palm incurred various costs related to transitional services procured from 3Com. These costs were decreasing during this time period as Palm established its own infrastructure.

   Palm's historical costs and expenses through February 2000 include allocations from 3Com for centralized corporate services and infrastructure costs, including legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing and engineering. These allocations were determined on bases that 3Com and Palm considered to be reasonable reflections of the utilization of services provided to or the benefit received by Palm. Beginning from March 2000, Palm's costs and expenses included a variety of transitional services provided by 3Com to Palm while Palm was developing its own infrastructure capabilities. The historical financial information is not necessarily indicative of what Palm's results of operations, financial position and cash flows will be in the future.

Palm may have potential business conflicts of interest with 3Com with respect to Palm's past and ongoing relationships and may not resolve these conflicts on the most favorable terms to Palm.

   Conflicts of interest could arise between 3Com and Palm in a number of areas relating to Palm's past relationships, including:

   . tax and indemnification matters arising from Palm's separation from 3Com;

   . intellectual property matters; and

   . employee recruiting.

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

   These relationships were formed in the context of a parent-subsidiary relationship and negotiated in the overall context of Palm's separation from 3Com. Palm may not be able to resolve any potential conflicts on terms most favorable to Palm. Nothing restricts 3Com from competing with Palm.

  Risks Related to the Securities Markets and Ownership of Palm's Common Stock

Palm's common stock price may be subject to significant fluctuations and volatility.

   Palm's common stock has been publicly traded since March 2, 2000. The market price of Palm's common stock has been subject to significant fluctuations since the date of Palm's initial public offering. These fluctuations could continue. Among the factors that could affect Palm's stock price are:

   . quarterly variations in Palm's operating results;

   . changes in revenues or earnings estimates or publication of research reports by analysts;

   . speculation in the press or investment community;

   . strategic actions by Palm or Palm's competitors, such as new product announcements, acquisitions or restructuring;

   . actions by institutional stockholders;

   . general market conditions; and

   . domestic and international economic factors unrelated to Palm's performance.

   Be will receive a substantial number of shares of Palm's common stock pursuant to the asset sale. Be intends to sell these shares in the public market promptly following the closing of the asset sale, which could cause Palm's stock price to fall. In addition, the stock markets in general, and the markets for high technology stocks in particular, have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Palm's common stock.

Provisions in Palm's charter documents and Delaware law and Palm's adoption of a stockholder rights plan may delay or prevent acquisition of Palm, which could decrease the value of Palm shares.

   Palm's certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire Palm without the consent of Palm's board of directors. These provisions include a classified board of directors and limitations on actions by Palm's stockholders by written consent. Delaware law also imposes some restrictions on mergers and other business combinations between Palm and any holder of 15% or more of Palm's outstanding common stock. In addition, Palm's board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although Palm believes these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with Palm's board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

   Palm's board of directors adopted a stockholder rights plan, pursuant to which Palm declared and paid a dividend of one right for each share of common stock held by stockholders of record as of November 6, 2000. Unless redeemed by Palm prior to the time the rights are exercised, upon the occurrence of certain events, the rights will entitle the holders to receive upon exercise thereof shares of Palm's preferred stock, or shares of an acquiring entity, having a value equal to twice the then-current exercise price of the right. The issuance of the rights could have the effect of delaying or preventing a change in control of Palm.

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                          FORWARD-LOOKING INFORMATION

   This proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among others, statements regarding Be's intentions to sell shares of Palm's common stock it receives pursuant to the asset purchase agreement, the timing, terms of and expected distributions to be made to stockholders in connection with the dissolution, Palm's reasons for entering into the asset purchase, including the potential benefits, the integration of Be's technology into Palm's products, the opportunity to add members to Palm's engineering team, potential enhancements to Palm's products and the effects of decreases in the demand for Palm's products. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially. For a detailed discussion of these risks and uncertainties, see the "Risk Factors" section of this proxy statement/prospectus. These and many other factors could affect the future financial and operating results of Palm or Be. Be stockholders should also be aware that the number of shares of Palm common stock to be received by Be at the closing of the asset sale will be determined by dividing $11,000,000 (subject to adjustment under certain circumstances) by the opening price of Palm common stock as quoted on the Nasdaq National Market on the closing date of the transaction, and that Be intends to sell for cash the Palm shares received in the transaction promptly following the closing date, with the result that such shares will not be distributed to the stockholders of Be. In light of all of the foregoing, and notwithstanding the discussions and information in this proxy statement/prospectus concerning Palm, it is not anticipated that the results or performance of Palm prior to the closing date, or following the closing date, will have any material impact on the net proceeds to be received by Be from the asset sale, or the amount of cash proceeds (if any) therefrom ultimately distributed to Be stockholders.

                               LEGAL PROCEEDINGS

   Palm

   On August 7, 2001, a purported consumer class action lawsuit was filed against Palm and 3Com Corporation in California Superior Court, San Francisco County. The case is captioned Connelly et al v. Palm, Inc., 3Com Corp et al (Case No. 323587). An Amended Complaint was filed and served on Palm on August 15, 2001. The Amended Complaint, filed on behalf of purchasers of Palm III, IIIc, V and Vx handhelds, alleges that certain Palm handhelds may cause damage to PC motherboards by permitting an electrical charge, or "floating voltage" from either the handheld or the cradle to be introduced into the PC via the serial and/or the USB port on the PC. Plantiffs allege that this damage is the result of a design defect in one or more of the following: HoySync software, handheld, cradle and/or the connection cable. The complaint seeks restitution, rescission, damages, an injunction mandating corrective measures to protect against future damage as well as notifying users of potential harm. Palm's answer was filed on October 1, 2001. No trial date has been set. In connection with Palm's separation from 3Com, pursuant to the terms of the Indemnification and Insurance Matters Agreement between 3Com and Palm, Palm will indemnify and hold 3Com harmless for any damages or losses which may arise out of this lawsuit.

   In January 2001, a shareholder derivative and class action lawsuit, captioned Shaev v. Benhamou, et al., No. CV795128, was filed in California Superior Court. The complaint alleges that Palm's directors breached fiduciary duties by not having Palm's public shareholders approve Palm's director stock option plan. The director plan was approved prior to Palm's March 2000 initial public offering by 3Com Corporation, Palm's sole shareholder at the time. The complaint alleges that Palm was required to seek approval for the plan by shareholders after the initial public offering. Plaintiff has not specified the amount of damages he may seek. The case is in discovery. No trial date has been set.

   Starting on June 20, 2001, Palm and three of its officers were named as defendants in purported securities class action lawsuits filed in United States District Court, Southern District of New York. The first of these lawsuits is captioned Weiner v. Palm, Inc., et al., No. 01 CV 5613. The complaints assert that the prospectus from Palm's March 2, 2000 initial public offering failed to disclose certain alleged actions by the underwriters

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

for the offering. The complaints allege claims against Palm and two or three of its officers under Sections 11 and 15 of the Securities Act of 1933, as amended. Certain of the complaints also allege claims under Section 10(b) and
Section 20(a) of the Securities Exchange Act of 1934, as amended. The complaints also name as defendants the underwriters for Palm's initial public offering. Neither Palm nor its officers have responded to these actions.

   Other litigation matters and legal proceedings are set forth in the legal proceedings sections of Palm's SEC filings, which are incorporated herein by reference.

   Be

   As previously disclosed in filings with the Securities and Exchange Commission, in November 2000, Be's stock transfer agent, Wells Fargo Bank Minnesota, N.A., received a demand letter from Financial Square Partners, a Be stockholder, alleging damages resulting from the transfer agent's failure to timely issue its stock certificates. While Be was not a party named in such demand letter, Be was named as a party on the stockholder's draft claim attached to the demand letter. On May 9, 2001, the claim was in fact filed, naming Be and Wells Fargo Bank Minnesota, N.A., as defendants, and is currently active in the Superior Court of California. The stockholder is seeking damages in the amount of approximately $2.4 million. Prior to this filing, Be had been participating in communications with the parties in an effort to resolve the matter prior to a lawsuit being filed.

   Be management continues to believe that the allegations as they relate to Be in the filed claim are without merit and intends to defend Be against this legal action. However, there can be no assurance this claim will be resolved without costly litigation, or require Be's participation in the settlement of such claim, in a manner that is not adverse to Be's financial position, results of operations or cash flows. No estimate can be made of the possible loss or possible range of loss associated with the resolution of this contingency. If Be were held liable, it is Be's intent to seek reimbursement under Be's D&O insurance policy.


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                    THE SPECIAL MEETING OF BE STOCKHOLDERS

When and Where the Special Meeting Will Be Held

   This proxy statement/prospectus is being furnished to Be stockholders as part of the solicitation of proxies by the Be board of directors for use at the special meeting of Be stockholders to be held on Monday November 12, 2001, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement/prospectus and in the accompanying notice of special meeting. The special meeting will be held at Holbrook Palmer Park -- The Pavilion, 150 Watkins Avenue, Atherton, CA 94027. Be intends to mail this proxy statement/prospectus and accompanying proxy card on or about October 10, 2001, to all stockholders entitled to vote at the special meeting.

What Will Be Voted Upon

   The purpose of the special meeting is to consider and vote upon the following proposals:

   . to approve the sale by Be of substantially all of Be's intellectual property and other technology assets, including those related to the BeOS and BeIA operating systems, to a Palm subsidiary pursuant to the asset purchase agreement; and

   . to approve the dissolution and the adoption of the plan of dissolution.

   The Be board of directors does not presently intend to bring any business before the Be meeting other than the specific proposals referred to above and specified in the notice of the special meeting. The Be board of directors knows of no other matters that are to be brought before the special meeting. If any other business properly comes before the special meeting, including the consideration of a motion to adjourn such meeting (including for purposes of soliciting additional votes), it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Be board of directors may recommend.

   The matters to be considered at the special meeting are of great importance to the stockholders of Be. Accordingly, stockholders are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Which Stockholders May Vote

   Only holders of record of Be's common stock at the close of business on October 4, 2001, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, Be had outstanding and entitled to vote 36,792,563 shares of common stock. A majority, or 18,396,282, of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

   Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Abstentions; Broker Non-Votes

   All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, and will also have the same effect as negative votes, but are not counted for any purpose in determining whether a matter has been approved.

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Vote Required to Approve Each Proposal

   Under Delaware law and the charter documents of Be, approval of the asset sale pursuant to the asset purchase agreement, as well as the dissolution and adoption of the plan of dissolution, requires the affirmative vote of a majority of the outstanding shares of Be common stock. Each Be stockholder is entitled to one vote for each share held on the close of business on the record date, on each matter properly submitted for the vote of stockholders at the special meeting. The right to vote is exercisable, in person or by properly executed proxy.

Voting by Be's Executive Officers and Directors

   Pursuant to stockholder support agreements and related irrevocable proxies executed by all of Be's executive officers and directors, 4,961,070 outstanding shares of Be common stock (which excludes shares subject to stock options) beneficially owned by them and their affiliates on October 4, 2001 (representing approximately 14% of the total number of shares of Be common stock outstanding at that date), will be voted for approval of the asset sale and the dissolution.

Voting Via the Internet, by Fax or by Telephone

   Stockholders may grant a proxy to vote their shares on the Internet by fax or by telephone. The law of Delaware, under which Be is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder.

   Votes submitted via the Internet, by fax, or by telephone must be received by 11:59 p.m., California time on November 11, 2001. Submitting your proxy via the Internet, by fax or by telephone will not affect your right to vote in person should you decide to attend the special meeting.

   The Internet, fax and telephone voting procedures below are designed to authenticate stockholders' identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

  For Shares Registered in Your Name

   Be stockholders of record may go to http://www.votefast.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide their control number contained on their proxy card. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Be stockholders of record using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-250-9081 and following the recorded instructions, and may also vote by fax by marking, signing and dating their proxy card and faxing it to 1-412-299-9191.

  For Shares Registered in the Name of a Broker or Bank

   A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services' voting Web site http://www.proxyvote.com.

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Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Be at Be's principal executive office, 800 El Camino Real, Suite 400, Menlo Park, CA 94025, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

Solicitation of Proxies and Expenses of Solicitation

   Be will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Be common stock beneficially owned by others to forward to such beneficial owners. Be may reimburse persons representing beneficial owners of Be common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Be. No additional compensation will be paid to directors, officers or other regular employees for such services.

   Be has retained N.S. Taylor & Associates, Inc. to assist in the solicitation of proxies at a cost of approximately $6,500 plus reasonable expenses.

Deadline for Receipt of Stockholder Proposals at Annual Meeting

   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, a stockholder intending to present a proposal to be included in Be's proxy statement for its 2002 Annual Meeting of Stockholders, if an annual meeting is held, must have delivered a proposal in writing to its executive offices no later than December 25, 2001. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proposal or nomination at the annual meeting, written notice of the proposal or nomination must be received by the secretary of Be at its principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before that meeting and must satisfy other detailed requirements specified in Be's bylaws. However, in the event that fewer than 65 days prior notice of the 2002 Annual Meeting of Stockholders is given to stockholders, notice of any stockholder proposals to be presented at that meeting must be delivered to Be's secretary not later than the close of business on the seventh day following the day on which the notice to stockholders was mailed.

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

                     THE ASSET SALE AND DISSOLUTION OF BE

   This section of the proxy statement/prospectus describes material aspects of the asset sale and dissolution of Be. While Palm and Be believe that the description covers the material terms of the asset sale and dissolution of Be, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the asset sale and dissolution of Be. Unless otherwise indicated, references to Palm include Palm and its subsidiaries, including ECA Subsidiary Acquisition Corporation.

General

   The Be board of directors is proposing that the sale of assets of Be pursuant to the terms of the Asset Purchase Agreement dated August 16, 2001, as amended and restated as of September 10, 2001, by and among Be, Palm and ECA Subsidiary Acquisition Corporation, an indirect wholly owned subsidiary of Palm, be approved by its stockholders at the special meeting. The form of the asset purchase agreement is attached as Annex A to this proxy statement/prospectus.

   On August 16, 2001, the Be board of directors authorized the execution of the asset purchase agreement with Palm, a Delaware corporation headquartered in Santa Clara, California, and ECA Subsidiary Acquisition Corporation. Under the terms of the asset purchase agreement, Be will sell substantially all of its intellectual property and other technology assets, including those related to its BeOS and BeIA operating systems, to Palm and will receive an aggregate number of shares of Palm common stock equal in value to $11,000,000, as measured by the opening price of Palm common stock as quoted on the Nasdaq National Market on the closing date of the transaction, subject to adjustment. In addition, Palm will make employment offers to 50 Be engineers. Be intends to sell for cash the Palm shares received in the transaction promptly following the closing, and accordingly, such shares will not be distributed to the stockholders of Be. There is no assurance that the asset sale will be completed. Certain material terms of the asset purchase agreement and features of the asset sale are summarized below. Stockholders should read the asset purchase agreement in its entirety.

   The Be board of directors also approved the dissolution of Be as described in the plan of dissolution attached to this proxy statement/prospectus as Annex B on August 16, 2001. The plan of dissolution will only be implemented if the asset purchase is completed. If the dissolution and adoption of the plan of dissolution are approved by the stockholders, the board of directors, without further action by the stockholders (except those actions as may be required by law or as the Be board of directors may deem appropriate), may elect at any time to dissolve Be after payment of, or provision for the payment of, all liabilities and obligations of Be in accordance with the plan of dissolution. Any remaining assets would be available for distribution to Be stockholders. Approval by the holders of a majority of the outstanding shares of common stock is required to approve the dissolution and adopt the plan of dissolution of Be. In the event that the stockholders of Be fail to approve both the asset sale and the dissolution, Palm and Be would each have the option to terminate the asset purchase agreement. Material features of the plan of dissolution are summarized below. Stockholders should read the plan of dissolution in its entirety.

Background of the Asset Sale and the Dissolution of Be

   The terms and conditions of the asset purchase agreement and the asset sale are the result of arm's length negotiations between the representatives of Palm and the representatives of Be. Set forth below is a summary of the background of the events that led to the decision of the Be board of directors to enter into the asset sale and plan of dissolution and the negotiations between Be and Palm.

Development of the Business

   Prior to 1998, Be had no revenues and its operations consisted primarily of research and development. In December 1998, Be shipped the first version of BeOS, its desktop operating system targeted primarily to end

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

users. Prior releases of BeOS were targeted primarily to software developers. Throughout 1999, Be focused on delivering BeOS as a desktop operating system to end users, and while it was slowly gaining users and traction within the desktop operating system market, Be determined the cost of competing in that market was more than it could afford.

   Having experienced losses and negative cash flow from operations since inception, in the latter half of 1999 Be began a review of its BeOS desktop operating system business model and its potential to create stockholder value. The impetus for the review was market information obtained from institutional investors and market analysts, and the realization that Be's desktop product could only succeed by competing effectively against Microsoft Corporation, an established and entrenched competitor in a rapidly maturing market. During this same period, many potential large customers and industry analysts were expressing significant interest in the Internet appliance version of Be's operating system. At the time, most market analysts were predicting rapid growth in the nascent Internet appliance market, and indicating it would ultimately have significant upside potential. The strengths of Be's technology appeared transferable to the needs of this market, which was not yet dominated by any one player. In January 2000, Be announced its intention to shift its primary focus from the marketing and distribution of BeOS, Be's desktop operating system, to the development, marketing and deployment of BeIA, its software solution intended for Internet appliances.

   In contrast to its performance in the desktop market, Be was successful in 2000 in rapidly entering the developing Internet appliance market. Its efforts culminated in the execution of a contract for an Internet appliance with Sony in early 2001. Unfortunately,the Internet appliance market as a whole has failed to materialize as anticipated. Consumer response to early Internet appliances has been unenthusiastic, major manufacturers have not undertaken significant development efforts, and the economic realities of the last four quarters have made success even more difficult. Despite Be's efforts in the Internet appliance market, its financial difficulties have continued, and Be has been unable to generate revenues sufficient to meet operating expenses. At the beginning of the second and third quarters of 2001, Be reduced its workforce and announced the elimination of its sales and marketing departments in order to conserve resources.

Review of Alternatives

   Commencing in April 2000, the board of directors of Be took extensive actions over a lengthy period of time in its efforts to evaluate and pursue alternatives for the company that would maximize stockholder value and which would otherwise be in the best interests of Be's stockholders. Among other things, the board, both itself, through officers of Be and through third parties, investigated private placements with institutions, funds and private investors, equity lines of credit and private placements with strategic investors, the possible sale of the company for stock or cash, and ultimately asset sale transactions similar of the type ultimately entered into with Palm.

   In early September 2000, at the direction of Be's board of directors, Be's chief financial officer embarked upon a project whose purpose was to determine the amount of additional capital Be would require before being profitable and self-sufficient. As Be began to consider the best course of action to meet its capital needs, it was focused on securing the capital required for the least amount of dilution to existing stockholders. In late September and continuing into early October, Be investigated private placements with high quality institutions, funds and individuals. Unfortunately, at this time the capital markets began to rapidly dry up, and Be was unsuccessful in securing capital through private placements.

   In mid-October 2000, Be began focusing on equity lines of credit as an alternative source of capital. Be believed that obtaining such a line of credit would allow it to raise the capital it needed as it needed it, including at increasing share prices as Be's business improved. However, all of the available lines of credit Be encountered proved to have highly dilutive floating priced warrant structures, which were not perceived to be consistent with the best interests of Be's stockholders, and ultimately no such transactions were consummated.

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

   In early November 2000, the board of directors decided to directly contact over a dozen strategic partners to investigate their interest in investing equity capital in Be. Be sent each such strategic partner a letter asking it to express its interest by mid-November, few of which resulted in any meaningful responses. By late November, in light of all of the foregoing, Be made the decision to engage a professional advisor to help secure financing. Be interviewed and investigated a number of investment professionals in this regard, primarily during December 2000. In mid-January 2001, Be engaged Rochon Capital for the purpose of securing capital for Be. Given the investment climate and condition of the stock market at such time, however, the capital markets for companies such as Be were very scarce. Rochon's efforts continued throughout January and February 2001, but were ultimately unsuccessful, and Rochon was unable to secure financing for Be on acceptable terms.

   Following the conclusion of Rochon's efforts in February 2001, the board of directors decided to hire an investment bank to seek to sell the company or recapitalize it with new investors. In this regard, Be contacted over a dozen investment banks during the first part of March 2001. Be decided to engage ING Barings for several reasons, including the quality of their management team, the dedication and expertise of their internet appliance analyst, and the anticipation that a planned acquisition by ABN AMRO of ING Barings would facilitate Be's access to international prospects. In the second half of March, the ING Barings team commenced its work on behalf of Be. These efforts continued through mid-April. In addition, during this time, Be independently contacted numerous potential investors and acquirors and explored various options to finance or sell Be. On or about April 20, 2001, however, ABN AMRO terminated all but one member of Be's investment team at ING Barings, thereby effectively terminating its relationship with Be. Consequently, Be recontacted bankers which it had contacted in March, and settled upon Lehman Brothers Inc. as an attractive replacement for ING Barings.

   On May 7, 2001, Be engaged Lehman Brothers to assist Be with the exploration of various strategic alternatives, including the sale of Be. Upon engagement, Lehman Brothers conducted preliminary financial and business due diligence with members of Be's management team, and assisted Be with the creation of descriptive materials to provide to companies evaluating a potential transaction with Be.

   Between April 2000 and July 2001, Be through its board of directors, officers and third party advisors took extensive actions over a lengthy period of time in their efforts to evaluate and pursue alternatives for the company that would maximize value for Be's stockholders and which would otherwise be in the best interests of Be's stockholders. Be and Lehman Brothers, both together and separately, contacted over thirty-five companies to determine their interest in investing in or acquiring Be. Of the companies contacted, more than twenty were provided with additional business information to assist them in evaluating a potential transaction with Be. Approximately ten of these companies indicated an interest in exploring a potential transaction with Be, and Be and Lehman Brothers actively pursued further discussions with these companies. Following these discussions, no companies determined to pursue a strategic or financial transaction with Be.

The Asset Sale to Palm

   On June 22, 2000, Palm and Be signed a mutual nondisclosure agreement in connection with a potential licensing arrangement between the parties. At such time, there were no discussions with respect to the type of transaction ultimately embodied by the asset purchase agreement between the parties that is the subject of this proxy statement/prospectus.

   In May 2001, Palm began exploring opportunities to strengthen its Platform Solutions Group, or PSG, by complementing and enhancing its technology portfolio, engineering ranks and platform roadmap. At that time, Palm established an internal project to explore viable alternatives to increase PSG's strategic opportunities, which ultimately led to the approval of the asset purchase by Palm's board of directors.

   On May 16, 2001, Eric Benhamou, Palm's Chairman, and Jean-Louis Gassee, Be's Chairman and Chief Executive Officer, met to explore the potential for PSG to utilize Be's operating systems software components and technical resources to increase PSG's strategic opportunity.

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

   During the week of May 21, 2001, members of Palm's senior management, including Carl Yankowski, Chief Executive Officer, Doug Solomon, Senior Vice President and Chief Strategy Officer, and Robert Hayes, Director, Palm Ventures, held several meetings with members of Be's senior management, including Mr. Gassee and Steve Sakoman, Chief Operating Officer, to discuss further the potential use of Be's operating system software components and technical resources to increase PSG's strategic opportunity. In the course of these discussions, the parties began to discuss the possibility of an acquisition transaction involving Be and Palm.

   On May 30, 2001, at a regularly scheduled meeting of the Be board of directors, the Be board of directors met with representatives of Cooley Godward LLP, outside legal counsel for Be, to discuss the fiduciary duties of the directors to Be and its stockholders in the context of a merger involving Be or acquisition of Be or its assets.

   On June 6, 2001, Messrs. Benhamou, Gassee and Sakoman met at Be's offices to discuss the potential transaction and the process for completing due diligence.

   On June 21, 2001, a senior management team of Palm, including Mr. Benhamou, David Nagel, a director, Mr. Solomon, Monty Boyer, Director, Advanced Platform Development, Mr. Hayes, Ruth Hennigar, Vice President of Engineering, Platform Solutions Group, met at Palm's offices with a senior management team of Be, including Mr. Gassee, Mr. Sakoman, Pierre Raynaud-Richard, Vice President Engineering, and Lee Williams, Vice President Product Development, to explore each other's plans and capabilities and assess potential synergies. At this meeting, an amendment to the mutual nondisclosure agreement was signed by Palm and Be.

   On July 5, 2001, Thomas Geisler, Controller, Platform Solutions Group, of Palm met with P.C. Berndt, Chief Financial Officer, Dan Johnston, General Counsel, and Mr. Sakoman of Be for a due diligence meeting concerning Be's business and financial status.

   On July 17, 2001, Mr. Boyer and Mr. Hayes of Palm, Doug Fults and Mike Touloumtzis of Blue Mug, an external consulting firm hired by Palm to conduct technology due diligence, met with a senior management and technical team from Be, including Mr. Sakoman, Mr. Raynaud-Richard, Mr. Williams, George Hoffman, Director, Engineering, Cyril Meurillon, Director, Engineering, and John Dance, Director, Engineering, met at Be's offices for a due diligence meeting to evaluate the BeOS operating system and the BeOS engineering team.

   On July 19, 2001, Mr. Hayes and Philippe Morali, Vice President, Affiliations and Mergers & Acquisitions, of Palm met with Mr. Sakoman, Mr. Berndt and Andrei Manoliu, a director of Be, to discuss the general terms of a potential acquisition transaction between the two companies.

   Between July 19, 2001 and July 31, 2001, the parties, representatives of Wilson Sonsini Goodrich & Rosati, outside legal counsel for Palm, and representatives of Cooley Godward LLP, outside legal counsel for Be, negotiated the general terms of the proposed asset sale, and Palm and its representatives engaged in a due diligence investigation of Be.

   On July 20, 2001, the Be board of directors met with selected members of Be management to discuss the status of the proposed transaction with Palm. After engaging in extensive discussion of the terms of the transaction proposed by Palm and Be's alternatives, the Be board of directors authorized management to proceed with negotiations related to the proposed asset sale.

   On July 24, 2001, at a special teleconference meeting of the Be board of directors, Be's board and management discussed certain aspects of the proposed asset sale, including: (i) the likely time schedule for due diligence, documentation and closing of the proposed transaction; (ii) regulatory requirements and stockholder notice and vote requirements; (iii) the tax consequences of the proposed transaction; and (iv) the terms of a "no shop" agreement proposed by Palm. The board of directors of Be then authorized Be management to proceed with the documentation of the asset sale and authorized the management to enter into a "no shop" agreement with Palm.

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   On July 25, 2001, during a regularly scheduled Palm board meeting, the Palm board of directors met with members of the Palm management and outside legal counsel to review the proposed terms of the transaction. The Palm board of directors unanimously approved the transaction, subject to satisfactory completion of due diligence.

   On July 31, 2001, Be entered into a "no shop" agreement with Palm, which provided, among other things, that until August 14, 2001, Be would not, subject to certain fiduciary obligations of the Be board, solicit, initiate, or engage in discussions or negotiations with, any third party regarding a possible acquisition transaction with Be.

   On July 31, 2001, Palm and Be entered into an agreement whereby Palm agreed to pay weekly consulting fees to Be to enable Be to continue to pay the salaries of certain designated employees to continue to work on the BeOS and BeIA operating systems and related technology. Pursuant to this agreement, Palm agreed to pay Be an amount equal to $2,500 multiplied by the number of designated employees employed by Be at the start of the applicable weekly period. The agreement was mutually terminated on August 14, 2001.

   Between August 5 and August 15, 2001, there were regular meetings and discussions involving Mr. Gassee, Mr. Sakoman, Mr. Berndt and Mr. Johnston of Be, Mr. Benhamou, Mr. Morali and Mr. Hayes of Palm and their respective legal representatives in connection with the negotiation of the asset purchase agreement and the related schedules and agreements. In addition, during that period, Palm and its representatives continued to engage in a due diligence investigation of Be.

   On August 15 and 16, 2001, at a special teleconference meeting of the Be board, management and Be's outside counsel reported on the terms of the asset purchase agreement and related agreements. Lehman Brothers also reported on its efforts to solicit indications of interest from third parties regarding a potential purchase of or investment in Be. The members of the board of directors of Be reviewed internal financial analyses with respect to the proposed asset sale and determined that the consideration to be paid pursuant to the asset purchase agreement was fair to Be's stockholders and creditors from a financial point of view. The Be board determined that the sale of substantially all of Be's intellectual property and other technology assets, including those relating to the BeOS and BeIA operating systems, to Palm and the subsequent winding-up of Be's business was the course of action that most likely offered the highest return to the Be stockholders and creditors and that to continue the operation of the business would reduce the assets and cash that may ultimately be available for distribution to Be stockholders. At this meeting, the Be board unanimously approved the asset sale and the dissolution pursuant to the plan of dissolution, concluding that the asset sale was fair to, and in the best interests of Be's stockholders and creditors. The Be board also authorized management to conclude negotiation of and execute the asset purchase agreement.

   On August 16, 2001, Palm, ECA Subsidiary Acquisition Corporation and Be executed the asset purchase agreement and issued press releases announcing the proposed transaction.

   On September 10, 2001, Palm, ECA Subsidiary Acquisition Corporation and Be executed an amended and restated asset purchase agreement, amending and clarifying the manner in which the Palm shares to be received by Be upon the consummation of the asset sale were to be registered for sale. There were no other material amendments to the form of asset purchase agreement entered into by the parties on August 16, 2001.

Reasons for the Asset Sale and Dissolution of Be

   The following discussion of the reasons for the asset sale and dissolution of Be contains a number of forward-looking statements that reflect the current views of Be or Palm with respect to future events that may have an effect on their financial performance. There can be no assurance that the benefits of the transaction considered by the boards will be achieved through completion of the purchase. See ''Risk Factors." Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from

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

the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Forward-Looking Information" and "Risk Factors."

  Be's Reasons for the Asset Sale and Dissolution of Be and Recommendation of the Be Board of Directors

   The Be board of directors has unanimously determined that the terms of the asset purchase agreement and plan of dissolution are fair to and in the best interests of Be and its stockholders and creditors, and has unanimously approved the asset purchase agreement and the plan of dissolution.

   In reaching its determination, the Be board of directors considered a number of positive factors, including the following:

   . the present and anticipated business environment of the Internet appliance and digital media application market, which has failed to develop as rapidly as had been anticipated and which is expected to continue to develop at an anemic rate, given the unenthusiastic response by consumers to early Internet appliances;

   . the conclusion of the Be board of directors that Be would not be able to continue to operate effectively in light of the significant losses that it was incurring and expected to continue to incur under its present business model, nor would it be able to raise the capital necessary in a timely manner to permit it to succeed in the Internet appliance and digital media application market in light of Be's increasingly precarious cash flow position;

   . the terms and conditions of the asset purchase agreement, the value and liquidity of the shares of Palm common stock to be received at closing, and the financial ability of Palm to fund a portion of Be's operations pursuant to the funding agreement described below and to issue the stock consideration payable to Be at the closing of the asset sale, all of which led Be's directors to conclude that it was reasonably likely that the asset sale would be completed, that Be would be able to liquidate the stock consideration promptly following the closing, and that as a result Be would most likely be able to pay, or provide for the payment of, the liabilities owed to its creditors and be in a position to maximize the return of value to its stockholders;

   . the results of efforts made by Be management and Lehman Brothers, both together and separately, to solicit indications of interest from third parties regarding a potential purchase of or investment in Be, which resulted in no serious indications of interest except from Palm;

   . an assessment that the likely net proceeds from the asset sale remaining after the payment, or provision for payment, of all of the liabilities and obligations owing to Be's creditors would be insufficient to permit Be to continue in any viable operating business;

   . the attractiveness of potentially being able to be in a position to make a cash distribution to Be's stockholders from the net proceeds of the sale of the Palm shares received in the asset sale, compared to the board of directors' assessment of Be's expected future financial condition, earnings, business opportunities and competitive position, which the board felt would be unlikely to permit such distributions; and

   . the fact that the plan of dissolution permits the board of directors of Be, if it determines that it would be in the best interests of Be's stockholders or creditors for Be not to dissolve, including in order to permit Be to pursue (or more easily pursue) any retained claims or causes of action, to abandon or delay the dissolution of Be until a future date to be determined by the board of directors.

   The Be board of directors also considered a number of potentially negative factors in its deliberations concerning the overall transaction. The potentially negative factors considered by the Be board included:

   . the risk that the transaction might not be completed in a timely manner or at all;

   . the fact that Be could lose other transaction opportunities during the period it is precluded under the terms of the asset purchase agreement from soliciting other transaction proposals;

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   . the costs that Be would incur in liquidating the shares of Palm stock received in the transaction, which would not be incurred if the assets were sold to a buyer for cash, and the potential negative impact of any potential delay in Be's ability to liquidate the Palm shares;

   . the potential negative impact of any vendor or creditor confusion after announcement of the proposed transaction;

   . the possible negative impact that the dissolution of Be could have on its ability to bring or otherwise pursue any claims or causes of action retained by Be in connection with the asset sale;

   . the potential negative reaction of the financial community after announcement of the proposed transaction;

   . the fact that the net value of the consideration payable by Palm, after payment of or provision for Be's other liabilities and obligations, would be substantially less than the market capitalization of Be on the trading date immediately prior to the announcement of the asset purchase agreement; and

   . the other risks and uncertainties discussed above under ''Risk Factors.''

   The foregoing positive and negative factors together comprise the Be board's material considerations in entering into the asset sale.

   Although the Be board of directors did retain Lehman Brothers to assist in the exploration of various strategic alternatives, including the sale of Be, it did not ask Lehman Brothers to deliver a "fairness opinion" confirming that the consideration to be issued by Palm is fair from a financial point of view to the Be stockholders. Be management and Lehman Brothers, both together and separately, contacted thirty-five companies, of which only Palm decided to pursue a strategic or financial transaction with Be. The Be board of directors concluded that with the assistance of Lehman Brothers, they had thoroughly examined Be's alternatives, and had determined that the only alternative reasonably likely to enable Be to satisfy its obligations and to maximize any potential distributions to Be stockholders was the asset sale transaction with Palm. The Be board of directors reached such a conclusion independently and determined that, under the circumstances, the asset sale and subsequent dissolution were in the best interests of the Be stockholders. The Be board of directors also determined that the costs of obtaining a ''fairness opinion,'' from Lehman Brothers or any other third party, would be disproportionately higher than any corresponding benefit that would be realized by obtaining such an opinion.

   Based on the factors listed above, the Be board of directors determined that a sale of assets and a subsequent dissolution of Be would likely return the greatest value to Be stockholders as compared to other alternatives. The Be board of directors further determined that a subsequent wind-up of Be's operating business would prevent further erosion of stockholders' equity through continuing net losses and market declines. There can be no assurance that the net proceeds from the sale of the Palm shares received upon the closing of the asset sale and the liquidation value per share of common stock in the hands of the Be stockholders will equal or exceed the price or prices at which the common stock has recently traded or may trade in the future, or that the liquidation value will exceed zero. However, the Be board of directors believes that it is in the best interests of Be and its stockholders and creditors that Be pay or make adequate provision for its liabilities and obligations and distribute to the stockholders any remaining proceeds from the sale of Be's assets and the liquidation of its business. If the dissolution of Be is not approved by the stockholders of Be, and the asset sale to Palm is not completed, the Be board of directors will explore what, if any, alternatives are available for the future of Be. The Be board of directors does not believe, however, that there are viable alternatives to the asset purchase agreement and the plan of dissolution, and even if there were, that any of its employees would continue to be available to execute them.

   The foregoing discussion of these factors is not meant to be exhaustive, but includes all of the material factors considered by the Be board of directors. The board of directors of Be did not quantify or attach any particular weight to the various factors that they considered in reaching their determination that the terms of the asset sale and dissolution of Be are fair to and in the best interests of Be and its stockholders and creditors. Rather, the Be board of directors viewed its recommendation as being based upon its business judgment in light of Be's financial position and the totality of the information presented and considered, and the overall effect of the asset sale and the dissolution of Be on the creditors and stockholders of Be compared to continuing the business of Be

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or seeking other potential parties to effect an investment in or other business combination or acquisition transaction with Be.

  Palm's Reasons for Entering Into the Asset Purchase Agreement

   Palm's board of directors determined that the purchase of the assets from Be is consistent with and in furtherance of the long-term business strategy of Palm and fair to, and in the best interests of, Palm and its stockholders, and has unanimously approved the asset purchase and asset purchase agreement.

   In reaching its determination, the Palm board of directors considered the following positive factors:

   . the opportunity to add a substantial majority of Be's engineers, who have worked together as a team for a significant period of time and have proven skills and abilities in developing operating system technology, to Palm's Platform Solution Group's engineering team, which Palm believes to be critical to Palm's ability to fully exploit the intellectual property and other assets to be acquired in the asset sale;

   . the potential benefits of the operating system technology components included in the asset purchase that could be integrated into the current and future versions of the Palm OS and other Palm platform products to enhance Palm's Internet, communications and multimedia offerings relative to that of competitive offerings;

   . the potential to provide Palm's Platform Solutions Group the ability to enhance future versions of the Palm OS by converting the current operating system into a more modular and flexible operating system, which Palm believes will become increasingly important to serve market needs in the future; and

   . the terms and conditions of the asset purchase agreement.

   In addition, Palm's board of directors considered a number of potentially negative factors in its deliberations concerning the asset purchase and asset purchase agreement, including, without limitation, the following:

   . the use of Palm's capital stock for the asset purchase in light of the current business and economic environment facing Palm and the markets in which it operates;

   . the possibility that Palm will not be able to successfully integrate the operating system technology included in the asset purchase into its current or future versions of the Palm OS and Palm platform products;

   . the risk that Palm will not be able to retain the engineering team from Be as employees following the closing of the asset purchase; and

   . the other risks and uncertainties discussed above under "Risk Factors."

   The foregoing discussion of these factors is not meant to be exhaustive, but includes all of the material factors considered by Palm's board of directors. The board of directors of Palm did not quantify or attach any particular weight to the various factors that they considered in reaching their determination that the asset purchase and asset purchase agreement are fair to and in the best interests of Palm and its stockholders. Rather, Palm's board of directors viewed its recommendation as being based upon its business judgment in light of Palm's financial position and the totality of the information presented and considered, and the overall effect of the asset purchase.

Interests of Some Be Officers and Directors in the Asset Sale and Dissolution of Be

   Several executive officers and directors of Be have personal interests in the asset sale and dissolution that are different from, or in addition to, the interests of most Be stockholders. As a result, these executive officers may have conflicts of interest that influenced their support of the asset sale and dissolution.

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   As part of its employee recruiting and retention plan, Be has a policy of entering into change of control agreements with employees considered to be critical to effectuating a transaction such as an asset sale. Be is a party to change of control agreements with each of the following senior executive officers and key employees: P.C. Berndt, John Fursdon, Jean-Louis Gassee, Dan Johnston, Albert Lombardo, Guillaume Perrotin, Lamar Potts, Pierre Raynaud-Richard, Steve Sakoman and Lee Williams. Following a change of control, which includes the closing of certain types of transactions such as the asset sale, each of such agreements provides for a lump sum severance payment equal to twelve-months' base salary and continued group health insurance benefits for the executive and any eligible dependents under COBRA for a period of up to twelve months.

   Prior to the announcement of the proposed asset sale and dissolution of Be, Be laid off a substantial portion of its workforce in order to conserve its resources. In order to assure the dedication and continued efforts of Be's employee through the critical transition period up to the closing of the asset sale, the Be board of directors approved grants of shares of common stock of Be in the form of stock bonuses to employees, including some executive officers, still employed with Be at the closing or who may be terminated by Be without cause after July 30, 2001. In addition to these stock bonuses, the board of directors of Be approved an aggregate of $867,000 in incentive cash bonuses to designated employees, including certain executive officers, for continuing to provide services to Be through the transition period, and to assist Be in fulfilling a condition to the closing of the asset sale that specified employees of Be, and a specified percentage of Be's remaining employee workforce, remain employees of Be and have accepted employment with Palm as of the closing.

   Pursuant to the asset purchase agreement, it is contemplated that designated officers of Be, including Steve Sakoman, Pierre Raynaud-Richard and Lee Williams, will become employees of Palm following the closing of the asset sale. In addition, Jean-Louis Gassee, the Chairman of Be, has accepted an offer to serve as an advisor to the Platform Solutions Group committee of Palm's board of directors effective upon the closing of the asset sale. Pursuant to this arrangement, it is contemplated that Palm will grant Mr. Gassee an option to purchase 20,000 shares of Palm's common stock which will have an exercise price equal to the fair market value on the closing date of the asset sale and will vest monthly over the six months following the closing of the asset sale (subject to his continued service).

   It is not currently anticipated that liquidation of Be will result in any material benefit to any of its directors who participated in the vote to approve the asset sale and dissolution of Be, or any of Be's executive officers. However, the Be board of directors has agreed to confer benefits or bonuses to employees and officers of Be, including officers who are also directors, in recognition of their services to Be based on the performance of such employees and officers, including performance during Be's liquidation process. The dissolution of Be will not result in any material increase in value of the shares, options or warrants held by any directors who participated in the vote on the dissolution beyond any increase that would generally be available to all stockholders, optionholders and warrantholders.

Regulatory Matters

   Be and Palm are not aware of any regulatory or governmental approvals required to complete the asset sale or the dissolution of Be, other than the requirements of Delaware law governing the dissolution of Delaware corporations.

Material U.S. Federal Income Tax Consequences

   The following discussion summarizes the material U.S. federal income tax consequences that are expected to apply generally to Be stockholders in connection with the sale of Be's assets and the dissolution of Be. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing regulations under the Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences

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that are described in this summary. No attempt has been made to comment on all federal income tax consequences of the asset sale and the dissolution that may be relevant to particular holders, including holders:

   . who are subject to special tax rules, such as dealers in securities, foreign persons, mutual funds, insurance companies or tax-exempt entities;

   . who are subject to the alternative minimum tax provisions of the Internal
     Revenue Code;

   . whose Be shares are qualified small business stock for purposes of Section
     1202 of the Internal Revenue Code or "Section 1244 Stock" for purposes of
     Section 1244 of the Code;

   . who acquired their Be shares in connection with stock option or stock purchase plans or in other compensatory transactions;

   . who hold their Be shares as a hedge or as part of an integrated investment such as a hedge, straddle, constructive sale or other risk reduction strategy or as part of a conversion transaction; or

   . who do not hold their Be shares as capital assets.

   In addition, the following discussion does not address the tax consequences of the asset sale or the dissolution under state, local and foreign tax laws. Accordingly, Be stockholders are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the asset sale and the dissolution in light of their personal circumstances and the consequences under state, local and foreign tax laws.

   No ruling from the Internal Revenue Service or opinion of counsel has been, or will be, requested in connection with the asset sale or the dissolution. No assurance can be given that the Internal Revenue Service will not successfully assert a position contrary to that described in this discussion.

   Subject to the limitations discussed herein, it is expected that:

   . The asset sale will be a taxable transaction to Be. As a result, Be will recognize gain or loss on the sale of its assets to the Palm subsidiary in an amount equal to the fair market value of the shares of Palm common stock received in exchange for the assets, based upon such shares' value on the closing date (which is expected to be $11,000,000), less Be's adjusted tax basis in its assets sold to the Palm subsidiary in exchange for such stock. Be's gain will be offset to the extent of available net operating losses, subject to applicable limitations. Be's tax basis in the Palm common stock received in exchange for the assets will equal the fair market value used to calculate Be's gain or loss as described above. Be may also recognize gain or loss upon both the sale of the Palm common stock, and the distribution of assets (other than cash), if any, to Be stockholders in connection with Be's dissolution, in an amount equal to the difference between the fair market value of the Palm common stock and distributed assets and Be's adjusted tax basis in the Palm common stock and such assets.

   . Upon the dissolution of Be, a holder of Be stock will recognize capital gain or loss with respect to each share equal to the sum of the amount of any cash and the fair market value of any assets distributed with respect to such share (including any assets transferred to a liquidating trust, as discussed below) less such stockholder's adjusted tax basis in such share. That gain or loss will be long-term capital gain or loss for shares held for more than one year as of the date of dissolution. The deductibility of capital losses is subject to limitations. The maximum marginal federal long-term capital gain rate for individuals with respect to property held for more than one year is currently 20%, while the maximum marginal federal short-term capital gain rate for individuals with respect to property held for one year or less is currently 39.1%. Corporate taxpayers are generally subject to a maximum marginal federal income tax rate of 35%.

   . While Be does not currently intend to pay liquidating distributions to its stockholders in installments, if it does so, each Be stockholder must recover that stockholder's tax basis in each share of Be stock before recognizing any gain or loss. Thus, each Be stockholder will recognize gain on an installment only to the extent that the aggregate value of the installment, and all prior installments the stockholder received with

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

     respect to any Be share, exceeds the tax basis in that share, and will recognize a loss with respect to any Be share only when the stockholder has received the final installment and the aggregate value of all liquidating distributions from Be with respect to such share is less than the stockholder's tax basis in such share.

   . In the event that Be distributes contingent assets such as disputed claims or contingent contract rights to Be stockholders in connection with the dissolution, and the fair market value of such assets cannot be determined at the time of the distribution, the amount received will not be determined until such assets are sold, collected or otherwise become susceptible to accurate valuation. This delay may affect the timing, and possibly the characterization, of any gain or loss recognized by the Be stockholders upon dissolution of Be. For example, the receipt of contingent rights may preclude the recognition of a loss that might otherwise be recognized upon dissolution.

   . If Be transfers any assets to a liquidating trust, the Be stockholders will be treated for tax purposes as having received their pro rata share of those assets when the transfer occurs. The amount of the taxable distribution to the Be stockholders on the transfer of Be's assets to a liquidating trust will be reduced by the amount of Be's known liabilities which the liquidating trust assumes or to which such transferred assets are subject. A liquidating trust itself generally will not be subject to tax, and, after the formation of a liquidating trust, each Be stockholder will take into account for federal income tax purposes the stockholder's allocable portion of any income, gain, deduction or loss which the liquidating trust recognizes. Distributions by a liquidating trust to the Be stockholders will not be taxable to them. Each Be stockholder may become liable for tax on the income received by the liquidating trust, even if the trust has not made any actual distributions to such stockholders.

   Unless a Be stockholder complies with certain reporting and/or certification procedures or is an "exempt recipient," the stockholder may be subject to backup withholding tax at a rate of 30.5% with respect to any liquidating distributions.

   THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW AS CURRENTLY IN EFFECT. BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, HOLDERS OF BE STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ASSET SALE AND THE DISSOLUTION, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

Appraisal Rights

   Under Delaware law, Be stockholders do not have appraisal rights as a result of the asset sale or any dissolution of Be pursuant to the plan of dissolution.

Votes Required for the Asset Sale and the Dissolution

   The affirmative votes of the holders of a majority of the outstanding shares of Be common stock are required to approve the asset sale and the dissolution and adoption of the plan of dissolution of Be. Pursuant to stockholder support agreements and related irrevocable proxies executed by Be's executive officers and directors, 4,961,070 outstanding shares of Be common stock (which excludes shares subject to stock options) beneficially owned by them and their affiliates on the record date (representing approximately 14% of the total number of shares of Be common stock outstanding at that date), will be voted in favor of the approval of the asset sale and the dissolution.

   BE'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ASSET SALE AND "FOR" THE APPROVAL OF THE DISSOLUTION AND THE ADOPTION OF THE PLAN OF DISSOLUTION OF BE.

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            BE'S USE OF PROCEEDS FROM THE SALE OF PALM COMMON STOCK

   Intention to Liquidate Stock Consideration. Promptly following the closing of the asset sale, Be intends to sell for cash the shares of Palm common stock it receives in the asset sale. Following the sale of the shares, Be intends to pay, or provide for the payment of, all outstanding liabilities and obligations in accordance with applicable law and the plan of dissolution. Any remaining cash proceeds, subject to the payments or other provisions described in the paragraph below, will be available for distribution to Be stockholders. Palm will not receive any proceeds from the sale of these shares of Palm common stock.

   Reductions in the Net Consideration. As of the date of this proxy statement/prospectus, it is anticipated that the net cash proceeds from the sale by Be of the Palm shares received in the asset sale ultimately available for distribution to Be stockholders will be reduced by the following:

   . approximately $2,400,000 owed to third parties as a result of pre-existing obligations;

   . approximately $750,000 owed to Lehman Brothers as a result of the completion of the asset sale;

   . approximately $2,250,000 in connection with lump sum severance payments and continued group health insurance benefits;

   . approximately $580,000 in additional incentive bonuses to certain designated employees, including certain executive officers, for continuing to provide services to Be during the transition period between the execution of the asset purchase agreement and the closing of the asset sale; and

   . approximately $1,200,000 for liability insurance after cessation of operations.

   Be believes that the proceeds stockholders could receive over time in liquidation is up to $3.8 million in the aggregate (or $0.10 per share); however, Be is unable at this time to predict the precise nature, amount and timing of any distributions.

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             PRINCIPAL PROVISIONS OF THE ASSET PURCHASE AGREEMENT

   The following describes the principal provisions of the asset purchase agreement. The full text of the asset purchase agreement, as amended, is attached as Annex A to, and is incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the asset purchase agreement in its entirety. Unless otherwise indicated, references to Palm include Palm and its subsidiaries, including ECA Subsidiary Acquisition Corporation.

The Asset Purchase Agreement

   The asset purchase agreement provides that a subsidiary of Palm will purchase certain of the assets of Be, including the following assets:

   . substantially all intellectual property of Be, including patents, patent applications, trade secrets, copyrights and rights in databases, but excluding selected trademarks of Be;

   . all source code, software, materials and information that are used by Be or are reasonably necessary to modify, debug and operate the current release or version of the BeOS and BeIA operating systems;

   . selected tangible assets of Be;

   . all goodwill of Be appurtenant to the trademarks that are transferred to Palm;

   . all rights of Be under specified contracts, other than payment obligations under such transferred contracts (including accounts receivable) earned by Be as a result of performance by Be prior to the closing date; and

   . all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the transferred intellectual property rights and transferred contracts (other than payment obligations under such transferred contracts).

Retained Assets

   Pursuant to the terms of the asset purchase agreement, Be will be retaining certain rights, assets and liabilities in connection with the transaction, including its cash and cash equivalents, receivables, certain contractual rights and rights to assert and bring certain claims and causes of action, including under antitrust laws. If, notwithstanding the approval of the dissolution of Be by the stockholders of Be, the board of directors of Be determines that it would be in the best interests of Be's stockholders or creditors for Be not to dissolve, in order to permit Be to pursue (or more easily pursue) any retained claims or causes of action, the dissolution of Be may be abandoned or delayed until a future date to be determined by the board of directors.

Consideration to be Received by Be

   Total Consideration. If the asset sale is completed, Be will receive total consideration comprised of the following:

   . that number of shares of Palm common stock equal to the quotient determined by dividing $11,000,000 (subject to reduction in accordance with the following paragraph) by the opening price of Palm common stock as quoted on the Nasdaq National Market on the closing date of the transaction; and

   . the assumption by Palm of certain liabilities under certain of Be's contracts that will be transferred to Palm on the closing date.

   Adjustment of Consideration. To the extent Be has received prepaid service payments under contracts that are to be transferred to Palm, the amount of Palm stock to be delivered to Be will be reduced by the amount of such payment. Based on the contracts that are currently expected to be transferred to Palm, Be does not believe that there will be any material adjustment pursuant to this provision.

   Determination of Purchase Price. The purchase price paid by Palm for the assets purchased from Be was arrived at through arm's length negotiations between Be and Palm. The purchase price was not determined by or based on the recommendation of any outside party. The purchase price of the assets acquired by Palm significantly exceeds their tangible asset value, which reflects the fact that the assets consist substantially of intellectual property and other intangible technology assets.

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Transferred Contracts

   Palm will assume specified liabilities and obligations of Be for continued performance under any contracts transferred to, and assumed by, Palm solely to the extent such obligations arise from and after the closing date. Prior to closing, Palm may identify additional eligible contracts that it wishes to assume. In that case, unless Be reasonably determines in good faith that it cannot transfer the contracts to Palm, Palm will assume those contracts at closing in addition to those specified in the asset purchase agreement.

Expected Timing of the Transaction

   The parties expect that the asset sale will close as soon as possible after the necessary stockholder approval has been obtained. The asset purchase agreement provides that if the closing has not occurred December 31, 2001, then, subject to certain conditions described more fully below, either party may terminate the agreement.

Conditions to Closing

   Be and Palm will complete the asset sale only if a number of conditions are satisfied or waived, including the following:

   . at least seven out of eight "key employees" of Be as set forth in the asset purchase agreement, including two specified key employees, and at least 33 out of 42 other "designated employees" of Be as set forth in the asset purchase agreement, shall have entered into "at-will" employment arrangements with Palm;

   . the representations and warranties of Be and Palm contained in the asset purchase agreement shall have been true and correct on the date when made, and shall be true and correct as of the closing date, where the failure to be true and correct would have or would reasonably be expected to have a material adverse effect on the relevant party, except for those representations and warranties addressing matters as of a particular date or period which must have been true and correct at such date or as of such period subject to the foregoing material adverse effect test);

   . Be, ECA Subsidiary Acquisition Corporation and Palm shall have performed or complied in all material respects with all obligations and covenants required by the asset purchase agreement;

   . there shall not have been commenced and be pending against Be or any of its subsidiaries any action or legal proceeding with respect to the assets to be transferred to Palm where such action or legal proceeding is reasonably likely to have a material adverse effect on such assets or Palm's ability to use such assets;

   . no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the completion of the asset sale shall be in effect;

   . any governmental or regulatory notices, approvals or other requirements necessary to complete the asset sale shall have been given, obtained or complied with, if applicable;

   . Palm, at its own expense, shall have received an opinion of a financial advisor or appraiser that Be is not insolvent as of the closing date of the asset sale, and that the sale of the assets will not cause Be to be insolvent immediately following the closing;

   . the asset sale and the dissolution shall have been approved by the requisite vote of the stockholders of Be.

Representations and Warranties

   The asset purchase agreement contains various representations and warranties made by each party thereto regarding aspects related to each party's assets, business, financial condition, structure and other facts pertinent to the asset sale and the dissolution. The representations and warranties made by Be will survive until the earliest of:

   . the first anniversary of the closing date of the asset sale;

   . the date on which Be files its certificate of dissolution with the Delaware Secretary of State; and

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   . the date 15 days following the delivery of a "dissolution notice", except that a termination pursuant to this clause shall be rescinded if Be does not file a certificate of dissolution with the Delaware Secretary of State within 30 days following the delivery of such notice. A "dissolution notice" is defined to mean a notice delivered by Be to Palm indicating Be's good faith intention to file a certificate of dissolution with the Delaware Secretary of State within 30 days.

   However, the representations and warranties of Be may survive beyond the foregoing periods if a valid claim has been made against Be relating to a possible breach of Be's representations and warranties prior to the date through which the representations and warranties would otherwise survive. If such a claim is made, then the representation or warranty that is the subject of the claim will survive until there is a final resolution of the claim. Palm and ECA Subsidiary Acquisition Corporation's representations and warranties will expire upon the closing of the asset sale.

   The representations and warranties made by Be cover the following topics, among others:

   . the due organization, authority, and power of Be and similar corporate matters;

   . the authorization, execution, delivery and enforceability of the asset purchase agreement and the related agreements as against Be;

   . the lack of conflicts with Be's certificate of incorporation or bylaws or violations of agreements or laws applicable to Be;

   . Be's filings and reports with the Securities and Exchange Commission, its financial statements and the absence of undisclosed liabilities;

   . the contracts to be transferred to Palm;

   . consents that may be required in connection with the transaction;

   . obligations under service contracts to be transferred to Palm;

   . the absence of any insolvency or similar proceedings involving Be;

   . compliance with laws and regulations, certain tax matters and other matters related to Be's business;

   . Be's title to assets being purchased by Palm and the lack of encumbrances upon and the condition of such assets;

   . the absence of litigation;

   . employment matters;

   . the absence of certain changes and events with respect to Be and its business; and

   . the intellectual property being transferred.

   The asset purchase agreement also contains limited representations and warranties made by Palm and ECA Subsidiary Acquisition Corporation. The representations and warranties made by Palm and ECA Subsidiary Acquisition Corporation cover the following topics, among others:

   . the due organization, authority and power of Palm and ECA Subsidiary
     Acquisition Corporation and similar corporate matters;

   . the authorization, execution, delivery and enforceability of the asset purchase agreement and the related agreements;

   . the lack of conflicts with certificates of incorporation or bylaws or violations of material agreements or laws applicable to Palm or ECA Subsidiary Acquisition Corporation;

   . Palm's filings and reports with the Securities and Exchange Commission;
     and

   . consents that may be required in connection with the transaction.

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Indemnification

   Be is required to indemnify Palm and related parties for losses suffered by them as a result of, among other things, inaccuracies and breaches of any representation or warranty made by Be under the asset purchase agreement, failure by Be to perform any agreement or covenant under the asset purchase agreement, losses from liabilities Palm is not assuming and certain tax-related items. The indemnification obligation of Be with respect to breaches of its representations and warranties survives until the earliest of:

   . 12 months following the closing date;

   . the date on which Be files a certificate of dissolution with the Delaware
     Secretary of State; and

   . 15 days following the delivery by Be to Palm of a notice that Be intends to file a certificate of dissolution with the Delaware Secretary of State, provided such certificate of dissolution is actually filed within 30 days of the date of such notice.

   Except with respect to losses from liabilities Palm is not assuming, and certain taxes that may be owed by Be or for which Be may be responsible, the indemnity obligations of Be are limited to an aggregate of $3,300,000. Palm and other indemnified parties may only seek and obtain indemnification from Be when the aggregate amount of indemnifiable losses suffered by them exceeds $100,000; thereafter, Palm will be able to recover on the full amount of such losses up to the $3,300,000 limitation.

   Indemnification under the asset purchase agreement is the exclusive remedy of Palm and related parties for any claims against Be pursuant to the asset purchase agreement, without limiting any indemnified party's right to specific performance or injunctive relief, or any right or remedy they may otherwise have against any person that has committed fraud with respect to the asset purchase agreement. The parties have also agreed that the fact that Palm is not obligated to indemnify Be under the asset purchase agreement is not to be construed so as to limit the rights or remedies that Be may otherwise have against Palm, whether under the asset purchase agreement or applicable law, in the event of (a) any breach or inaccuracy of a representation or warranty of Palm or ECA Subsidiary Acquisition Corporation contained in the asset purchase agreement, (b) any failure by Palm or ECA Subsidiary Acquisition Corporation to perform or comply with any covenant or agreement given or made by either of them contained in the asset purchase agreement, or (c) any failure on the part of ECA Subsidiary Acquisition Corporation to perform and discharge in full the liabilities of Be assumed by it under the asset purchase agreement.

Conduct of Be's Business Prior to the Closing of the Asset Sale

   During the period from August 16, 2001 until the closing of the asset sale, Be has agreed to, among other things,

   . conduct its business (as it relates to the assets being sold to Palm) in a commercially reasonable manner;

   . pay its debts and taxes when due, where failure to pay when due would be reasonably likely to have a material adverse effect on the assets to be transferred to Palm or on Palm's ability to use the assets to be transferred;

   . pay or perform other obligations related to the assets being sold to Palm, where failure to pay or perform would be reasonably likely to have a material adverse effect on the assets to be transferred to Palm or on Palm's ability to use the assets to be transferred;

   . use commercially reasonable, good faith efforts to maintain its relations and goodwill with suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents and others having business relationships with Be relating to the assets being sold to Palm, to the extent Be knows or has reason to believe that Palm intends to have business relations with such parties with respect to such assets following the closing of the asset sale;

   . keep Palm reasonably informed concerning material business or operational matters relating to the assets;

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   . use commercially reasonable efforts to maintain the assets to be transferred to Palm in their current condition;

   . use commercially reasonable efforts to identify and notify Palm of any third-party requirements to sublicense transferred intellectual property to Palm;

   . not take any action to materially impair, encumber, or create a lien against the assets being acquired by Palm;

   . except to comply with existing contractual obligations or commitments or with respect to non-exclusive licenses entered into in the ordinary course of business consistent with past practice, not buy, or enter into any inbound license agreement with respect to, third party technology or the intellectual property rights of any third party to be incorporated in or used in connection with the products being acquired by Palm or sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the acquired assets with any third party;

   . except to comply with existing contractual obligations or commitments or with respect to non-exclusive licenses entered into in the ordinary course of business consistent with past practice, not enter into any contract relating to (i) the sale or distribution of any product being acquired by Palm or (ii) any of the acquired assets;

   . not change pricing or royalties charged to customers or licensees of the acquired assets;

   . not enter into any strategic arrangement or relationship, development or joint marketing arrangement or agreement relating to the acquired assets;

   . not fire, or give notice of termination to, any designated employee, except as permitted under the terms of the funding agreement between Palm and Be;

   . not amend or modify, except to the extent required by their terms, or violate the terms of, any of the transferred contracts; and

   . not adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, in each case where such action would reasonably have a material adverse effect on the assets to be transferred to Palm or on Palm's ability to use the products to be transferred.

   In addition, beginning on August 16, 2001 and continuing until the earlier of the closing date or termination of the asset purchase agreement, Be has agreed to give Palm reasonable access to, among other things, Be's books, records, and work papers related to the assets being transferred, and reasonable access to Be's personnel and properties.

Limitation on Be's Ability to Consider Other Acquisition Proposals

   From the date of the asset purchase agreement until the earlier of the closing date or termination of the asset purchase agreement, Be has agreed that it will not, nor will it authorize or permit any of its officers, directors or affiliates to, nor will it authorize or knowingly permit any of its employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, solicit, initiate, knowingly encourage, engage in any discussions regarding, furnish non-public information with respect to, endorse, recommend or enter into any agreement relating to:

   . any purchase from Be of more than 15% of the outstanding voting securities of Be;

   . any merger, consolidation, business combination or similar transaction involving Be; or

   . any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Be or any of the acquired assets with the exception of immaterial portions of the acquired assets.


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   However, this restriction shall not be deemed to prevent Be or its board of directors from considering an unsolicited proposal that the board of directors of Be in good faith determines may lead to a superior acquisition proposal whereby the stockholders of Be immediately before the acquisition would immediately after the acquisition hold less than 50% of the equity in Be (or another surviving entity) or whereby Be would sell all or substantially all its assets. If Be's board of directors determines in good faith that its fiduciary obligations require it to do so, Be may furnish nonpublic information to the party making such acquisition proposal and ask written questions regarding the proposal. Be must concurrently furnish copies of such correspondence to Palm. Be may also engage in negotiations with the party making the acquisition proposal to the extent that the board of directors of Be determines in good faith that its fiduciary obligations require it to do so, and provided that Be
(i) obtains a confidentiality agreement from the party making the acquisition proposal and (ii) gives Palm written notice of its intention to enter into such negotiations.

   Be is still obligated to call a stockholder meeting with respect to the asset sale and dissolution of Be that is the subject of this proxy statement/prospectus even if it has received a superior offer, although in certain circumstances the board of directors of Be may withdraw or modify its board recommendation in favor of the approval of the asset sale and the dissolution.

Agreement Not to Compete

   Be has agreed that, for a period of two years following the closing, Be will not directly or indirectly (other than on behalf of Palm), without the prior written consent of Palm, engage in certain competitive business activities, defined to mean:

   . engaging in, managing or directing persons engaged in any business in competition with Palm's operating system platform business;

   . acquiring or having an ownership interest in any entity which derives revenues from any business in competition with Palm's platform business (with certain limited exceptions); or

   . participating in the operation, management or control of any firm, partnership, corporation, entity or business described in the second clause.

   Except in limited circumstances, Be has also agreed for such two-year period not to solicit, encourage or take any other action that is intended to induce or encourage a Palm employee to terminate his or her employment.

Other Covenants

   The parties agreed to certain additional covenants in the asset purchase agreement, including covenants regarding the treatment of continuing employees, public disclosure regarding the subject matter of the asset purchase agreement, consents to be obtained in order to transfer certain contracts, responsibility for COBRA coverage after the closing date, preparation of this proxy statement/prospectus and the registration statement of which it is a part, post-closing tax covenants, and contracts required to be terminated by Be prior to the closing date.

Termination of the Asset Purchase Agreement

   Palm, Be and ECA Subsidiary Acquisition Corporation can agree by mutual written consent to terminate the asset purchase agreement at any time prior to or subsequent to the special meeting of Be stockholders. In addition, any party may terminate the asset purchase agreement if:

   . the asset sale has not been completed by December 31, 2001, unless any action or failure to act by the party seeking to terminate the asset purchase agreement (or any affiliate of such party) has been a principal cause of or resulted in the failure of the closing date to occur on or before such date and such action or failure to act constitutes a material breach of the asset purchase agreement;

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   . a court of competent jurisdiction or other governmental body issues a final and nonappealable order, decree or ruling or shall have taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the asset sale;

   . the Be stockholders fail to approve both the asset sale and the dissolution of Be, unless the failure to obtain the approval is attributable to a failure on the part of the party seeking to terminate the asset purchase agreement (or any affiliate of such party) to perform any covenant required to be performed by such party at or prior to the closing of the asset sale; or

   . the representations and warranties of the other party in the asset purchase agreement are or become inaccurate, or the other party breaches its covenants, such that a condition to the obligation of the party to which such representations and warranties or covenants are made would not be satisfied and the inaccuracy or breach is not curable through the exercise of commercially reasonable efforts or the other party is not using commercially reasonable efforts to cure the breach.

   In addition, Be may terminate the asset purchase agreement at any time prior to the approval by the Be stockholders of the asset purchase agreement and the approval of the plan of dissolution if Palm shall have breached (and failed to cure within 10 days after notice of such breach is delivered by Be to Palm) any of its obligations under the funding agreement.

   In addition, Palm, at any time prior to the approval by the Be stockholders of the asset sale and plan of dissolution, may terminate the asset purchase agreement if any of the following events occur:

   . the Be board of directors, or any committee of the Be board of directors, withdraws or modifies in a manner adverse to Palm its recommendation in favor of the adoption and approval of the asset purchase agreement or the approval of the plan of dissolution;

   . Be fails to include in this proxy statement/prospectus the recommendation of the board of directors of Be in favor of the approval of the asset purchase agreement and the dissolution;

   . the Be board of directors fails to reaffirm the board of directors' recommendation in favor of the approval of the asset purchase agreement and the approval of the dissolution within 10 business days after Palm requests in writing that such recommendation be reaffirmed following the public announcement of an acquisition proposal by a third party;

   . a tender or exchange offer relating to the securities of Be has commenced and Be has not sent to its stockholders, within 10 business days after the tender or exchange offer is first published, a statement disclosing that Be recommends rejection of the tender or exchange offer; or

   . the Be board of directors approves or recommends any acquisition proposal
     (other than an offer or proposal by Palm) relating to an alternative business transaction.

Expenses

   The asset purchase agreement generally provides that Palm and Be will pay their own respective costs and expenses incurred in connection with the asset purchase agreement and the transactions contemplated by the asset purchase agreement.

Amendment; Waiver

   The asset purchase agreement may only be amended by a written instrument signed on behalf of all parties to the asset purchase agreement.

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Accounting Treatment

   The asset sale will be accounted for by Palm using the purchase method of accounting. The purchase price will be allocated to the identifiable assets acquired and will be recorded on Palm's books at their respective fair values as determined on the closing date. A portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to Palm's operations in the quarter in which the asset sale is completed and the purchase accounting and valuation amounts are finalized. The remaining purchase price will be recorded as goodwill.

   BE'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ASSET SALE AND "FOR" THE APPROVAL OF THE DISSOLUTION AND THE ADOPTION OF THE PLAN OF DISSOLUTION OF BE.

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                PRINCIPAL PROVISIONS OF THE PLAN OF DISSOLUTION

   This section of the proxy statement/prospectus describes the principal provisions and implications of the possible dissolution of Be pursuant to the plan of dissolution. While Be believes that the description covers the material aspects of the possible dissolution of Be, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by the plan of dissolution and the more detailed information appearing elsewhere in this document or that is incorporated by reference. You should carefully read this entire proxy statement/prospectus and the plan of dissolution for a more complete understanding of the proposed dissolution of Be.

   Pursuant to the terms of the asset purchase agreement, Be will be retaining certain rights, assets and liabilities in connection with the asset sale transaction, including its cash and cash equivalents, receivables, certain contractual rights, and rights to assert and bring certain claims and causes of action, including under antitrust laws. If, notwithstanding the approval of the dissolution of Be by the stockholders of Be, the board of directors of Be determines that it would be in the best interests of the Be stockholders or creditors for Be not to dissolve, including in order to permit Be to pursue (or more easily pursue) any retained claims or causes of action, the dissolution of Be may be abandoned or delayed until a future date to be determined by the board of directors. All descriptions of the proposed dissolution of Be in this section, and throughout this proxy statement/prospectus, are qualified by reference to the foregoing right of the board of directors of Be to abandon or delay implementation of the plan of dissolution.

General Description

   The Be board of directors unanimously adopted resolutions on August 16, 2001 by which they approved the asset sale and the plan of dissolution. The plan of dissolution authorizes Be's officers to commence the sale of Be's remaining assets in an orderly liquidation as soon as reasonably practicable following the closing of the asset sale transaction with Palm. If and when a certificate of dissolution is filed by Be with the Delaware Secretary of State, thereafter Be will not be engaged in any business activities except for the purpose of meeting its continuing obligations under the asset purchase agreement entered into with Palm, preserving the value of its assets, prosecuting and defending lawsuits by or against Be, winding-up its business and affairs, preparing for the sale and liquidation of its remaining properties and assets, paying its creditors and satisfying all of its outstanding liabilities and obligations, terminating commercial agreements and relationships and preparing to make distributions to stockholders, in accordance with the plan of dissolution.

   Be intends to sell or otherwise dispose of all its remaining property and assets following the asset sale to Palm, with the exception of any property and assets that the board of directors of Be may deem necessary or desirable to enable Be to pursue certain claims and causes of action, including under antitrust laws. Be currently intends to commence the sale of these assets promptly after the closing of the asset sale. Following the closing of the asset sale and during and following the liquidation of Be's remaining assets, Be intends to pay, or provide for the payment of, its remaining liabilities and obligations to the extent possible. Immediately following the closing of the asset sale, all but approximately seven employees will have been laid off or will have accepted employment with Palm. Any sales of Be's assets have been and will be made in private or public transactions and on such terms as are approved by the Be board of directors. It is not anticipated that any further votes of Be's stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Be board of directors. See "Principal Provisions of the Plan of Dissolution -- Sale of Be's Remaining Assets."

   Subject to the payment or the provision for payment of Be's liabilities and other obligations, Be's cash on hand, together with the net cash proceeds from the sale of the Palm shares received in the asset sale, and any net cash proceeds from any sales of Be's remaining assets following the asset sale, if any, will be available for distribution from time to time pro rata to Be's stockholders. Be intends to establish a reasonable contingency reserve, in an amount determined by the Be board of directors to be sufficient to satisfy the liabilities and obligations of Be not otherwise paid, provided for or discharged. The net balance, if any, of any such contingency reserve remaining after payment, provision or discharge of all such liabilities, expenses and

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obligations will also be available for distribution to Be's stockholders pro rata. No assurances can be given that there will ultimately be sufficient cash to provide for Be's liabilities and obligations and to make cash distributions to Be stockholders. Be believes that the proceeds stockholders could receive over time in liquidation is up to $3.8 million in the aggregate (or $0.10 per share); however, Be is unable at this time to predict the precise nature, amount and timing of any distributions. Be currently has no plans to repurchase shares of capital stock from its stockholders. See "Principal Provisions of the Plan of Dissolution -- Liquidating Distributions; Nature; Amount; Timing" and "Principal Provisions of the Plan of Dissolution -- Contingent Liabilities; Contingency Reserve; Liquidating Trust" below.

   The Be board of directors may, at any time, turn management of Be over to a third party to complete the liquidation of its remaining assets and distribute proceeds from the sale of assets to its creditors and/or stockholders pursuant to the plan of dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of the assets, liabilities and obligations of Be. The Be board of directors may appoint one or more of its members, an officer of Be or a third party to act as trustee or trustees of such liquidating trust. The approval of the dissolution by Be stockholders will also constitute their approval of any appointment and compensation of such trustees.

   During the liquidation of Be's assets, Be may pay to its officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of dissolution. The approval of the dissolution by Be stockholders will constitute their approval of the payment of any such compensation.

   If deemed necessary by the Be board of directors for any reason, Be may, from time to time, transfer any of its unsold assets to one or more trusts established for the benefit of the stockholders of Be, which property would thereafter be sold or distributed on terms approved by its trustees. The Be board of directors may also elect in its discretion to transfer all or a portion of the contingency reserve, if any, to such a trust. Any of such trusts are referred to in this proxy statement/prospectus as "liquidating trusts."

   Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, Be would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts. It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The plan of dissolution authorizes the Be board of directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause Be to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Be board of directors. Approval of the dissolution of Be also will constitute the approval by Be's stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to "Principal Provisions of the Plan of Dissolution -- Contingent Liabilities; Contingency Reserve; Liquidating Trust."


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   If the board of directors of Be determines to proceed with the dissolution of Be, Be will close its stock transfer books and discontinue recording transfers of shares of common stock on the earliest to occur of (i) the close of business on the record date fixed by the Be board of directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of Be are transferred to a liquidating trust, or (iii) such other date on which the Be board of directors, in accordance with applicable law, determines to close such stock transfer books, and, thereafter, certificates representing shares of preferred and common stock will not be assignable or transferable on the books of Be except by will, intestate succession or operation of law. After the stock transfer books are closed, Be will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase preferred or common stock must exercise such instruments or rights prior to the closure of the stock transfer books. See "Principal Provisions of the Plan of Dissolution -- Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts" and "Principal Provisions of the Plan of Dissolution -- Closing of Stock Transfer Books" below.

   Following approval of the dissolution of Be by the Be stockholders and the closing of the asset sale transaction, and subject to the right of the board of directors of Be to abandon or delay the dissolution of Be as described in the plan of dissolution, a certificate of dissolution will be filed with the Secretary of State of Delaware dissolving Be. The dissolution of Be will become effective, in accordance with Delaware law, upon proper filing of the certificate of dissolution with the Secretary of State or upon such later date as may be specified in the certificate of dissolution. Pursuant to Delaware law, Be will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling Be to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, if any, but not for the purpose of continuing the business for which Be was organized.

Abandonment; Amendment

   Under the terms of the plan of dissolution, the Be board of directors may modify, amend or abandon (in whole or in part) the plan of dissolution, notwithstanding stockholder approval, to the extent permitted by Delaware law. Be will not amend or modify the plan of dissolution under circumstances that would require additional stockholder solicitations under Delaware law or the federal securities laws without complying with Delaware law and the federal securities laws. Among other things, the Be board of directors may modify, amend or abandon the plan of dissolution if it determines that it would be in the best interests of the Be stockholders and creditors for Be not to dissolve, including in order to permit Be to pursue (or more easily pursue) any retained claims or causes of action. Such modification or amendment could include the delay of the dissolution of Be until a future date to be determined by the Be board of directors.

Liquidating Distributions; Nature; Amount; Timing

   Although the Be board of directors has not established a firm timetable for any possible distributions to its stockholders if the dissolution of Be is approved by the stockholders and the asset sale is completed, the Be board of directors intends, subject to contingencies inherent in winding-up Be's business, to make any such distributions as promptly as practicable following the closing of the asset sale. The Be board of directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all distributions will be determined by the Be board of directors, in its sole discretion, and will depend in part upon Be's ability to convert its remaining assets into cash and pay and settle its significant remaining liabilities and obligations.

   Uncertainties as to the precise net value of Be's non-cash assets and the ultimate amount of its liabilities make it impracticable to predict the aggregate amount, if any, ultimately available for distribution to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently

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declining, will continue to be incurred following the closing of the asset sale. These expenses will reduce the amount of cash available for ultimate distribution to stockholders, and, while Be does not believe that a precise estimate of those expenses can currently be made, management and the Be board of directors believe that available cash and the proceeds from the sale of the Palm shares to be received at the closing of the asset sale should be adequate to provide for Be's liabilities and obligations (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and the proceeds from the sale of the Palm shares to be received at the closing will be adequate to provide for Be's liabilities and obligations or to make cash distributions to stockholders. If such available cash and the proceeds from the sale of the Palm shares are not adequate to provide for Be's liabilities and obligations, distributions to Be's stockholders will be reduced or eliminated.

Sale of Be's Remaining Assets

   The plan of dissolution contemplates the sale of all of the remaining assets of Be following the closing of the asset sale transaction with Palm, with the exception (in the discretion of the Be board of directors) of any assets that the board of directors of Be may deem necessary or desirable to enable Be to pursue certain claims and causes of action, including under antitrust laws. Agreements for the sale of Be's remaining assets and actual sales may be entered into prior to the special meeting and approved by the board of directors and officers of Be. Approval of the dissolution of Be will constitute approval of any such agreements and sales, whether or not required. Sales of Be's assets have been and will be made on such terms as are approved by the Be board of directors and may be conducted by either competitive bidding, public sales or privately negotiated sales. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the board of directors or officers of Be. Be does not anticipate amending or supplementing this proxy statement/prospectus to reflect any such agreement or sale, unless required by applicable law. The prices at which Be has been and will be able to sell its various assets depends largely on factors beyond Be's control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, Be may not obtain as high a price for a particular asset as it might secure if Be were not in liquidation.

Future Conduct of Be

   Following approval of the dissolution of Be pursuant to the plan of dissolution by Be's stockholders, completion of the asset sale transaction and the filing of its certificate of dissolution, establishing a contingency reserve for payment of Be's expenses and liabilities, including liabilities incurred but not paid or settled prior to approval of the dissolution, selling any remaining assets of Be, terminating any remaining commercial agreements, relationships or outstanding obligations of Be, Be's activities will be limited to distributing its assets in accordance with the plan of dissolution. Following the approval of the dissolution of Be pursuant to the plan of dissolution by Be's stockholders, Be shall continue to indemnify its officers, directors, employees and agents in accordance with its certificate of incorporation, as amended, and bylaws, including for actions taken in connection with the plan of dissolution and the winding-up of the affairs of Be. Be's obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Be board of directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover Be's indemnification obligations under the plan of dissolution.

Reporting Requirements

   Whether or not the dissolution of Be pursuant to the plan of dissolution is approved, Be has an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, even though compliance with such reporting requirements is economically burdensome. If the dissolution of Be pursuant to the plan of dissolution is approved and, in order to curtail expenses, Be may, after filing its certificate of dissolution, seek relief from the SEC from the reporting requirements under the Exchange Act.

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Contingent Liabilities; Contingency Reserve; Liquidating Trust

   Under Delaware law, Be is required, in connection with its dissolution, to pay or provide for payment of all of its liabilities and obligations. Following the approval of the plan of dissolution by Be's stockholders and the closing of the asset sale, Be intends to pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve cash and other assets which it believes to be adequate for payment thereof. Be is currently unable to estimate with precision the amount of any contingency reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one or more are utilized) will be deducted before the determination of amounts that might be available for distribution to stockholders.

   The actual amount of the contingency reserve will be based upon estimates and opinions of management and the Be board of directors and derived from consultations with outside experts and review of Be's estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in Be's financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. Be has not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, Be will distribute to its stockholders any portions of the contingency reserve which it deems no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve has been established have been satisfied in full, Be will distribute to its stockholders any remaining portion of the contingency reserve.

   If deemed necessary, appropriate or desirable by the Be board of directors for any reason, Be may, from time to time, transfer any of its unsold assets to one or more liquidating trusts, or other structure it deems appropriate, established for the benefit of the stockholders of Be, which property would thereafter be sold or distributed on terms approved by its trustees. The Be board of directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Be board of directors determines that it would not be in the best interests of Be and its stockholders who then hold interests in such trust for such assets to be distributed directly to the stockholders at such time. The Be board of directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying those liabilities of Be, if any, assumed by the trust, to Be's stockholders. Any liquidating trust acquiring all of the unsold assets of Be will assume all of the liabilities and obligations of Be and will be obligated to pay any expenses and liabilities of Be which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets.

   The plan of dissolution authorizes the Be board of directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause Be to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Be board of directors. It is anticipated that the Be board of directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of Be's stockholders or creditors. Approval of the dissolution of Be by the stockholders will also constitute the approval by Be's stockholders of any such appointment and any liquidating trust agreement or agreements.

   Be may decide to use a liquidating trust or trusts, and the Be board of directors believes the flexibility provided by the plan of dissolution with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between Be and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to Be's stockholders to whom interests in the trust are distributed. The transfer to the trust and distribution of interests therein to Be's stockholders would enable Be to divest itself of the trust property and permit Be's stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to Be's stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock in order to receive the interests.

   It is further anticipated that pursuant to the trust agreements: (i) a majority of the trustees would be required to be independent of Be's management; (ii) approval of a majority of the trustees would be required to take any action; and (iii) the trust would be irrevocable and would terminate after, the earliest of (a) the trust property having been fully distributed, or
(b) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (c) a specified number of years having elapsed after the creation of the trust.

   Under Delaware law, in the event Be fails to create an adequate contingency reserve for payment of its expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder's pro rata share of such excess, limited to the amounts previously received by such stockholder from Be or from the liquidating trust or trusts.

   If Be were held by a court to have failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of Be could seek an injunction against the making of distributions under the plan of dissolution on the ground that the amounts to be distributed were needed to provide for the payment of Be's expenses and liabilities. Any such action could delay, substantially diminish or eliminate any cash distributions to be made to stockholders and/or interest holders under the plan of dissolution.

Closing of Be Stock Transfer Books

   Be intends to close its stock transfer books and discontinue recording transfers of shares of common stock on the earliest to occur of (i) the close of business on the record date fixed by the Be board of directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of Be are transferred to a liquidating trust, or (iii) such other date on which the Be board of directors, in accordance with applicable law, determines to close such stock transfer books. After such date, certificates representing shares of common stock will not be assignable or transferable on the books of Be except by will, intestate succession or operation of law. After the stock transfer books are closed, Be will not issue any new stock certificates, other than replacement certificates. It is also anticipated that no further trading of Be's shares will occur on or after such date. See "Principal Provisions of the Plan of Dissolution -- Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts" below. All liquidating distributions from Be or a liquidating trust on or after the date for filing the certificate of dissolution will be made to stockholders according to their holdings of capital stock as of the date of filing of the certificate of dissolution. Subsequent to the closing of the stock transfer books, Be may at its election require stockholders to surrender certificates representing their shares of the capital stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by Be or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing the Be common stock has been lost, stolen or destroyed, the stockholder may be required to furnish

Be with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

   Be currently expects that trading in the Be shares will cease on and after the date on which its stock transfer books are closed.

   The common stock is currently listed for trading on the Nasdaq National Market. For continued listing, a company, among other things, must meet certain minimum requirements with respect to net tangible assets, market value of its securities held by non-affiliates, and minimum bid prices per share. Be expects that, as a result of the cessation of its operations and the anticipated decrease in its assets resulting from distributions to its stockholders, its common stock will be delisted from the Nasdaq National Market not later than shortly after the special meeting of Be stockholders. Trading, if any, in the common stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board". As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the common stock. Delisting of the common stock may result in lower prices for the common stock than would otherwise prevail.

   After Be closes its stock transfer books, the stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Be board of directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Be board of directors, and management's estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, Be plans to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to Be stockholders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

   BE'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ASSET SALE AND "FOR" THE APPROVAL OF THE DISSOLUTION AND THE ADOPTION OF THE PLAN OF DISSOLUTION OF BE.

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

                              RELATED AGREEMENTS

Funding Agreement

   Contemporaneously with the execution and delivery of the asset purchase agreement, Palm, ECA Subsidiary Acquisition Corporation and Be entered into a funding agreement whereby Palm agreed to pay weekly consulting fees to Be to enable Be to continue to pay the salaries of certain designated employees to continue to develop and enhance the BeOS and BeIA operating systems and related technology until the earlier of the completion of the asset sale or termination of the asset purchase agreement. Pursuant to the funding agreement, Palm agreed to pay Be an amount equal to $2,500 multiplied by the number of designated employees employed by Be at the start of the applicable weekly period. This payment is to be made at the end of the applicable weekly period. In the event of termination of the funding agreement during a one-week period, Palm will be required to pay the entire weekly sum for such one-week period. The funding agreement will continue until the earliest to occur of:

   . the completion of the asset sale;

   . the termination of the asset purchase agreement; and

   . termination of the funding agreement by mutual written consent of the parties.

   The form of the funding agreement is attached to this proxy statement/prospectus as Annex C, and you are urged to read it in its entirety. Be is not required to submit the funding agreement to its stockholders for their approval under Delaware law. Under no circumstances will Be be required to repay to Palm any of the amounts received by Be under the funding agreement.

Stockholder Support Agreements

   All of the directors and executive officers of Be entered into stockholder support agreements with Palm contemporaneously with the execution and delivery of the asset purchase agreement. Pursuant to the agreements, each director and executive officer agreed to vote, and granted Palm an irrevocable proxy to vote, all shares of Be common stock beneficially owned by them as of the record date in favor of the approval of the asset sale and the dissolution and against the following actions:

   . any proposal made in opposition to, or in competition with, completion of the asset sale and the other actions contemplated by the asset purchase agreement, including the wind-up of Be's operations; and

   . any other action that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the asset sale or any of the other actions contemplated by the asset purchase agreement, including the wind-up of Be's operations.

   As of the record date, these individuals collectively beneficially owned 4,961,070 shares of Be common stock, which represented approximately 14% of the outstanding shares of Be common stock. None of the Be executive officers and directors were paid additional consideration in connection with the stockholder support agreements.

   The Be executive officers and directors who signed the stockholder support agreements have also agreed not to sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of any shares of Be common stock, or any option or warrant to purchase shares of Be common stock, owned by them unless each person to whom any shares, options or warrants are transferred executes a stockholder support agreement and agrees to hold those shares, options or warrants subject to all the terms and provisions of the stockholder support agreement.

   The stockholder support agreements will terminate upon the earlier to occur of the termination of the asset purchase agreement and the completion of the asset sale. The form of stockholder support agreement is attached to this proxy statement/prospectus as Annex D, and you are urged to read it in its entirety.

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

Non-Competition Agreements

   Contemporaneously with the execution and delivery of the asset purchase agreement, certain key employees of Be entered into non-competition agreements with Palm whereby the each such key employee agreed, subject to the closing of the asset sale and for a period of two years thereafter, not to compete with Palm in any business activity competitive with Palm's operating system platform business without the prior written consent of Palm. The non-competition agreements also provide that the key employee may not solicit, encourage or take any other action which is intended to induce or encourage, or could reasonably be expected to have the effect of inducing or encouraging, any employee of Palm or any of its subsidiaries to terminate his or her employment with Palm. The form of non-competition agreement is attached to this proxy statement/prospectus as Annex E, and you are urged to read it in its entirety.

                              SELLING STOCKHOLDER

   The registration statement of which this prospectus is a part covers any offers or sales of the shares received by Be pursuant to the asset sale. Therefore, the Palm common stock received by Be in the asset sale may be resold by Be resale without any limitations on resale.

   The following table, which sets forth information with respect to Be, gives effect to the issuance of Palm common stock upon the closing of the asset sale:

                                        Ownership Prior to the           Ownership After the
                                               Offering        Number of      Offering
                                        ---------------------   Shares   ------------------
Name and Address                          Shares    Percentage  Offered  Shares   Percentage
----------------                        ---------   ---------- --------- ------   ----------
Be Incorporated........................ 7,534,247      1.3%    7,534,247   0          0%
800 El Camino Real, Suite 400
Menlo Park, CA 94025

--------
(1)The number of shares of Palm common stock to be issued by Palm to Be, and the number of shares to be resold by Be to the public, is an estimate based on the opening sales price per share of the Palm common stock on October 3, 2001. The actual number of shares that will be issued by Palm to Be upon the closing of the asset sale will be determined by dividing $11,000,000 (subject to adjustment under certain circumstances) by the opening price of Palm common stock as quoted on the Nasdaq National Market on the closing date of the transaction.

                             PLAN OF DISTRIBUTION

   Promptly after the consummation of the asset sale, Be intends to offer and sell all of the shares of Palm common stock it receives in the asset sale. Be will act independently of Palm in making decisions with respect to the timing, manner of sale and size of each sale. Be may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, for cash consideration and at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

  . Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  . Purchase by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  . Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

  . Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  .  Privately negotiated transactions.

   Be may use broker-dealers to sell its shares of Palm common stock. If this happens, the broker-dealers may either receive discounts, concessions or commissions from Be, or they may receive commissions from purchasers of shares of Palm common stock for whom they acted as agents. In order to comply with the securities laws of certain states, Be may only sell its shares of Palm common stock through registered or licensed broker-dealers.

   Be and any agents or broker-dealers that it uses to resell its shares of Palm common stock after the consummation of the asset sale are "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount, concession or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

   Be and any other person participating in the distribution of the offered shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, the anti-manipulation provisions of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered shares by the selling stockholders or any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market-making activities with respect to the particular offered shares being distributed. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities with respect to the offered shares.

   The registration effected hereby is being effected in accordance with the asset purchase agreement. Be will pay substantially all of the expenses incident to the resale of the shares of Palm common stock.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BE

   The following table sets forth certain information regarding the beneficial ownership of the common stock of Be as of October 4, 2001 by:

   . each stockholder who is known by Be to own beneficially 5% percent or more of the common stock of Be;

   . each of Be's directors;

   . Be's chief executive officer;

   . each of Be's executive officers; and

   . all of Be's directors and executive officers as a group.

   Except as otherwise noted, the address of each person listed in the table is c/o Be Incorporated, 800 El Camino Real, Suite 400, Menlo Park, CA 94025. Unless otherwise indicated, to Be's knowledge, all persons listed below have sole voting and investment power with respect to their shares of Be's common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Applicable percentage ownership is based on 36,792,563 shares of common stock outstanding as of October 4, 2001 together with options that are currently exercisable or exercisable within 60 days of October 4, 2001. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of October 4, 2001 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

                                                            Shares Beneficially Owned
                                          Shares Issuable         (Including the
                                            pursuant to          Number of Shares
                                        Options Exercisable Shown in the First Column)
                                         within 60 days of  --------------------------
Name of Beneficial Owner                  October 4, 2001       Number       Percent
------------------------                -------------------   ---------     -------
Jean-Louis Gassee......................        335,416      4,317,177       11.63%
Barry M. Weinman(1)....................         96,875        844,521        2.29%
Steve M. Sakoman.......................        630,622        790,733        2.11%
Garrett P. Gruener.....................         96,875        162,062            *
Stewart Alsop..........................         96,875         96,875            *
P.C. Berndt............................        107,499        107,499            *
William F. Zuendt......................         50,000         50,000            *
Andrei M. Manoliu(2)...................         41,666         48,031            *
All officers and directors as a group
  (8 persons)..........................      1,455,828      6,416,898       16.78%

--------
 * Represents beneficial ownership of less than one percent of the common stock.

(1) Consists of 703,848 shares held by AVl Capital, L.P., 2,000 shares held by Virginia Weinman, the wife of Mr. Weinman, and 1,000 shares held by the Weinman Family Trust. AVl Capital Management, L.P. is the general partner of AVl Capital, L.P. Mr. Weinman is a general partner of AVl Capital Management. Mr. Weinman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2) Shares are held by the Manoliu-Neimat Living Trust, of which Dr. Manoliu is a trustee. Dr. Manoliu was formerly a partner in the law firm of Cooley Godward LLP, Be's outside legal counsel.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires Be's directors and executive officers, and persons who own more than 10% of a registered class of Be's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Be. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Be with copies of all Section 16(a) forms they file.

                                BUSINESS OF BE

Overview

   Be was founded in 1990. Be offers software solutions designed for Internet appliances and digital media applications. An Internet appliance is a dedicated device designed specifically to access information from the Internet for a given purpose. An Internet appliance's hardware and software are seamlessly integrated together to provide users with a responsive and easy to use interface. Be's software solutions are BeIA: the Complete Internet Appliance Solution(TM) and BeOS, its operating system designed for digital media applications. In early 2000, Be shifted the primary focus of its business from the marketing and distribution of BeOS, its desktop operating system, to the development, marketing and deployment of BeIA, its software solution intended for Internet appliances. Be shifted its focus as a result of the intense competition in the market for the BeOS operating system, the anticipated market for the BeIA product and the limited resources available to Be for the development and marketing of its products. BeIA gives customers the ability to create customized Internet appliances that deliver unique services, information and entertainment to their targeted end users. Unfortunately, the Internet appliance market as a whole has failed to materialize as anticipated. Consumer response to early Internet appliances has been unenthusiastic, major manufacturers have either removed their products from the market or have not undertaken significant development efforts, and the economic realities of the last four quarters have made success even more difficult. Despite Be's efforts in the Internet appliance market, its financial difficulties have continued, and Be has been unable to generate revenues sufficient to meet operating expenses.

Products and Technologies

  BeIA

   The BeIA solution is comprised of three components: BeIA Client Platform, BeIA Management and Administration Platform (MAP) and BeIA Integration Services.

    . BeIA Client Platform, provides a high-performance, small-footprint environment for special-purpose Internet enabled devices to deliver information, communication and entertainment into the hands of end users. One of the core strengths of the BeIA technology is its ability to deliver, display and control multiple audio and video inputs and applications with little performance degradation. BeIA Client Platform has been designed and optimized to provide the high level of responsiveness and stability users typically experience and associate wi consumer electronics devices. The modular nature of BeIA Client Platform allows device providers to incorporate only those features of the software required for a particular device, to deliver specific content and to meet the cost target for each particular device.

    . BeIA Management and Administration Platform (MAP) allows service providers to implement remote management features for the BeIA-based client devices deployed to end users. A network of appliances connected through BeIA MAP servers can be provided upgrades and updates to keep them at an appropriate maintenance level, and can serve specific content defined by the user or service provider, all in a secured manner. This capability coupled with the technology built into the BeIA Client Platform virtually eliminates the need for users to be responsible for the maintenance of the device's operating environment and applications.

    . BeIA Integration Services offers to device or service providers a desired expertise that facilitates their quick and reliable delivery and development of new devices. Services are available in two distinct forms: (i) Professional Engineering Services that provide a wide range of integration services to assist Be's customers in the design, development, and implementation of new products; and (ii) Value Added Reseller Services whereby Be intends to act as a VAR, bringing together service providers, device manufacturers, hosting services, Web content, and third-party applications.

  BeOS

   BeOS is Be's operating system designed for digital media applications and serves as the development platform for BeIA. As a development platform, BeOS is particularly well suited for development of code for BeIA because it has complete Application Programming Interface (API) compatibility, and approximately 90% binary compatibility with BeIA running on an Internet appliance. The binary compatibility issues stem from the physical differences between a development environment and the target device. Internet appliances will typically have no hard disk drive, will have very limited capacity for testing and debugging tools, and may have significant hardware capability differences from the development machine. These differences prevent any serious development from being done on BeIA-powered devices, although limited testing and debugging can be done. BeOS provides a robust, reliable environment for creating new code (applications, drivers, and system extensions), testing and debugging of code in the BeOS environment, and remote testing and debugging of the code on devices, with a set of tools that allow for high productivity and maximum effectiveness.

   BeOS, as a desktop operating environment, maximizes the performance of digital audio and video applications that run on a range of desktop PCs and high-performance multiprocessor workstations. BeOS offers several advantages over traditional operating systems. It allows users to simultaneously operate multiple audio, video, image processing and Internet-based software applications while maintaining system stability, media quality and processor performance. BeOS provides professional users with a high performance environment to quickly and easily develop applications and create content. It is designed to facilitate the integration of new technologies, and combines fast performance and rich digital media applications for both processor-intensive applications and lower-cost PC platforms. The Personal Edition of BeOS is available at no charge as a single downloadable file from Be's Web site.

Marketing, Sales and Customers

  BeIA

   Despite Be's efforts in the Internet appliance market, its financial difficulties have continued. As a result, Be began reducing personnel in its sales and marketing departments at the beginning of April 2001 and announced the elimination of those departments in July 2001. As a result of the elimination of its sales and marketing departments and the announcement of its proposed transaction with Palm, Be does not expect to actively pursue future relationships with potential customers or strategic partners nor derive any material revenues in the near or extended future from any existing collaboration, license or distribution agreements. Be's past marketing strategy had focused on marketing and selling its BeIA solution by pursuing relationships among six broad classifications of customers and strategic partners: reference platform designers, original device manufacturers (ODMs), original equipment manufacturers (OEMs), consumer electronic companies (CEs), service providers and integrators.

   In the past, Be established relationships with a number of prominent ODMs, reference platform designers and system integrators in the technology industry. However, Be does not have an agreement in place with any ODM or reference platform designer to support its product at this time and is no longer working with any of these strategic partners. In addition, Be does not currently expect its support obligations to continue under existing agreements with system integrators or anticipate that further revenues will be generated from relationships with these parties.

   Be remains a party to previously established relationships with OEM and CE customers, although Be does not expect to receive material future revenues from these relationships. These continuing arrangements include:

    . Sony Electronics, Inc. In March 2001, Be signed an OEM license and distribution agreement with Sony Electronics Inc. Under the agreement, Sony was granted a license to include BeIA Client Platform in the Sony eVilla(TM) Network Entertainment Center. While this agreement has not been terminated, as of August 30, 2001 Sony has discontinued its eVilla product and asked for the return of each distributed unit. As a result, Be does not currently expect its support obligations to continue under the agreement or that further revenues will be generated from its relationship with Sony.

 . TEAC Corp. In March 2000, Be entered into an OEM license and distribution agreement with TEAC Corp. that allows TEAC, or its professional division, TASCAM, to include its software with certain advanced audio products. In July 2001, Be and TEAC executed an amendment to the agreement that grants TEAC a non-exclusive license to distribute the Be software, but on an "as-is," no-support basis from Be. While Be could derive royalties upon the distribution of its licensed software under the terms of the agreement, Be does not anticipate generating any material revenues from its relationship with TEAC. Be does not currently have any ongoing, continuing support obligations under this agreement.

 . Compaq Computer Corporation. In November 1999, Be entered into an OEM license and distribution agreement with Compaq Computer Corporation that allows Compaq to pre-install and distribute BeIA on Compaq's iPaq Internet appliances. The initial term of the agreement expires as of November 19, 2001 and on September 4, 2001, Be notified Compaq that it did not intend to renew this agreement. As a result, Be does not currently expect its support obligations to continue under the agreement or that further revenues will be generated from its relationship with Compaq.

  BeOS

   Be previously decided to allow companies in the business of publishing and distributing software to market the Professional Edition of BeOS. Be reasoned that if the publishers were able to generate enough interest and revenue with the Professional Edition of BeOS, the royalty revenues could be used to fund further development of the desktop product. As a result of this decision, Be has entered into separate agreements with four third-party software publishers that provide for these publishers to focus on distribution and consumer marketing for BeOS. While Be could derive royalties upon the sale of its licensed software under the terms of these agreements, Be does not anticipate any material revenues to be generated from its relationship with these third-party publishers.

Product Development and Engineering

   Be's product development and engineering efforts have historically focused primarily on enhancing the functionality, flexibility, performance and reliability of BeIA. Additionally, Be has continued to develop and innovate the core technology and architecture of BeOS as the integration platform for BeIA and as a software development environment for Internet appliances.

   To enable BeIA to support popular industry standard formats and technologies Be has established strategic technology and licensing arrangements with technology providers to integrate their technologies with Be's products. These arrangements are current and still effective, but they will not be transferred to Palm as part of the asset sale as they are either unnecessary to Palm's intended use of the acquired assets or Palm has available alternative technology. These arrangements include:

    . Opera Software A/S. In December 1999, Be entered into an agreement with Opera to integrate their Web browser technology with Be's products, and to distribute it as a component of Be's products.

    . RealNetworks, Inc. In August 1999, Be signed a license agreement with RealNetworks to enable its RealPlayer product to run on Be's products.

    . Sun Microsystems, Inc. In September 1999, Be signed a license agreement with Sun Microsystems for its PersonalJava technology which is integrated into BeIA.

    . Intel Corporation. In December 1998, Be entered into a software license agreement with Intel where it provides Be with technical specifications and software for Indeo, a technology that enables compression and decompression of video data.

    . Bitstream, Inc. In November 1999, Be entered into an agreement to license Bitstream's FontFusion product, a unified font rendering engine, as a key component of the BeIA Client Platform. Be has also licensed Bitstream's unified, stroke-based CJK (Chinese, Japanese, Korean) font.

    . Macromedia, Inc. In July 2000, Be entered into an agreement with Macromedia to include its Macromedia Flash Player in BeIA Client Platform.

    . Beatnik, Inc. In September 1999, Be entered into an agreement with Beatnik, Inc., a leader in interactive audio technologies and content for the Web and digital devices, to include the Beatnik Audio Engine in Be's BeIA Client Platform.

   Be has invested considerable resources in the development of core technologies and new capabilities. Additionally, Be has invested significant resources to enhance BeIA Client Platform and BeIA MAP and to meet the needs of customers/OEMs. Since the execution of the funding agreement with Palm, the product development team has been working predominately to ready Be's products for use with Palm's hardware.

Competition

   The markets for Be's products are competitive and rapidly changing. Be believes the principal competitive factors in these markets are:

    .  Partnerships with device providers and service providers;

    .  Key technological features and capabilities of the software platforms;

    .  Technical, financial and marketing resources; and

    . Device providers clearly delivering targeted services that entice consumers to regularly use the device.

   In the market for Internet appliances, there is increased competition to offer software to drive non-PC devices that provide access to the Internet and enable digital media content on the Internet. For example, Microsoft Corporation has traditionally been highly competitive in most computer software markets, and if it chooses to fully enter the Internet appliance software solutions market, it has the resources and expertise to be a competitive factor. Other companies such as QNX Software Systems Ltd., Wind River Systems, Inc., vendors of UNIX-based operating systems such as Linux, and vendors of embedded operating systems have software that is being used for Internet appliances. Improvements or modifications to other existing operating systems such as Apple's Mac OS, Palm Inc.'s Palm OS or companies that market other variations of Linux could also enable those companies to compete in the Internet appliance market. Be also faces competition from vendors of embedded browsers and manufacturers of set-top boxes and terminals such as WebTV, a subsidiary of Microsoft. Be does not have the available resources to compete effectively in the market for Internet appliances.

Employees

   As of September 30, 2001, Be had 57 employees. Of these employees, 7 are in general and administrative and 50 are in product development and engineering.

Facilities

   Be leases approximately 23,963 square feet in Menlo Park, California.

Intellectual Property

   Be relies on various intellectual property laws and contractual restrictions, such as confidentiality and nondisclosure agreements and licensing arrangements, to protect its proprietary rights in its products. Be has one patent application filed in connection with its existing products.

                BE INCORPORATED CONDENSED FINANCIAL INFORMATION

Be Incorporated Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

   The following unaudited pro forma condensed consolidated balance sheet of Be as of June 30, 2001 presents the financial position of Be assuming the asset sale and the approval of the plan of dissolution of Be had occurred on June 30, 2001. All material adjustments required to reflect the sale of assets and the approval of the plan of dissolution are set forth in the columns labeled "Sale Adjustments" and "Dissolution Adjustments." The data contained in the column labeled "Historical Be" is derived from Be's historical unaudited consolidated balance sheet as of June 30, 2001. The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Be, including the notes thereto, appearing in Be's Annual Form 10-K for the year ended December 31, 2000 and on interim report Form 10-Q for the quarter ended June 30, 2001. The pro forma data is for informational purposes only and may not necessarily reflect Be's financial position or what Be's financial position would have been had Be consummated the asset sale and completed the dissolution on June 30, 2001. There can be no assurance that the estimated net assets indicated below will be realized if Be were liquidated, wound up and dissolved. Be believes that there is a likelihood that certain risks related to the liquidation, winding-up and dissolution of Be may result in holders of common stock realizing less than the estimated net asset value shown in the pro forma condensed consolidated balance sheet. These risks include, without limitation, the ultimate outcome of known and unknown claims, litigation, debts and liabilities. The valuation of assets and liabilities necessarily requires estimates and assumptions by management and there are substantial uncertainties in carrying out any plan of dissolution. The actual value of any liquidating distributions to Be's stockholders will depend upon a variety of factors including, but not limited to, the actual net proceeds from the sale of Be's assets (including those subject to the asset sale), the ultimate settlement amounts of Be's liabilities and obligations (including the settlement of known and unknown claims or litigation), actual costs incurred in connection with carrying out the liquidation, winding-up and dissolution of Be, including costs of liquidation and establishing reserves, and the actual timing of the final dissolution of Be. The asset values and liability settlements ultimately realized in the liquidation, winding-up and dissolution of Be could materially differ from the amounts shown in the pro forma condensed consolidated balance sheet below. No assurance can be given that the amount of any liquidating distributions to Be stockholders will equal the estimated amounts included in the pro forma condensed consolidated balance sheet below.

                                        Historical    Sale               Dissolution         Pro
                                            Be     Adjustments           Adjustments        Forma
                                        ---------- -----------           -----------      ---------
ASSETS
Current assets:
   Cash and cash equivalents........... $   3,148    $    --               $    --        $   3,148
   Short-term investments..............     1,754     11,000(A)                 --           12,754
   Accounts receivable.................       276         --                   (56)(D)          220
   Prepaid and other current assets....       356      1,625(F)               (220)(D)        1,761
                                        ---------    -------               -------        ---------
     Total current assets..............     5,534     12,625                  (276)(D)       17,883
Property and equipment, net............       311         --                  (249)(D)           62
Other assets, net of accumulated
 amortization..........................       713         --                  (689)(D)           24
                                        ---------    -------               -------        ---------
     Total assets...................... $   6,558    $12,625               $(1,214)       $  17,969
                                        =========    =======               =======        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.................... $      25    $    --               $    --        $      25
   Accrued expenses....................     1,085      4,253(B)              3,930 (E)        9,268
   Technology license obligations,
    current portion....................       425         --                    --              425
   Deferred revenue....................        64         --                   (64)(D)           --
                                        ---------    -------               -------        ---------
     Total current liabilities.........     1,599      4,253                 3,866            9,718
Technology license obligations, net of
 current portion.......................       238         --                    --              238
                                        ---------    -------               -------        ---------
     Total liabilities.................     1,837      4,253                 3,866            9,956
                                        ---------    -------               -------        ---------
Stockholders' Equity:
   Common stock........................        36          2(C)                 --               38
   Additional paid-in capital..........   109,062        271(C)                 --          109,333
   Accumulated other comprehensive
    income.............................         2         --                    --                2
   Deferred stock compensation.........      (551)        --                   551 (D)           --
   (Accumulated deficit)/Gain on the
    asset sale.........................  (103,828)     8,099(A)(B)(C)(F)    (5,631)(D)(E)  (101,360)
                                        ---------    -------               -------        ---------
     Total stockholders' equity........     4,721      8,372                (5,080)           8,013
                                        ---------    -------               -------        ---------
     Total liabilities and
       stockholders' equity............ $   6,558    $12,625               $(1,214)       $  17,969
                                        =========    =======               =======        =========

Note 1. Unaudited Pro Forma Consolidated Balance Sheet

   The unaudited pro forma condensed consolidated balance sheet gives effect to the asset sale and dissolution of Be, as described below, as if these events had occurred as of June 30, 2001.

Asset Sale

   On August 16, 2001, following the approval of the Be board of directors Be entered into an Asset Purchase Agreement with Palm, a Delaware corporation, and ECA Subsidiary Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Palm. The Asset Purchase Agreement contemplates that, subject to the satisfaction of the conditions contained therein (including obtaining the approval of the stockholders of Be), Palm would acquire (through ECA Subsidiary Acquisition Corporation) substantially all of Be's intellectual property and other technology assets (the "Asset Sale") for a purchase price of $11 million, to be paid in shares of common stock of Palm. Be currently intends to liquidate these shares by selling them for cash promptly following the closing of the Asset Sale. There is no assurance that Be can successfully consummate the sale of its assets, secure additional financing or otherwise increase its liquidity.

Plan of Dissolution

   On August 16, 2001, the board of directors of Be also approved the dissolution of Be pursuant to the plan of dissolution and is recommending that its stockholders approve the dissolution and adopt the plan of dissolution of Be. Assuming Be's stockholders approve the dissolution and the asset sale, Be intends to then close the asset sale and thereafter wind-up its affairs. The proceeds from the asset sale and the sale of Be's remaining assets will be used to pay or adequately provide for Be's debts and liabilities and obligations. Any remaining assets will thereafter be available for distribution to Be's stockholders in one or more distributions, pursuant to the plan of dissolution. The following adjustments are reflected in the unaudited pro forma condensed consolidated balance sheet:

      (A) To record the total sale price of approximately $11 million to be paid in shares of common stock of Palm. Be currently intends to liquidate these shares by selling them for cash promptly following the closing of the Asset Sale.

      (B) To record accrual for estimated costs related to the sale, which include net payments to employees of $3.1 million and other liabilities of $1.1 million, including $750,000 owed to Lehman Brothers.

      (C) To record the estimated non cash expense related to the stock bonuses granted to employees.

      (D) To record adjustments to state net assets at estimated liquidation value.

      (E) To record accrual for estimated costs of liquidation and dissolution, which primarily related to existing insurance, lease and contract obligations, including $1.2 million for liability insurance after cessation of operations.

      (F) To record the estimated amounts to be received under the funding agreement signed between Palm and Be. Under the funding agreement, Be is to have its engineers continue the development and enhancement of the technology being purchased by Palm. Accordingly, the amounts received under that agreement are recognized as revenue by Be. Be did not receive any amounts under the funding agreement during any of the periods covered by Be's consolidated financial statements included elsewhere in this proxy statement/prospectus.

Gain on the Asset Sale

   The estimated pro forma gain on the Asset Sale is in the amount of approximately $8.1 million, as shown in the Sale Adjustments column.

Pro Forma Estimated Liquidation Value Per Share

   Based on the above pro forma ending stockholders' equity of approximately $8.0 million and the pro forma number of shares outstanding of approximately 38,400,000 shares, the approximate pro forma liquidation value per share amounts to $0.21. This pro forma liquidation value assumes that the liquidation of Be would occur as of June 30, 2001. The actual expected liquidation value of $0.10, disclosed elsewhere in this proxy statement/prospectus, is lower since it is based upon the August 31, 2001 balance sheet of Be (which has a lower net book value due to July and August losses) and assumes that Be will complete an orderly wind-down of operations through December 2001, and as such, is more representative of the actual amount per share to be received assuming successful completion of the transaction and sale of Palm shares. Actual liquidation values to be received are dependent upon a number of factors, in particular including orderly disposition of the Palm shares received. There can be no assurance that the actual value received by Be stockholders will equal the estimated values.

Be Incorporated Pro Forma Condensed Consolidated Statements of Operations

   The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2000 and the six months ended June 30, 2001 were prepared to illustrate the estimated effects of the asset sale to Palm without taking into effect Be's proposed liquidation. The unaudited pro forma condensed consolidated statements of operations assume that the sale occurred as of January 1, 2000. The unaudited pro forma condensed consolidated statements of operations exclude the effects of transactions that are not reasonably expected to reoccur subsequent to the asset sale.

   The data contained in the columns labeled "Historical Be" is derived from Be's historical audited consolidated statement of operations for the year ended December 31, 2000, and Be's historical unaudited consolidated statement of operations for the six months ended June 30, 2001.

   The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Be, including the notes thereto, appearing in Be's Annual Form 10-K for the year ended December 31, 2000 and on interim report Form 10-Q for the quarter ended June 30, 2001. The unaudited pro forma condensed consolidated statements of operations and related notes are provided for informational purposes only and do not purport to be indicative of the results of operations that would have been reported had the events assumed occurred on the dates indicated, or purport to be indicative of results of operations that may be achieved in the future.

                                                                                                          Pro
                                                                     Pro     Historical                  Forma
                                        Historical                  Forma       Six                       Six
                                           Year                      Year      Months                   Months
                                          Ended     Pro Forma       Ended      Ended     Pro Forma       Ended
Be Incorporated                         12/31/2000 Adjustments    12/31/2000 6/30/2001  Adjustments    6/30/2001
---------------                         ---------- -----------    ---------- ---------- -----------    ---------
                                                         (in thousands, except per share data)
Net revenues...........................  $    480    $  (480)(i)   $     --   $   815     $  (815)(i)   $    --
Cost of revenues.......................     1,097     (1,097)(i)         --       571        (571)(i)        --
                                         --------    -------       --------   -------     -------       -------
Gross profit (loss)....................      (617)       617             --       244        (244)           --
Operating expenses:
  Research and development.............     9,139     (5,018)(ii)     4,121     4,807      (2,201)(ii)    2,606
  Sales and marketing..................     7,812       (170)(ii)     7,642     2,074         (83)(ii)    1,991
  General and administrative...........     4,740       (289)(ii)     4,451     2,596        (147)(ii)    2,449
  Restructuring charge.................        --         --             --       450          --           450
                                         --------    -------       --------   -------     -------       -------
   Total operating expenses............    21,691     (5,477)        16,214     9,927      (2,431)        7,496
                                         --------    -------       --------   -------     -------       -------
Loss from operations...................   (22,308)     6,094        (16,214)   (9,683)      2,187        (7,496)
Other income, net......................     1,156         --          1,156       230          --           230
                                         --------    -------       --------   -------     -------       -------
Net (loss) income......................  $(21,152)   $ 6,094       $(15,058)  $(9,453)    $ 2,187       $(7,266)
                                         ========    =======       ========   =======     =======       =======
Net loss per share--basic and diluted..  $  (0.60)                 $  (0.42)  $ (0.26)                  $ (0.20)
                                         ========                  ========   =======                   =======
Shares used in per common share
  calculation--basic and diluted.......    35,533                    35,533    36,330                    36,330
                                         ========                  ========   =======                   =======

Note 1--Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

   The following adjustments are to reflect the elimination of revenues generated from substantially all of Be's intellectual property and other technology assets sold to Palm, as well as expenses relating to continuing employees assumed by Palm.

    (i) To record the elimination of revenues, and associated costs, generated from substantially all of Be's intellectual property and other technology assets sold to Palm; and

   (ii) To record the elimination of actual expenses incurred during the respective period for the employees hired by Palm.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF BE

Overview

   Be was founded in 1990. Be offers software solutions designed for Internet appliances and digital media applications.

   Be's software solution products consist of (i) BeIA: the Complete Internet Appliance Solution/TM/, comprised of three components; BeIA Client Platform, BeIA Management and Administration Platform, and BeIA Integration Services, and
(ii) BeOS, its operating system designed for digital media applications and which serves as the development platform for BeIA. Prior to 1998, Be had no revenues and its operations consisted primarily of research and development. In December 1998, Be shipped the first version of BeOS, its desktop operating system targeted primarily to end users. Prior releases of BeOS were targeted primarily to software developers. Having experienced losses and negative cash flow from operations since inception, in the latter half of 1999 Be began a review of its BeOS desktop operating system business model and its potential to create stockholder value. The impetus for the review was market information obtained from institutional investors and market analysts, and the realization that the desktop product could only succeed by competing effectively against Microsoft Corporation, which is a very large, established and entrenched competitor in a rapidly maturing market. During this same period, many potential large customers and industry analysts were expressing significant interest in the Internet appliance version of Be's operating system. At the time, most market analysts were predicting rapid growth in the nascent Internet appliance market and indicating it would ultimately have significant upside potential. The strengths of Be's technology appeared transferable to the needs of this market, and the market was not yet dominated by any one player. As a result of Be's business model review, in January 2000 Be announced its intention to shift its primary focus from the marketing and distribution of BeOS, its desktop operating system, to the development, marketing and deployment of BeIA, its software solution intended for Internet appliances.

   At the same time Be shifted its resource focus, it attempted to provide BeOS with a final opportunity for success in the desktop market. First, Be made a fully functioning Personal Edition of BeOS available on the Internet for free download. The intent of the Personal Edition of BeOS was to seed the market and to create interest in and exposure to Be's technology. Second, Be entered into publishing relationships with several well-established software publishers to distribute a royalty-bearing Professional Edition of BeOS. Ultimately, Be did not have the resources, nor could it reasonably obtain the resources to adequately pursue both the desktop and Internet appliance markets simultaneously. Thus, Be decided to allow companies in the business of publishing and distributing software to market the Professional Edition of BeOS. Be reasoned that if the publishers were able to generate enough interest and revenue with the Professional Edition of BeOS, the royalty revenues could be used to fund further development of the desktop product. However, the publishers were never able to generate any material revenues from the sale of the Professional Edition of BeOS.

   In contrast, Be was successful in 2000 in rapidly entering the developing Internet appliance market. Be's efforts culminated in the execution of a contract with Sony for its eVilla Network Entertainment Center in early 2001. Unfortunately, the Internet appliance market as a whole has failed to materialize as anticipated. Consumer response to early Internet appliances has been unenthusiastic, major manufacturers have either removed their products from the market or have not undertaken significant development efforts. The economic realities of the last four quarters have made success even more difficult, and on August 30, 2001 Sony discontinued the eVilla Network Entertainment Center, its Internet appliance based on BeIA. Despite Be's efforts in the Internet appliance market, Be's financial difficulties have continued and it has been unable to generate revenues sufficient to meet operating expenses. In April and July of 2001, Be substantially reduced its workforce and announced the elimination of its sales and marketing departments in order to conserve resources.
   Be has undertaken extensive activities since early 2000 to evaluate and pursue financing alternatives for the company to allow for its continuation and the creation of value for Be stockholders. Be has endeavored to obtain additional equity capital from numerous sources. Private placements with institutions, funds and private investors, equity lines of credit and private placements with strategic investors have all been thoroughly investigated. By the end of March 2001, it was clear no adequate source of capital was available on terms beneficial to Be stockholders. Faced with this reality, Be's board of directors approved the exploration of strategic and financial alternatives for maximizing stockholder value. Alternatives considered included, but were not limited to, a merger or similar business combination, an equity investment by a strategic investor, or the sale of all or substantially all of the business or assets for stock or cash in a transaction of the type ultimately entered into with Palm.

   Since April 2001, Be has worked with professional financial advisors with the intent of maximizing the return of value to stockholders under the circumstances. Be conducted an extensive search for potential interested parties, directly contacted a number of these parties and discussed with them a variety of possible transactions. As part of this effort, Be held numerous discussions and negotiations with third parties, including Palm, in an effort to obtain financing necessary to the continuation or the potential sale of Be's business. Except for the proposed transaction with Palm, these discussions have not resulted in any acceptable offers and during this period, Be's financial resources have continued to deteriorate.

   Be's revenues in fiscal year 2000 were generated from the sale of BeOS to licensed third party publishers, and other resellers and distributors, and direct sales of BeOS to end users through the BeDepot.com Web site. Be also generated revenue by collecting commissions from sales of third party software through the BeDepot.com Web site.

   To date, revenues in fiscal year 2001 have been generated through royalty payments, maintenance and support fees, and professional services and integration fees. These payments and fees were received from developers and manufacturers of Internet appliances, as well as other systems and hardware manufacturers incorporating BeIA into their products. The revenues from BeIA have not offset the loss of revenues from sales of BeOS. As a result of Be's announcements of the proposed Palm transaction and the elimination of its sales and marketing departments, Be does not expect to generate any material revenues in the near or extended future.

   Be's research and development expenses consist of compensation and related costs for research and development personnel. These expenses are currently being funded by Palm as set forth in the form of funding agreement attached to this proxy statement/prospectus as Annex C. Be also includes in research and development expenses the costs relating to licensing of technologies and amortization of costs of software tools used in the development of its products. Costs incurred in the research and development of new releases and enhancements are expensed as incurred. These costs include the cost of licensing technology that is incorporated into a product or an enhancement, which is still in preliminary development, and technological feasibility has not been established. Once the product is further developed and technological feasibility has been established, development costs are capitalized until the product is available for general release. To date, products and enhancements have generally reached technological feasibility and have been released for sale at substantially the same time. Be expects research and development expenses will remain stagnant and will be limited to compensation and related costs of research and development personnel, which are currently being funded by Palm, and the costs of technology license arrangements entered into prior to Be's announcement of the proposed Palm transaction.

   Prior to the elimination of its sales and marketing departments in July 2001, Be's sales and marketing expenses consisted of compensation and related costs for sales and marketing personnel, marketing programs, public relations, investor relations, promotional materials, travel, and related expenses for attending trade shows. After the elimination of the sales and marketing departments, Be has not incurred, and does not expect to incur in the future, any material expenses related to sales and marketing functions.

   General and administrative expenses consist of compensation and related expenses for management, finance, and accounting personnel, professional services and related fees, occupancy costs and other expenses. As a result of the workforce reductions in April and July 2001 and the continued decline of Be's business, general and administrative expenses have been greatly reduced and Be does not expect such expenses to be increased in the future.

   Be has historically marketed and sold its products in the United States and internationally. International sales of products accounted for approximately 23%, 56% and 53% of Be's total revenues in 2000, 1999 and 1998, respectively. International sales of products accounted for less than 1% of total revenues for the three and six month periods ended June 30, 2001 and approximately 19% and 9% for the three and six month periods ended June 30, 2000. Because of Be's shift in focus away from BeOS, in the event that it generates future revenue, Be expects that a higher percentage of such future total revenues, if any, will be derived from North America. Be does not currently engage in currency hedging activities.

   From time to time in the past, Be has granted stock options to employees and non-employee directors. As of June 30, 2001, Be had recorded deferred compensation related to these options in the total amount of $15.7 million, net of cancellations, representing the difference between the deemed fair value of Be's common stock, as determined for accounting purposes, and the exercise price of options at the date of grant. Of this amount, $5.7 million had been amortized at December 31, 1998, with $6.2 million, $2.6 million and $331,000, being amortized in 1999, 2000 and the six month period ended June 30, 2001, respectively. Future amortization of expense arising out of options granted through June 30, 2001 was estimated to be $320,000 for the remaining six months of 2001, $226,000 in 2002 and $5,000 in 2003. Be amortizes the deferred compensation charge monthly over the vesting period of the underlying option.

Results of Operations for the Years ended December 31, 1998, 1999 and 2000

   Certain prior year costs have been reclassified to conform with the current year presentation.

                                                      Year Ended December 31,
                                                      ----------------------
                                                       1998     1999   2000
                                                      ------   ------ ------
      Net Revenue.................................... $1,199   $2,656 $  480
      Cost of Revenue................................  2,161    1,436  1,097
                                                      ------   ------ ------
      Gross profit (loss)............................   (962)   1,220   (617)
                                                      ------   ------ ------

   Operating expenses include non-cash charges for stock compensation amortization as follows:

                                                     Year Ended December 31,
                                                     -----------------------
                                                      1998    1999    2000
                                                     ------  ------  ------
                                                         (in thousands)
   Amortization of deferred compensation included
     in:
     Research and development....................... $1,747  $1,927  $  794
     Sales and marketing............................    833   1,692     646
     General and administrative.....................  1,301   2,614   1,173
                                                     ------  ------  ------
        Total amortization of deferred stock
          compensation.............................. $3,881  $6,233  $2,613
                                                     ------  ------  ------

   Excluding the amortization of deferred compensation, operating expenses are as follows:

                                                     Year Ended December 31,
                                                     -----------------------
                                                      1998    1999    2000
                                                     ------- ------- -------
                                                         (in thousands)
   Operating expenses:
     Research and development....................... $ 6,386 $ 8,502 $ 8,345
     Sales and marketing............................   4,784   9,274   7,166
     General and administrative.....................   1,428   2,506   3,567
     Amortization of deferred stock compensation....   3,881   6,233   2,613
                                                     ------- ------- -------
        Total operating expenses.................... $16,479 $26,515 $21,691
                                                     ======= ======= =======

Comparison of the Year ended December 31, 2000 to the Year Ended December 31,
1999

   Net Revenues. Net revenues decreased $2.2 million to $480,000 for the year ended December 31, 2000 from $2.7 million for the year ended December 31, 1999. This decrease is primarily attributable to lower shipments of BeOS, which Be believes resulted from making a version of BeOS available for free download. To date, all of Be's revenues have been derived from BeOS, with future revenues to be dependent primarily on BeIA, Be's software solution for Internet appliances.

   Cost of Revenues. Cost of revenues decreased $339,000, or 24%, to $1.1 million for the year ended December 31, 2000 from $1.4 million for the year ended December 31, 1999. Gross margin is negative this year as a result of the continuing amortization of technology license agreements.

   Research and Development. Research and Development expenses were relatively constant at $8.3 million for the year ended December 30, 2000 as compared with $8.5 million for the year ended December 31, 1999. Lower outside consulting expenses were partially offset by increases in payroll expenses due to additional headcount.

   Sales and Marketing. Sales and marketing decreased $2.1 million, or 23%, to $7.2 million for the year ended December 31, 2000 from $9.3 million for the year ended December 31, 1999. This decrease is primarily attributable to Be's shift in resources to focus on the Internet appliances market, and resulting shift in its potential customer base from end users to device and service providers. Additionally, the Web site technology purchased in 1998 is now fully amortized.

   General and Administrative. General and administrative expenses increased $1.1 million, or 42%, to $3.6 million for the year ended December 31, 2000 from $2.5 million for the year ended December 31, 1999. This increase was primarily attributable to the full year expenses associated with the activities of a public company.

   Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation decreased $3.6 million to $2.6 million for the year ended December 31, 2000, from $6.2 million for the year ended December 31, 1999. These amounts represent the allocated portion of the difference between the deemed fair value of Be's common stock and the exercise price of stock options granted by Be to employees and non-employee directors.

   Other Income (Expense), Net. Net other income increased $367,000, or 47%, to $1.2 million for the year ended December 31, 2000, from $789,000 for the year ended December 31, 1999. The increase is primarily attributable to the increase in interest income due to the increased balances in Be's investment portfolio following its initial public offering.

Comparison of the Year ended December 31, 1999 to the Year Ended December 31,
1998

   Net Revenues. Net revenues increased $1.5 million to $2.7 million for the year ended December 31, 1999 from $1.2 million for the year ended December 31, 1998. This increase was primarily attributable to higher shipments of BeOS as a result of the release of version R4.5 in June of 1999 and of the development of a reseller distribution channel in 1999, and to the recognition of approximately $254,000 of revenue previously reserved under the R4.5 free upgrade program which ended in November of 1999.

   Cost of Revenues. Cost of revenues decreased $725,000, or 34%, to $1.4 million for the year ended December 31, 1999 from $2.2 million for the year ended December 31, 1998. The cost of revenues for the year ended December 31, 1998 includes a charge of $1.2 million relating to technology which was used with BeOS, the cost of which was no longer recoverable from forecasted revenues.

   Research and Development. Research and development increased $2.1 million, or 33%, to $8.5 million for the year ended December 31, 1999 from $6.4 million for the year ended December 31, 1998. The net increase was primarily attributable to an increase in personnel costs and in licensing costs. Personnel expenses increased by approximately $1.3 million and included a one-time charge of approximately $145,000 related to the grant of immediately vested stock options and the acceleration of vesting of stock options previously issued to an employee.

   Sales and Marketing. Sales and marketing increased $4.5 million, or 94%, to $9.3 million for the year ended December 31, 1999 from $4.8 million for the year ended December 31, 1998. This increase is primarily attributable to the hiring of additional sales and marketing personnel and to the costs relating to Be's third party developer programs including financial incentives in the form of partial funding of developers' costs and technical support provided to developers. Sales and marketing expenses also increased due to the amortization of purchased technology related to the acquisition in the second quarter 1998 of StarCode, a software development company. In 1999, sales and marketing expenses also increased due to the launch of new marketing programs including those related to the release of version 4.5 of BeOS in June of 1999.

   General and Administrative. General and administrative expenses increased $1.1 million, or 75%, to $2.5 million for the year ended December 31, 1999 from $1.4 million for the year ended December 31, 1998. This increase was primarily attributable to increases in professional services and related fees, increased personnel and related costs, to premiums related to insurance coverage obtained concurrently with the initial public offering and expansion of leased facilities.

   Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation increased $2.4 million, or 61%, to $6.2 million for the year ended December 31, 1999, from $3.9 million for the year ended December 31, 1998. These amounts represent the allocated portion of the difference between the deemed fair value of Be's common stock and the exercise price of stock options granted by Be to employees and non-employee directors.

   Other Income (Expense), Net. Net other income increased $209,000, or 36%, to $789,000 for the year ended December 31, 1999, from $580,000 for the year ended December 31, 1998. The increase is primarily attributable to the increase in interest income due to the increased balances in Be's investment portfolio following its initial public offering.

Results of Operations for the Three Months and Six Months Ended June 30, 2001 and 2000

                                                   Three Months    Six Months
                                                  Ended June 30, Ended June 30,
                                                  -------------- --------------
                                                   2001    2000   2001    2000
                                                  ----    ----   ----    ----
Net revenue
  Cost of revenue................................ $715    $142   $815    $396
  Gross profit (loss)............................  320     261    571     554

   Operating expenses include non-cash charges for stock compensation amortization as follows:

                                                    Three Months    Six Months
                                                   Ended June 30, Ended June 30,
                                                   -------------- --------------
                                                    2001    2000  2001    2000
                                                    -----   ----  ----   ------
                                                   (in thousands) (in thousands)
 Amortization of deferred compensation included
   in:
   Research and development....................... $  50    $196  $152   $  509
   Sales and marketing............................  (101)    189   (37)     426
   General and administrative.....................    80     272   216      755
                                                    -----   ----  ----   ------
      Total amortization of deferred stock
        compensation.............................. $  29    $657  $331   $1,690
                                                    =====   ====  ====   ======

   Excluding the amortization of deferred compensation, operating expenses are as follows:

                                                   Three Months    Six Months
                                                  Ended June 30, Ended June 30,
                                                  -------------- --------------
                                                   2001    2000   2001   2000
                                                  ------  ------ ------ -------
                                                  (in thousands) (in thousands)
Operating expenses:
  Research and development....................... $2,276  $1,843 $4,655 $ 3,991
  Sales and marketing............................    557   1,883  2,111   3,974
  General and administrative.....................  1,370     939  2,380   1,969
  Amortization of deferred stock compensation....     29     657    331   1,690
                                                  ------  ------ ------ -------
     Total operating expenses.................... $4,232  $5,322 $9,477 $11,624
                                                  ======  ====== ====== =======

Comparison of the Three Month Period ended June 30, 2001 to the Three Month Period ended June 30, 2000

   Net Revenues. Net revenues increased $573,000 to $715,000 for the three month period ended June 30, 2001 from $142,000 for the three month period ended June 30, 2000. Revenues are not directly comparable as they were mainly attributable to shipments of BeOS in 2000 and to BeIA integration services in 2001.

   Cost of Revenues. Cost of revenues increased $59,000, or 23%, to $320,000, for the three month period ended June 30, 2001 from $261,000 for the three month period ended June 30, 2000. A majority of such costs continue to result from the continuing amortization of technology license agreements.

   Research and Development. Research and development expenses, exclusive of stock compensation, increased $433,000, or 23%, to $2.3 million for the three month period ended June 30, 2001 from $1.8 million for the three month period ended June 30, 2000. The increase results primarily from increases of approximately $400,000 in personnel expenses, primarily attributable to the hiring of additional research and development personnel.

   Sales and Marketing. Sales and marketing expenses, exclusive of stock compensation, decreased $1.3 million, or 70%, to $557,000 for the three month period ended June 30, 2001 from $1.9 million for the three month period ended June 30, 2000. This decrease is primarily attributable to the restructuring of Be's operations, implemented early in the quarter to reflect current market and financial conditions, following which Be closed its European office in Paris and eliminated positions principally in the sales and marketing departments in the United States.

   General and Administrative. General and administrative expenses, exclusive of stock compensation, increased $431,000, or 46%, to $1.4 million for the three month period ended June 30, 2001 from $939,000 for the three month period ended June 30, 2000. This increase is primarily attributable to the payment of fees, on a retainer basis, to an investment banking firm, hired during the second quarter of 2001, to assist Be in exploring various strategic and financial alternatives for maximizing shareholder value on a near-term basis.

   Restructuring Charge. On April 2, 2001, Be announced its decision, made at the end of the first quarter, to restructure its operations to reflect current market and financial conditions by closing its European office in Paris and eliminating positions principally in Be's sales, marketing and general administration departments in the United States. As a result, Be recorded a restructuring charge of $307,000 in the first quarter for the closing of its European office, which is comprised of $272,000 for involuntary termination benefits and $35,000 for termination of operating contracts and professional fees. As anticipated, Be recorded a restructuring charge of approximately $143,000 in the second quarter for the involuntary termination benefits related to the elimination of 22 positions in the U.S.

   Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation decreased $628,000, or 96%, to $29,000 for the three month period ended June 30, 2001, from $657,000 for the three month period ended June 30, 2000. The decrease is attributable to the cancellation of options and to the use of an amortization methodology, which tends to record higher compensation in the initial years of the vesting period. These amounts represent the allocated portion of the difference between the deemed fair value of Be's common stock and the exercise price of stock options granted by Be to employees and non-employee directors.

   Other Income (Expense), Net. Net other income decreased $238,000, or 74%, to $84,000 for the three month period ended June 30, 2001 from $322,000 for the three month period ended June 30, 2000. The decrease is primarily attributable to the decrease in interest income due to the reduced balances in Be's investment portfolio used to fund operations.

Comparison of the Six Month Period ended June 30, 2001 to the Six Month Period Ended June 30, 2000

   Net Revenues. Net revenues increased $419,000 to $815,000 for the six month period ended June 30, 2001 from $396,000 for the six month period ended June 30, 2000. Revenues are not directly comparable as they were mainly attributable to shipments of BeOS in 2000 and to BeIA royalties and integration services in 2001.

   Cost of Revenues. Cost of revenues increased $17,000, or 3%, to $571,000 for the six month period ended June 30, 2001 from $554,000 for the six month period ended June 30, 2000. A majority of such costs continue to result from the continuing amortization of technology license agreements.

   Research and Development. Research and Development expenses, exclusive of stock compensation, increased $664,000, or 17%, to $4.7 million for the six month period ended June 30, 2001 from $4.0 million for the six month period ended June 30, 2000. The increase results primarily from an increase of approximately $700,000 in personnel expenses following the hiring of additional staff, net of savings of approximately $80,000 on outside consulting expenses.

   Sales and Marketing. Sales and Marketing expenses, exclusive of stock compensation, decreased $1.9 million, or 47%, to $2.1 million for the six month period ended June 30, 2001 from $4.0 million for the six month period ended June 30, 2000. This decrease is primarily attributable to the impact of refocusing of marketing activities initiated in the first quarter of 2000 and to the restructuring of Be's operations, implemented early in the second quarter of 2001. The refocusing of marketing activities in 2000 resulted in decreased public relations activities, outside consulting and third party developer programs for a net decrease of approximately $1.1 million. As part of the restructuring of Be's operations in 2001 to reflect current market and financial conditions, Be closed its European office in Paris and eliminated positions principally in the sales and marketing departments in the United States, for a net impact of approximately $800,000.

   General and Administrative. General and administrative expenses, exclusive of stock compensation, increased $411,000, or 21%, to $2.4 million for the six month period ended June 30, 2001 from $2.0 million for the six month period ended June 30, 2000. This increase is primarily attributable to the payment of fees, on a retainer basis, to an investment banking firm, hired during the second quarter of 2001, to assist Be in exploring various strategic and financial alternatives for maximizing shareholder value on a near-term basis.

   Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation decreased $1.4 million, or 80%, to $331,000 for the six month period ended June 30, 2001, from $1.7 million for the six month period ended June 30, 2000. The decrease is attributable to the cancellation of options and to the use of an amortization methodology, which tends to record higher compensation in the initial years of the vesting period. These amounts represent the allocated portion of the difference between the deemed fair value of Be's common stock and the exercise price of stock options granted by Be to employees and non-employee directors.

   Other Income (Expense), Net. Net other income decreased $433,000, or 65%, to $230,000 for the six month period ended June 30, 2001 from $663,000 for the six month period ended June 30, 2000. The decrease is primarily attributable to the decrease in interest income due to the reduced balances in Be's investment portfolio used to fund operations.

Taxes

   Since inception, Be has generated net operating losses which aggregated approximately $82.5 million as of June 30, 2001. Be has provided a full valuation allowance against the losses since it believes that it is more likely than not that such benefits will not be realized. The amount of available net operating losses will be reduced in the case of a change in ownership as defined in the Internal Revenue Code.

Liquidity and Capital Resources

   Since its inception, Be has financed its operations primarily through the sale of its equity securities and through borrowing arrangements. Cash and cash equivalents and short-term investments decreased approximately $15.0 million to $14.1 million at December 31, 2000, from $29.1 million at December 31, 1999. Cash and cash equivalents and short-term investments decreased approximately $9.2 million to $4.9 million at June 30, 2001 from $14.1 million at December 31, 2000. These decreases are primarily attributable to the amounts used to fund operations, net of the proceeds of stock-option exercises.

   Cash used in operating activities increased $1.5 million to $17.5 million for the year ended December 31, 2000 as compared to $16.0 million for the year ended December 31, 1999. This increase is primarily attributable to the increase in the net loss, net of non-cash items, and to the decrease in payables balances, during the year ended December 31, 2000. Cash used in operating activities was level at $9.4 million for the six month periods ended June 30, 2001 and June 30, 2000.

   Cash provided by investing activities was approximately $17.1 million for the year ended December 31, 2000 as compared with cash used in investing activities of $16.9 million for the year ended December 31, 1999. This change is primarily attributable to net sales of short-term investments in the year ended December 31, 2000 and the net purchases of short-term investments following Be's initial public offering in the year ended December 31, 1999. Cash provided by investing activities decreased approximately $11.0 million to $2.6 million for the six month period ended June 30, 2001 as compared to $13.6 million for the six month period ended June 30, 2000. This decrease is primarily attributable to lower net sales of short-term investments in the six month period ended June 30, 2001.

   Cash provided by financing activities for the year ended December 31, 2000 was approximately $3.4 million as compared with $36.0 million in the year ended December 31, 1999. This change is primarily attributable to the proceeds of $35.3 million received from Be's initial public offering in the third quarter of 1999. Cash provided by financing activities for the six month period ended June 30, 2001 was approximately $518,000, which represents a $2.5 million decrease from the six month period ended June 30, 2000 of $3.0 million. This decrease is primarily attributable to the proceeds of $2.1 million received from the exercise of stock options in the first quarter of 2000.

   If the asset sale is not completed, it is likely that Be will file for or be forced to resort to bankruptcy protection. If the asset sale is completed, Be intends to wind up its business and pay, or provide for the payment of, all of its outstanding liabilities and obligations in accordance with applicable law and the plan of dissolution. Until it winds up its business, Be will continue to experience losses from operations and negative cash flows and will continue to require working capital to fund its remaining operations. Be believes that existing cash and cash equivalents will not be sufficient to meet operating and capital requirements at its currently anticipated level of operations beyond the end of fiscal 2001.

                   SELECTED QUARTERLY RESULTS OF OPERATIONS

   The following table sets forth certain unaudited statements of operations data for the ten quarters ended June 30, 2001. This data has been derived from unaudited financial statements that, in the opinion of our management, include all adjustments consisting only of normal recurring adjustments that Be considers necessary for a fair presentation of the information when read in conjunction with Be's audited financial statement and the attached notes. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                                                                 Quarter Ended
                                                                 ----------------------------------------------------------------
                                                                 March 31, June 30, September 30, December 31, March 31, June 30,
                                                                   1999      1999       1999          1999       2000      2000
                                                                 --------- -------- ------------- ------------ --------- --------
Net revenues....................................................  $   309  $   537     $   775      $ 1,035     $   254  $   142
Cost of revenues................................................       85      239         372          740         293      261
                                                                  -------  -------     -------      -------     -------  -------
Gross profit (loss).............................................      224      298         403          295         (39)    (119)
Operating expenses:
   Research and development.....................................    2,032    1,937       2,200        2,333       2,148    1,843
 Sales and marketing............................................    1,965    2,540       2,279        2,489       2,171    1,983
   General and administrative...................................      508      587         665          747         950      839
   Amortization of deferred stock compensation..................    1,666    1,713       1,597        1,257       1,033      657
                                                                  -------  -------     -------      -------     -------  -------
   Total operating expenses.....................................    6,171    6,777       6,741        6,826       6,302    5,322
                                                                  -------  -------     -------      -------     -------  -------
Loss from operations............................................   (5,947)  (6,479)     (6,338)      (6,531)     (6,341)  (5,441)
Other income (net)..............................................      101       32         284          372         341      322
                                                                  -------  -------     -------      -------     -------  -------
Net loss........................................................  $(5,846) $(6,447)    $(6,054)     $(6,159)    $(6,000) $(5,119)
                                                                  =======  =======     =======      =======     =======  =======


Net loss attributable to common stockholders....................  $(5,979) $(6,578)    $(6,082)     $(6,159)    $(6,000) $(5,119)
                                                                  =======  =======     =======      =======     =======  =======


                                                                 September 30, December 31, March 31, June 30,
                                                                     2000          2000       2001      2001
                                                                 ------------- ------------ --------- --------
Net revenues....................................................    $    68      $    16     $   100  $   715
Cost of revenues................................................        216          327         251      320
                                                                    -------      -------     -------  -------
Gross profit (loss).............................................       (148)        (311)       (151)    (395)
Operating expenses:
   Research and development.....................................      2,088        2,266       2,379    2,326
 Sales and marketing............................................      1,422        1,590       1,554      456
   General and administrative...................................        880          898       1,317    1,450
   Amortization of deferred stock compensation..................        507          416         302      143
                                                                    -------      -------     -------  -------
   Total operating expenses.....................................      4,897        5,170       5,552    4,375
                                                                    -------      -------     -------  -------
Loss from operations............................................     (5,045)      (5,481)     (5,703)  (3,980)
Other income (net)..............................................        274          219         146       84
                                                                    -------      -------     -------  -------
Net loss........................................................    $(4,771)     $(5,262)    $(5,557) $(3,896)
                                                                    =======      =======     =======  =======


Net loss attributable to common stockholders....................    $(4,771)     $(5,262)    $(5,557) $(3,896)
                                                                    =======      =======     =======  =======

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                    ON ACCOUNTING AND FINANCIAL DISCLOSURE

   None.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Be considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments." Be had no holdings of derivative financial or commodity instruments at December 31, 2000. However, Be is exposed to financial market risks, including changes in foreign currency exchange rates and interest rates. Much of Be's revenues and capital spending is transacted in U.S. dollars. However, the expenses and capital spending of Be's French subsidiary are transacted in French francs. Results of operations from Be's French subsidiary are not material to the results of Be's operations, therefore, Be believes that foreign currency exchange rates should not materially adversely affect Be's overall financial position, results of operations or cash flows. Be believes that the fair value of Be's investment portfolio or related income would not be significantly impacted by increases or decreases in interest rates due mainly to the short-term nature of Be's investment portfolio. However, a sharp increase in interest rates could have a material adverse effect on the fair value of Be's investment portfolio. Conversely, sharp declines in interest rates could seriously harm interest earnings of Be's investment portfolio.

                                 LEGAL OPINION

   The validity of the shares of Palm common stock to be issued to Be upon the closing of the asset sale will be passed upon for Palm by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Be is represented in connection with the asset sale by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Palm's Annual Report on Form 10-K for the year ended June 1, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Be as of December 31, 2000 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Be's ability to continue as a going concern, as described in Note 2 to the Financial Statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The appraisal report dated June 2001 referred to in Palm's Annual Report on Form 10-K for the year ended June 1, 2001, which is incorporated by reference in this proxy statement/prospectus, has been prepared by Carneghi-Bautovich & Partners, Inc., real estate appraisers and consultants in urban economics, given on the authority of said firm as experts in real estate appraisals.

                      WHERE YOU CAN FIND MORE INFORMATION

   THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT/ PROSPECTUS.

   All reports, proxy and information statements and other information filed by Palm pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus and before the date of the resale of all of the shares of Palm common stock by Be are incorporated by reference into and to be a part of this proxy statement/prospectus from the date of filing of those documents.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

   The Securities and Exchange Commission allows the "incorporation by reference" of information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement/prospectus incorporates by reference the documents set forth below that Palm has previously filed with the Securities and Exchange Commission. These documents contain important information about Palm and its financial performance.

   Palm's Securities and Exchange Commission filings incorporated by reference into this proxy statement/prospectus:

   . Palm's annual report on Form 10-K for the fiscal year ended June 1, 2001;

   . The description of Palm's common stock from Palm's registration statement on Form 8-A filed with the Securities and Exchange Commission on February 18, 2000 and any amendment or report filed thereafter for the purpose of updating such description; and

   . The description of Palm's preferred share purchase rights from Palm's registration statement on Form 8-A filed with the Securities and Exchange Commission on October 23, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superceded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supercedes such statement. Any statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this proxy statement/prospectus.

   The reports incorporated by reference into this document are available from Palm upon request. Palm will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request to the address and telephone number listed below. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY NOVEMBER 3, 2001 TO ENSURE TIMELY DELIVERY.

                                  Palm, Inc.
                          5470 Great America Parkway
                             Santa Clara, CA 95052
                                (408) 878-9000

   Palm and Be file reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

                 Judiciary Plaza           Citicorp Center
                 Room 1024                 500 West Madison Street
                 450 Fifth Street, N.W.    Suite 1400
                 Washington, D.C. 20549    Chicago, Illinois 60661

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy statements and other information regarding each of Palm and Be. The address of the Securities and Exchange Commission Internet site is http://www.sec.gov.

   Reports, proxy and information statements and other information concerning Be and Palm may be inspected at:

                The National Association of Securities Dealers
                              1735 K Street, N.W.
                            Washington, D.C. 20006

   Palm has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Palm's common stock to be issued to Be in the asset sale described in this proxy statement/prospectus. This proxy statement/prospectus constitutes the prospectus of Palm filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

   Be stockholders should call the Corporate Secretary at Be at (650) 462-4100 with any questions about the asset sale or the dissolution.

   THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN PALM'S OR BE'S AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO BE AND ITS SUBSIDIARIES WAS PROVIDED BY BE AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO PALM WAS PROVIDED BY PALM.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

For the year ended December 31, 2000

1. Index to Consolidated Financial Statements

   The following financial statements are filed as part of this Report:

      Report of Independent Accountants............................... F-2

      Consolidated Balance Sheets..................................... F-3

      Consolidated Statements of Operations........................... F-4

      Consolidated Statements of Stockholders' Equity (Deficit)....... F-5

      Consolidated Statements of Cash Flows........................... F-6

      Notes to Consolidated Financial Statements...................... F-7

2. Index to Financial Statement Schedules

   The following financial statement schedule is filed as part of this report and should be read in conjunction with the Consolidated Financial Statements:

       Schedule
       --------
          II    Valuation and Qualifying Accounts................... F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of
Be Incorporated:

   In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Be Incorporated and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 19, 2001, except for Note 11, as to which the date is August 20, 2001

                                BE INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                                                                           December 31,
                                                                                       --------------------
                                                                                         2000       1999
                                                                                       --------   --------
                                                                                       (in thousands, excep
                                                                                        share and per share
                                                                                             amounts)
Assets
Current assets:
   Cash and cash equivalents.......................................................... $  9,463   $  6,500
   Short-term investments.............................................................    4,594     22,629
   Accounts receivable................................................................       26        167
   Prepaid and other current assets...................................................      549        730
                                                                                       --------   --------
       Total current assets...........................................................   14,632     30,026
Property and equipment, net...........................................................      391        562
Other assets, net of accumulated amortization.........................................    1,048      1,722
                                                                                       --------   --------
       Total assets................................................................... $ 16,071   $ 32,310
                                                                                       ========   ========

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable................................................................... $    362   $    860
   Accrued expenses...................................................................    1,502      1,550
   Technology license obligations, current portion....................................      454        777
   Deferred revenue...................................................................      109         99
                                                                                       --------   --------
       Total current liabilities......................................................    2,427      3,286
Technology license obligations, net of current portion................................      320        597
                                                                                       --------   --------
       Total liabilities..............................................................    2,747      3,883
                                                                                       --------   --------
Commitments and Contingencies (Note 6)

Stockholders' Equity:
   Preferred stock, $.001 par value:
       Shares authorized: 2,000,000 in 2000 and 1999
       Shares issued and outstanding: none
   Common stock, $.001 par value:
       Shares authorized: 78,000,000 shares in 2000 and 1999
       Shares issued and outstanding: 36,202,899 in 2000 and 34,692,415 in 1999.......       36         35
Additional paid-in capital............................................................  108,880    106,322
Deferred stock compensation...........................................................   (1,218)    (4,690)
Accumulated deficit...................................................................  (94,375)   (73,223)
Accumulated other comprehensive income (loss).........................................        1        (17)
                                                                                       --------   --------
       Total stockholders' equity.....................................................   13,324     28,427
                                                                                       --------   --------
       Total liabilities and stockholders' equity..................................... $ 16,071   $ 32,310
                                                                                       ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                                BE INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             Year Ended December 31,
                                                                         ------------------------------
                                                                           2000       1999      1998
                                                                         --------   --------  --------
                                                                         (in thousands, except per shar
                                                                                    amounts)
Net revenues............................................................ $    480   $  2,656  $  1,199
Cost of revenues........................................................    1,097      1,436     2,161
                                                                         --------   --------  --------
Gross profit (loss).....................................................     (617)     1,220      (962)
Operating expenses:
   Research and development, including amortization of deferred stock
     compensation of $794 in 2000, $1,927 in 1999 and $1,747 in 1998....    9,139     10,429     8,133
   Sales and marketing, including amortization of deferred stock
     compensation of $646 in 2000, $1,692 in 1999 and $833 in 1998......    7,812     10,966     5,617
   General and administrative, including amortization of deferred stock
     compensation of $1,173 in 2000, $2,614 in 1999 and $1,301 in 1998..    4,740      5,120     2,729
                                                                         --------   --------  --------
       Total operating expenses.........................................   21,691     26,515    16,479
                                                                         --------   --------  --------
Loss from operations....................................................  (22,308)   (25,295)  (17,441)
Interest expense........................................................     (155)      (138)     (159)
Other income and expenses, net..........................................    1,311        927       739
                                                                         --------   --------  --------
Net loss................................................................  (21,152)   (24,506)  (16,861)
                                                                         --------   --------  --------
Other comprehensive gain (loss)
   Unrealized gains (losses) on investments.............................       18        (17)       --
                                                                         --------   --------  --------
Comprehensive loss...................................................... $(21,134)  $(24,523) $(16,861)

                                                                         ========   ========  ========
Net loss................................................................ $(21,152)  $(24,506) $(16,861)
Dividend related to beneficial conversion feature of preferred stock....       --         --    (1,204)
Accretion of mandatorily redeemable convertible preferred stock.........       --       (292)     (358)
                                                                         --------   --------  --------
Net loss attributable to common stockholders............................ $(21,152)  $(24,798) $(18,423)
                                                                         ========   ========  ========
Net loss per common share--basic and diluted............................ $  (0.60)  $  (1.41) $  (5.80)
                                                                         ========   ========  ========
Shares used in per common share calculation--basic and diluted..........   35,533     17,589     3,178
                                                                         ========   ========  ========



The accompanying notes are an integral part of these consolidated financial statements.

                                BE INCORPORATED

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                          Accumulated
                                                     Common Stock    Additional   Deferred                   Other
                                                  ------------------  Paid-in      Stock     Accumulated Comprehensive
                                                    Shares    Amount  Capital   Compensation   Deficit    Gain (Loss)   Total
                                                  ----------  ------ ---------- ------------ ----------- ------------- --------
                                                                       (in thousands, except share amounts)
Balance, January 1, 1998.........................  4,573,240   $ 5    $ 15,002    $(1,333)    $(30,652)      $ --      $(16,978)
Repurchase of common stock.......................   (248,700)   --         (25)        --           --         --           (25)
Exercise of stock options........................    770,217               206         --           --         --           206
Sale of option to purchase preferred stock and
 warrants to purchase common stock...............         --             1,322         --           --         --         1,322
Exercise of option to purchase preferred stock
 and warrants to purchase common stock...........         --            (1,322)        --           --         --        (1,322)
Issuance of warrants to purchase common stock....         --    --       2,149         --           --         --         2,149
Deferred stock compensation related to grants of
 stock options...................................         --    --       7,472     (7,472)          --         --            --
Cancellation of options..........................         --    --        (434)       434           --         --            --
Amortization of deferred stock compensation......         --    --          --      3,881           --         --         3,881
Net loss.........................................         --    --          --         --      (16,861)        --       (16,861)
Beneficial conversion feature related to issuance
 of preferred stock..............................         --    --       1,204         --           --         --         1,204
Dividend related to beneficial conversion feature
 of preferred stock..............................         --    --          --         --       (1,204)        --        (1,204)
Accretion of mandatorily redeemable
 convertible preferred stock.....................         --    --        (358)        --           --         --          (358)
Other............................................         --    --          86         --           --         --            86
                                                  ----------   ---    --------    -------     --------       ----      --------
Balance, December 31, 1998.......................  5,094,757     5      25,302     (4,490)     (48,717)        --       (27,900)
Repurchase of common stock.......................    (39,640)   --          (3)        --           --         --            (3)
Exercise of stock options........................    294,548    --          65         --           --         --            65
Exercise of common stock warrants................    286,411     1         578         --           --         --           579
Deferred stock compensation related to grants of
 stock options...................................         --    --       7,457     (7,457)          --         --            --
Cancellation of options..........................                       (1,024)     1,024
Amortization of deferred stock compensation......         --    --          --      6,233           --         --         6,233
Compensation expense on grant of fully vested
 options.........................................         --    --         662         --           --         --           662
Issuance of common stock for cash, net of
 issuance costs of $4,034........................  6,557,465     6      35,303         --           --         --        35,309
Conversion of Mandatorily Redeemable
 Convertible Preferred Stock..................... 22,498,874    23      38,274         --           --         --        38,297
Net loss.........................................         --    --          --         --      (24,506)        --       (24,506)
Accretion of mandatorily redeemable
 convertible preferred stock.....................         --    --        (292)        --           --         --          (292)
Unrealized loss on investments...................         --    --          --         --           --        (17)          (17)
                                                  ----------   ---    --------    -------     --------       ----      --------
Balance, December 31, 1999....................... 34,692,415    35     106,322     (4,690)     (73,223)       (17)       28,427
Repurchase of common stock.......................    (22,165)   --          (2)        --           --         --            (2)
Exercise of stock options........................    911,110     1       2,225         --           --         --         2,226
Exercise of common stock warrants................    454,625    --         454         --           --         --           454
Compensation expense on grant of fully vested
 options.........................................         --    --          38         --           --         --            38
Cancellation of options..........................         --    --        (859)       859           --         --            --
Sale of shares under the Employee Stock
 Purchase Plan...................................    166,914    --         702         --           --         --           702
Amortization of deferred stock compensation......         --    --          --      2,613           --         --         2,613
Net loss.........................................         --    --          --         --      (21,152)        --       (21,152)
Unrealized gain on investments...................         --    --          --         --           --         18            18
                                                  ----------   ---    --------    -------     --------       ----      --------
Balance, December 31, 2000....................... 36,202,899   $36    $108,880    $(1,218)    $(94,375)      $  1      $ 13,324
                                                  ==========   ===    ========    =======     ========       ====      ========

The accompanying notes are an integral part of these consolidated financial statements.

                                BE INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Year Ended December 31,
                                                                                          ----------------------------
                                                                                            2000      1999      1998
                                                                                          --------  --------  --------
                                                                                                 (in thousands)
Cash flows from operating activities:
Net loss................................................................................. $(21,152) $(24,506) $(16,861)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization...........................................................    1,187       966       855
 Loss on disposal of fixed assets........................................................        5        69        --
 Licensed technology used in research and development....................................       --       320     1,852
 Amortization of discount on technology license obligations..............................      109       134       130
 Increase in allowances for sales return.................................................       --        --        10
 Compensation expense incurred on issuance of stock......................................       38       662        --
 Amortization of deferred stock compensation.............................................    2,613     6,233     3,881
 Changes in assets and liabilities (in 1998, net of effects of acquisition):
   Accounts receivable...................................................................      141       310      (450)
   Prepaid and other current assets......................................................      241      (525)      (93)
   Other accrued.........................................................................       --       (91)     (142)
   Accounts payable......................................................................     (548)      284         5
   Accrued expenses......................................................................     (169)      456       573
   Deferred revenue......................................................................       10      (293)      340
                                                                                          --------  --------  --------
    Net cash used in operating activities................................................  (17,525)  (15,981)   (9,900)
                                                                                          --------  --------  --------
Cash flow provided by (used in) investing activities:
Acquisition of property and equipment....................................................     (182)     (515)     (323)
Acquisition of licensed technology.......................................................     (746)   (1,893)   (1,373)
Purchases of short-term investments......................................................  (64,377)  (81,749)  (35,213)
Sales and maturities of short-term investments...........................................   82,412    67,357    27,159
Deposits and other.......................................................................       --       (63)       --
Acquisition of StarCode (net of cash acquired)...........................................       --        --      (562)
                                                                                          --------  --------  --------
    Net cash provided by (used in) investing activities..................................   17,107   (16,863)  (10,312)
                                                                                          --------  --------  --------
Cash flows provided by financing activities:
Proceeds from issuance of common stock pursuant to common stock options..................    2,226        65       206
Proceeds from issuance of common stock pursuant to common stock warrants.................      455       579        --
Proceeds from issuance of common stock under the Employee Stock Purchase Plan............      702        --        --
Proceeds from issuance of preferred stock, net...........................................       --        --    20,156
Proceeds from issuance of common stock warrants..........................................       --        --     1,248
Proceeds from option to purchase Series 2 preferred stock and common stock warrants......       --        --     1,322
Proceeds from issuance of common stock in initial public offering, net...................       --    35,309        --
Repurchase of common stock...............................................................       (2)       (3)      (25)
                                                                                          --------  --------  --------
    Net cash provided by financing activities............................................    3,381    35,950    22,907
                                                                                          --------  --------  --------
Net increase in cash and cash equivalents................................................    2,963     3,106     2,695
Cash and cash equivalents, beginning of year.............................................    6,500     3,394       699
                                                                                          --------  --------  --------
Cash and cash equivalents, end of year................................................... $  9,463  $  6,500  $  3,394
                                                                                          ========  ========  ========
Supplemental schedule of noncash financing activities:
Conversion of mandatorily redeemable convertible preferred stock to common stock......... $     --  $ 38,297  $     --
                                                                                          ========  ========  ========
Conversion of notes payable and accrued interest to preferred stock...................... $     --  $     --  $  3,094
                                                                                          ========  ========  ========
Issuance of preferred stock to bankers................................................... $     --  $     --  $    345
                                                                                          ========  ========  ========
Allocation of proceeds from option to purchase preferred stock and warrants.............. $     --  $     --  $  1,322
                                                                                          ========  ========  ========
Dividend related to beneficial conversion feature of preferred stock..................... $     --  $     --  $  1,204
                                                                                          ========  ========  ========
Accretion of mandatorily redeemable preferred stock...................................... $     --  $    292  $    358
                                                                                          ========  ========  ========
Future obligations under noncancelable technology licenses............................... $     --  $    809  $    696
                                                                                          ========  ========  ========
Unearned stock based compensation related to stock option grants, net of cancellations... $   (859) $  6,433  $  7,038
                                                                                          ========  ========  ========

The accompanying notes are an integral part of these consolidated financial statements.

                                BE INCORPORATED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Nature of Business:

   Be Incorporated (the "Company") was founded in 1990 and offers software platforms designed for Internet appliances and digital media applications. The Company's software platforms (i) BeIA: consisting of three components; BeIA Client Platform, BeIA Management and Administration Platform, and BeIA Integrations Services, (ii) Home Audio Reference Platform (HARP), a BeIA-based reference platform or prototype for Internet-enabled home stereo devices, and
(iii) BeOS, the Company's operating system designed for digital media applications and serves as the development platform for BeIA.

   The Company's revenues to date have been primarily generated from the following sources: sale of BeOS to resellers and distributors, and direct sales of BeOS to end users through its BeDepot.com Web site. The Company also generated revenues by collecting commission from sales of third party software through its BeDepot.com Web site. In 2000, the Company shifted its resources to focus primarily on the market for Internet appliances and the further development and marketing of BeIA, its software solution intended for Internet appliances. At the same time it announced that it would be making available at no charge a version of BeOS for personal use, and a more fully featured version would be available for a charge through third party publishers. During 2000, the Company discontinued sales of software through its BeDepot.com website. Since inception, the Company has experienced losses and negative cash flow from operations and expects to continue to experience significant negative cash flow in the foreseeable future.

Note 2--Summary of Significant Accounting Policies:

  Basis of presentation

   These consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since its inception and has an accumulated deficit at December 31, 2000 of $94.4 million. These conditions raise substantial doubt about the Company's ability to continue as a going concern

   The Company believes that existing cash and cash equivalents will not be sufficient to meet the Company's operating and capital requirements at its currently anticipated level of operations beyond the end of the second quarter of 2001. Additional capital will be necessary in order to fund the Company's operations at the currently anticipated levels beyond the second quarter of 2001. While the Company is actively considering various funding alternatives, the Company has not secured or entered into any arrangements to obtain additional capital. There can be no assurance that the Company will be able to obtain additional funds, on acceptable terms or at all. If the Company cannot raise additional capital to continue its present level of operations, it will have to scale back its business which could include among other things, a reduction in its workforce. As a result, it may not be able to further develop or enhance its product offering, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on its business and results of operations. The Company's liquidity may also be adversely affected in the future by factors such as higher interest rates, inability to borrow without collateral, availability of capital financing and continued operating losses.

   The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  Principles of consolidation

   These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

                                BE INCORPORATED

  Foreign currency translation

   The functional currency of the Company's foreign subsidiary is the U.S. Dollar. Nonmonetary assets and liabilities are remeasured into U.S. Dollars at historical rates, monetary assets and liabilities are remeasured at exchange rates in effect at the end of the year and income statement accounts are remeasured at average rates for the period. Remeasurement gains and losses of the Company's foreign subsidiary are included in the results of operations and are not significant.

  Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Financial instruments

   The Company considers all highly liquid investments with an original or remaining maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are deposited with two major banks in the United States. Deposits in these banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of its cash and cash equivalents.

Management has classified all of its short-term investments as available for sale. Realized gains and losses are calculated using the specific identification method. Realized gains and losses in 2000, 1999 and 1998 and unrealized holding gains and losses at December 31, 1998 were not significant. Unrealized gains and losses at December 31, 2000 and 1999 are shown in the Consolidated Statements of Operations and Stockholders' Equity (Deficit).

   The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate fair value due to their short maturities. The fair value of short term investments is set forth in note 4 of notes to the consolidated financial statements.

  Certain risks and concentrations

   To date, the Company's revenue has been derived entirely of sales of BeOS. In the first quarter of 2000, the Company shifted its resources to focus primarily on the market for Internet appliances and the further development and marketing of BeIA, its software solution intended for Internet appliances. The Company may be unsuccessful in its attempt to focus primarily on this market and has not yet recognized revenues from its BeIA product.

   The Company's success depends in large part on its ability to establish and maintain strategic relationships with industry-leading computer and consumer electronic companies, hardware and systems manufacturers, and Internet service and content providers. If the Company is unable to develop or maintain relationships with strategic partners and customers, it will have difficulty selling and gaining market acceptance for its products and its business and results of operations will be materially adversely affected.

   The demand and acceptance of the Company's product is dependent upon its ability to support a wide range of industry standards such as those used for streaming media and Internet browsing and access to key enabling technologies. These key technologies include a Web browser under license from one software vendor. If the Company were to lose its rights to this Web browser or any other key technology incorporated into its products, it may be required to devote significant time and resources to replace such browser or other key technologies.

                                BE INCORPORATED

This could in turn be costly, result in the unavailability or delay the release of its products, and would materially adversely affect its business and operating results. The Company also licenses other enabling technologies for inclusion in its product, such as third party compression and decompression algorithms known as "codecs." The Company may be unable to license these enabling technologies at favorable terms or at all which may result in lower demand for our products.

   The Company depends on development tools provided by a limited number of third party vendors. Together with application developers, the Company relies primarily upon software development tools provided by two companies. If one or both of these companies fail to support or maintain these development tools, the Company will have to support the tools itself or transition to another vendor. Any maintenance or support of the tools by the Company or transition could be time consuming, could delay product release and upgrade schedule and could delay the development and availability of third party applications used on the Company's products. Failure to procure the needed software development tools or any delay in availability of third party applications could negatively impact the Company's ability and the ability of third party application developers to release and support its software solution and the applications that run it. These factors could negatively and materially affect the acceptance and demand for BeOS, our business and prospects.

  Property and equipment

   Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three years. Upon disposal, the cost of the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

   Depreciation expense for 2000, 1999, and 1998 was $347,000, $287,000 and $202,000, respectively.

  Accounting for Long-Lived Assets

   The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount these assets may not be recoverable. Recoverability is measured by comparison of its carrying amount to future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the asset.

   At each balance sheet date, the unamortized cost of purchased software is compared to the net realizable value of the related software product. The amount by which the unamortized cost exceeds the net realizable value of the software is charged to operations. The net realizable value of the software product is determined by estimating future gross revenues and reduced by the estimated future costs of selling the product.

  Income taxes

   The Company accounts for its income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Advertising costs

   Advertising costs, included in sales and marketing expenses, are expensed as incurred and were $73,000, $154,000 and $38,000 in 2000, 1999 and 1998, respectively.

                                BE INCORPORATED

  Research and development costs

   Costs incurred in the research and development of new software products are expensed as incurred, including minimum payments made and due to third parties for technology incorporated into the Company's product, until technological feasibility is established. Development costs are capitalized beginning when a product's technological feasibility has been established and ending when the product is available for general release to customers. To date, products and enhancements have generally reached technological feasibility and have been released for sale at substantially the same time.

  Revenue recognition

   In the second half of 2000, the Company's revenue was primarily derived from royalties on sales of BeOS by third-party publishers. In prior periods, revenue was generated from licensing fees on sales to end-users either by direct-order on the Company's web site or sales by distributors.

   The Company recognized product revenues from orders on the Company's web site upon shipment, provided a credit card authorization was received, the fee was fixed and determinable, collection of resulting receivables was probable and product returns were reasonably estimable. The Company used a standard shrink wrap license for all of its sales. Under the license, the Company was obligated to provide limited telephone support to end users who purchase the Company's product and provided a 5-day money back guarantee. The Company accrued the costs of providing telephone support upon shipment of the product based on the historical cost of providing such support to its customers. In addition, upon shipment of its product, the Company recorded an allowance for estimated sales returns.

   Product revenues for sales to its distributors were recognized upon sell through to an end user provided a signed contract existed, the fee was fixed and determinable and collection was probable. The Company recognized revenue from these distributors upon sale by the distributors to an end user because the Company did not have sufficient experience with the distributors to reasonably estimate returns.

   During 1999 and 1998, under certain circumstances, the Company offered an upgrade to its product in conjunction with product sales at no additional charge. Generally, such rights were offered prior to new versions being released and gave the customers who purchase products between established dates the right to such an upgrade. Revenue was allocated to an upgrade right based on the price for upgrades when sold separately. The Company recognized upgrade revenue when the criteria for product revenue recognition from end users set forth above are met.

   At December 31, 2000, deferred revenues consisted primarily of prepaid royalties for BeIA. At December 31, 1999, deferred revenues consisted of revenue related to distributor sales not sold through to end users.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 10, or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company adopted SAB 101 in the fourth quarter of 2000. The adoption of SAB 101 did not have a material impact on the Company's financial position or results of operations in 2000.

  Stock-based compensation

   The Company accounts for stock based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, or APB 25, "Accounting for Stock Issued to

                                BE INCORPORATED

Employees," and Financial Accounting Standards Board Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans," and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, or SFAS 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the estimated fair value of the Company's common stock and the exercise price. SFAS 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between the compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 7. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services."

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions cover specific events that occurred either after December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material impact on the results of operations or financial position of the Company.

  Comprehensive income

   Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The differences between net loss and comprehensive loss are shown in the Consolidated Statements of Operations.

                                BE INCORPORATED

  Net loss per common share

   Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per common share is computed giving effect to all dilutive potential common shares, including options, warrants and preferred stock. Options, warrants and preferred stock were not included in the computation of diluted net loss per common share in 2000, 1999 and 1998 because the effect would be antidilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except per share data):

                                                                             2000      1999      1998
                                                                           --------  --------  --------
Net loss per common share, basic and diluted:
   Net loss............................................................... $(21,152) $(24,506) $(16,861)
   Dividend related to beneficial conversion feature of preferred stock...       --        --    (1,204)
   Accretion of mandatorily redeemable convertible preferred stock........       --      (292)     (358)

                                                                           --------  --------  --------
       Numerator for net loss per common share, basic and diluted.........  (21,152)  (24,798)  (18,423)
Denominator for basic and diluted loss per common share:
       Weighted average common shares outstanding.........................   35,533    17,589     3,178

                                                                           ========  ========  ========
   Net loss per common share basic and diluted............................ $  (0.60) $  (1.41) $  (5.80)

                                                                           ========  ========  ========
Antidilutive securities:
       Options to purchase common stock...................................    5,911     6,010     2,205
       Common stock subject to repurchase.................................      222       499     1,389
       Preferred stock....................................................       --        --    22,499
       Warrants...........................................................    2,130     2,585     2,871

                                                                           --------  --------  --------
                                                                              8,263     9,094    28,964

                                                                           ========  ========  ========

  Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board, ("FASB"), issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect of such derivatives. In July 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, or SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 deferred the effective date until fiscal years beginning after June 30, 2000. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, or SFAS 138, "Accounting for Derivative Instruments and Hedging Activities--An Amendment of FASB Statement 133." SFAS 138 amends the accounting and reporting standards for certain derivative activities such as net settlement contracts, foreign currency transactions and intercompany derivatives. The Company will adopt SFAS 133 effective January 1, 2001. To date, the Company has not engaged in derivative or hedging activities and does not expect the adoption of SFAS 133 and 138 to have a material impact on its financial position or results of operations.

   In various areas, including revenue recognition and stock-based compensation accounting standards and practices continue to evolve. The SEC continues to issue interpretative guidance relating to SAB 101, and the

                                BE INCORPORATED

FASB and the Emerging Issues Task Force continue to address revenue and other related accounting issues. The management of the Company believes it is compliance with all of the rules and related guidance as they currently exist. However, any changes to generally accepted accounting principles in these areas could impact the Company's accounting for its operations.

  Reclassifications

   Certain prior year amounts have been reclassified for consistency with current year financial statement presentation.

Note 3--Acquisition:

  StarCode acquisition

   On April 30, 1998, the Company acquired StarCode Software, Inc. ("StarCode") for an aggregate purchase price of $567,000. StarCode owned and operated an electronic commerce web site, which the Company and certain developers of application software for use with BeOS used to sell their products. The Company had previously contracted with StarCode to provide access to this web site and paid a fee based on the level of revenue generated by orders therefrom. The acquisition has been accounted for using the purchase method of accounting and the results of operations of StarCode have been included with those of the Company since the date of acquisition.

   The fair value of the assets acquired from StarCode and a summary of the consideration exchanged for these assets is as follows:

   Total purchase price................................................. $567
                                                                         ====
   Assets acquired: Tangible assets, including cash, accounts receivable and property and equipment......................................... $ 22
   Purchased web site technology........................................  545
                                                                         ----
                                                                         $567
                                                                         ====

   The amount allocated to purchased Web Site technology, for which technological feasibility had been established at the acquisition date, is being amortized on a straight-line basis over eighteen months. Accumulated amortization at December 31, 1999 and 1998 was $545,000 and $242,000, respectively.

   Summarized below are the unaudited pro forma results of operations of the Company as though StarCode had been acquired at the beginning of the period presented. Adjustments have been made for the estimated increases in amortization related to purchased web site technology and other appropriate pro forma adjustments.

                                                                        1998
                                                                      --------
Revenue.............................................................. $  1,215
Net loss............................................................. $(17,064)
Net loss per common share, basic and diluted......................... $  (5.37)

   The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of each period presented or of future results of operations of the combined companies.

                                BE INCORPORATED

Note 4--Balance Sheet Accounts:

                                                          December 31,
                                                  -----------------------------
                                                      2000           1999
                                                  ------------- ---------------
                                                         Fair            Fair
                                                   Cost  Value   Cost    Value
                                                  ------ ------ ------- -------
Cash and cash equivalents
   Cash.......................................... $  426 $  426 $ 1,935 $ 1,935
   Money Market..................................      8      8      --      --
   Repurchase Agreements.........................  6,785  6,785      --      --
   Corporate Obligations.........................  1,250  1,250      --      --
   Commercial paper..............................    994    994   4,565   4,565
                                                  ------ ------ ------- -------
                                                  $9,463 $9,463 $ 6,500 $ 6,500
                                                  ====== ====== ======= =======

                                                          December 31,
                                                  -----------------------------
                                                      2000           1999
                                                  ------------- ---------------
                                                         Fair            Fair
                                                   Cost  Value   Cost    Value
                                                  ------ ------ ------- -------
Short-term investments
   Federal government obligations................     --     -- $ 4,443 $ 4,443
   Corporate debt obligations....................     --     --  18,203  18,186
   Commercial paper.............................. $4,593 $4,594      --      --
                                                  ------ ------ ------- -------
                                                  $4,593 $4,594 $22,646 $22,629
                                                  ====== ====== ======= =======

   All short-term investments mature within one year.

                                                               December 31,
                                                             ----------------
                                                              2000     1999
                                                             -------  -------
 Property and equipment, net
    Computer equipment...................................... $ 1,124  $   900
    Furniture and fixtures..................................     390      458
                                                             -------  -------
                                                               1,514    1,358
 Less: accumulated depreciation.............................  (1,123)    (796)
                                                             -------  -------
                                                             $   391  $   562
                                                             =======  =======

 Accrued expenses
    License and royalty liabilities......................... $    70  $   174
    Payroll and related.....................................     932      893
    Other...................................................     500      483
                                                             -------  -------
                                                             $ 1,502  $ 1,550
                                                             =======  =======

 Other assets, net
    Technology licenses..................................... $ 3,520  $ 3,447
    Deposits................................................      24       91
                                                             -------  -------
                                                               3,544    3,538
 Less: accumulated amortization.............................  (2,496)  (1,816)
                                                             -------  -------
                                                             $ 1,048  $ 1,722
                                                             =======  =======

                                BE INCORPORATED

   During 1998 the Company entered into a licensing agreement for the delivery of a development tool which compiled software for use in versions of BeOS for two microprocessor architectures. The present value of the non cancelable payments due under this agreement of $1,406,000 were initially recorded as a technology license asset and were amortized over an estimated useful life of three years (see Note 6).

   However, in June 1998, based on the performance characteristics of this tool on one of the microprocessor architectures, management deemed that it did not meet its requirements as a development tool for BeOS and made alternative arrangements with another company to develop a suitable replacement for that architecture. Also in June 1998, the manufacturer of systems based on the other microprocessor architecture announced that they would not release details of any of their future systems. As a result, the Company was unable to support any of the future platforms. Since no estimated future cash flows were expected from the licensed technology, a charge of $1,211,000 was recorded in June 1998. This charge has been included in cost of sales in the statement of operations.

   Beginning in 1998, the Company entered into other technology license agreements including non cancelable minimum payments. The present value of payments due under these agreements (see Note 6) is recorded as an asset and amortized over the lesser of the term of the agreement or three years, if technological feasibility was established at the date the agreement was signed or as research and development costs if technological feasibility had not been established and there was no alternative future use for the licensed technology. During 2000, 1999 and 1998, costs capitalized under these agreements were $100,000, $809,000 and $663,000, respectively. During 1998, $641,000 was expensed as research and development under these agreements.

Note 5--Notes Payable:

   During 1997, the Company issued notes payable to certain shareholders in exchange for $3,000,000 of cash. These notes payable bore interest at an annual rate of 10%, and were payable in February 1998. These notes payable and related accrued interest were converted to Series 2 convertible preferred stock in February 1998 (see Note 7).

Note 6--Commitments and Contingencies:

  Lease Commitments

   The Company leases its facilities under non cancelable operating leases expiring at various dates through January, 2003. Future annual minimum lease payments as of December 31, 2000 are as follows (in thousands):

            2001............................................. $1,299
            2002.............................................    270
            2003.............................................      5
                                                              ------
                                                              $1,574
                                                              ======

   Total rent expense was $1,308,000, $1,168,000 and $825,000 for 2000, 1999
and 1998, respectively.

                                BE INCORPORATED

   In addition, the Company has entered into several technology licensing agreements which include non cancelable payments. These payments have been recorded at the net present value using a discount rate of 10% per annum. The future minimum payments under these agreement are as follows:

            2001............................................. $ 510
            2002.............................................   345
                                                              -----
                                                                855
            Less discount....................................   (81)
                                                              -----
                                                                774
            Less current portion.............................  (454)
                                                              -----
                                                              $ 320
                                                              =====

  Contingencies

   In November 2000, the Company's stock transfer agent, Wells Fargo Bank Minnesota, N.A., received a demand letter from a stockholder alleging damages resulting form the transfer agent's failure to timely issue its stock certificates. While the Company was not a party named in such demand letter, and no claim has yet been filed with any court of competent jurisdiction, it is named as a party on the stockholder's draft claim attached to the demand letter. The Company has been participating in communications with the parties in an effort to resolve the matter prior to a lawsuit being filed. Be management believes that the allegations as they relate to Be in the potential and draft claim are without merit and intends to vigorously defend Be against any potential future related legal action. However, there can be no assurance this threatened claim will be resolved without costly litigation, or require Be's participation in the settlement of such claim, in a manner that is not adverse to its financial position, results of operations or cash flows. No estimate can be made of the possible loss or possible range of loss associated with the resolution of this contingency. If Be were held liable, it is the Company's intent to seek reimbursement under its D&O insurance policy.

Note 7--Stockholders' Equity:

  Initial Public Offering

   In July 1999, the Company completed its initial public offering and sold 6,000,000 shares of its common stock at a price of $6.00 per share. The Company received approximately $32.2 million in cash, net of underwriting discounts, commissions and other offering expenses. Simultaneously with the closing of the initial public offering, the Company's mandatorily redeemable convertible preferred stock outstanding at December 31, 1998 automatically converted into 22,498,874 shares of common stock. The Company's shares are now traded on the NASDAQ national market system under the symbol "BEOS".

   In August 1999, the underwriters exercised their over-allotment option and the Company sold an additional 557,465 shares of its common stock at a price of $6.00 per share, thereby raising proceeds of approximately $3.1 million, net of underwriting discounts.

  Mandatorily Redeemable Convertible Preferred Stock

   On closing of the Company's initial public offering in July 1999 the mandatorily redeemable preferred stock automatically converted into 22,498,874 shares of common stock (see above).

                                BE INCORPORATED

   Changes in the mandatorily redeemable convertible preferred stock during 1998 and 1999 were as follows (in thousands):

                                                                                        Amount
                                                                                       --------
Balance, January 1, 1998.............................................................. $ 14,052
   Issuance of Series 2:
       February 1998, net of issuance costs of $1,432.................................   22,391
       December 1998, net of issuance costs of $217 and allocation to warrants of
         $2,001.......................................................................    1,204
   Beneficial conversion feature......................................................   (1,204)
   Dividend related to beneficial conversion feature of preferred stock...............    1,204
   Accretion to redemption value......................................................      358
                                                                                       --------
Balance, December 31, 1998............................................................   38,005
   Accretion to redemption value......................................................      292
   Conversion to common stock.........................................................  (38,297)
                                                                                       --------
   Balance, December 31, 1999......................................................... $     --
                                                                                       ========

  Issuance of Series 2 Mandatorily Redeemable Convertible Preferred Stock

   In February 1998, the Company sold 6,706,318 shares of its Series 2 mandatorily redeemable convertible preferred stock to investors for total gross proceeds of $21,795,000. In addition, the Company issued 923,077 shares if its Series 2 mandatorily redeemable convertible preferred stock in exchange for the $3,000,000 of notes payable outstanding at December 31, 1997, and an additional 31,950 shares were issued for forgiveness for interest related to the notes payable.

   In connection with the sale of Series 2 mandatorily redeemable convertible preferred stock, the Company issued the lead investor an option to purchase an additional 615,385 shares of Series 2 mandatorily redeemable convertible preferred stock and other warrants to purchase up to 1,538,462 shares of common stock, subject to certain terms and conditions. The right to purchase Series 2 mandatorily redeemable convertible preferred stock and the warrants to purchase common stock were to expire on December 31, 1998. The lead investor exercised this option in December 1998 and the additional shares were issued. In addition, as the result of this exercise, the warrants issued to the lead investor become exercisable (see "Warrants" below). The Company received total cash consideration of $5 million from the lead investor of which $3 million was received in February 1998 and $2 million in December 1998.

   In February 1998, the net proceeds of $2.9 million ($3 million net of issuance costs of $0.1 million) were allocated to preferred stock and the option to purchase the additional shares of preferred stock and the warrant for common stock (the "Option") based on the relative fair values of each of these instruments. The fair value of the option was estimated at $2,584,000 using the Black-Scholes model and the following assumptions; dividend yield of 0%, volatility of 60%, risk free interest rate of 5.51% and a term of eight months. The resulting allocation was as follows (in thousands):

Series 2 mandatorily redeemable convertible preferred stock.......... $1,535
Option...............................................................  1,322
                                                                      ------
                                                                      $2,857
                                                                      ======

   In December 1998, the proceeds from the issuance of preferred stock were allocated to the preferred stock and warrants to purchase 1,538,462 shares of common stock based on the relative fair values of each of these

                                BE INCORPORATED
instruments. The fair value of the warrants was estimated at $6,202,000 using the Black-Scholes model and the following assumptions; dividend yield of 0%, volatility of 60%, risk free interest rate of 4.76% and a term of five years. The proceeds comprised $1.9 million ($2 million net of issuance costs of $0.1 million) in cash consideration plus the fair value of the options to purchase preferred stock and the common stock warrants discussed above and totaled $3,205,000. The resulting allocation was as follows (in thousands):

  Series 2 mandatorily redeemable convertible preferred stock.......... $1,204
  Common stock warrants................................................  2,001
                                                                        ------
                                                                        $3,205
                                                                        ======

   In connection with these issuances the Company issued 75,375 and 30,769 shares of Series 2 mandatorily redeemable convertible preferred stock in February 1998 and December 1998 to the bankers in lieu of investment bankers fees. The fair value of these shares has been recorded and included as issuance costs of Series 2 mandatorily redeemable convertible preferred stock financing. In May and December 1998, warrants were issued for investment banker fees related to the issuance of the Series 2 preferred stock. The fair value of the warrants of $148,000 was estimated using the Black-Scholes model and the following assumptions; dividends yield of 0%, volatility of 60% risk free interest rate of 4.76%-5.51% and a term of 5 years. The value of the warrant, a stock issuance cost, was offset against the proceeds from the Series 2 preferred stock.

  Warrants

   The Company has issued fully exercisable warrants to purchase common stock. None of these warrants were exercised prior to 1999. Warrant activity can be analyzed as follows:

                                                                  Number of              Number of
                                                        Number     Warrants    Number     Warrants
                                    Exercise Number of    of     Outstanding     of     Outstanding
                                     Price    Shares   Warrants       at      Warrants       at
                       Expiration     Per    Under the Exercised December 31, Exercised December 31,
    Issuance Date         Date       share   Warrants   in 1999      1999      in 2000      2000
    -------------     ------------- -------- --------- --------- ------------ --------- ------------
April 1996            March 2001     $1.00   1,219,648  173,546   1,046,102    454,625     591,477
December 1998         December 2003  $3.25   1,538,462       --   1,538,462         --   1,538,462
May and December 1998 June 17, 2000  $3.58     112,865  112,865          --         --          --
                                             ---------  -------   ---------    -------   ---------
                                             2,870,975  286,411   2,584,564    454,625   2,129,939
                                             =========  =======   =========    =======   =========

   The December 1998 warrants were issued in connection with the issuance of Series 2 preferred stock in December 1998 and valued as described above under "Issuance of Series 2 mandatorily redeemable convertible preferred stock".

   The May and December 1998 warrants were issued for investment banker fees related to the issuance of the Series 2 preferred stock.

  1992 Stock Option Plan

   In 1992 the Company adopted a stock option plan (the "1992 Plan") under which 5,000 shares of the Company's common stock had been reserved for issuance of stock options to employees, directors, or consultants under terms and provisions established by the board of directors. In 1997 and 1998, the Company reserved an additional 5,995,000 shares and 2,000,000 shares, respectively, for issuance under the 1992 Plan. Options granted under the 1992 Plan are immediately exercisable; however, shares exercised under the 1992 Plan are subject to the Company's right of repurchase at the end of the holder's association with the Company. The Company's right

                                BE INCORPORATED
of repurchase generally lapses as to 20% of the shares one year from the date of grant and 1/60th each month thereafter or as to 25% of the shares one year from the date of grant and 1/48th each month thereafter. The options expire ten years from the date of grant.

   On March 30, 1999, the board of directors terminated the 1992 Plan. No further options will be granted under the 1992 plan.

  1999 Equity Incentive Plan

   On March 30, 1999 the Company adopted the Equity Incentive Plan (the "1999 Plan") under which a total of up to 8,000,000 shares of common stock were initially reserved for issuance. This number of shares initially reserved was reduced by the 1,943,347 shares reserved for issuance under options then outstanding under the 1992 Plan. If any of these 1,943,437 options are cancelled, the number of shares reserved under the 1999 Plan will be increased by the number of such cancellations. In addition, at the end of each year an additional number of shares will automatically be added to the number of shares already reserved for issuance under the 1999 Plan. This additional number of shares will be not more than the lesser of 5% of the number of shares of the Company's issued and outstanding common stock as of year end or the number equal to 8% of the number of shares of common stock issued and outstanding at year end less the number of shares of common stock reserved for issuance under the 1999 Plan but not subject to outstanding awards. The 1999 Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock purchase rights and stock bonuses to employees, consultants and directors. Incentive stock options may be granted only to employees. The exercise price of incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the Company common stock on the date of grant. The exercise price of non-qualified stock options is set by the administrator of the 1999 Plan, but can be no less than 85% of the fair market value. The maximum term of options granted under the 1999 Plan is ten years. Options granted under the terms of the 1999 Plan become exercisable as to 25% of the shares awarded after one year and 1/48 of the award monthly thereafter.

   Activity under the Company's Plans is set forth below (in thousands, except per share and share numbers):

                                                   Options Outstanding
                                ----------------------------------------------------------
                                                                                  Average
                                                                                  Weighted
                                Available                                         Exercise
                                for Grant     Shares    Price per Share  Amount    Price
                                ----------  ----------  --------------- --------  --------
Balance, January 1, 1998.......    339,232     987,400   $0.10-$0.20    $    104   $0.11
   Options authorized..........  2,000,000          --        --              --      --
   Options granted............. (2,436,500)  2,436,500    0.20-0.35          840    0.34
   Options exercised...........         --    (770,217)   0.10-0.35         (205)   0.27
   Options terminated..........    448,756    (448,756)   0.10-0.35          (94)   0.21
                                ----------  ----------   ------------   --------   -----
Balance, December 31, 1998.....    351,488   2,204,927    0.10-0.35          645    0.29
   Options authorized March....  5,524,813          --        --              --      --
   Options authorized December.    298,435          --        --              --      --
   Options granted............. (4,328,000)  4,328,000    0.35-14.38      22,726    5.25
   Options exercised...........         --    (294,548)   0.10-5.00          (64)   0.22
   Options terminated..........    928,657    (928,657)   0.10-6.25       (2,875)   3.10
                                ----------  ----------   ------------   --------   -----
Balance, December 31, 1999.....  2,775,393   5,309,722    0.10-14.38      20,432    3.85
   Options authorized..........  1,810,145          --        --              --      --
   Options granted............. (3,961,500)  3,961,500    1.00-17.88      32,112    8.11
   Options exercised...........         --    (911,110)   0.10-12.88      (2,226)   2.44
   Options terminated..........  1,870,409  (1,870,409)   0.10-14.44     (13,662)   7.30
                                ----------  ----------   ------------   --------   -----
Balance, December 31, 2000.....  2,494,447   6,489,703   $0.10-$17.88   $ 36,656   $5.65
                                ==========  ==========   ============   ========   =====

                                BE INCORPORATED

   At December 31, 2000, 1999 and 1998, 2,339,767, 2,435,895 and 2,204,927
outstanding options were exercisable at weighted average exercise prices of $4.52, $2.01 and $0.29. Of these shares, 295,869 shares, 848,685 shares and
1,611,674 shares at weighted average exercise prices of $0.33, $0.33 and $0.32, respectively, are subject to the Company's right of repurchase upon exercise. In addition, 221,743, 499,069 and 1,339,302 shares of the Company's outstanding common stock is subject to the Company's right of repurchase at weighted average prices of $0.29, $0.24 and $0.17, respectively.

  1999 Non-Employee Directors' Stock Option Plan

   On March 30, 1999 the board of directors also adopted the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), and have reserved a total of 1,500,000 shares of common stock for issuance thereunder. The exercise price of options under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the Directors' Plan is ten years. Each initial grant under the Directors' Plan will vest at 1/4th of the shares subject to the option one year after the date of grant and 1/48th of the shares each month thereafter. The rate of vesting of each subsequent grant will be 1/48th of the shares on a monthly schedule after the date of grant. The board may amend (subject to stockholder approval as necessary) or terminate the Directors' Plan at any time.

   Activity under the 1999 Non-Employee Director's Stock Option Plan is set forth below (in thousands, except per share and share numbers):

                                                        Options Outstanding
                                        ----------------------------------------------------
                                                                                    Average
                                                                                    Weighted
                                        Available                                   Exercise
                                        for Grant  Shares   Price per Share Amount   Price
                                        ---------  -------  --------------- ------  --------
Options authorized..................... 1,500,000       --    $       --    $   --   $   --
Options granted........................  (700,000) 700,000     5.00-5.75     3,575     5.11
Balance, December 31, 1999.............   800,000  700,000     5.00-5.75     3,575     5.11
Options granted........................  (100,000) 100,000       16.13       1,612    16.13
Options terminated.....................    90,625  (90,625)      5.00         (453)    5.00
                                        ---------  -------    -----------   ------   ------
Balance, December 31, 2000.............   790,625  709,375    $5.00-16.13   $4,734   $ 6.67
                                        =========  =======    ===========   ======   ======

   At December 31, 2000 and 1999, 285,416 and nil options outstanding were exercisable at weighted average exercise prices of $5.08 and nil, respectively.

  Options Outstanding

   The options outstanding and currently exercisable by exercise price at December 31, 2000 are as follows:

                                               Options Outstanding        Options Exercisable
                                        --------------------------------- --------------------
                                                      Weighted
                                                      Average    Weighted             Weighted
                                                     Remaining   Average              Average
                                          Number    Contractual  Exercise   Number    Exercise
   Exercise Prices                      Outstanding Life (years)  Price   Exercisable  Price
--------------------------------------- ----------- ------------ -------- ----------- --------
$0.10-0.35.............................    824,296      7.21      $ 0.33     824,296   $ 0.33
$1.00-4.56.............................  1,446,000      9.83        2.40      33,444   $ 4.20
$5.00-5.75.............................  2,662,726      8.27        5.04   1,215,918   $ 5.02
$6.00-9.00.............................    991,683      9.04        7.28     268,464   $ 6.85
$12.88-17.88...........................  1,274,373      9.09       13.35     283,061   $12.98
                                         ---------      ----      ------   ---------   ------
                                         7,199,078      8.71      $ 5.75   2,625,183   $ 4.58
                                         =========      ====      ======   =========   ======

                                BE INCORPORATED

  Deferred stock compensation

   In accordance with the requirements of APB 25, the Company has recorded deferred compensation for the difference between the exercise price of the stock options granted before its initial public offering and the fair market value of the Company's stock at the date of grant. This deferred compensation is amortized to expense over the period during which the Company's right to repurchase the stock lapses or the options become exercisable, generally four or five years, using the multiple options method.

   At December 31, 2000, the Company had recorded deferred compensation related to these options in an amount of $15,767,000 (net of cancellations), of which $2,613,000, $6,233,000 and $3,881,000 had been amortized to expense during 2000, 1999, and 1998.

   During 1999 and 1998 options to purchase 4,173,000 and 2,436,500 shares of the Company's common stock were granted with exercise prices below the estimated market value at the date of grant; the weighted average exercise prices were $4.98 and $0.34 per share and the deemed weighted average market values of the common stock was $6.81 and $3.41 per share, respectively. During 2000, all options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant.

  Value of Options Granted

   The fair value of each option grant is estimated on the date of grant using a type of Black-Scholes option pricing model with the following assumptions used for grants:

                                                   2000      1999       1998
                                                  ------- ---------- ----------
Expected volatility..............................    142% 0% and 60%         0%
Weighted average risk-free interest rate.........   6.21%      4.80% 4.59-6.03%
Expected life.................................... 2 years    2 years    5 years
Expected dividends...............................      0%         0%         0%

   For the period prior to the Company's Initial Public Offering, volatility for the purposes of the SFAS No. 123 calculation was 0%.

   Based on the above assumptions, the aggregate fair value and weighted average fair value per share of options granted in 2000, 1999 and 1998 were $29,359,000, $13,919,000 and $7,766,000, and $7.24, $2.77 and $3.19,
respectively.

  Employee Stock Purchase Plan

   On May 4, 1999 the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"). The Company has reserved a total of 1,500,000 shares of common stock for issuance under the Purchase Plan. Under the terms of the Purchase Plan, employees who work at least 20 hours a week and have been employed for at least five months in a calendar year may contribute, during an offering period, a specified percentage, not to exceed 15%, of their compensation to purchase shares of common stock of the Company. Each offering period runs for a period of 24 months and will be divided into consecutive purchase periods of approximately six months. New offering periods commence every six months on August 1st and February 1st each year.

   The price of the common stock purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period whichever is lower. No person may purchase shares under the Purchase Plan to the extent that such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of the

                                BE INCORPORATED

Company or to the extent that such person's rights to purchase stock under stock purchase plans would accrue at a rate in excess of $25,000 per year.

   The first purchases under the Plan occurred in 2000, during which 166,914 shares were issued under the plan at a weighted average purchase price of $4.21. At December 31, 2000, 1,333,086 shares were reserved for future issuance under the plan.

   Under SFAS No. 123, compensation cost is also recognized for the fair value of employee's purchase rights under the Employee Stock Purchase Plan, which was estimated using the following assumptions:

                                                               2000     1999
                                                             -------- --------
 Expected volatility........................................     142%      60%
 Weighted average risk-free interest rate...................    6.18%    4.80%
 Expected life.............................................. 6 months 6 months
 Expected dividends.........................................       0%       0%

   Based on the above assumptions, the aggregate fair value and weighted average fair value per share of those purchase rights granted in 2000 and 1999 was $417,000 and $140,000, and $3.45 and $1.94, respectively.

  Pro forma stock compensation

   Had compensation cost been determined based on the fair value at the grant date for the awards made in 1995 and thereafter under the Company's stock option plans and employee stock purchase plan consistent with the provisions of SFAS No. 123, the Company's net loss would have been as follows (in thousands, except per share amounts):

                                                                        2000      1999      1998
                                                                      --------  --------  --------
Net loss attributable to common stockholders--as reported............ $(21,152) $(24,798) $(18,423)
Net loss attributable to common stockholders--pro forma.............. $(31,855) $(27,039) $(18,442)
Net loss per common share--basic and diluted as reported............. $  (0.60) $  (1.41) $  (5.80)
Net loss per common share--basic and diluted pro forma............... $  (0.90) $  (1.54) $  (5.80)

   Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

Note 8--Income Taxes:

   The components of the net deferred tax asset are as follows (in thousands):

                                                               December 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
Net operating loss carryforwards........................... $ 27,492  $ 17,466
Tax credit carryforwards...................................    1,770     1,648
Property and equipment and intangibles.....................       49        48
Other......................................................       53       807
                                                            --------  --------
                                                              29,364    19,969
Less: valuation allowance..................................  (29,364)  (19,969)
                                                            --------  --------
Net deferred tax asset..................................... $     --  $     --
                                                            ========  ========

                                BE INCORPORATED

   Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its net deferred tax assets. The valuation allowance increased $9.4 million in 2000, $7.9 million in 1999 and $6.0 million in 1998.

   The principal items accounting for the difference between income taxes benefit at the U.S. statutory rate and the benefit from income taxes reflected in the statement of operations are as follows (in thousands):

                                                   2000     1999     1998
                                                  -------  -------  -------
Federal benefit at statutory rate................ $ 7,192  $ 8,332  $ 5,901
Nondeductible expenses...........................    (890)  (2,242)  (1,419)
Net operating losses and benefits................  (6,302)  (6,090)  (4,482)
                                                  -------  -------  -------
                                                  $    --  $    --  $    --
                                                  =======  =======  =======

   At December 31, 2000, the Company had approximately $73,407,000 of net operating loss carryforwards and $1,272,000 of research and development credits to offset future federal income taxes. The Company also had $43,430,000 of net operating loss carryforwards and $498,000 of research and development credits to offset future state income taxes. In addition to the net operating loss carryforwards referred to above, there are approximately $6,944,000 and $3,473,000 of net operating loss carryforwards for federal and state purposes, respectively, as of December 31, 2000, which relate to stock option deductions. The tax benefit of these additional losses will be credited to additional paid in capital if the Company's deferred tax asset is recognized. These carryforwards expire in the years 2005 through 2020 if not utilized. Due to changes in ownership, the Company's net operating loss and credit carryforwards may become subject to certain annual limitations.

Note 9--401(k) Profit Sharing Plan:

   The Company has a 401(k) Profit Sharing Plan which covers all employees. Under the Plan, employees are permitted to contribute up to 15% of gross compensation not to exceed the annual limitation for any plan year ($10,500 in 2000). Discretionary contributions may be made by the Company. No contributions were made by the Company during 2000, 1999 and 1998.

                                BE INCORPORATED

Note 10--Geographic Information:

   Management uses one measurement of profitability for its business. The Company markets its products and related services to customers in the United States, Europe and Asia.

   All long lived assets are maintained in the United States. Revenue information by geographic area is as follows (in thousands):

                                                                    Net
                                                                  Revenues
                                                                  --------
      2000.......................................................
         Americas................................................  $  370
         Europe..................................................      36
         Asia....................................................      74
                                                                   ------
             Total...............................................  $  480
                                                                   ======
      1999.......................................................
         Americas................................................  $1,156
         Europe..................................................     755
         Asia....................................................     745
                                                                   ------
             Total...............................................  $2,656
                                                                   ======
      1998.......................................................
         Americas................................................  $  565
         Europe..................................................     194
         Asia....................................................     440
                                                                   ------
             Total...............................................  $1,199
                                                                   ======

Note 11--Subsequent Events

   On August 16, 2001, the Company entered into a definitive agreement with Palm, Inc. for the sale of substantially all of its intellectual property and other technology assets for a purchase price of $11 million, to be paid in common stock of Palm, Inc. Closing of the transaction is subject to the satisfaction of certain conditions, including obtaining approval of the stockholders of the Company.

                                                                     SCHEDULE II

                                BE INCORPORATED

                       VALUATION AND QUALIFYING ACCOUNTS
                                (in thousands)

                                                       Additions
                                              Balance   Charged              Balance
                                                at     to Costs                at
                                             Beginning    and                Ending
                                             of Period Expenses  Deductions of Period
                                             --------- --------- ---------- ---------
Year Ended December 31, 1998
   Allowance for sales return...............  $    --   $   17      $  7     $    10
   Deferred tax asset valuation allowance...  $ 6,098   $5,982      $ --     $12,080

Year Ended December 31, 1999
   Allowance for sales returns..............  $    10   $   --      $ --     $    10
   Deferred tax asset valuation allowance...  $12,080   $7,889      $ --     $19,969

Year Ended December 31, 2000
   Allowance for sales returns..............  $    10   $   --      $ --     $    10
   Deferred tax asset valuation allowance...  $19,969   $9,395      $ --     $29,364

For the six month period ended June 30, 2001

                                                                                                  Page
                                                                                                  ----
Condensed Financial Statements:

Consolidated Balance Sheets at June 30, 2001 and December 31, 2000............................... F-27

Consolidated Statements of Operations for the three and six month periods ended June 30, 2001 and
  June 30, 2000.................................................................................. F-28

Consolidated Statements of Cash Flows for the six months ended June 30, 2001 and June 30, 2000... F-29

Notes to Condensed Consolidated Financial Statements............................................. F-30

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                       BE INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           (in thousands; unaudited)

                                                             June 30,   December
                                                               2001     31, 2000
                                                             ---------  --------

                        ASSETS

Current assets:
   Cash and cash equivalents................................ $   3,148  $  9,463
   Short-term investments...................................     1,754     4,594
   Accounts receivable......................................       276        26
   Prepaid and other current assets.........................       356       549
                                                             ---------  --------
       Total current assets.................................     5,534    14,632
Property and equipment, net.................................       311       391
Other assets, net of accumulated amortization...............       713     1,048
                                                             ---------  --------
          Total assets...................................... $   6,558  $ 16,071
                                                             =========  ========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable......................................... $      25  $    362
   Accrued expenses.........................................     1,085     1,502
   Technology license obligations, current portion..........       425       454
   Deferred revenue.........................................        64       109
                                                             ---------  --------
       Total current liabilities............................     1,599     2,427
Technology license obligations, net of current portion......       238       320
                                                             ---------  --------
       Total liabilities....................................     1,837     2,747
                                                             ---------  --------
Stockholders' Equity:
   Common stock.............................................        36        36
   Additional paid-in capital...............................   109,062   108,880
   Accumulated other comprehensive income...................         2         1
   Deferred stock compensation..............................      (551)   (1,218)
   Accumulated deficit......................................  (103,828)  (94,375)
                                                             ---------  --------
       Total stockholders' equity...........................     4,721    13,324
                                                             ---------  --------
          Total liabilities and stockholders' equity........ $   6,558  $ 16,071
                                                             =========  ========

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       BE INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except per share amounts; unaudited)

                                                                   Three Months Ended  Six Months Ended
                                                                        June 30,           June 30,
                                                                   -----------------  -----------------
                                                                     2001     2000     2001      2000
                                                                   -------   -------  -------  --------
Net revenues...................................................... $   715   $   142  $   815  $    396
Cost of revenues..................................................     320       261      571       554
                                                                   -------   -------  -------  --------
Gross profit (loss)...............................................     395      (119)     244      (158)
Operating expenses:
   Research and development, including amortization of deferred
     stock compensation of $50, $196, $152 and $509...............   2,326     2,039    4,807     4,500
   Sales and marketing, including amortization of deferred stock
     compensation of $(101), $189, $(37) and $426.................     456     2,072    2,074     4,400
   General and administrative, including amortization of deferred
     stock compensation of $80, $272, $216 and $755...............   1,450     1,211    2,596     2,724
   Restructuring charge...........................................     143        --      450        --
                                                                   -------   -------  -------  --------
       Total operating expenses...................................   4,375     5,322    9,927    11,624
                                                                   -------   -------  -------  --------
Loss from operations.............................................. $(3,980)  $(5,441) $(9,683) $(11,782)
Interest expense..................................................     (13)      (29)     (28)      (63)
Other income and expenses, net....................................      97       351      258       726
                                                                   -------   -------  -------  --------
Net loss.......................................................... $(3,896)  $(5,119) $(9,453) $(11,119)
                                                                   -------   -------  -------  --------
Net loss per common share--basic and diluted...................... $  (.11)  $  (.14) $  (.26) $   (.32)
                                                                   =======   =======  =======  ========
Shares used in per common share calculation--basic and diluted.... $36,466   $35,496  $36,330  $ 35,247
                                                                   =======   =======  =======  ========



The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       BE INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (in thousands; unaudited)

                                                                                 Six Months Ended
                                                                                     June 30,
                                                                                -----------------
                                                                                 2001      2000
                                                                                -------  --------
Cash flows from operating activities:
   Net loss.................................................................... $(9,453) $(11,119)
   Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization...........................................     516       580
       Amortization of discount on technology license obligations..............      29        63
       Loss on disposal of fixed assets........................................       6        --
       Compensation expense incurred on issuance of stock......................      --        33
       Amortization of deferred stock compensation.............................     331     1,690
       Changes in assets and liabilities:
          Account receivable...................................................    (250)       38
          Prepaid and other current assets.....................................     193       174
          Other assets.........................................................      --        --
          Accounts payable.....................................................    (337)     (621)
          Accrued expenses.....................................................    (417)     (167)
          Deferred revenue.....................................................     (45)      (19)
                                                                                -------  --------
              Net cash used in operating activities............................  (9,427)   (9,348)
                                                                                -------  --------
Cash flows provided by investing activities:
   Acquisition of property and equipment.......................................     (72)      (89)
   Acquisition of licensed technology..........................................    (175)     (389)
   Purchases of short-term investments.........................................  (1,728)  (37,546)
   Sales of short-term investments.............................................   4,569    51,588
                                                                                -------  --------
              Net cash provided by investing activities........................   2,594    13,564
                                                                                -------  --------
Cash flows provided by financing activities:
   Proceeds from issuance of common stock:
       pursuant to common stock options........................................      14     2,181
       pursuant to common stock warrants.......................................     180       455
       under Employee Stock Purchase Plan......................................     324       368
   Repurchase of common stock..................................................      --        (3)
                                                                                -------  --------
              Net cash provided by financing activities:.......................     518     3,001
                                                                                -------  --------
Net increase (decrease in cash and cash equivalents............................  (6,315)    7,217
Cash and cash equivalents, beginning of period.................................   9,463     6,500
                                                                                -------  --------
Cash and cash equivalents, end of period....................................... $ 3,148  $ 13,717
                                                                                =======  ========

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       BE INCORPORATED AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1. Organization and Business

   Be Incorporated (the "Company" or "Be") was founded in 1990 and offers software platforms designed for Internet appliances and digital media applications. The Company's software platforms are (i) BeIA: consisting of three components; BeIA Client Platform, BeIA Management and Administration Platform, and BeIA Integrations Services; (ii) Home Audio Reference Platform
(HARP), a BeIA-based reference platform or prototype for Internet-enabled home stereo devices; and (iii) BeOS, the Company's operating system designed for digital media applications and which serves as the development platform for BeIA.

   The Company's revenues to date have been primarily generated from the following sources: sale of BeOS to resellers and distributors, direct sales of BeOS to end users through its BeDepot.com Web site and royalties received for the BeIA Client Platform starting in the first quarter of 2001. In 2000, the Company shifted its resources to focus primarily on the market for Internet appliances and the further development and marketing of BeIA, its software platform intended for Internet appliances. At the same time it announced that it would be making available at no charge a version of BeOS for personal use, and a more fully featured version would be available for a charge through third party publishers. During 2000, the Company discontinued sales of software through its BeDepot.com website. Since inception, the Company has experienced losses and negative cash flow from operations and expects to continue to experience significant negative cash flow in the foreseeable future.

   On July 31, 2001, the Company announced the elimination of its sales and marketing departments in order to conserve resources. The Company expects sales and marketing functions to be greatly limited in the future.

   The Company operates in one business segment, software platforms designed for Internet appliances and digital media applications.

2. Basis of Presentation

   The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

   The condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") applicable to interim financial information. Certain information and footnote disclosures included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in these interim statements pursuant to such SEC rules and regulations. Management recommends that these interim financial statements be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2000 and the notes thereto contained in the Company's Annual Report on Form 10-K. The December 31, 2000 balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

   In management's opinion, the condensed consolidated financial statements include all adjustments necessary to present fairly the financial position and results of operations for each interim period shown. Interim results are not necessarily indicative of results to be expected for a full fiscal year.

   At the end of the first quarter of 2001, the Company stated in its Annual Report on Form 10-K that it believed existing cash and cash equivalents would not be sufficient to meet its operating and capital requirements at its anticipated level of operations beyond the end of the second quarter of 2001. Following the reduction in workforce carried out at the beginning of the second quarter, and the further reduction in workforce and elimination of the Company's sales and marketing departments at the beginning of the third quarter, the Company anticipates that existing capital will be insufficient to fund its operations at the currently anticipated levels beyond the third quarter of 2001. The Company has engaged an investment banking firm to assist in securing various strategic and funding alternatives, including the sale of the Company or portions of its business or assets. The Company has also engaged in discussions and negotiations with third parties involving the potential sale of the Company's business or assets. However, the Company has not secured or entered into any agreements to obtain additional capital or to sell the Company's business or assets. There can be no assurance the Company will be able to obtain additional funds, on acceptable terms or at all, or that any strategic alternatives including the sale of the Company or portions of its business or assets will materialize. Without additional capital prior to the end of the third quarter of 2001, the Company will most likely cease its operations and will commence a plan of liquidation. In anticipation of these events, the Company has scaled back its operations including recent layoffs of significant portions of its workforce and elimination of the sales and marketing functions. The Company believes the cash proceeds from the sale of its business or assets and any subsequent liquidation following such sale may be insignificant due to, among other things, the current market value of the Company's assets and payments to be made to creditors and to employees pursuant to change in control or severance arrangements. The Company cannot assure its stockholders that they will receive any consideration or value following liquidation or the sale of the business or assets of the Company or that the per share value of common stock as a result of liquidation or the proceeds per share from a sale of the Company's assets will equal or exceed the price or prices at which the common stock traded prior to effecting any liquidation, dissolution or sale of the Company.

   The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

3. Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, ("FASB"), issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect of such derivatives. In July 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, or SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 deferred the effective date until fiscal years beginning after June 30, 2000. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, or SFAS 138, "Accounting for Derivative Instruments and Hedging Activities - An Amendment of FASB Statement 133." SFAS 138 amends the accounting and reporting standards for certain derivative activities such as net settlement contracts, foreign currency transactions and intercompany derivatives. The Company's implementation of SFAS 133 since January 1, 2001 has not had a material impact on its financial position or results of operations.

   In June 2001, the FASB unanimously approved the issuance of two statements, Statement of Financial Accounting Standards No. 141, or SFAS 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, or SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 addresses financial accounting and reporting for business combinations and amends APB No.16 "Business Combinations." It requires the purchase method of accounting for business combinations initiated after June 30, 2001. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB No.17, "Intangible Assets." It changes the accounting for goodwill from an amortization method to an impairment only approach. It is effective for fiscal year beginning after March 15, 2001. The adoption of these statements is not expected to have a significant impact on the Company's financial position and results of operations.

4. Net Loss Per Share

   Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per common share is computed giving effect to all dilutive potential common shares, including options and warrants. Options and warrants were not included in the computation of diluted net loss per common share because the effect would be antidilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except per share data):

                                                             Three Months Ended  Six Months Ended
                                                                  June 30,           June 30,
                                                             -----------------  -----------------
                                                               2001     2000     2001      2000
                                                             -------   -------  -------  --------
                                                                (unaudited)        (unaudited)
Historical net loss per common share, basic and diluted:
   Numerator for net loss, basic and diluted................ $(3,896)  $(5,119)  (9,453)  (11,119)
   Denominator for basic and diluted loss per common share:
       Weighted average common shares outstanding...........  36,466    35,496   36,330    35,247
                                                             -------   -------  -------  --------
   Net loss per common share basic and diluted.............. $ (0.11)  $ (0.14) $ (0.26) $  (0.32)
                                                             =======   =======  =======  ========
   Antidilutive securities:
       Options to purchase common stock.....................   6,114     6,672    6,114     6,672
       Common stock not yet vested..........................     129       332      129       332
       Warrants.............................................      --     2,130       --     2,130
                                                             -------   -------  -------  --------
                                                               6,243     9,134    6,243     9,134
                                                             =======   =======  =======  ========

5. Comprehensive Income (loss)

   Statement of Financial Accounting Standard No. 130 (SFAS 130), "Reporting Comprehensive Income" establishes rules for reporting and display of comprehensive income (loss) and its components. The following are the components of comprehensive income (loss) (in thousands):

                                                              Three Months     Six Month Ended
                                                             Ended June 30,        June 30,
                                                            ----------------  -----------------
                                                             2001     2000     2001      2000
                                                            -------  -------  -------  --------
Net loss................................................... $(3,896) $(5,119) $(9,453) $(11,119)
Unrealized gain (loss) on marketable securities............      (6)       5        1        13
                                                            -------  -------  -------  --------
Comprehensive loss......................................... $(3,902) $(5,114) $(9,452) $(11,106)
                                                            =======  =======  =======  ========

   The components of accumulated other comprehensive income, net of related tax are as follows (in thousands):

                                                      June 30, December 31,
                                                        2001       2000
                                                      -------- ------------
    Unrealized gain on marketable securities.........    $2         $1
                                                         --         --
                                                          2          1
                                                         --         --

6. Restructuring Charge

   On April 2, 2001, the Company announced its decision, made at the end of the first quarter, to restructure its operations to reflect current market and financial conditions by closing its European office in Paris and eliminating positions principally in the Company's sales, marketing and general administration departments in the United States. As a result, the Company recorded a restructuring charge of $307,000 in the first quarter for the closing of its European office, which is comprised of $272,000 for involuntary termination benefits and

$35,000 for termination of operating contracts and professional fees. The Company recorded a restructuring charge of approximately $143,000 in the second quarter for the involuntary termination benefits related to the elimination of 22 positions in the U.S.

   At June 30, 2001, this restructuring plan was substantially completed with a remaining $22,000 accrual for social charges due in Europe on termination benefits.

7. Legal Proceedings

   As previously disclosed in the Company's filings with the Securities and Exchange Commission, in November 2000, the Company's stock transfer agent, Wells Fargo Bank Minnesota, N.A., received a demand letter from Financial Square Partners, a Be stockholder, alleging damages resulting from the transfer agent's failure to timely issue its stock certificates. While Be was not a party named in such demand letter, Be was named as a party on the stockholder's draft claim attached to the demand letter. On May 9, 2001, the claim was in fact filed, naming Be and Wells Fargo Bank Minnesota, N.A. as defendants, and is currently active in the Superior Court of California. The stockholder is seeking damages in the amount of approximately $2.4 million. Prior to this filing, the Company had been participating in communications with the parties in an effort to resolve the matter prior to a lawsuit being filed.

   Be management continues to believe that the allegations as they relate to Be in the filed claim are without merit and intends to defend Be against this legal action. However, there can be no assurance this claim will be resolved without costly litigation, or require Be's participation in the settlement of such claim, in a manner that is not adverse to its financial position, results of operations or cash flows. No estimate can be made of the possible loss or possible range of loss associated with the resolution of this contingency. If Be were held liable, it is its intent to seek reimbursement under its D&O insurance policy.

8. Subsequent Events

   Subsequent to June 30, 2001, the Company announced the elimination of 28 positions. In addition to the elimination of the sales and marketing departments, positions in administration and engineering were also affected. The eliminated positions represent approximately 33% of the Company's existing workforce. The Company's remaining positions are primarily engaged in product development. The Company does not expect to record any associated restructuring charge.

   On August 16, 2001, the Company entered into a definitive agreement with Palm, Inc. for the sale of substantially all of its intellectual property and other technology assets for a purchase price of $11 million, to be paid in common stock of Palm, Inc. Closing of the transaction is subject to the satisfaction of certain conditions, including obtaining approval of the stockholders of the Company.

                                                                         ANNEX A

                             AMENDED AND RESTATED
                           ASSET PURCHASE AGREEMENT

   THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of September 10, 2001, by and among Palm, Inc., a Delaware corporation ("Parent"), ECA Subsidiary Acquisition Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("Buyer"), and Be Incorporated, a Delaware corporation ("Seller").

                                   RECITALS

   A. Parent, Buyer and Seller are parties to that certain Asset Purchase Agreement dated as of August 16, 2001 (the "Existing Agreement Date"), which provides for the purchase by Buyer from Seller, and the sale by Seller to Buyer, of substantially all of the assets relating to, required for, used in or otherwise constituting the Products (as defined therein), in exchange for shares of common stock of Parent, the assumption of certain liabilities relating to the Products and the other consideration set forth therein (the "Existing Agreement").

   B. Concurrently with the execution and delivery of the Existing Agreement, as a material inducement to Parent and Buyer to enter into the Existing Agreement, selected Key Employees (as defined below) of Seller entered into non-competition agreements, substantially in the form attached thereto as Exhibit A (the "Non-Competition Agreements"), with Parent, each of which shall become effective as of the Closing Date (as defined therein).

   C. Concurrently with the execution and delivery of the Existing Agreement, as a material inducement to Parent and Buyer to enter into the Existing Agreement, certain stockholders of Seller executed and delivered stockholder support agreements, substantially in the form attached thereto as Exhibit B (the "Support Agreements"), to Buyer.

   D. It is contemplated that, subject to approval by Seller's stockholders, as soon as reasonably practicable following the Closing (as defined in the Existing Agreement) Seller shall wind-up its business operations in accordance with applicable law.

   E. Parent, Buyer and Seller now desire to amend and restate in its entirety the Existing Agreement, on the terms and conditions set forth in this Agreement, in order to reflect certain understandings reached by the parties subsequent to the execution and delivery of the Existing Agreement.

   NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

   1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

      (a) "Acquired Assets" shall have the meaning set forth in Section 2.1.

      (b) "Adjustment Amount" means the aggregate amount of all Prepaid Service Payments (as defined in Section 5.7) reflected on the Prepaid Service Payment Update as of the Closing Date.

      (c) "Agreement" means this Asset Purchase Agreement together with all exhibits and schedules hereto.

      (d) "Allocation" shall have the meaning set forth in Section 3.3.

      (e) "Assumed Liabilities" shall have the the meaning set forth in Section 2.9.

      (f) "Benefits Liabilities" means any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permits, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Employee Plan, Employment Agreement, International Employee Plan or otherwise to an Employee.

      (g) "Books and Records" means all papers and records (in paper or electronic format) in the care, custody, or control of Seller or any of its Subsidiaries relating to the Acquired Assets including, without limitation, all purchasing and sales records, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing requirement documents and software release orders.

      (h) "Closing" shall have the meaning set forth in Section 3.1.

      (i) "Closing Date" shall have the meaning set forth in Section 3.1.

      (j) "Collateral Agreements" shall have the meaning set forth in Section
   2.4.

      (k) "Code" means the Internal Revenue Code of 1986, as amended.

      (l) "Continuing Employees" shall have the meaning set forth in Section
   7.10.

      (m) "Contract" means any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license.

      (n) "Derivative Work" has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

      (o) "Designated Employees" means those employees of Seller listed on
   Schedule 1.1(o) hereto.

      (p) "DOL" shall mean the Department of Labor.

      (q) "Effectively Transferred Contract" means a Transferred Contract as to which no consent to assignment is required or as to which a consent to assignment is required and has been obtained prior to the Closing.

      (r) "Eligible Contracts" means (i) the Internet Appliance OEM License and Distribution Agreement between Be Incorporated and Sony Electronics Inc. dated March 13, 2001 (the "Sony Agreement"), (ii) all Contracts of Seller that contain license grants to Seller that are not Transferred Contracts on the Existing Agreement Date and (iii) all nondisclosure agreements, confidentiality agreements or similar Contracts of Seller.

      (s) "Employee" shall mean any current or former or retired employee, consultant or director of Seller or any Subsidiary of Seller in his or her capacity as such.

      (t) "Employee Plan" means any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller for the benefit of any Designated Employee, or with respect to which Seller has or may have any liability or obligation to any Designated Employee.

      (u) "Employment Agreement" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Seller or any Subsidiary of Seller and any Designated Employee.

      (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (w) "Excluded Assets" shall have the meaning set forth in Section 2.2.

      (x) "Excluded Contracts" shall mean the Contracts listed on Schedule
   1.1(x).

      (y) "Excluded Liabilities" shall have the meaning set forth in Section
   2.10.

      (z) "GAAP" means United States generally accepted accounting principles, as of the Existing Agreement Date.

      (aa) "General Assignment" shall have the meaning set forth in Section
   2.4.

      (bb) "Governmental Entity" means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

      (cc) "Indemnified Parties" shall have the meaning set forth in Section
   9.2.

      (dd) "Intellectual Property Rights" means any or all of the following and all statutory or common law rights throughout the world in, arising out of, or associated with: (i) all patents and applications (including provisional applications) therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof (collectively, "Patents");
   (ii) all trade secrets that (A) derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and all other inventions (whether patentable or not, but which are not the subject of issued or published Patents), proprietary information, and know how (collectively, "Trade Secrets"); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications (collectively, "Copyrights"); (iv) all trade names, trademarks and service marks and all trademark and service mark registrations and applications (collectively, "Trademarks"); (v) all rights in and to databases and data collections (including knowledge databases, customer lists and customer databases); and (vi) any similar, corresponding or equivalent rights to any of the foregoing types of intellectual property.

      (ee) "International Employee Plan" means each Employee Plan that has been adopted or maintained by Seller or any ERISA Affiliate, whether informally or formally, or with respect to which Seller or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

      (ff) "IRS" shall mean the Internal Revenue Service.

      (gg) "Kernel" means the level of an operating system that contains system level services, including thread and team management, virtual and protected memory management, thread scheduling, interprocess communication (including semaphores, ports and thread messages), input/output management and node abstraction layer, kernel module management, ELF executable binary loader, device driver management, power management and CPU-dependent layer. It also includes built-in components that could otherwise be loaded, including platform-dependent modules, generic virtual drivers (null and zero drivers), generic virtual file-systems (root, pipe and device file systems) and the kernel debugger module.

      (hh) "Key Employee" shall have the meaning set forth in Schedule 1.1(hh).

      (ii) "Licensed Intellectual Property" means all Intellectual Property Rights that, immediately after the sale and assignment of the Transferred Intellectual Property Rights and other Acquired Assets from Seller to Buyer occurs, Seller or any of its Subsidiaries has the right to license to the extent provided in Section 4.1, without breaching any Contract, without infringing any other Person's Intellectual Property Rights, and without payment of any royalty, fee or other amount as a result of such license to Buyer (unless Buyer assumes the obligation to pay such royalty, fee or other amount).

      (jj) "Lien" means, with respect to any asset or right, any mortgage, lien, pledge, charge, security interest, claim, equity encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, restriction on the creation of any of the foregoing, or encumbrance of any kind whatsoever; provided, however, that the term "Lien" shall not include: (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and are disclosed in the Seller Disclosure Schedule or that are otherwise not material; (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented; (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated by applicable law; (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) restrictions on transfer of securities imposed by applicable state and federal securities laws; and (vi) contractual restrictions on transfer of contractual rights.

      (kk) "Loss" and "Losses" shall have the meanings set forth in Section
   9.2.

      (ll) "Material Adverse Effect" means any (i) change in or effect on the Acquired Assets, taken as a whole, that is materially adverse to the Acquired Assets, taken as a whole, or (ii) circumstance, change or event that materially impairs Buyer's ability to make, use, sell, license, distribute, market, build, modify, debug and operate the current version or release of the Products in substantially the same manner as Seller prior to the Existing Agreement Date (excluding any effect on Buyer's ability to do the foregoing caused by the absence of the items licensed under the Excluded Contracts or Non-Transferred Licenses or any facts and circumstances unique to Buyer).

      (mm) "Non-Transferred Licenses" shall mean license agreements granting licenses to Seller that are Transferred Contracts but which do not become Effectively Transferred Contracts.

      (nn) "Offer Letter" shall have the meaning set forth in Section 7.10.

      (oo) "Object Code" means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

      (pp) "Pension Plan" means each Seller Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

      (qq) "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

      (rr) "Prepaid Service Payment Update" shall have the meaning set forth in
   Section 7.14.

      (ss) "Platform Business" means the business of developing, marketing, licensing or distributing operating systems software and associated software components and software development tools for portable, handheld and wireless solutions, and personal information management (PIM) applications designed to run on such operating systems.

      (tt) "Products" means any products of Seller or any of its Subsidiaries (including products under development) listed on Schedule 1.1(tt).

      (uu) "PTO" means the United States Patent and Trademark Office.

      (vv) "Registered Intellectual Property" means all United States, international and foreign: (i) Patents; (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications; (iii) registered Copyrights and applications for Copyrights; and (iv) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

      (ww) "Software" means computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), development tools, design tools and user interfaces, in any form or format, however fixed, including Source Code listings and related documentation.

      (xx) "Source Code" means computer software code which may be printed out or displayed in human readable form, including related programmer comments and annotations, help text, data and data structures, instructions, and procedural, object-oriented and other code which may be printed out or displayed in human readable form.

      (yy) "Stock Consideration" means that number of shares of Parent's common stock, rounded to the nearest number of whole shares (with 0.5 being rounded up), equal to the quotient determined by dividing (A) $11,000,000 minus the Adjustment Amount by (B) the opening price of Parent's common stock as quoted on the Nasdaq National Market on the Closing Date; provided, however, that the number of shares of Parent's common stock comprising the Stock Consideration shall be increased above such number or decreased below such number to the extent provided in Section 7.15.

      (zz) "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

      (aaa) "Supplemental Transferred Contracts" means any Eligible Contract of Seller which becomes a Transferred Contract in accordance with Section 7.26, in addition to the Transferred Contracts listed on Schedule 1.1(eee).

      (bbb) "Tangible Assets" means the tangible assets listed on Schedule 1.1(bbb); provided, however, that Tangible Assets shall not include any tangible manifestation of Software that is delivered pursuant to a written agreement or protocol agreed to by Buyer and Seller providing for the remote electronic transmission of such Software, except for documentation and manuals.

      (ccc) "Tax" and "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (ddd) "Third Party Software" means any Software owned by a third party or in the public domain, including open source Software, public source Software, or freeware, or any modification or Derivative Work thereof, and also including any version of any Software licensed pursuant to any GNU general public license or limited general public license, in each case that is used in, incorporated into, or integrated or bundled with the current released version of the Products and any more recent versions thereof (whether or not released or completed) or Transferred Technology.

      (eee) "Transferred Contracts" means those Contracts listed on Schedule 1.1(eee) as of the Existing Agreement Date, and shall also include, from and after the date Eligible Contracts become Supplemental Transferred Contracts in accordance with Section 7.26, any such Supplemental Transferred Contracts.

      (fff) "Transferred Intellectual Property Rights" means (i) all Intellectual Property Rights (other than Trademarks) owned by Seller or any of its Subsidiaries; and (ii) the Transferred Trademarks.

      (ggg) "Transferred Technology" means

          (i) the items listed on Schedule 1.1(ggg); and

          (ii) any other Source Code and other Software, materials and information (including development software, development documentation, compilers, interpreters, system build software, build scripts, test suites, testing tools and documentation, test scripts, bug databases, support tools, revision control systems and environments) that are used by Seller or any of its Subsidiaries to, or that Seller or any of its Subsidiaries has and are reasonably necessary to, build, modify, debug and operate the current release or version of the Products, and any more recent versions thereof (whether or not released or completed), which Seller has the right to deliver and disclose to Buyer without breaching any Contract or infringing any other Person's Intellectual Property Rights;

   provided, however, that Transferred Technology shall not include any tangible manifestation of Software that is delivered pursuant to a written agreement or protocol agreed to by Buyer and Seller providing for the remote electronic transmission of such Software, except for documentation and manuals.

      (hhh) "Transferred Trademarks" means the Product names and other Trademarks, if any, listed on Schedule 1.1(hhh).

   1.2 Construction.

      (a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

      (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Agreement, the words "include" and "including" and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation."

      (d) Except as otherwise indicated, all references in this Agreement to "Articles," "Schedules," "Sections" and "Exhibits" are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

      (e) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

                                   ARTICLE 2

                               PURCHASE AND SALE

   2.1 Purchase and Sale of Assets. On the Closing Date, and subject to the terms and conditions set forth in this Agreement, but subject to Section 2.2, Seller will sell, convey, transfer and assign to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to all of the following assets, free and clear of any and all Liens (collectively, the "Acquired Assets"):

      (a) the Tangible Assets;

      (b) the Transferred Intellectual Property Rights;

      (c) all goodwill of Seller or any of its Subsidiaries appurtenant to the Transferred Trademarks;

      (d) the Transferred Technology (for avoidance of doubt, with respect to portions of the Transferred Technology that are owned by Persons other than Seller or its Subsidiaries, the rights in such portions of the Transferred Technology to be transferred and assigned to Buyer are the rights of Seller and its Subsidiaries under the Effectively Transferred Contracts as described in clause (e) below);

      (e) all rights of Seller or any of its Subsidiaries under the Effectively Transferred Contracts, other than payment obligations under such Transferred Contracts (including accounts receivable) earned by Seller or any of its Subsidiaries as a result of performance by Seller or any of its Subsidiaries prior to the Closing Date; and

      (f) all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the Transferred Intellectual Property Rights and Effectively Transferred Contracts (other than payment obligations under such Transferred Contracts).

   2.2 Excluded Assets. The parties expressly acknowledge and agree that notwithstanding anything to the contrary in this Agreement, the Acquired Assets and Transferred Contracts do not include, and Seller does not have and shall be under no obligation to sell, assign or otherwise transfer to Buyer any of Seller's fixed assets (other than Tangible Assets), cash and cash equivalents or receivables, the Sony Agreement, the Excluded Contracts, or any other assets, claims, causes of action, contracts, licenses or agreements set forth on Schedule 2.2 hereto, or any other assets, claims, causes of action, contracts, licenses or agreements not included within the Acquired Assets and Transferred Contracts as defined herein (collectively, the "Excluded Assets"), which Excluded Assets shall remain for all purposes the properties and assets of Seller.

   2.3 Delivery of Acquired Assets. At the Closing, Seller shall deliver to Buyer all of the Tangible Assets and Transferred Technology. Without limiting the foregoing, all Software included in the Transferred Technology shall, at Buyer's request, be delivered to Buyer by electronic means.

   2.4 Assignments. At the Closing, Seller shall deliver to Buyer, duly executed by Seller, and Seller shall deliver to Buyer, duly executed by Buyer:
(i) an Assignment and Assumption Agreement and Bill of Sale substantially in the form of Exhibit C hereto (the "General Assignment"); (ii) the copyright registrations and assignments required pursuant to Section 2.5, the patent assignments required pursuant to Section 2.6 and the trademark assignments required pursuant to Section 2.7; and (iii) such other instruments of conveyance, assignment and transfer as Buyer may reasonably request in order to vest in Buyer good and valid title in and to the Acquired Assets (the General Assignment and the other instruments referred to in clauses (i), (ii) and (iii) being collectively referred to herein as the "Collateral Agreements").

   2.5 Transfer of Product Software Copyrights. For each Copyright included in the Transferred Intellectual Property Rights for which Seller has filed a copyright registration with the United States Copyright Office, Seller shall deliver to Buyer at Closing an assignment, on a form reasonably acceptable to Buyer, to record the transfer of such copyright to Buyer in the United States Copyright Office. If Seller has not registered the copyright in a Product prior to the Closing Date, Seller shall deliver to Buyer at the Closing an application, on the applicable form, to register such copyright in each Product with the United States Copyright Office.

   2.6 Transfer of Patent Rights. For each of Seller's Patents included in the Transferred Intellectual Property Rights, Seller shall deliver to Buyer at Closing an assignment in form reasonably acceptable to Buyer to evidence the transfer of such Patents to Buyer. Such assignment shall specify Buyer as the owner by assignment of such Patents.

   2.7 Transfer of Trademarks. For each of the Transferred Trademarks, Seller shall deliver to Buyer at Closing an assignment in form reasonably acceptable to Buyer to evidence the transfer of such Trademarks to Buyer. Such assignment shall specify Buyer as the owner by assignment of such Trademarks.

   2.8 Transferred Contracts. At the Closing, Seller shall deliver to Buyer all of the Transferred Contracts to the extent not previously delivered to Buyer.

   2.9 Assumed Liabilities. As of the Closing, Buyer hereby agrees to assume the following, and only the following (collectively, the "Assumed Liabilities"): the obligations of Seller or any of its Subsidiaries under the Transferred Contracts, in each case solely to the extent such obligations arise from and after the Closing Date; provided, however, that notwithstanding the foregoing, Buyer shall be responsible for liabilities that arise solely out of its ownership or operation of the Acquired Assets or its performance of the Transferred Contracts on or subsequent to the Closing Date. As of the Closing, Parent shall be deemed to guarantee the obligations of Buyer under the Assumed Liabilities.

   2.10 Excluded Liabilities. Except for the Assumed Liabilities, Buyer is not assuming any other debt, liability, duty or obligation, whether known or unknown, fixed or contingent, of Seller or any of its Subsidiaries (the "Excluded Liabilities"). Without limiting the foregoing, all liabilities of Seller and its Subsidiaries, including any liabilities for Taxes, arising from or related to: (i) Seller's operations or the operation of any of its Subsidiaries, whenever arising or incurred, including Seller's or any of its Subsidiaries' sale or ownership of the Products and Acquired Assets through the Closing Date; (ii) Seller's or any of its Subsidiaries' termination of any Contracts that are not Transferred Contracts; (iii) the Sony Agreement, (iv) the employment or engagement by Seller of employees, agents, consultants or independent contractors through the Closing Date; or (v) any Benefit Liabilities, shall be Excluded Liabilities and shall remain the responsibility of Seller, unless any such liabilities described in this sentence are otherwise included within the Assumed Liabilities.

                                   ARTICLE 3

                           CLOSING AND CONSIDERATION

   3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Palo Alto, California at 6:30 a.m., local time, two (2) business days following the satisfaction or written waiver of the last of the conditions of Closing as set forth in ARTICLE 8 hereof, or on such other date as the parties may mutually determine (the "Closing Date").

   3.2 Stock Consideration. At the Closing, Parent and Buyer shall cause to be issued to Seller a duly authorized and issued stock certificate representing the Stock Consideration, and following the Closing, to the extent that the Resale Registration Statement is filed with the SEC and the provisions of
Section 7.15 apply, (i) in the case where the number of shares issuable upon the effectiveness of the Resale Registration Statement is increased pursuant to
Section 7.15(b), Parent and Buyer shall cause to be issued to Seller immediately upon the effectiveness of the Resale Registration Statement an additional stock certificate representing the number of any such whole shares of Parent's common stock required to be issued to Seller in accordance with such Section, and (ii) in the case where the number of shares issuable upon the effectiveness of the Resale Registration Statement is decreased pursuant to
Section 7.15(b), Parent and Buyer shall, upon delivery by Seller for cancellation to Buyer of the original stock certificate issued to Seller, cause to be issued to Seller immediately upon the effectiveness of the Resale Registration Statement a replacement stock certificate representing the total number of shares of Parent's common stock representing the Stock Consideration, as adjusted in accordance with such Section. In addition, whether at the Closing (in the event the Form S-4 Registration Statement has been declared effective under the Securities Act prior to the Closing) or upon the effectiveness of the Resale Registration Statement (in the event the Form S-4 Registration Statement has not been declared effective under the Securities Act prior to the Closing), Parent and Buyer shall, at the request of Seller, deliver such other instruments, coordinate with Parent's transfer agent, and use commercially reasonable efforts to do and perform such other acts and things as may be reasonably necessary to enable Seller to immediately sell, transfer or otherwise liquidate the shares of Parent's common stock constituting the Stock Consideration in the public markets.

   3.3 Allocation of Consideration. The parties hereto intend that the purchase be treated as a taxable transaction for federal and state income tax purposes. Prior to the Closing Date, Buyer and Seller shall negotiate in good faith and determine the allocation of the Stock Consideration among the Acquired Assets (the "Allocation"). The Allocation shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

   3.4 Transfer Taxes. Buyer and Seller shall each be responsible for fifty percent (50%) of the aggregate amount of any sales, use, excise or similar Taxes that may be payable in connection with the sale or purchase of the Acquired Assets and the granting of the licenses hereunder, including any sales, use, excise or similar transfer Taxes. The parties hereto shall cooperate with each other and use their reasonable best efforts to minimize the transfer Taxes attributable to the sale of the Acquired Assets, including but not limited to the transfer of all Software by remote electronic transmission.

                                   ARTICLE 4

                               LICENSE TO BUYER

   4.1 License of Licensed Intellectual Property. Effective as of the Closing (and subject to the conditions thereto set forth herein), Seller shall be deemed to have granted to Buyer under all of the Licensed Intellectual Property, a royalty-free, fully-paid, world-wide, perpetual, irrevocable, non-terminable, transferable right and license, with the right to grant and authorize sublicenses, to fully exercise, use and otherwise exploit the Licensed Intellectual Property in any manner and without limitation, including the right and license under Copyrights to copy, create Derivative Works from, distribute, publicly perform and display and transmit Software products and other copyrightable works, and under Patent rights to make, have made, use, sell, offer for sale and import products. To the extent that the foregoing license is broader in any respect (including, without limitation, the rights being licensed, the duration and revocability of the license, the geographic scope of the license, and the transferability of the license) than the license Seller has the right to grant without breaching any Contract, without infringing any other Person's Intellectual Property Rights, and without being required to pay any additional royalty, fee or other amount to any other Person as a result of such license to Buyer, then the foregoing license will be deemed to be limited in all such respects to the license Seller has the right to grant without breaching any Contract, without infringing any other Person's Intellectual Property Rights, and without being required to pay any royalty, fee or other amount to any other Person. If, in order to grant the foregoing license to Buyer with respect to any Licensed Intellectual Property owned by any Person other than Seller or its Subsidiaries, Seller is required to notify any such other Person of the license, obtain the approval or consent of any such other Person, provide a copy of the license agreement to any such other Person, obtain Buyer's written agreement to any particular term or condition (each, a "Pass-Through Term"), or comply with any obligation, condition, or requirement (collectively, "Sublicensing Requirements"), the foregoing license will be effective with respect to such Licensed Intellectual Property only if and when (a) Buyer authorizes Seller in writing to comply with such Sublicensing Requirements, (b) Seller complies with all applicable Sublicensing Requirements, (c) Buyer agrees in writing to be bound by and to comply with all applicable Pass-Through Terms, if any, and (d) Buyer pays any royalty, fee or other amount which is authorized by Buyer and is required to be paid by Seller as the result of such license to Buyer.

   4.2 Bankruptcy. The license granted to Buyer under Section 4.1 is, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license to rights of "Intellectual Property Rights" as defined thereunder.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF SELLER

   Except as disclosed in the disclosure schedule delivered to Parent and Buyer on the Existing Agreement Date (the "Seller Disclosure Schedule"), Seller hereby represents and warrants to Parent and Buyer, as of the Existing Agreement Date (except to the extent such representations and warranties address matters as of a particular date or period, in which case such representations and warranties are made as of such date or period), as follows:

   5.1 Organization of Seller.

      (a) Except as set forth in Section 5.1(a) of the Seller Disclosure Schedule, Seller has no Subsidiaries.

      (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

      (c) Seller is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect.

      (d) Seller has delivered or made available to Buyer a true and correct copy of the certificate of incorporation (including any certificate of designations) and bylaws of Seller and similar governing instruments, each as amended to date (collectively, the "Seller Charter Documents"), and each such instrument is in full force and effect. Seller is not in violation of any of the provisions of Seller Charter Documents.

   5.2 Authority. Seller has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and, except for approval by the stockholders of Seller, no further action is required on the part of Seller, any of its Subsidiaries or any of Seller's stockholders to authorize the Agreement and the Collateral Agreements and the transactions contemplated hereby. A vote of the holders of a majority of the outstanding shares of Seller's common stock is sufficient for Seller's stockholders to approve and adopt this Agreement and approve the transactions contemplated hereby and the Dissolution (as defined in Section 7.16). This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to other equitable remedies.

   5.3 No Conflict. The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Collateral Agreements by Seller and the performance of this Agreement and the Collateral Agreements by Seller will not, (i) conflict with or violate the Seller Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement by Seller's stockholders as contemplated in Section 7.16, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or any of its Subsidiaries or by which any of their properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Seller or any of its Subsidiaries or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Seller or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Seller or any of its Subsidiaries is a party or by which Seller, any of its Subsidiaries or the Acquired Assets are bound or affected, except with respect to clauses (ii) and (iii), for the matters set forth on Section 5.3 of the Seller Disclosure Schedule and for matters the existence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   5.4 SEC Filings; Seller Financial Statements.

      (a) Seller has delivered or made available to Parent (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all forms, reports and documents filed by Seller with the Securities and Exchange Commission ("SEC") since January 1, 2000 (the "Seller SEC Reports"), which are all the forms, reports and documents required to be filed by Seller with the SEC since such date. As of their respective dates, the Seller SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Seller SEC Reports (the "Seller Financials") (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of Seller as at the respective dates thereof and the results of Seller's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Seller contained in the Form 10-Q of Seller filed on August 14, 2001 is hereinafter referred to as the "Seller Balance Sheet."

      (c) Except as disclosed in the Seller Financials, since the date of Seller Balance Sheet Seller has incurred no liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise), except for liabilities incurred (i) since the date of the Seller Balance Sheet in the ordinary course of business consistent with past practices or (ii) pursuant to this Agreement, which liabilities would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   5.5 Transferred Contracts. True and complete copies of all of the Transferred Contracts as of the Existing Agreement Date have been delivered to Buyer. Each such Transferred Contract is in full force and effect. None of Seller, any of its Subsidiaries or, to Seller's knowledge, any other party thereto is in default or breach under the terms of any such Transferred Contract and, to the Seller's knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute any event of default thereunder.

   5.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Seller or any of its Subsidiaries, is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby, except for the filing of the Proxy Statement/Prospectus (as defined in Section 7.15) with the SEC in accordance with the Exchange Act, and the Consents listed on Section 5.6 of the Seller Disclosure Schedule.

   5.7 Support and Service Contracts. Section 5.7 of the Seller Disclosure Schedule sets forth a true and complete list of all Transferred Contracts pursuant to which Seller or any of its Subsidiaries is obligated to provide support, maintenance or other services to third parties following the Existing Agreement Date, together with the amounts of prepaid fees that are associated with the executory support, maintenance and other service obligations under such Transferred Contracts and the portion of such fees attributable to obligations to be performed subsequent to the Existing Agreement Date (each, a "Prepaid Service Payment"). Each Prepaid Service Payment is as reflected in the Books and Records.

   5.8 No Liquidation, Insolvency, Winding-Up

      (a) Except as contemplated by this Agreement, no order has been made or petition presented, or resolution passed by the board of directors or stockholders of Seller for the dissolution or winding-up of Seller and there is not outstanding:

          (i) any petition or order for the winding-up of Seller;

          (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller;

          (iii) any petition or order for administration of Seller;

          (iv) any voluntary arrangement between Seller and any of its creditors;

          (v) any assignment for the benefit of Seller's creditors or similar creditor arrangement or remedy;

          (vi) any voluntary petition, involuntary petition or order for relief with respect to the Seller under the Bankruptcy Code, 11 U.S.C. section 101, et. seq.;

          (vii) any distress or execution or other process levied in respect of Seller which remains undischarged; and

          (viii) any unfulfilled or unsatisfied judgment or court order against Seller.

      (b) Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, "insolvent" means either of the following:

          (i) at fair valuations, the sum of Seller's debts and other liabilities, including, without limitation, contingent liabilities, is greater than all of Seller's assets, provided that (A) such assets are not to include any rights of Seller or any successor to Seller under any fraudulent transfer, preference or similar theories to recover Seller's property that was transferred, concealed or removed, and (B) the valuation of such assets is to assume that the Closing occurs, but otherwise is to be based on liquidation values of any assets not being sold to Buyer under this Agreement (assuming a liquidation within 120 days following the Closing), and

          (ii) Seller is not generally paying its debts as they come due (within the meaning of Section 3439 of the California Civil Code).

      (c) Upon occurrence of the transfers of property from Seller to Buyer under this Agreement, Seller will have adequate capital for any business or transaction in which Seller is or will be engaged.

      (d) Seller has not incurred, does not intend to incur, and does not reasonably believe it will incur debts beyond its ability to pay as such debts mature or become due.

      (e) Seller intends to and will wind-up its business operations in accordance with applicable law as soon as reasonably practicable after the Closing consistent with this Agreement and in a manner providing for full payment to or adequate provision for all creditors. The parties agree that notwithstanding anything to the contrary herein, the Dissolution (as defined herein) shall not mandate that Seller effect the dissolution of its corporate entity in accordance with Delaware law except to the extent that the failure to do so would have a Material Adverse Effect or would materially adversely impact Parent or Buyer.

   5.9 Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller or any of its Subsidiaries is a party which has or could reasonably have the effect of prohibiting the transactions contemplated by this Agreement, or which could reasonably have a Material Adverse Effect.

   5.10 Title to Properties; Absence of Liens and Encumbrances.

      (a) Seller does not own any real property.

      (b) Seller has good and valid title to or, in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets, free and clear of any Liens.

      (c) None of the Subsidiaries of Seller has, or will as of the Closing Date have, any right, title or interest in, or to any of the Acquired Assets or any of the Transferred Contracts.

   5.11 Intellectual Property.

      (a) Section 5.11(a) of the Seller Disclosure Schedule lists all Registered Intellectual Property Rights included among the Transferred Intellectual Property Rights. All such Registered Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), are valid (except with respect to pending applications for any patents, trademarks, or other forms of intellectual property, as to which no representation or warranty concerning validity is made) and subsisting, and are not subject to any unpaid maintenance fees or taxes or actions. All such Registered Intellectual Property Rights have been assigned to Seller and such assignments have been properly recorded prior to the Closing. There are no pending proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any such Registered Intellectual Property Rights.

      (b) Each item of Transferred Intellectual Property Rights embodied in or relating to the Transferred Technology is free and clear of any Liens.

      (c) To the extent that any Transferred Intellectual Property Rights embodied in or relating to the Transferred Technology were originally owned or created by or for any third party, including any contractor or employee of Seller and any predecessor of Seller: (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Transferred Intellectual Property Rights by valid assignment or otherwise; and (ii) the assignment by Seller to Buyer hereunder of such Transferred Intellectual Property Rights will not violate such third party agreements.

      (d) Seller has not transferred ownership of, or granted any license of or right to use that is in effect as of the Existing Agreement Date, or authorized the retention of any rights to use, any Transferred Intellectual Property Right embodied in or relating to the Transferred Technology to any other Person, except for non-exclusive Object Code end-user licenses, and non-exclusive end-user licenses to immaterial portions of the Source Code, granted to customers in the ordinary course of business.

      (e) The Transferred Technology delivered to Buyer under this Agreement includes all Source Code, tools, and other Software used by Seller to, or necessary to, build, modify, debug and operate the current versions or releases of the Products in substantially the same manner as Seller did so prior to the Existing Agreement Date, except for those items licensed to Seller under the Excluded Contracts and the Non-Transferred Licenses which Seller is prohibited from providing to Buyer under the Excluded Contracts or the Non-Transferred Licenses. The Acquired Assets and the Licensed Intellectual Property, along with the Intellectual Property Rights licensed under the Excluded Contracts or the Non-Transferred Licenses, are sufficient to make, use, sell, license, distribute and market the current version or release of the Products in substantially the same manner as Seller did so prior to the Existing Agreement Date without infringing or misappropriating any other Person's Intellectual Property Rights. Seller has the right to deliver all Software and other materials and information delivered to Buyer under this Agreement without infringing or misappropriating any other Person's Intellectual Property Rights.

      (f) Seller hereby represents and warrants to Parent and Buyer, only as of the Closing Date, that Section 5.11(f) of the Seller Disclosure Schedule to be delivered pursuant to Section 7.2(h) will list all Third Party Software in the Transferred Technology.

      (g) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred Technology.

      (h) To the knowledge of Seller, the making, using, selling, licensing and distribution of the current version or release of the Products by Seller does not (i) infringe or misappropriate the Intellectual Property Rights of any Person, or (ii) constitute unfair competition or trade practices under the laws of any jurisdiction. Seller has not received written notice from any Person claiming that the making, using, selling, licensing or distribution of the current versions or releases of the Products infringes or misappropriates the

   Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

      (i) There are no Contracts between Seller and any other Person with respect to the Acquired Assets, including the Transferred Intellectual Property Rights, under which there is any pending dispute or (to Seller's knowledge) threatened dispute regarding the scope of such Contract or performance under such Contract.

      (j) To the knowledge of Seller, no Person is infringing or misappropriating the Transferred Intellectual Property Rights embodied in or relating to the Transferred Technology.

      (k) Seller has taken all reasonable steps that are required to protect its rights in the Trade Secrets associated with or related to the Transferred Technology, and Seller has taken reasonable steps to prevent misappropriation of any Trade Secrets of any third party.

      (l) Except as set forth in Section 5.11(l) of the Disclosure Schedule, no third party possesses any copy of any Source Code for the Kernel for any Product. In addition, no third party possesses any copy of any other Source Code for any Product, other than portions of the Source Code the use of which by any other Person would not have a Material Adverse Effect.

      (m) There is no Third Party Software incorporated in the Kernel for the current version of any Product.

      (n) Seller has and enforces a policy requiring each employee and consultant of Seller to execute a proprietary rights and confidentiality agreement substantially in a form that Seller has delivered to Buyer, and all current and former employees and consultants of Seller or any of its Subsidiaries who have created or modified in any material respect any of the Transferred Technology have executed such an agreement, except where the failure to have obtained such an agreement would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (o) No Transferred Intellectual Property Rights embodied in or relating to the Transferred Technology are subject to any proceeding or outstanding decree, order, judgment, or stipulation that restricts the use, transfer or licensing thereof or may affect the validity, use, or enforceability thereof.

      (p) To the extent that Seller has distributed or licensed any Product to an end user pursuant to any form of encryption key, no third party has had access to any such keys enabling disclosure of such keys to a third party.

   5.12 Litigation. There is no action, suit, claim, proceeding or investigation of any nature pending or (to the knowledge of Seller) threatened relating to the Products, the Acquired Assets or the Designated Employees as of the Existing Agreement Date. To the knowledge of Seller, there is no investigation or other proceeding pending or threatened relating to the Acquired Assets or the Designated Employees by or before any Governmental Entity as of the Existing Agreement Date. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Seller or any of its Subsidiaries under any foreign, federal, state or local law that would reasonably have a Material Adverse Effect.

   5.13 Brokers' or Finders' Fees. Except as set forth in Section 5.13 of the Seller Disclosure Schedule, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   5.14 Tax Matters

      (a) Tax Returns and Audits.

          (i) To the extent failure to do so could reasonably have a Material Adverse Effect or would materially adversely impact Parent or Buyer, Seller and each of its Subsidiaries has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Seller, its Subsidiaries or the operations of Seller and its Subsidiaries and such Returns are true and correct and have been completed, in all material respects, in accordance with applicable law.

          (ii) To the extent failure to do so could reasonably have a Material Adverse Effect or would materially adversely impact Parent or Buyer, Seller and each of its Subsidiaries (A) has paid all Taxes shown to be due on such returns and (B) has withheld with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

          (iii) To the extent failure to do so could reasonably have a Material Adverse Effect or would materially adversely impact Parent or Buyer, neither Seller nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of Seller or any of its Subsidiaries is presently in progress, nor has Seller or any of its Subsidiaries been notified in writing of any request for such an audit or other examination pursuant to which an assessment could reasonably have a Material Adverse Effect or would materially adversely impact Parent or Buyer.

          (v) Seller is not aware of, and knows no factual basis for the assertion of any material claim for Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement and the Collateral Agreements.

   5.15 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Seller in respect of the Acquired Assets except as granted to Buyer hereunder.

   5.16 Compliance with Laws. Seller and each of its Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the sale and distribution of the Products, or otherwise with respect to the Acquired Assets, except for any non-compliance or violations the existence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   5.17 Product Warranties. Except for any of the following the existence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Product manufactured, sold, leased, licensed or delivered by Seller has been done so in conformity with all applicable contractual commitments and all express and implied warranties, and
(ii) Seller has no liability for replacement or repair thereof or other damages in connection therewith.

   5.18 Employee Matters.

      (a) Pension Plan. Seller has never maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (b) Scheduled Employees. Concurrent with the execution of the Existing Agreement, Seller delivered to Buyer a written statement that contains the names of individuals (including dependents) (i) currently receiving COBRA continuation coverage under any heath plan of Seller, (ii) terminated within 115 days prior to the Existing Agreement Date, (iii) employed by Seller as of the date immediately preceding the Existing Agreement Date and who will be terminated in connection with the acquisition, and (iv) who are Designated Employees.

      (c) Multiemployer and Multiple Employer Plans. At no time has Seller contributed to or been obligated to contribute to any Multiemployer Plan. Seller has never maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in
   Section 413 of the Code.

      (d) No Post-Employment Obligations. Except as set forth in Section 5.18(d) of the Seller Disclosure Schedule, no Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute.

      (e) Effect of Transaction.

          (i) Except as set forth on Section 5.18(e) of the Seller Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or Employment Agreement that will or would reasonably result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

      (f) Health Care Compliance. Neither Seller nor any ERISA Affiliate is in violation, in any material respect, of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

      (g) Employment Matters. Seller: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
   (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
   (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

      (h) Labor. No work stoppage or labor strike against Seller is pending or, to the knowledge of Seller, threatened involving any of the Designated Employees. Seller does not know of any activities or proceedings of any labor union to organize any of the Designated Employees. Except as set forth in Section 5.18(h) of the Seller Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, threatened relating to any labor, safety or discrimination matters involving any Designated Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Seller. Except as set forth in Section 5.18(h) of the Seller Disclosure Schedule, Seller is not a party to, or bound by, any collective bargaining agreement or union contract with respect to any of the Designated Employees and no collective bargaining agreement is currently being negotiated by Seller.

   5.19 International Employee Plan. Seller does not now, nor has it in the last two years had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

   5.20 Business Changes. From June 30, 2001 through the Existing Agreement Date, except as otherwise contemplated by this Agreement, or as set forth in
Section 5.20 of the Seller Disclosure Schedule:

      (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, operations, obligations or liabilities of Seller which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect.

      (b) Seller has not mortgaged, pledged, or otherwise encumbered any of the Acquired Assets.

      (c) Seller has not sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Acquired Assets except for non-exclusive licenses entered into in the ordinary course of business.

      (d) There has been no destruction of, damage to or loss of any of the Acquired Assets.

      (e) There has been no notice of any claim or potential claim of ownership by any Person other than Seller or its Subsidiaries of the Transferred Technology, the Transferred Intellectual Property Rights, the Licensed Intellectual Property Rights, or the Licensed Technology or of infringement by Buyer or its Subsidiaries of any other Person's Intellectual Property Rights.

      (f) There has been no dispute, proceeding, litigation, arbitration or mediation pending or (to the knowledge of Seller) threatened against Seller or any of its Subsidiaries related to the Acquired Assets.

      (g) There has been no event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect.

      (h) There has been no agreement by Seller or any of its Subsidiaries or any employees, agents or affiliates of Seller or its Subsidiaries to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Parent and Buyer and their representatives regarding the transactions contemplated by this Agreement).

                                   ARTICLE 6

              REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

   Except as disclosed in the Disclosure Schedule delivered to Seller on the Existing Agreement Date (the "Parent Disclosure Schedule"), Parent and Buyer hereby jointly and severally represent and warrant to Seller, as of the Existing Agreement Date (except to the extent such representations and warranties address matters as of a particular date or period, in which case such representations and warranties are made as of such date or period), as follows:

   6.1 Organization, Good Standing and Qualification. Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer is a wholly owned Subsidiary of El Camino Acquisition Corporation, which is in turn a wholly owned Subsidiary of Parent.

   6.2 Authority. Each of Parent and Buyer has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement and the Collateral Agreements have been duly executed and delivered by Parent and Buyer and constitute the valid and binding obligations of Parent and Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the rules of law governing specific performance, injunctive relief or other equitable remedies.

   6.3 No Conflict. Neither the execution and delivery of this Agreement and the Collateral Agreements, nor the consummation of the transactions contemplated hereby and thereby, will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) (i) any provision of the certificate of incorporation, as amended, and bylaws, as amended, of Parent or Buyer, (ii) any Contract to which Parent or Buyer or any of their respective properties or assets are subject and which has been filed as an exhibit to Parent's filings under the Securities Act or the Exchange Act, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Buyer or their respective properties or assets, except in each case where such conflict, violation or default will not have a material adverse effect on Parent or Buyer or will not affect the legality, validity or enforceability of this Agreement or the Collateral Agreements.

   6.4 SEC Filings. Parent has delivered or made available to Seller (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all forms, reports and documents filed by Parent with the SEC since March 2, 2000 (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

   6.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on Parent or Buyer.

   6.6 Brokers' and Finders' Fees. Neither Parent nor Buyer has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 7

                           COVENANTS AND AGREEMENTS

   7.1 Access. During the period commencing on the Existing Agreement Date and continuing through the earlier of the Closing Date or the termination of this Agreement, Seller, upon reasonable prior notice from Parent or Buyer to Seller, and subject to the Confidentiality Agreement, will (a) afford to Buyer and its representatives, at reasonable times during normal business hours, reasonable access to the appropriate members of Seller's personnel, Seller's professional advisors, and Seller's properties, and (b) furnish Buyer and its representatives with reasonable access to or copies of Transferred Contracts, relevant Books and Records, and other existing documents and data related to the Acquired Assets as Buyer may reasonably request (including to enable Buyer to assess Seller's compliance with its obligations under this Agreement). Except as otherwise provided herein, no information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

   7.2 Pre-Closing Activities of Seller. Between the Existing Agreement Date and the earlier of the Closing Date or the termination of this Agreement, unless otherwise agreed in writing by Parent or Buyer, Seller will:

      (a) conduct its business (as it relates to the Acquired Assets) in a commercially reasonable manner;

      (b) pay its debts and Taxes when due, where failure to pay when due would be reasonably likely to have a Material Adverse Effect;

      (c) pay or perform other obligations related to the Acquired Assets, where failure to pay or perform would be reasonably likely to have a Material Adverse Effect;

      (d) use commercially reasonable, good faith efforts to maintain its relations and goodwill with suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents and others having business relationships with Seller relating to the Acquired Assets to the extent Seller knows or has reason to believe that Buyer intends to have business relations with such parties with respect to the Acquired Assets following the Closing;

      (e) keep Buyer reasonably informed concerning material business or operational matters relating to the Acquired Assets;

      (f) use commercially reasonable, good faith efforts to maintain the Acquired Assets in their current condition, ordinary wear and tear excepted;

      (g) use commercially reasonable efforts to identify and notify Buyer of material Sublicensing Requirements and, upon receipt of Buyer's written authorization to do so, comply with the Sublicensing Requirements for the Licensed Intellectual Property specified in Buyer's authorization to the extent provided in Section 4.1; provided, however, that, with respect to those Sublicensing Restrictions that require the consent, approval or other action of any third party, Seller shall only be required to use commercially reasonable efforts to comply with such Sublicensing Restrictions; and

      (h) complete and deliver to Buyer and Parent Section 5.11(f) of the Seller Disclosure Schedule on or before the Closing Date.

   7.3 Conduct Prior to Closing. Except as otherwise expressly permitted by this Agreement, between the Existing Agreement Date and the earlier of (i) the Closing Date and (ii) the termination of this Agreement, Seller will not take any action as a result of which any of the changes or events described in
Section 5.20 of this Agreement would likely or foreseeably occur. In addition, between the Existing Agreement Date and the earlier of (i) the Closing Date and
(ii) the termination of this Agreement, Seller will not, without the prior written consent of Parent or Buyer, which consent shall not be unreasonably withheld:

      (a) take any action to materially impair, encumber, or create a Lien against the Acquired Assets;

      (b) except to comply with existing contractual obligations or commitments or with respect to non-exclusive licenses entered into in the ordinary course of business consistent with past practice, buy, or enter into any inbound license agreement with respect to, Third Party Technology or the Intellectual Property Rights of any third party to be incorporated in or used in connection with the Products or sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the Acquired Assets with any third party;

      (c) except to comply with existing contractual obligations or commitments or with respect to non-exclusive licenses entered into in the ordinary course of business consistent with past practice, enter into any Contract relating to (i) the sale or distribution of any Product, (ii) any of the Acquired Assets, or (iii) any Licensed Intellectual Property (subject to
   Section 7.2(g) above);

      (d) change pricing or royalties charged to customers or licensees of the Acquired Assets;

      (e) enter into any strategic arrangement or relationship, development or joint marketing arrangement or agreement relating to the Acquired Assets;

      (f) fire, or give notice of termination to, any Designated Employee, except as permitted under the terms of that certain Funding Agreement between Buyer and Seller of even date herewith (the "Funding Agreement");

      (g) amend or modify, except to the extent required by the terms thereof, or violate the terms of, any of the Transferred Contracts;

      (h) adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case where such action would reasonably have a Material Adverse Effect; and

      (i) agree in writing or otherwise to take any of the actions described in Sections 7.3(a) through (h) above.

   7.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Nondisclosure Agreement between Parent and Seller dated June 22, 2000, as amended by Amendment Number 1 to such agreement dated June 21, 2001.

   7.5 Use of Confidential Information. Notwithstanding anything to the contrary contained herein or in any other agreement of Seller, including any agreement between Seller and any employee of Seller, after the Closing, Buyer shall have the unrestricted, sublicensable and transferable right, and Seller hereby consents to such rights of Buyer, to use, disclose and exploit in any manner and without restriction any and all confidential information embodied in any of the Acquired Assets. To the extent that any Designated Employee may be bound by any agreement or policy of Seller or any of its Subsidiaries that would in any way limit or restrict the rights of Buyer to such confidential information hereunder, Seller shall not assert, enforce or otherwise exercise its rights under such agreement or policy against any Designated Employee or Buyer.

   7.6 Seller Intellectual Property Covenants. After the Closing, Seller shall not: (i) transfer or license any Intellectual Property Rights to any third party; (ii) use, exercise or otherwise exploit any Transferred Technology; or
(iii) disclose any Trade Secrets related to the Transferred Intellectual Property Rights to any third party. Prior to the Closing, at Seller's request Seller and Parent shall enter into an escrow agreement with a third party escrow agent (the "Escrow Agreement") which shall provide that: (1) Seller shall deposit, with such escrow agent, prior to the Closing, a copy of the Source Code for the Products (including prior versions thereof) and related materials or information (the "Escrowed Materials") which Seller reasonably expects could be necessary for the prosecution or defense of claims or causes of action by or against Seller for violations of (or that otherwise arise under) the antitrust laws of any jurisdiction, and (2) Seller shall have the right to obtain from such escrow agent a copy of the Escrowed Materials that are reasonably necessary for the prosecution or defense of any such antitrust claim or cause of action by or against Seller, provided that Seller first obtains certain protective orders or other reasonable confidentiality protections as set forth in the Escrow Agreement, and provided further that Seller shall have the right to use such materials only in connection with such specific claim or cause of action, and shall return to the escrow agent or destroy such materials upon the final resolution (including through any appeals) of such claim or cause of action. Except with respect to Escrowed Materials released to Seller as described above, after the Closing, upon written notice from Buyer, Seller shall destroy all copies of Source Code in Seller's possession or control relating to the current version and all prior versions of the Product and all copies in Seller's possession or control of specifications, documentation, and other materials and information relating thereto.

   7.7 Covenant Not to Compete or Solicit.

      (a) Subject to the Closing, and without limiting Seller's ability to prosecute antitrust claims against third parties, beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date (the "Non-Competition Period"), Seller shall not directly or indirectly (other than on behalf of Buyer), without the prior written consent of Parent or Buyer, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term "Competitive Business Activity" shall mean: (i) engaging in, managing or directing persons engaged in any business in competition with Parent's Platform Business; (ii) acquiring or having an ownership interest in any entity which derives revenues from any business in competition with Parent's Platform Business (except for ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act, or Section12 of the Exchange Act); or (iii) participating in the operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) of this sentence. For all purposes hereof, the term "Restricted Territory" shall mean each and every country, province, state, city or other political subdivision of the world including those in which Parent is currently engaged in business or otherwise distributes, licenses or sells products.

      (b) Subject to the Closing, and beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, Seller shall not solicit, encourage or take any other action which is intended to induce or encourage or could reasonably be expected to have the effect of inducing or encouraging, any employee of Parent or any Subsidiary of Parent or any Continuing Employee to terminate his or her employment with Parent or any Subsidiary of Parent; provided, however, that any general solicitation of employees not specifically targeted to employees of Parent or any Subsidiary of Parent or any Continuing Employee shall not be deemed a violation of this Section 7.7(b).

      (c) The covenants contained in Section 7.7(a) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 7.7(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7.7(a) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

      (d) Seller acknowledges (without in any way representing to Parent or Buyer any of the following) that (i) the value of the Acquired Assets is an integral component of the value to Buyer of the transactions contemplated by this Agreement and is reflected in the value of the Stock Consideration to be received by Seller, and (ii) Seller's agreement as set forth in Sections 7.7(a) and 7.7(b) is necessary to preserve the value of the Acquired Assets for Buyer following the Closing. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in Section 7.7(a) are reasonable because, among other things, (A) Seller has had unique access to the Trade Secrets and know-how relating to the Acquired Assets, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) relating to the Acquired Assets, and (B) Seller is receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement.

      (e) The parties agree that in the event of a breach or threatened breach by Seller of any of the covenants set forth in Sections 7.7(a) and 7.7(b), monetary damages alone would be inadequate to fully protect Buyer from, and compensate Buyer for, the harm caused by such breach or threatened breach. Accordingly, Seller agrees that if it breaches or threatens breach of any provision of Sections 7.7(a) and 7.7(b), Buyer shall be entitled to, in addition to any other right or remedy otherwise available, the right to seek injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of Sections 7.7(a) and 7.7(b), and Buyer shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

   7.8 No Solicitation.

      (a) From and after the Existing Agreement Date until the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to ARTICLE 10, neither Seller nor any of its Subsidiaries will, nor will they authorize or permit any of their officers, directors or affiliates to, nor will they authorize or knowingly permit any of their employees or any investment banker, attorney or other advisor or representative retained by them to, directly or indirectly, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate or that could reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal other than in compliance with Section 7.16(c), or (iv) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that nothing contained in this Section 7.8 shall prohibit the Board of Directors of Seller from (i) in response to a bona fide written Acquisition Proposal for a Qualifying Acquisition Transaction not solicited by Seller in violation of this Section 7.8(a) that the Board of Directors of Seller has in good faith concluded (based on, among other things, the advice of a financial advisor of nationally recognized reputation), is reasonably likely to lead to a Superior Offer, furnishing nonpublic information to the party making such Acquisition Proposal, and submitting to the party making such Acquisition Proposal written questions, the sole purpose of which is to elicit clarifications as to the material terms of such Acquisition Proposal so as to enable the Board of Directors of Seller to make a determination whether to construe such Acquisition Proposal as a Superior Offer, to the extent that (A) the Board of Directors of Seller concludes in good faith, after consultation with its outside counsel, that its fiduciary obligations under applicable law require it to do so, (B) (x) concurrently with furnishing any such nonpublic information to, or written questions to such party, Seller gives Buyer written notice of Seller's intention to furnish nonpublic information, or written questions to such party and (y) Seller receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party on behalf of Seller, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (C) contemporaneously with furnishing any such nonpublic information to such party, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer) and (ii) in response to a bona fide written Acquisition Proposal not solicited by Seller in violation of this Section 7.8(a) that constitutes a Superior Offer, engaging in negotiations with the party making such Acquisition Proposal to the extent that (A) the Board of Directors of Seller concludes in good faith, after consultation with its outside counsel, that its fiduciary obligations under applicable law require it to do so, (B) (x) concurrently with entering into negotiations with such party, Seller gives Buyer written notice of Seller's intention to enter into negotiations with such party and (y) Seller receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party on behalf of Seller, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement. Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Seller shall be deemed to be a breach of this
   Section 7.8 by Seller.

      (b) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent or Buyer) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (i) any purchase from Seller or acquisition by any person or "group" (as defined under Section13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Seller or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Seller or any merger, consolidation, business combination or similar transaction involving Seller; or (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than non-exclusive licenses in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Seller or of any of the Acquired Assets, except for an immaterial (individually or in the aggregate) portion of such Acquired Assets. In addition, for the purposes of this Agreement "Qualifying Acquisition Transaction" shall mean any Acquisition Transaction pursuant to which (i) the stockholders of Seller immediately preceding such Acquisition Transaction would immediately following such Acquisition Transaction hold less than fifty percent (50%) of the aggregate equity interests in the Seller (or if the Seller does not survive such Acquisition Transaction, in the surviving or resulting entity); or (ii) Seller would sell all or substantially all of its assets.

      (c) In addition to the obligations of Seller set forth in paragraph (a) of this Section 7.8, Seller as promptly as practicable after learning of any of the following matters shall advise Buyer in writing of any Acquisition Proposal or any request for non-public information or inquiry which Seller reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction the material terms and conditions of such, Acquisition Proposal, or request inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Seller will keep Buyer informed as promptly as practicable after learning of any of the following matters in all material respects of the status and details (including material amendments or proposed material amendments) of any such request, Acquisition Proposal or inquiry.

   7.9 Notification of Certain Matters.

      (a) Seller shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at the Closing, and (ii) any failure of Seller to comply with or satisfy in any material respect any covenant or agreement required to be complied with or satisfied by it hereunder, in either case such that the conditions set forth in
   Section 8.2(a) might reasonably not be satisfied by the End Date; provided, however, that the delivery of any notice pursuant to this Section 7.9(a) shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Seller pursuant to this Section 7.9(a), however, shall be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant by Seller hereunder.

      (b) Parent or Buyer shall give prompt notice to Seller of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Parent or Buyer contained in this Agreement to be untrue or inaccurate in any material respect at the Closing, and (ii) any failure of Parent or Buyer to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder, in either case such that the conditions set forth in Section 8.3(a) might reasonably not be satisfied by the End Date; provided, however, that the delivery of any notice pursuant to this Section 7.9(b) shall not (a) limit or otherwise affect any remedies available to Seller, or (b) constitute an acknowledgment or admission by Parent or Buyer of a breach of this Agreement. No disclosure by Parent or Buyer pursuant to this Section 7.9(b), however, shall be deemed to amend or supplement the Buyer Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant by Parent or Buyer hereunder.

   7.10 New Employment Arrangements. Parent has offered each person who is a Designated Employee "at-will" employment with Parent, to be effective as of the Closing Date, subject to proof evidencing a legal right to work in his or her country of current employment. Such "at-will" employment arrangements have been set forth in offer letters based on Parent's standard form delivered to the Designated Employees prior to the Existing Agreement Date (each, an "Offer Letter"), copies of which have been provided to Seller. At least seven of the Key Employees executed an Offer Letter prior to or concurrent with the execution of the Existing Agreement, which Offer Letters shall be effective as of the Closing Date. Each employee of Seller who becomes an employee of Parent after the Closing Date shall be referred to hereafter as a "Continuing Employee." Continuing Employees shall be eligible to receive benefits consistent with Parent's standard human resources policies. In furtherance of the foregoing, at the Closing Seller shall terminate all employment agreements and other arrangements with any Continuing Employees who have accepted employment with Parent, and waive any non-competition agreements and any duty of confidentiality owed to Seller by any such Continuing Employee, effective as of the Closing Date.

   7.11 Public Disclosure. Except as may be required by law or any listing agreement with a national securities exchange, no party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld. Immediately following the execution of the Existing Agreement, each of Parent and Seller issued a press release announcing the execution of the Existing Agreement and the transactions contemplated thereby, and each of Parent and Seller shall be entitled, in its discretion, to file a current report with the SEC disclosing the foregoing matters.

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

   7.12 Consents. Seller shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Transferred Contracts or under any contractual restrictions relating to the Tangible Assets that are necessary to permit the transfer of such Transferred Contracts or Tangible Assets to Buyer as may be required in connection with this Agreement, as well as any consents that may be necessary to permit the transfer to Buyer of any Supplemental Transferred Contracts. Buyer shall reasonably cooperate in Seller's efforts to obtain such consents, waivers and approvals.

   7.13 COBRA Continuation Coverage. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the "Selling Group") will continue to offer a group health plan to employees of Seller after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the "M&A Qualified Beneficiaries"). Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Purchaser to offer continuation coverage to such M&A Qualified Beneficiaries.

   7.14 Prepaid Service Payment Update. Seller shall prepare and deliver, at least three(3) business days prior to the Closing Date, an updated Section 5.7 of the Seller Disclosure Schedule estimated as of the Closing Date (the "Prepaid Service Payment Update"), including an update to each Prepaid Service Payment contained thereon, that has been prepared on a basis consistent with
Section 5.7 of the Seller Disclosure Schedule delivered on the Existing Agreement Date.

   7.15 Registration Statement.

      (a) As promptly as practicable after the execution of this Agreement, Seller will prepare a proxy statement with respect to the transactions contemplated by this Agreement (the "Proxy Statement/Prospectus") and Parent shall prepare and file with the SEC a registration statement on Form S-4 with respect to the registration of the Stock Consideration (the "Form S-4 Registration Statement"), in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and Seller will use all reasonable efforts to (i) cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, (ii) respond promptly to any comments of the SEC, and (iii) have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. As promptly as practicable after the effective date of the Form S-4 Registration Statement, Seller shall cause the Proxy Statement/Prospectus to be mailed to the stockholders of Seller. Each of the Parent and Seller will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement or the Proxy Statement/Prospectus or for additional information. Each of the Parent and Seller will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement or the Proxy Statement/Prospectus. Each party will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.15 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, each of Parent and Seller will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, or mailing to stockholders of Seller, such amendment or supplement. No amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus shall be made without the approval of Parent and

   Seller, which approval shall not be unreasonably withheld or delayed. In the event that, at any time prior to the effectiveness of the Form S-4 Registration Statement under the Securities Act, the SEC shall take the position that Form S-4 is not available or is otherwise inappropriate with respect to the registration of the Stock Consideration, (i) Parent shall issue the Stock Consideration hereunder pursuant to the Resale Registration Statement as provided in Section 7.15(b), (ii) the parties shall comply with
   Section 7.15(b) and (iii) Parent shall use commercially reasonable efforts to seek a waiver from Foothill Capital Corporation to enable Parent to make the Cash Loan in accordance with Section 7.15(c)(the "Waiver").

      (b) In the event that, at any time prior to the effectiveness of the Form S-4 Registration Statement under the Securities Act, the SEC shall take the position that Form S-4 is not available or is otherwise inappropriate with respect to the registration of the Stock Consideration, Parent shall, at Parent's own expense, file with the SEC promptly (and in any event not more than two business days) following the Closing, a resale registration statement on Form S-3 (the "Resale Registration Statement") under the Securities Act to provide for the resale by Seller of such number of shares of Parent's common stock as may be required to be issued to Seller in accordance with the last sentence of this clause (b), and will use commercially reasonable efforts to cause such Resale Registration Statement to become effective as promptly as reasonably practicable thereafter; provided, however, that Parent will not be required to cause such Resale Registration Statement to become effective until at least one (1) Business Day after Parent publicly discloses operating results from its most recently ended fiscal quarter. Parent will use its reasonable best efforts to keep such Resale Registration Statement effective for a period of thirty (30) days after such Resale Registration Statement becomes effective; provided, however, that at any time after fifteen (15) days after the SEC shall have declared the Resale Registration Statement effective, Parent may suspend the use of the Resale Registration Statement beginning on the fifteenth (15th) day of the last month prior to the end of each fiscal quarter of Parent and ending one (1) business day after Parent publicly discloses operating results from such fiscal quarter, in keeping with the black-out periods in Parent's standard stock trading policy, and during any other black-out period designated by Parent under Parent's standard stock trading policy; provided, however, that in no event shall Parent suspend the effectiveness of the Resale Registration Statement for more than 60 consecutive days. Seller shall, on or prior to the Closing Date, complete a selling stockholder questionnaire containing customary investment representations in such form as may be reasonably provided by Parent not later than the tenth
   (10th) day prior to the Closing Date. In the event that Seller shall have failed to furnish such completed questionnaire to Parent on or prior to the Closing Date, Parent will be entitled, in its reasonable discretion, to (i) defer the filing of the Resale Registration Statement until the earlier to occur of the tenth (10th) day after Seller will have furnished such information or the thirtieth (30th) day after such Resale Registration Statement is otherwise required to filed pursuant to this Section 7.15(b). In the event that Parent shall file the Resale Registration Statement, and Seller shall not have otherwise disposed of the Stock Consideration prior to the effectiveness of the Resale Registration Statement, the Stock Consideration shall be increased or decreased so that Seller shall receive that number of shares of Parent's common stock, rounded up or down to the nearest number of whole shares (with 0.5 being rounded up) equal to the quotient determined by dividing (A) $11,000,000 minus the Adjustment Amount, by (B) the opening price of Parent's common stock as quoted on the Nasdaq National Market on the first trading day following the declaration of effectiveness of the Resale Registration Statement.

      (c) Provided that Parent obtains the Waiver, (i) if the Resale Registration Statement is not declared effective by the SEC on or prior to the 15th day after the Closing Date, Parent shall immediately make a loan to Seller of $5,500,000 in cash, and (ii) if the Resale Registration Statement is not declared effective by the SEC on or prior to the 30th day after the Closing Date, Parent shall immediately make a second loan to Seller of $5,500,000 in cash (collectively, the "Cash Loans"). The Cash Loans shall not bear any interest. Repayment of each Cash Loan shall be secured by a pledge of the Stock Consideration, and Seller and Parent agree to enter into a promissory note and security agreement containing customary and reasonable terms and conditions relating to such Cash Loan. The Cash Advances shall be repayable at any time by Seller, without interest or penalty. In the event that Buyer makes the Cash Loan, Seller shall be obligated to sell the Stock Consideration promptly (but, in any event, within two business days) following the effectiveness of the Resale Registration Statement and simultaneously repay the Cash Loan with the proceeds of such sale.

      (d) In the event that the SEC shall take the position, at any time prior to the effectiveness of the Form S-4 Registration Statement under the Securities Act, that Form S-4 is not available or is otherwise inappropriate with respect to the registration of the Stock Consideration and the Form S-4 Registration Statement shall not have been declared effective under the Securities Act by the Closing, the Stock Consideration issued to Seller at Closing shall constitute "restricted securities" within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in reliance upon the exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act afforded by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and pending the effectiveness of the Registration Statement, will be subject to the following legend to identify such privately placed shares as being "restricted securities" under the Securities Act, to comply with foreign, provincial, state and federal securities laws and to notice the restrictions on transfer of such shares:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, OR (B) A VALID EXEMPTION THEREFROM AND THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT."

   7.16 Meeting of Seller's Stockholders

      (a) Seller will take all action necessary in accordance with Delaware law and its certificate of incorporation and bylaws to convene a meeting (the "Seller Stockholders' Meeting") of Seller's stockholders to consider adoption and approval of this Agreement and the dissolution or winding-up of Seller's business after the Closing in a manner providing for full payment to or adequate provision for creditors in advance of any distribution to Seller's stockholders (the "Dissolution") to be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act or, in the event that the SEC shall take the position, at any time prior to the effectiveness of the Form S-4 Registration Statement under the Securities Act, that Form S-4 is not available or is otherwise inappropriate with respect to the registration of the Stock Consideration, within 45 days after Seller is notified of the SEC's position. Subject to Section 7.16(c), Seller will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Dissolution and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware law in favor of such matters. Notwithstanding anything to the contrary contained in this Agreement, Seller may adjourn or postpone the Seller Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Seller's stockholders in advance of a vote on this Agreement and the Dissolution or, if as of the time for which Seller Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Seller's common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Stockholders' Meeting. Seller shall ensure that Seller Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Seller in connection with Seller Stockholders' Meeting are solicited, in compliance with the Delaware law, Seller's certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements. Seller's obligation to call, give notice of, convene and hold the Seller Stockholders' Meeting in accordance with this Section 7.16(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Seller of any Acquisition Proposal (as defined in Section 7.8), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Seller with respect to this Agreement and the Dissolution.

      (b) Subject to Section 7.16(c): (i) the Board of Directors of Seller shall recommend that Seller's stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Dissolution at the Seller Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Seller has recommended that Seller's stockholders vote in favor of the adoption and approval of this Agreement and the Dissolution at the Seller Stockholders' Meeting; and (iii) neither the Board of Directors of Seller nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the recommendation of the Board of Directors of Seller that Seller's stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Dissolution.

      (c) Nothing in this Agreement shall prevent the Board of Directors of Seller from withholding, withdrawing, amending or modifying its recommendation in favor of the adoption and approval of this Agreement and the approval of the Dissolution if (i) a Superior Offer (as defined below) is made to Seller and is not withdrawn, (ii) Seller shall have provided written notice to Buyer (a "Notice of Superior Offer") advising Buyer that Seller has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Buyer shall not have, within five (5) business days of Buyer's receipt of the Notice of Superior Offer, made an offer that the Board of Directors of Seller by a majority vote determines in its good faith judgment (based on, among other things, the advice of a financial adviser of nationally recognized reputation) to be at least as favorable to Seller's stockholders as such Superior Offer (it being agreed that Board of Directors of Seller shall convene a meeting to consider any such offer by Buyer promptly following the receipt thereof), (iv) the Board of Directors of Seller concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Seller to comply with its fiduciary obligations to Seller's stockholders under applicable law and (v) neither Seller nor any of its representatives shall have violated any of the restrictions set forth in Section 7.8 or this Section 7.16 in connection with such Superior Offer. Seller shall provide Buyer with at least three business days' prior notice (or such lesser prior notice as provided to the members of Seller's Board of Directors) of any meeting of Seller's Board of Directors at which Seller's Board of Directors is reasonably expected to consider any Acquisition Transaction (as defined below). Nothing contained in this Section shall limit Seller's obligation to hold and convene the Seller Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Seller shall have been withdrawn, amended or modified). For purposes of this Agreement "Superior Offer" shall mean a bona fide written offer not solicited by Seller in violation of Section 7.8(a) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash or securities, either (x) a majority-in-interest of the total outstanding voting securities of Seller, if as a result of such transaction, the stockholders of Seller immediately preceding such transaction would hold less than fifty percent (50%) of the equity interest in the surviving corporation or resulting entity of such transaction or (y) all or substantially all the assets of Seller, on terms that the Board of Directors of Seller determines, in its good faith judgment (based on, among other things, the advice of a financial adviser of nationally recognized reputation) to be more favorable to Seller's stockholders than the terms of the transaction contemplated by this Agreement and is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Seller's Board of Directors to be obtained by the entity making such Acquisition Proposal on a timely basis.

      (d) Nothing contained in this Agreement shall prohibit Seller or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to a Superior Offer; provided, however, that the content of any such disclosure shall not be inconsistent with the terms of this Agreement.

   7.17 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that no party to this Agreement shall be required to agree to any divestiture of shares of capital stock or of any business, assets or property of Buyer or its Subsidiaries or affiliates or of Seller, as the case may be, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

   7.18 Change of Control Agreements. Upon the written request of Buyer, Seller shall take commercially reasonable actions to have any Continuing Employee waive any right under any change of control agreement with Seller that, if not waived, would reasonably be expected to have the effect of providing such Continuing Employee in the future with similar rights in connection with any future change of control of Parent or Buyer.

   7.19 Post Closing Tax Covenants.

      (a) Subject to Section 7.19(c) below, Seller and its Subsidiaries will be responsible for the preparation and filing of all Tax Returns of Seller and its Subsidiaries (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to the use or ownership of the Acquired Assets by Seller or any of its Subsidiaries, or to sales, use and employment taxes. The Tax Returns of Seller and its Subsidiaries to the extent they relate to the Acquired Assets or to sales, use and employment taxes shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Seller and its Subsidiaries will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Acquired Assets or to sales, use and employment taxes.

      (b) Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer's ownership or use of the Acquired Assets attributable to taxable periods (or portions thereof) commencing on or after the Closing Date. Buyer's Tax Returns, to the extent they related to the Acquired Assets, shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Buyer will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Acquired Assets.

      (c) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Acquired Assets which returns cover a taxable period commencing before the Closing Date and ending thereafter, Buyer shall prepare such returns and make all payments required with respect to any such return; provided, however, Seller will promptly reimburse Buyer upon receipt of a copy of the filed Tax return to the extent any payment made by Buyer relates to that portion of the taxable period ending on or before the Closing Date which amount shall be determined and prorated on a per diem basis.

      (d) To the extent relevant to the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller and its Subsidiaries shall retain all documents, including prior years' Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller or any of its Subsidiaries of the relevant Sales Tax Certificates, shall not destroy or otherwise dispose of any such records for six (6) years after closing without the prior written consent of Buyer or Parent.

      (e) On or before September 14, 2001, Seller shall file or cause to be filed properly completed applications or other appropriate forms of request with (i) California's Employment Development Department (or any other appropriate or analogous governmental agency) to obtain a certificate of release as authorized in, and pursuant to, California's Unemployment Insurance Code sections 1731 through and including 1734, and, to the extent available under analogous law, a certificate of release or payment pursuant to the law of Washington state (the "Employment Tax Certificates") and (ii) California's State Board of Equalization to obtain a certificate of receipt of payment of all sales and use taxes as authorized in and pursuant to California Revenue and Taxation Code sections 6811 through and including 6814 and, to the extent available under analogous law, a certificate of payment pursuant to the law of Washington state (the "Sales and Use Tax Certificates"). The Employment Tax Certificates and the Sales and Use Tax Certificates are collectively referred to as the "State Tax Certificates".

   7.20 Employee Withholding. Seller shall prepare and furnish to Continuing Employees a Form W-2 which shall reflect all wages and compensation paid to Continuing Employees for that portion of the calendar year in which the Closing Date occurs during which the Continuing Employees were employed by Seller. Seller shall furnish to Parent the Forms W-4 and W-5 of each Continuing Employee. Parent shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. It is the intent of the parties hereunder that the obligations of Parent and Seller under this Section 7.20 shall be carried out in accordance with Section 5 of Revenue Procedure 96-60.

   7.21 Termination of Compaq Agreement. Prior to September 19, 2001, Seller shall deliver a notice of termination to Compaq Computer Corporation in accordance with Section 14.1 of the Web Appliance OEM License and Distribution Agreement between Seller and Compaq. Seller shall use commercially reasonable efforts to obtain the consent of Compaq to terminate all maintenance and other obligations that continue beyond the end of the term. Buyer shall reasonably cooperate in Seller's efforts to obtain such consent.

   7.22 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby. Without limiting the foregoing, at any time or from time to time after the Closing, at Buyer's request and expense, Seller shall at the expense of Buyer: (i) execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information; (iii) take such other actions, as Buyer may reasonably deem necessary or desirable in order effectively to transfer, convey and assign to Buyer, to confirm Buyer's title to, all of the Acquired Assets, and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Acquired Assets; and (iv) provide reasonable assistance and information in connection with the filing, prosecution and enforcement of the Transferred Intellectual Property Rights. In the event Seller is unable or unwilling to execute any document described in clause (i) above, Seller hereby appoints Buyer as its attorney-in-fact to execute such documents on its behalf. Such appointment shall be deemed a power coupled with an interest and is therefore irrevocable. Buyer shall only exercise such power if Seller fails to execute the necessary document within thirty (30) business days of Buyer's written request to do so.

   7.23 Disclosure by Seller. None of the information supplied or to be supplied by or on behalf of Seller for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Resale Registration Statement, if applicable, will, at the time such documents are filed with the SEC or at the time either the Form S-4 Registration Statement or the Resale Registration Statement, if applicable, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Seller for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be filed with the SEC, will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Seller, or at the time of the Seller Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Parent or Buyer for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

   7.24 Disclosure by Buyer or Parent. None of the information supplied or to be supplied by or on behalf of Parent or Buyer for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Resale Registration Statement, if applicable, will, at the time such documents are filed with the SEC or at the time either the Form S-4 Registration Statement or the Resale Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Buyer for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be filed with the SEC, will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Seller, or at the time of the Seller Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 Registration Statement and the Resale Registration Statement, if applicable, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent or Buyer with respect to statements made or incorporated by reference therein based on information supplied by Seller for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Resale Registration Statement, if applicable.

   7.25 Sublicensing Requirements. To the extent that Seller was not able prior to the Closing Date to identify all material Sublicensing Requirements or, upon receipt of Buyer's written authorization to do so, to comply with the Sublicensing Requirements for the Licensed Intellectual Property specified in Buyer's authorization, Seller shall do so until the earlier of (a) six (6) months after the Closing Date or (b) the date on which Seller files its certificate of dissolution with the Secretary of State of the State of Delaware; provided, however, that, with respect to those Sublicensing Restrictions that require the consent, approval or other action of any third party, Seller shall only be required to use commercially reasonable efforts to comply with such Sublicensing Restrictions.

   7.26 Supplemental Transferred Contracts. At any time prior to the Closing, if Buyer elects, in its sole discretion, to assume one or more additional Eligible Contracts of Seller by delivering a written notice of such election to Seller, Seller agrees that such an Eligible Contract shall thereafter be considered a Transferred Contract hereunder, unless Seller reasonably determines in good faith that Seller cannot transfer such Eligible Contract to Buyer due to a change in circumstances between the Existing Agreement Date and the date of Buyer's written notice. Seller shall deliver true and complete copies of all Supplemental Transferred Contracts to Buyer.

                                   ARTICLE 8

                           CONDITIONS TO THE CLOSING

   8.1 Conditions to Obligations of Each Party. The respective obligations of Parent, Buyer and Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived, in writing, by Parent and Buyer (on the one hand) and Seller (on the other hand):

      (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

      (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending.

      (c) Stockholder Approval. This Agreement shall have been approved and adopted, and the Dissolution shall have been duly approved, by the requisite vote under applicable law and the certificate of incorporation of Seller by the stockholders of Seller.

      (d) Governmental Approval. Any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and shall have been given, obtained or complied with, as applicable.

   8.2 Additional Conditions to the Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Buyer:

      (a) Representations, Warranties and Covenants. (i) The representations and warranties of Seller in this Agreement shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date, except in either case to the extent that the aggregate of all breaches thereof has not had and would not reasonably be expected to have a Material Adverse Effect (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) and except to the extent such representations and warranties address matters as of a particular date or period, in which case such representations and warranties shall be true and correct as of such date or period (and in any event, subject to the foregoing Material Adverse Effect qualification), and (ii) Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Seller as of the Closing.

      (b) Litigation. There shall be no action or proceeding of any nature pending or threatened with respect to the Acquired Assets against Seller or any of its Subsidiaries where such action is reasonably likely to have a Material Adverse Effect.

      (c) Opinion of Financial Advisor. Buyer shall have received an opinion of a financial advisor or appraiser, in form and substance reasonably acceptable to Buyer, that (i) Seller is not insolvent as of the Closing Date, and (ii) the sale of the Acquired Assets will not cause Seller to be insolvent immediately following the Closing. Notwithstanding anything to the contrary in this Agreement, Buyer shall bear and incur all costs related to the issuance of such opinion, and Buyer agrees that any opinion in substantially the form of Exhibit D hereto shall presumptively be deemed to be acceptable to Buyer.

      (d) New Employment Arrangements. At least seven of the Key Employees (provided that such seven Key Employees include both Key Employees set forth on Schedule 8.2(d)) and at least 33 of the Designated Employees other than the Key Employees shall have entered into "at-will" employment arrangements with Parent pursuant to their execution of an Offer Letter and shall be employees of Seller immediately prior to the Closing. In addition, effective as of the Closing Date, Seller shall have terminated all employment agreements and other arrangements with the Continuing Employees and waived all of its rights with respect to any duty of confidentiality owed to Seller by any such Continuing Employee with respect to the Acquired Assets or any other intellectual property or technology of Seller.

      (e) Non-Competition Agreements. Each of the Key Employees set forth on
   Schedule 8.2(e) shall have executed Non-Competition Agreements concurrent with the execution and delivery of the Existing Agreement and such Non-Competition Agreements shall be in full force and effect as of the Closing Date.

      (f) Certificate of Seller. Buyer shall have received a certificate, validly executed by a duly authorized officer of Seller for and on its behalf (the "Certificate of Seller"), to the effect that, as of the Closing, each of the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

      (g) Certificate of Secretary of Seller. Buyer shall have received a certificate, validly executed by the Secretary of Seller, certifying as to
   (i) the terms and effectiveness of the certificate of incorporation and the bylaws of Seller, (ii) the valid adoption of resolutions of the Board of Directors of Seller approving this Agreement, and (iii) the valid adoption and approval of this Agreement and approval of the Dissolution by the stockholders of Seller.

      (h) Prepaid Service Payment Update. Buyer shall have received from Seller the Prepaid Service Payment Update pursuant to Section 7.14.

      (i) Deliveries. Seller shall have delivered to Buyer executed copies of the Collateral Agreements.

      (j) State Tax Certificates. Buyer shall have received from Seller certified copies of the completed and date stamped applications or filings made in satisfaction of the covenant in Section 7.19(e) or, if received, true and complete copies of the State Tax Certificates.

   8.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

      (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Buyer in this Agreement shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date, except in either case to the extent that the aggregate of all breaches thereof has not had and would not reasonably be expected to have a material adverse effect on Parent or Buyer (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) and except to the extent such representations and warranties address matters as of a particular date or period, in which case such representations and warranties shall be true and correct as of such date or period (and in any event, subject to the foregoing material adverse effect qualification), and (ii) Parent and Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent or Buyer as of the Closing.

      (b) Certificate of Parent and Buyer. Seller shall have received a certificate, validly executed by an executive officer of both Parent and Buyer for and on behalf of each of them (the "Certificate of Buyer"), to the effect that, as of the Closing, each of the conditions specified in Section 8.3(a) have been satisfied.

      (c) Certificate of Secretaries of Parent and Buyer. Seller shall have received certificates, validly executed by the Secretaries of Parent and Buyer, certifying as to (i) the terms and effectiveness of the certificates of incorporation and the bylaws of Parent and Buyer, and (ii) the valid adoption of resolutions of the Board of Directors of Parent and Buyer approving this Agreement.

      (d) Deliveries. Buyer shall have delivered to Seller executed copies of the Collateral Agreements.

      (e) Securities Approvals. Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue the Stock Consideration.

      (f) Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened by the SEC with respect to the Form S-4 Registration Statement, and Parent shall have duly authorized and issued and made available for delivery to Seller at the Closing a stock certificate that in form and substance is sufficient to enable Seller to immediately sell on the open market the shares of Parent's common stock comprising the Stock Consideration; provided, however, that in the event that, at any time prior to the effectiveness of the Form S-4 Registration Statement under the Securities Act, the SEC shall take the position that Form S-4 is not available or is otherwise inappropriate with respect to the registration of the Stock Consideration, this condition shall be deemed to have been satisfied if Parent duly and validly issues the Stock Consideration to Seller in a transaction exempt from the registration requirements of the Securities Act, and provides Seller with evidence reasonably satisfactory to Seller that Parent is prepared to file the Resale Registration Statement immediately following the Closing.

                                   ARTICLE 9

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

   9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement, or in the Certificate of Seller, shall terminate on the earliest of (i) the first anniversary of the Closing Date, (ii) the date on which Seller files its certificate of dissolution with the Delaware Secretary of State and (iii) the date 15 days following the delivery of a Dissolution Notice; provided, however, that a termination pursuant to clause (iii) shall be rescinded if a certificate of dissolution is not filed with the Delaware Secretary of State within 30 days following the delivery of such Dissolution Notice. A "Dissolution Notice" shall mean a notice delivered by Seller to Buyer indicating Seller's good faith intention to file a certificate of dissolution with the Delaware Secretary of State within 30 days. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

   9.2 Indemnification. Seller agrees to indemnify and hold Parent and Buyer and their respective officers, directors and affiliates (collectively, the "Indemnified Parties"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred or sustained by the Indemnified Parties, or any of them, arising out of (i) any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement as of the Existing Agreement Date (or such other particular date or period that is addressed by such representation or warranty) and as of the Closing Date or in the Certificate of Seller, (ii) any failure by Seller to perform or comply with any covenant given or made by it contained in this Agreement, or (iii) any failure on the part of Seller to perform and discharge in full the Excluded Liabilities.

   9.3 Indemnification Procedure. An Indemnified Party seeking indemnification pursuant to Section 9.2 shall deliver an Officer's Certificate to Seller. Seller may object to such claim by written notice to such Indemnified Party specifying the basis for Seller's objection, within thirty (30) days following receipt by Seller of notice from such Indemnified Party regarding such claim. If no objection is made, Seller shall promptly pay the claim. For the purposes hereof, "Officer's Certificate" shall mean a certificate signed in good faith by any executive officer of Buyer: (1) stating that Buyer has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or Excluded Liability to which such item is related.

   9.4 Resolution of Conflicts; Arbitration.

      (a) In case Seller shall object in writing to any claim or claims made in any Officer's Certificate to recover Losses within thirty (30) days after delivery of such Officer's Certificate, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and Seller shall promptly pay to the Indemnified Party the amount of the claim agreed upon, if any.

      (b) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer's Certificate, Buyer or Seller may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that, within thirty (30) days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Buyer and Seller shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If Seller does not select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Buyer.

      (c) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

      (d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

   9.5 Third-Party Claims. In the event Buyer becomes aware of a third-party claim which Buyer reasonably believes is reasonably likely to result in a demand for indemnification pursuant to this ARTICLE 9, Buyer shall notify Seller in writing of such claim, and Seller shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Buyer shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the written consent of Seller, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under any provision of this ARTICLE 9 to the amount of any claim by Buyer against Seller with respect to such settlement.

   9.6 Maximum Payments; Remedy

      (a) Except with respect to (A) any Excluded Liabilities, and (B) Taxes referred to in Section 3.4 and 5.14 that are owed by Seller and which Buyer may become obligated to pay, the aggregate maximum amount the Indemnified Parties may recover from Seller pursuant to the indemnity set forth in
   Section 9.2 or otherwise for Losses, or otherwise in respect of any breaches of any of the representations, warranties or covenants of Seller hereunder or in the Certificate of Seller, shall be limited to $3,300,000.

      (b) The maximum amount an Indemnified Party may recover from Seller in respect of Losses arising out of any Excluded Liabilities shall not be limited.

      (c) Without limiting the effect of any of the other limitations set forth herein, Seller shall not be required to make any indemnification payment hereunder until such time as the total amount of all Losses that have been suffered or incurred by any one or more of the Indemnified Parties and to which any Indemnified Party is entitled to indemnification hereunder, or to which any one or more of the Indemnified Parties has or have otherwise become subject with respect to which any Indemnified Party is entitled to indemnification hereunder, exceeds $100,000 in the aggregate, at which point Seller shall indemnify the full amount of such claims and all claims thereafter, subject to any other applicable limitations under this ARTICLE 9.

      (d) The right of Parent and Buyer hereto and their related Indemnified Parties to assert indemnification claims and receive indemnification payments pursuant to this ARTICLE 9 shall be the sole and exclusive right and remedy exercisable by Parent and Buyer with respect to any breach by Seller of any representation, warranty or covenant hereunder or other matter with respect to which such indemnification is provided; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any Indemnified Party of any right to specific performance or injunctive relief, or any right or remedy they may otherwise have against any Person that has committed fraud with respect to this Agreement.

      (e) Nothing herein shall limit the liability of Seller, Buyer or Parent for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Closing does not occur.

   9.7 Liability of Parent and Buyer. The fact that neither Parent nor Buyer is obligated to indemnify Seller hereunder shall not be construed so as to limit the rights or remedies that Seller may otherwise have against Parent or Buyer, whether under this Agreement or applicable law, in the event of (a) any breach or inaccuracy of a representation or warranty of Parent or Buyer contained in this Agreement or in the Certificate of Buyer, (ii) any failure by Parent or Buyer to perform or comply with any covenant given or made by either of them contained in this Agreement, or (iii) any failure on the part of Buyer to perform and discharge in full the Assumed Liabilities.

                                  ARTICLE 10

                       TERMINATION, AMENDMENT AND WAIVER

   10.1 Termination. Except as provided in Section 10.3, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing whether before or after the requisite approval of the stockholders of Seller:

      (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Buyer and Seller;

      (b) by any party if the Closing Date shall not have occurred for any reason (i) in the event that the SEC has determined to review the Form S-4 Registration Statement, by December 31, 2001, or (ii) in the event the SEC has determined not to review the Form S-4 Registration Statement, by November 30, 2001 (in either case, the "End Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose (or whose affiliate's) action or failure to act has been a principal cause of or resulted in the failure of the Closing Date to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

      (c) by any party if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action is final and nonappealable;

      (d) by any party if (i) the Seller Stockholders' Meeting (including any adjournments and postponements thereof) shall not have been held and completed prior to the End Date or shall have been held and completed and the stockholders of Seller shall have taken a final vote on a proposal to adopt and approve this Agreement and the transactions contemplated by this Agreement; and (ii) this Agreement and the transactions contemplated by this Agreement shall not have been adopted and approved at the Seller Stockholders' Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the required approval of the stockholders of Seller; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Seller where the failure to hold the Seller Stockholders' Meeting and to obtain Seller stockholder approval shall have been caused by (A) the action or failure to act of Seller and such action or failure to act constitutes a breach by Seller of this Agreement or (B) a material breach of any Support Agreement by any party thereto other than Buyer; provided further, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Parent or Buyer where the failure to hold the Seller Stockholders' Meeting and to obtain Seller stockholder approval shall have been caused by the action or failure to act of Parent or Buyer and such action or failure to act constitutes a breach by Parent or Buyer of this Agreement;

      (e) by Buyer (at any time prior to the adoption and approval of this Agreement and the approval of the Dissolution by the required vote of the stockholders of Seller) if a Seller Triggering Event (as defined below) shall have occurred;

      (f) by Seller (at any time prior to the adoption and approval of this Agreement and the approval of the Dissolution by the required vote of the stockholders of Seller) if Parent shall have breached (and failed to cure within 10 days after notice of such breach is delivered by Seller to Parent) any of its obligations under the Funding Agreement;

      (g) by Seller (at any time prior to the adoption and approval of this Agreement and the approval of the Dissolution by the required vote of the stockholders of Seller) in the event that (i) at any time prior to the effectiveness of the Form S-4 Registration Statement under the Securities Act, the SEC shall take the position that Form S-4 is not available or is otherwise inappropriate with respect to the registration of the Stock Consideration, and (ii) Parent shall not have obtained the Waiver within ten
   (10) business days following the taking of such position by the SEC;

      (h) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied by the End Date, provided, that if such inaccuracy in Seller's representations and warranties or breach by Seller is curable by Seller through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 10.1(h) prior to the End Date, provided Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by Seller is cured prior to the End Date); and

      (i) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Buyer set forth in this Agreement, or if any representation or warranty of Parent or Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied by the End Date, provided, that if such inaccuracy in Parent's or Buyer's representations and warranties or breach by Parent or Buyer is curable by Parent or Buyer through the exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement under this
   Section 10.1(i) prior to the End Date, provided Parent or Buyer (as the case may be) continues to exercise commercially reasonable efforts to cure such breach (it being understood that Seller may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by Parent or Buyer is cured prior to the End
   Date).

   For the purposes of this Agreement, a "Seller Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Seller or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption and approval of this Agreement or the approval of the Dissolution;
(ii) Seller shall have failed to include in the Proxy Statement/

Prospectus the recommendation of the Board of Directors of Seller in favor of the adoption and approval of the Agreement and the approval of the Dissolution;
(iii) the Board of Directors of Seller fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Dissolution within ten (10) days after Buyer requests in writing that such recommendation be reaffirmed following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Seller or any committee thereof shall have approved or recommended any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of Seller shall have been commenced by a Person unaffiliated with Buyer and Seller shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Seller recommends rejection of such tender or exchange offer.

   10.2 Notice of Termination. Any termination of this Agreement under Section
10.1 will be effective immediately upon the delivery of written notice thereof by the terminating party to the other parties hereto (or, in the case of termination pursuant to Section 10.1(h) or Section 10.1(i), on the date specified therein).

   10.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 7.4, Section 7.10, ARTICLE 11 and this Section 10.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, no termination of this Agreement shall relieve any party from liability for any breach hereof prior to such termination.

   10.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

   10.5 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 11

                                    GENERAL

   11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

      (a) if to Buyer, to:

                             Palm, Inc.
                             5470 Great America Parkway
                             Santa Clara, California 95052
                             Attention: General Counsel
                             Telephone No.: (408) 878-9000
                             Facsimile No.: (408) 878-2750
                             with a copy to:
                             Wilson Sonsini Goodrich & Rosati
                             Professional Corporation
                             650 Page Mill Road
                             Palo Alto, California 94304
                             Attention: Katharine A. Martin, Esq.
                                     Robert Sanchez, Esq.
                             Telephone No.: (650) 493-9300
                             Facsimile No.: (650) 493-6811

      (b) if to Seller, to:

                             Be Incorporated
                             800 El Camino Real
                             Menlo Park, California 94025
                             Attention: General Counsel
                             Telephone No.: (650) 462-4100
                             Facsimile No.: (650) 462-4129

                             with a copy to:
                             Cooley Godward LLP
                             5 Palo Alto Square
                             3000 El Camino Real
                             Palo Alto, California 94306
                             Attention: David Lipkin, Esq.
                             Telephone No.: (650) 843-5000
                             Facsimile No.: (650) 849-7400

   11.2 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Seller Disclosure Schedule, the Parent Disclosure Schedule, the Non-Disclosure Agreement, the Collateral Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and
(iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to Parent. The Existing Agreement is hereby amended and restated in its entirety by this Agreement, and each of Seller, Buyer and Parent agree that, without limiting any liability that any party may have by reason of any breach of the Existing Agreement, this Agreement shall from and after the date first set forth above supersede in its entirety the Existing Agreement.

   11.3 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   11.4 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

   11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, REGARDLESS OF THE LAWS

THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

   11.6 Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

   11.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   11.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION,
ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

   11.9 Fees and Expenses. Except as otherwise provided herein, whether or not the transactions contemplated herein are consummated, all expenses, including without limitation all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement or consummation of such transactions, shall be the obligation of the respective party incurring such expenses.

   11.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                 [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

                                          PALM, INC.

                                          By: /s/ Judy Bruner
                                              _________________________________

                                          Name: Judy Bruner
                                                _______________________________

                                          Title: Senior Vice President and
                                                _______________________________
                                             Chief Financial Officer
                                                _______________________________

                                          BE INCORPORATED

                                          By: /s/ Steve Sakoman
                                              _________________________________

                                          Name: Steve Sakoman
                                                _______________________________

                                          Title: Chief Operating Officer
                                                _______________________________

                                          ECA SUBSIDIARY ACQUISITION
                                          CORPORATION

                                          By: /s/ Stephen Yu
                                              _________________________________

                                          Name: Stephen Yu
                                                _______________________________

                                          Title: President
                                                _______________________________

                                                                         ANNEX B

                              PLAN OF DISSOLUTION
                                      OF
                                BE INCORPORATED

   This Plan of Dissolution (the "Plan") is intended to accomplish the dissolution and winding-up of Be Incorporated, a Delaware corporation ("Be"), in accordance with the Delaware General Corporation Law, as follows:

   1. The Board of Directors of Be (the "Board of Directors") has adopted this Plan and called a special meeting (the "Meeting") of the holders of Be's common stock to approve dissolution of Be pursuant to this plan of dissolution. If stockholders holding a majority of Be's outstanding common stock, par value $0.001 per share (the "Common Stock"), vote in favor of the approval of this Plan at the Meeting, the Plan shall constitute the adopted Plan of Be as of the date of the Meeting, or such later date on which the stockholders may approve the dissolution of Be pursuant to the Plan if the Meeting is adjourned to a later date (the "Adoption Date").

   2. Pursuant to the terms of that certain Asset Purchase Agreement dated as of August 16, 2001, as amended, among Be, Palm, Inc. ("Palm") and ECA Subsidiary Acquisition Corporation, an indirect wholly owned subsidiary of Palm (the "Purchase Agreement"), Be will be retaining certain rights, assets and liabilities in connection with the sale of assets pursuant to the Purchase Agreement, including its cash and cash equivalents, receivables, certain contractual rights, and rights to assert and bring certain claims and causes of action, including under antitrust laws. If, notwithstanding the approval of the dissolution pursuant to his Plan by the stockholders of Be, the Board of Directors determines that it would be in the best interests of Be's stockholders or creditors for Be not to dissolve, including in order to permit Be to pursue (or more easily pursue) and retained claims or causes of action, the dissolution of Be pursuant to this Plan may be abandoned or delayed until a future date to be determined by Board of Directors.

   3. From and after the Adoption Date, contingent upon the consummation of the transactions contemplated by the Purchase Agreement, and subject to the discretionary right of the Board of Directors to abandon or delay implementation of this Plan as described in Section 2 above, Be shall complete the following corporate actions:

      (a) Be shall determine whether and when to (i) transfer Be's remaining property and assets to a liquidating trust (established pursuant to Section 6 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of Be and the stockholders and creditors of Be, without any further vote or action by Be's stockholders. It is understood that Be will be permitted to commence the sale and disposition of its assets as soon as possible following the adoption of this Plan by the Board of Directors and approve of the dissolution of Be pursuant to this Plan by the stockholders of Be in order to attain the highest value for such assets and maximize value for its stockholders and creditors. Be's assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. Be will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, Be shall use commercially reasonable collect or make provision for the collection of all accounts receivable, debts and claims owing to Be.

      (b) Be shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims, liabilities and obligations of Be, including all unascertained, contingent, conditional or unmatured claims known to Be and all claims which are known to Be but for which the identity of the claimant is unknown.

      (c) Subject to the approval of any such distribution by the Board of Directors, Be shall distribute pro rata to its stockholders available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the liabilities and obligations of Be. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 6 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, Be may establish and set aside a reasonable amount of cash and/or property (the "Contingency Reserve") to satisfy claims against and unmatured or contingent liabilities and obligation of Be, including, without limitation, tax obligations, and all expenses of the sale of Be's property and assets, of the collection and defense of Be's property and assets, and the liquidation and dissolution provided for in this Plan.

   4. Any distributions to the stockholders of Be pursuant to Section 3 and 6 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of Be. As a condition to receipt of any distribution to Be's stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to Be or its agents for recording of such distributions thereon or (ii) furnish Be with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees. As a condition to receipt of any final distribution to Be's stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to Be or its agent for cancellation or
(ii) furnish Be with such security or indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of Be are transferred to the Trust or (iii) such other date on which the Board of Directors, in accordance with applicable law, determines and close such stock transfer books, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of Be except by will, intestate succession, or operation of law.

   5. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by Be, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of Be.

   6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of Be's assets to the stockholders, as a final liquidating distribution or from time to time, Be shall transfer to one or more liquidating trustees (the "Trustees"), for the benefit of its stockholders and/or creditors, under one or more liquidating trusts (each a "Trust" and collectively the "Trusts"), any assets of Be which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to Be or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of Be, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of Be. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of Be of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of Be, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by Be to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the creditors and the stockholders of Be. Be, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into one or more liquidating trust agreements with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Approval of the dissolution of Be pursuant to this Plan by the holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by Be to the Trust, or Trusts, as their act and as a part hereof as if herein written.

   7. After the Adoption Date, but subject to Section 2 above, the officers of Be shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, Be shall file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the Delaware General Corporation Law. After the filing of the Certificate of Dissolution, Be shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind-up its business affairs and distribute its assets in accordance with this Plan.

   8. Approval of the dissolution of Be pursuant to this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of Be, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on approval of this Plan.

   9. In connection with and for the purposes of implementing and assuring completion of this Plan, Be may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to Be in connection with the collection, sale, exchange or other disposition of Be's property and assets and the implementation of this Plan.

   10. In connection with and for the purpose of implementing and assuring completion of this Plan, Be may, in the absolute discretion of the Board of Directors, pay Be's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Approval of the dissolution of Be pursuant to this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of Be's stockholders of the payment of any such compensation.

   11. Be shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding-up of the affairs of Be. Be's obligation to indemnify such persons may also be satisfied out of the assets of any Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover Be's obligation hereunder, including seeking an extension in time and coverage of Be's insurance policies currently in effect.

   12. Notwithstanding approval of or consent to this Plan and the transactions contemplated hereby by Be's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the Delaware General Corporation Law.

   13. The Board of Directors of Be is hereby authorized, without further action by Be's stockholders, to do and perform or cause the officers of Be, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind-up its affairs.

                                                                         ANNEX C

                               FUNDING AGREEMENT

   This Funding Agreement (the "Agreement") is made and entered into as of August 16, 2001, by and between Palm, Inc. ("P Company") and Be Incorporated (the "Company").

                                   RECITALS

   A. The parties hereto have executed an Asset Purchase Agreement of even date herewith, by and among P Company, ECA Subsidiary Acquisition Corporation ("ECA") and the Company (the "Purchase Agreement"), whereby ECA has agreed to purchase certain assets of the Company (the "Transaction").

   B. P Company has requested that the Company continue its development and related activities until the closing of the Transaction, and the Company desires to comply with P Company's request.

   NOW THEREFORE, the parties agree as follows:

   1. Obligations of the Company. Beginning on the date of this Agreement and continuing until the End Date (defined below) unless earlier terminated as specified below, the Company agrees to continue to employ the Designated Employees (as defined in the Purchase Agreement) at the same salary and benefit levels as the date hereof through the termination of this agreement, and to assign such employees to work on the continued development and enhancement of the BeOS and BeIA operating systems or other software, products, documentation, specifications or development tools and environments of the Company (including all versions or portions of any of the foregoing under development) as reasonably requested by P Company (the "Agreed Obligations"); provided, however, that neither (a) the Company's right to terminate any Designated Employee if in the Company's sole judgment such termination is in the best interests of the Company nor (b) the right of any Designated Employee to resign from the Company shall be limited by this Agreement. The parties agree that there are no third party beneficiaries to this Agreement and no rights, benefits, privileges or entitlements are accorded to any third party under this Agreement, including without limitation, the Designated Employees.

   2. Consideration. As consideration for the Agreed Obligations, P Company agrees to pay the Company an amount equal to $2,500 multiplied by the number of Designated Employees employed by the Company at the start of the applicable weekly period (the "Weekly Sum") at the end of such one-week period, with the first Weekly Sum being due on August 21, 2001 and weekly thereafter with respect to each subsequent weekly period unless this Agreement is earlier terminated as specified below. Such Weekly Sum shall be due and payable no later than 1:00 p.m. local time at the end of the applicable one-week period, to be paid by wire transfer to the account specified by the Company. In the event of termination of this Agreement during a one-week period, P Company shall be required to pay the entire Weekly Sum for such one-week period. The parties agree that time is of the essence with respect to the payment of each Weekly Sum.

      (a) Term; Termination. This Agreement shall continue in full force and effect until the earliest to occur of (i) of the Closing Date (as defined in the Purchase Agreement), (ii) the date of termination of the Purchase Agreement in accordance with Article 10 of the Purchase Agreement, and (iii) termination of this Agreement by mutual written consent of P Company and the Company (the "End Date").

   3. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California.

   4. Interpretation. In the event that any provisions or any capitalized term used herein shall conflict with the terms or conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern.

   5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

                 [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

                                          PALM, INC.

                                          By: /s/ Carl Yankowski
                                              _________________________________

                                          Name: Carl Yankowski
                                                _______________________________

                                          Title: Chief Executive Officer
                                                _______________________________

                                          BE INCORPORATED

                                          By: /s/ Jean-Louis Gassee
                                              _________________________________

                                          Name: Jean-Louis Gassee
                                                _______________________________

                                          Title: President and Chief Executive
                                                Officer
                                                _______________________________


                     [SIGNATURE PAGE TO FUNDING AGREEMENT]

                                                                         ANNEX D

                                    FORM OF
                         STOCKHOLDER SUPPORT AGREEMENT

   This Stockholder Support Agreement ("Agreement") is made and entered into as of August 16, 2001, among Palm, Inc., a Delaware corporation ("Parent"), ECA Subsidiary Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Buyer") and the undersigned stockholder (the "Stockholder") of Be Incorporated, a Delaware corporation ("Seller").

                                   RECITALS

   A. Parent, Buyer and Seller are entering into an Asset Purchase Agreement of even date herewith (the "Asset Agreement"), which provides for the sale by Seller to Buyer of substantially all of the assets relating to, required for, used in or otherwise constituting the Operating Systems (as defined in the Asset Agreement) of Seller, in exchange for shares of common stock of Parent, the assumption by Buyer of certain liabilities relating to the Operating Systems and other consideration (the "Transaction").

   B. The Stockholder is (i) the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (but not the record owner) of such number of issued and outstanding shares of the outstanding common stock of Seller ("Seller Common Stock") as is indicated on the signature page of this Agreement, (ii) the record owner of such number of shares of Seller Common Stock as is indicated on the signature page of this Agreement and
(iii) the holder of options to purchase the number of shares of Seller Common Stock indicated on the signature page of this Agreement.

   C. In consideration of the execution of the Asset Agreement by Parent and Buyer, the Stockholder (in his capacity as such) has agreed to vote the Shares (as defined below) as set forth herein.

   NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

   1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Asset Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

      1.1 "Expiration Date" shall mean the earlier to occur of (i) the date on which the Asset Agreement is validly terminated pursuant to its terms, or
   (ii) the Closing Date (as defined in the Asset Agreement).

      1.2 "Person" shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

      1.3 "Shares" shall mean all of the issued and outstanding shares of capital stock of Seller (including all shares of Seller Common Stock) that now are or hereafter may be owned of record or beneficially owned by the Stockholder.

      1.4 "Subject Securities" shall mean: (i) all securities of Seller (including all shares of Seller Common Stock and all options, warrants and other rights to acquire shares of Seller Common Stock) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of Seller (including all additional shares of Seller Common Stock and all additional options, warrants and other rights to acquire shares of Seller Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Support Agreement and continuing until the Expiration Date.

      1.5 Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

   2. Transfer of Securities.

      2.1 Transferee of Securities to be Bound by this Agreement. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected, unless each Person to which any such Subject Securities, or any interest therein, is Transferred shall have executed a binding counterpart of this Support Agreement and a proxy substantially in the form attached hereto as Exhibit A.

      2.2 Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement or commitment in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

   3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of Seller called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of Seller with respect to any of the following matters, the Stockholder shall, and the Stockholder shall use his best efforts to cause the holder of record of any Shares to, vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:

      (1) in favor of approval of the Transaction and the adoption and approval of the Asset Agreement, and in favor of each of the other actions contemplated by the Asset Agreement, including the Dissolution (as defined in the Asset Agreement);

      3.2 against approval of any proposal made in opposition to, or in competition with, consummation of the Transaction and the actions contemplated by the Asset Agreement, including the Dissolution; and

      3.3 against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Transaction or any of the other actions contemplated by the Asset Agreement, including the Dissolution.

   Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

   4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Buyer, and to use his best efforts to cause holders of record of shares beneficially owned by Stockholder to deliver to Buyer, a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

   5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Buyer that, as of the date hereof: (i) the Stockholder is the beneficial owner of the number of issued and outstanding shares of Seller Common Stock set forth on signature page of this Agreement,
(ii) the Stockholder is the record owner of the number of issued and outstanding shares of Seller Common Stock set forth on signature page of this Agreement, with full power to vote or direct the voting of such shares for and on behalf of all beneficial owners of such shares; (iii) the Shares are (and will be, unless Transferred pursuant to Section 2.1 hereof) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances; (iv) the Stockholder does not beneficially own any securities of Seller other than the shares of Seller Common Stock, and options, warrants and other rights to purchase shares of Seller

Common Stock, set forth on the signature page of this Agreement; and (v) the Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

   6. Additional Documents. The Stockholder and Buyer hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

   7. Termination. This Agreement, the Proxy and all obligations of the Stockholder hereunder and thereunder shall terminate and be of no further force or effect as of the Expiration Date.

   8. Miscellaneous.

      8.1 Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

      8.2 Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

      8.3 Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of either party hereto may be assigned without the prior written consent of the other party.

      8.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

      8.5 Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Buyer and to preserve for Buyer the benefits of the Transaction; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Buyer which cannot be adequately compensated by a monetary award. Accordingly, Buyer and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Buyer shall be entitled to seek the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

      8.6 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      8.7 Entire Agreement. This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of Buyer and the Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Buyer and the Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

      8.8 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a) if to Buyer or Parent, to:

                                Palm, Inc.
                                5470 Great America Parkway
                                Santa Clara, CA 95052
                                Attention: General Counsel
                                Tel.: (408) 878-7487
                                Fax: (408) 878-9770

                                with a copy to:
                                Palm, Inc.
                                5470 Great America Parkway
                                Santa Clara, CA 95052
                                Attention: General Counsel
                                Tel.: (408) 878-7487
                                Fax: (408) 878-9770

                                and a copy to:
                                Wilson Sonsini Goodrich & Rosati
                                Professional Corporation
                                650 Page Mill Road
                                Palo Alto, California 94304-1050
                                Attention: Robert Sanchez
                                       Craig Norris
                                Tel.: (650) 493-9300
                                Fax: (650) 493-6811

          (b) if to the Stockholder, to the address for notice set forth on the last page hereof,

       or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

      8.9 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings, both oral and written, between the parties with respect to such subject matter.

      8.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      8.11 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                 [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PALM, INC. ("PARENT") ECA SUBSIDIARY ACQUISITION CORPORATION
                      ("BUYER")

By:                   By:
   (Signature)           (Signature)

Name:                 Name:
   (Print Name)          (Print Name)

Title:                Title:

                      "STOCKHOLDER:"


                         (Print Stockholder Name)

                      By:
                         (Signature)

                      Name:
                         (Print Name)

                      Title:



                      Telephone


                      Facsimile No.

                            shares of Seller Common Stock owned
                      beneficially (but not of record) on the date hereof

                            shares of Seller Common Stock owned of
                      record on the date hereof

                            shares of Seller Common Stock issuable upon
                      the exercise of outstanding options, warrants or other rights held on the date hereof

                      Address:





                           ****SUPPORT AGREEMENT****

                                   EXHIBIT A

                                    FORM OF
                               IRREVOCABLE PROXY

   The undersigned stockholder of Be Incorporated, a Delaware corporation (the "Seller"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Palm, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and consent rights (to the full extent that the undersigned is entitled to do so) with respect to all of the issued and outstanding shares of capital stock of Seller (including all shares of Seller Common Stock) that now are or hereafter may be owned of record by the undersigned (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares owned of record by the undersigned stockholder of Seller as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

   This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Support Agreement of even date herewith by and among Parent, ECA Subsidiary Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Buyer"), and the undersigned stockholder (the "Support Agreement"), and is granted in consideration of Buyer entering into that certain Asset Purchase Agreement (the "Asset Agreement"), of even date herewith, by and among Parent, Buyer and Seller, which provides for the sale by Seller of substantially all of the assets relating to, required for, used in or otherwise constituting the Operating Systems (as defined in the Asset Agreement) of Seller, in exchange for shares of common stock of Parent, the assumption of certain liabilities relating to the Operating Systems and other consideration (the "Transaction"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the date on which the Asset Agreement shall have been validly terminated pursuant to its terms, or (ii) the Closing Date (as defined in the Asset Agreement).

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and consent rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of Seller and in every written consent in lieu of such meeting:

      (i) in favor of approval of the Transaction and the adoption and approval of the Asset Agreement, and in favor of each of the other actions contemplated by the Asset Agreement, including the Dissolution (as defined in the Asset Agreement);

      (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Transaction and the actions contemplated by the Asset Agreement, including the Dissolution; and

      (iii) against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Transaction or any of the other actions contemplated by the Asset Agreement, including the Dissolution. The attorneys and proxies named above may not exercise this Proxy to vote, consent or act on any matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

   This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

                 [Remainder of Page Intentionally Left Blank]

Dated:    , 2001

                            Signature of Stockholder:  ________________________

                            Print Name of Stockholder:  _______________________

                                        shares of Seller Common Stock owned of
                                            record on the date hereof





                           ****IRREVOCABLE PROXY****

                                                                         ANNEX E

                                    FORM OF
                           NON-COMPETITION AGREEMENT

   THIS NON-COMPETITION AGREEMENT (the "Agreement") is made as of the Effective Date (as defined below) by and between Palm, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder or optionholder ("Stakeholder") in Be Incorporated, a Delaware corporation ("Seller").

   WHEREAS, concurrently with the execution of this Agreement, Parent, an indirect wholly owned subsidiary of Parent ("Buyer") and Seller are entering into an Asset Purchase Agreement dated as of August 16, 2001 (the "Purchase Agreement") pursuant to which Buyer has agreed to purchase certain of the assets (the "Assets") of Seller (the "Purchase"). The Closing Date (as defined in the Purchase Agreement) shall be the "Effective Date" of this Agreement.

   WHEREAS, in connection with the Purchase, Seller shall receive significant consideration in exchange for the sale of Assets pursuant to the terms of the Purchase Agreement, and it is anticipated that Stakeholder will become an employee of Parent as of the Effective Date.

   WHEREAS, as a condition to the Purchase, and to preserve the value of the Assets being acquired by Buyer after the Purchase, the Purchase Agreement contemplates, among other things, that Stakeholder shall enter into this Agreement and that this Agreement shall become effective on the Effective Date.

   WHEREAS, Stakeholder's primary place of employment with Seller is in California.

   NOW, THEREFORE, in consideration of the mutual promises made herein, Parent and the Stakeholder hereby agree as follows:

   1. Covenant Not to Compete or Solicit.

      (a) Non-Competition. Beginning on the Effective Date and ending on the earlier of: (i) the second anniversary of the Effective Date and (ii) the date of termination of Stakeholder's employment with Parent by Parent for other than Cause (as defined below) (the "Non-Competition Period"), Stakeholder shall not (other than on behalf of Parent), without the prior written consent of Parent, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). Upon termination of the Purchase Agreement without the prior occurrence of the Closing thereunder, this Agreement shall automatically terminate and be of no further force or effect.

      Solely for purposes of this Agreement, the term "Cause" shall mean: (i) Stakeholder's continued failure to perform his or her duties and responsibilities in good faith and in a commercially reasonable manner for a period of thirty days after written notice thereof from Parent to Stakeholder; (ii) Stakeholder personally engaging in fraud, (iii) Stakeholder being convicted of a felony; (iv) Stakeholder materially breaching any term of this Agreement or any other written agreement between Stakeholder and Parent or any subsidiary of Parent; (v) Stakeholder's commencement of employment or consulting arrangement with another employer while he or she is an employee of Parent or any subsidiary of Parent, without Parent's prior written consent, excluding any service by Stakeholder as an outside member of a board of directors; (vi) material noncompliance by Stakeholder with the human resources policies of Parent generally known by Parent's employees, made known or made available to Stakeholder or delivered in writing to Stakeholder, provided Stakeholder has been provided notice of such noncompliance and fails to cure such noncompliance within thirty (30) days of such notice; (vii) Stakeholder's material nonconformance with Parent's standard business practices and policies generally known by Parent's employees, made known or made available to Stakeholder or delivered in writing to Stakeholder, provided Stakeholder has been provided notice of such nonconformance and fails to cure such nonconformance within thirty (30) days of such notice; or (viii) termination or loss, through no fault or derogation of duty on the part of Parent, of Stakeholder's employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State reflecting a right to work in the United States.

      For all purposes hereof, the term "Competitive Business Activity" shall mean: (i) engaging in, or managing or directing persons engaged in any business in competition with Parent's operating systems platform business;
   (ii) acquiring or having an ownership interest in any entity that derives revenues from any business in competition with Parent's operating systems platform business (except for passive ownership of one percent (1%) or less of any entity whose securities are publicly traded on a national securities exchange or market or five percent (5%) or less of any entity whose securities are not publicly traded on a national securities exchange or market); or (iii) participating in the operation, management or control of any firm, partnership, corporation, entity or business (each, an "Entity") described in clause (ii) of this sentence; provided, however, that Stakeholder shall not be deemed to be engaging in a Competitive Business Activity solely because Stakeholder is employed by, serves as an independent contractor to or is otherwise associated with an Entity that engages in a Competitive Business Activity if (i) Stakeholder is employed in, serves as an independent contractor to or is otherwise associated with a division of such Entity other than the division engaged in a Competitive Business Activity (a "Competing Division") and (ii) the Stakeholder does not provide technical, marketing or other assistance to a Competing Division.

      For all purposes hereof, the term "Restricted Territory" shall mean each and every country, province, state, city or other political subdivision of North America, Central America, South America, Asia, Australia and Europe in which Parent is currently engaged in business or otherwise distributes, licenses or sells its products.

      (b) Non-Solicitation. During the Non-Competition Period, Stakeholder shall not (i) solicit, encourage or take any other action which is intended to induce or encourage, or could reasonably be expected to have the effect of inducing or encouraging, any employee of the Parent or any of its subsidiaries to terminate his or her employment with the Parent; provided, however, that any general solicitation of employees not specifically targeted to Parent's employees shall not be deemed a violation of this
   Section 1(b).

      (c) The covenants contained in Section 1(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

      (d) Stakeholder acknowledges that following the Effective Date, provided he becomes an employee of Parent, he will be subject to Parent's trade secret protection policies and agrees to comply with such policies.

      (e) Stakeholder acknowledges (without in any way representing to Parent any of the following) that (i) the goodwill associated with the Assets prior to the Purchase is an integral component of the value of Assets to Parent and is reflected in the consideration to be received by Seller, and (ii) Stakeholder's agreement as set forth herein is necessary to preserve the value of the Assets for Parent following the Purchase. Stakeholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things, (A) Seller and Parent are engaged in a highly competitive industry, (B) Stakeholder has unique access to, and will continue to have access to, the trade secrets and know-how relating to the Assets, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) relating to the Assets, (C) if Stakeholder becomes an employee of Parent following the Effective Date, Stakeholder is accepting employment with Parent on favorable terms in connection with the Purchase, (D) in the event Stakeholder's employment with Parent ended, Stakeholder would be able to obtain suitable and satisfactory employment without violation of this Agreement, and (E) this Agreement provides no more protection than is necessary to protect Parent's interests in its goodwill, trade secrets and confidential information.

      (f) Stakeholder's obligations under this Agreement shall remain in effect if Stakeholder's employment with Parent is terminated for any reason, subject to the provisions of Section 1(a) above.

   2. Miscellaneous.

      (a) Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law. Stakeholder hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

      (b) Specific Performance; Injunctive Relief. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stakeholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to seek enforcement of such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

      (c) Severability. If any portion of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

      (d) No Assignment. Because the nature of the Agreement is specific to the actions of Stakeholder, Stakeholder may not assign this Agreement. This Agreement shall inure to the benefit of Parent and its successors and assigns.

      (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

          (i) if to Parent, to:

                             Palm, Inc.
                             5470 Great America Parkway
                             Santa Clara, CA 95052
                             Attn: General Counsel
                             Telephone No.: (408) 878-9000
                             Facsimile No.: (408) 878-2180

                             with a copy to:

                             Wilson Sonsini Goodrich & Rosati
                             Professional Corporation
                             650 Page Mill Road
                             Palo Alto, California 94304
                             Attn: Katharine A. Martin, Esq.
                             Telephone No.: (650) 493-9300
                             Facsimile No.: (650) 493-6811

          (ii) if to Stakeholder, at the address set forth on the signature page hereto.

      (f) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by Parent and Stakeholder.

      (g) Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

      (h) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

      (i) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

                 [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                          PALM, INC.:

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          STAKEHOLDER:

                                          By: _________________________________

                                          Name: _______________________________

                                          Address: ____________________________

                                          _____________________________________

                                          _____________________________________

                 [SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]

Be Incorporated
800 El Camino Real, Suite 400, Menlo Park, CA 94025

Dear Stockholder:

     Formal notice of the Special Meeting of Stockholders to be held on November 12, 2001 at 10:00 a.m. at Holbrook Palmer Park-The Pavilion, 150 Watkins Avenue, Atherton, California is in the enclosed proxy statement. Please read the proxy statement and vote promptly. Your vote is important. Please vote today.

For this Special Meeting, you may vote by telephone, Internet, fax or mail.
------------------------------ -------------------------------------------------
Vote by Telephone              Have this proxy card available when you call the
                               toll-free number 1-800-250-9081 using a touch-
                               tone telephone. Enter your Control Number when
                               asked and follow the simple prompts.
------------------------------ -------------------------------------------------
Vote by Internet               Have this proxy card available when you access
                               the website at http://www.votefast.com - Enter
                               your Control Number where indicated and follow
                               the simple prompts.
------------------------------ -------------------------------------------------
Vote by Fax                    Please mark, sign and date this proxy card and
                               fax it to 1-412-299-9191.
------------------------------ -------------------------------------------------
Vote by Mail                   Please mark, sign and date this proxy card and
                               return it to Corporate Election Services, P.O.
                               Box 1150, Pittsburgh, Pennsylvania 15230 in the
                               enclosed postage-paid envelope.
------------------------------ -------------------------------------------------
                       Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. California time on November 11, 2001 to be counted in the final tabulation.

If you vote by telephone, Internet or fax, please do not send your proxy by mail.


        ---------------------------------------------------
        Your Control Number is:
        ---------------------------------------------------


        \/ Please fold and detach card at perforation before mailing \/
--------------------------------------------------------------------------------

PROXY                            Be Incorporated                           PROXY
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders on November 12, 2001. The shares of stock you hold in your account will be voted as specified below. If no choice is specified, the proxy will be voted "FOR" items 1 and 2. If you wish to withhold the discretionary authority referred to in Proposal 3 below, you should mark a line through the entire proposal. The Board of Directors recommends a vote FOR items 1 and 2.

1. To approve the sale by Be of substantially all of Be's intellectual property and other technology assets, including those related to the BeOS and BeIA operating systems, to an indirect wholly owned subsidiary of Palm, Inc. pursuant to the terms of the asset purchase agreement dated August 16, 2001, as amended and restated as of September 10, 2001, in the form of Annex A attached to the proxy statement.

     |_| FOR               |_| AGAINST               |_|  ABSTAIN

2. To approve the dissolution of Be and adopt the plan of dissolution in the form of Annex B attached to the proxy statement.

     |_| FOR               |_| AGAINST               |_|  ABSTAIN

3. In the Board's discretion upon such other business as may properly come before the Special Meeting of Stockholders or any adjournments thereof.

--------------------------------------------------------------------------------
By signing the proxy, you revoke all prior proxies and appoint Jean-Louis F. Gassee and Daniel S. Johnston, and each of them, as attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote your shares on the matters shown above and any other matters which may come before the Special Meeting of Stockholders and all adjournments.
--------------------------------------------------------------------------------


                    ------------------------------------------------------------
                    Signature


                    ------------------------------------------------------------
                    Signature


                    ------------------------------------------------------------
                    Date

                    Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. Corporations should provide full name of corporation and title of authorized officer signing the proxy.